OFFERING MEMORANDUM AND DISCLOSURE STATEMENT

                            TERMOEMCALI FUNDING CORP.

     Offer To Exchange All Outstanding 10 1/8% Senior Secured Notes Due 2014
                       For Senior Secured Notes Due 2019,
                            Consent Solicitation, And
       Solicitation Of Acceptance Of A Prepackaged Plan Of Reorganization


                       ---------------- ----------------
                            CUSIPs           ISINs
                       ---------------- ----------------
                           880880AA7      US880880AA73
                       ---------------- ----------------
                           U8813NAA4      USU8813NAA47
                       ---------------- ----------------


--------------------------------------------------------------------------------
THE EXCHANGE OFFER, THE CONSENT SOLICITATION, DISCLOSURE STATEMENT AND THE SOLICITATION PERIOD FOR ACCEPTANCE OF A PREPACKAGED PLAN OF REORGANIZATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 9, 2005, UNLESS EXTENDED BY US; PROVIDED, HOWEVER, THAT A CHAPTER 11 CASE FOR THE PREPACKAGED PLAN OF REORGANIZATION MAY BE COMMENCED PRIOR TO SUCH DATE IF THE REQUIREMENTS THEREFOR HAVE BEEN SATISFIED.
--------------------------------------------------------------------------------

TermoEmcali Funding Corp. has proposed a financial restructuring through one of two alternatives. The first is an out-of-court financial restructuring that will consist of:

o An offer to exchange each $1,000 of outstanding principal amount of 10 1/8% Senior Secured Notes Due 2014 (the "Existing Senior Secured Notes") for $968.58 in principal amount of new Restructured Senior Secured Notes Due 2019 at interest rates escalating from 6% per annum effective as of the first day of the month in which the Exchange Offer is effective to 10 1/8 % per annum effective from July 1, 2009 (the "Restructured Senior Secured Notes") plus $31.42 in Cash (which payment recognizes that if $1,000 principal amount of Existing Senior Secured Notes had been exchanged for $1,000 principal amount of Restructured Senior Secured Notes on June 16, 2004, an additional $31.42 in principal would have been amortized since that exchange is based on the actual interest payments exceeding the interest that would have been paid at the applicable restructured interest rates to the holders of the Existing Senior Secured Notes since June 16, 2004), which Restructured Senior Secured Notes are expected to have the opportunity for principal prepayments, monthly installment payments, and certain security that would not be available to the Existing Senior Secured Notes.

o A consent solicitation for the New Indenture, the New Common Agreement and to amend, waive or terminate certain agreements or provisions thereof, including, but not limited to, the Existing Indenture and the Existing Common Agreement applicable to the Existing Senior Secured Notes. By validly tendering your Existing Senior Secured Notes, you will automatically be deemed to have (a) given your consent to the proposed amendments, waivers and terminations with respect to all of your Existing Senior Secured Notes tendered, (b) agreed to the exchange, (c) authorized and directed the Existing Indenture Trustee to execute the proposed amendments, waivers and terminations and to take such further necessary action to effectuate the exchange, including directing the Collateral Agent to execute the amendments, waivers and terminations and to take such further action necessary on its part to effectuate the exchange, (d) accepted the Prepackaged Plan and (e) accepted the releases. The proposed amendments, waivers and terminations will become operative only if the Exchange Offer closes. Obtaining the requisite consent of the holders of at least 94.5% of the aggregate outstanding principal balance of the Existing Senior Secured Notes is one of the conditions to the closing of the Exchange Offer.

o If you do not exchange your Existing Senior Secured Notes and the proposed amendments, waivers and terminations are adopted through the Exchange Offer, your Existing Senior Secured Notes will be subject to such amendments, waivers and terminations.

o You may not withdraw your tendered Existing Senior Secured Notes or revoke the corresponding Ballot notwithstanding any other procedures for revocation otherwise governing the Existing Senior Secured Notes.

As an alternative, we simultaneously are soliciting acceptances of an in-court restructuring, or "Prepackaged Plan" under Chapter 11 of the Bankruptcy Code, for which we will seek Bankruptcy Court approval to accomplish the restructuring on substantially the same terms as the proposed out-of-court financial restructuring. Although we will take the position before a Bankruptcy Court that the electronic tender of Existing Senior Secured Notes (together with the related agent's message) is sufficient for purposes of acceptance of the Prepackaged Plan and your granting the releases, we are asking for you to submit a paper Ballot in addition to any electronic tender of your Existing Senior Secured Notes through the Exchange Offer to help ensure a Bankruptcy Court's approval of the solicitation and voting procedures.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF ANY OF THE SECURITIES OFFERED HEREBY OR THE PROPOSED AMENDMENTS, WAIVERS OR TERMINATIONS OR DETERMINED IF THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE RESTRUCTURED SENIOR SECURED NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.

See "RISK FACTORS" beginning on page 19 for factors that you should consider.

August 11, 2005


                                TABLE OF CONTENTS

                                                                                          Page

IMPORTANT INFORMATION.......................................................................v

NOTICE TO NEW HAMPSHIRE RESIDENTS..........................................................vi

NOTICE TO UNITED KINGDOM RESIDENTS.........................................................vi

COMPARISON OF CERTAIN MATERIAL DIFFERENCES BETWEEN THE EXISTING AND
        RESTRUCTURED SENIOR SECURED NOTES.................................................vii

QUESTIONS AND ANSWERS RELATING TO THE EXCHANGE OFFER, THE CONSENT
        SOLICITATION AND THE PREPACKAGED PLAN............................................viii

FORWARD-LOOKING STATEMENTS.................................................................xi

MARKET AND TRADING INFORMATION.............................................................xi

WHERE YOU CAN FIND MORE INFORMATION........................................................xi

SUMMARY ....................................................................................1

RISK FACTORS...............................................................................19

PROCEDURES FOR TENDERING EXISTING SENIOR SECURED NOTES AND EXECUTING THE PAPER BALLOT......31

THE EXCHANGE OFFER AND CONSENT SOLICITATION................................................37

THE PREPACKAGED PLAN.......................................................................42

SELECTED FINANCIAL DATA....................................................................70

BUSINESS...................................................................................71

PERMITS AND REGULATORY APPROVALS...........................................................73

OWNERSHIP AND MANAGEMENT...................................................................74

THE COLOMBIAN ELECTRICITY SECTOR...........................................................76

SUMMARY OF PROPOSED AMENDMENTS.............................................................79

SUMMARY OF NEW, AMENDED OR TERMINATED PRINCIPAL PROJECT CONTRACTS..........................88

DESCRIPTION OF THE RESTRUCTURED SENIOR SECURED NOTES.......................................99

DESCRIPTION OF NEW, AMENDED OR TERMINATED PRINCIPAL FINANCING DOCUMENTS...................109

RESTRICTIONS ON TRANSFER..................................................................132

COLOMBIAN TAXATION........................................................................136

U.S. FEDERAL INCOME TAXATION..............................................................137

LEGAL MATTERS.............................................................................144

INDEPENDENT ACCOUNTANTS...................................................................144

                                TABLE OF CONTENTS
                                -----------------
                                   (continued

APPENDICES

APPENDIX A - Glossary

APPENDIX B - The Prepackaged Plan

APPENDIX C - Projections

APPENDIX D - Financial Information of the Company

APPENDIX E - Financial Information of Leaseco

APPENDIX F - Financial Information of Emcali

APPENDIX G - Projected Financial Information of Emcali

APPENDIX H - Emcali Restructuring Agreement

APPENDIX I - Otrosi No. 1

APPENDIX J - Otrosi No. 2

APPENDIX K - Otrosi No. 3

APPENDIX L - PPA Termination Agreement

APPENDIX M - Restructuring Agreement

APPENDIX N - Reduction Agreement

APPENDIX O - Master Ballot

APPENDIX P - Beneficial Ballot

                              IMPORTANT INFORMATION

        The Restructured Senior Secured Notes are being offered and issued by TermoEmcali Funding Corp. ("Funding Corp.") to holders of Existing Senior Secured Notes pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 3(a)(9) of the Securities Act and under Section 1145 of the Bankruptcy Code in the context of a Prepackaged Plan. We are also relying on Section 18(b)(4)(c) of the Securities Act to exempt the Exchange Offer from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to, and have not and will not, directly or indirectly, pay or give any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer.

        The Restructured Senior Secured Notes offered in this Offering Memorandum and Disclosure Statement have not been and will not be registered under the Securities Act or any state securities laws. Any subsequent offer or sale of the Restructured Senior Secured Notes may require such registration, unless offered or sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Any certificate representing the Restructured Senior Secured Notes in the Exchange Offer will contain a legend to such effect, as well as any legend required by any applicable state securities laws.

        NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT, OTHER THAN THOSE CONTAINED IN THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

        THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. THE EXCHANGE OFFER AND SOLICITATION ARE NOT BEING MADE TO (NOR WILL THE SURRENDER OF EXISTING SENIOR SECURED NOTES BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE EXCHANGE OFFER OR THE SOLICITATION WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

        None of Funding Corp., or any of its officers, directors , advisors, or affiliates (including direct or indirect shareholders), or Deutsche Bank Trust Company Americas, as Existing Indenture Trustee, Collateral Agent and Financial Institution, or any of its officers, directors or affiliates make any recommendation as to whether you should tender your Existing Senior Secured Notes in the Exchange Offer and thereby deliver consents with respect thereto in the consent solicitation or accept the Prepackaged Plan. You are urged to evaluate carefully all information included in this Offering Memorandum and Disclosure Statement, consult your own investment and tax advisors and make your own decision as to whether to tender your Existing Senior Secured Notes.

        Subject to compliance with applicable securities laws and the terms set forth in the Exchange Offer documents, including this Offering Memorandum and Disclosure Statement and the Ballots, Funding Corp. expressly reserves the right to extend the Exchange Offer and consent solicitation, and to waive any condition to the Exchange Offer (including the minimum tender condition) or the consent solicitation, other than obtaining the requisite consents of the holders of Existing Senior Secured Notes to the proposed amendments, waivers and terminations of certain agreements or provisions thereof. Any such extension, waiver or amendment may be made by press release or by such other means as Funding Corp. deems appropriate.

        Funding Corp. also reserves the right to commence a bankruptcy proceeding under Chapter 11 of the Bankruptcy Code to seek confirmation of the Prepackaged Plan at any time if the conditions for the filing of the Prepackaged Plan have been satisfied. If a bankruptcy proceeding with respect to a Prepackaged Plan is commenced prior to the termination or expiration of the Exchange Offer and solicitation period, you nevertheless may tender your notes and vote on the Prepackaged Plan until the termination or expiration of the Exchange Offer and solicitation period.

        Neither the delivery of this Offering Memorandum and Disclosure Statement nor any issuance of the Restructured Senior Secured Notes described in this Offering Memorandum and Disclosure Statement will under any circumstances imply that the information herein is correct as of any date subsequent to the date hereof.


                        NOTICE TO NEW HAMPSHIRE RESIDENTS

        Neither the fact that a registration statement or an application for a license has been filed under RSA 421-B with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State of the State of New Hampshire that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State of the State of New Hampshire has passed in any way upon the merits or qualification of, or recommended or given approval to, any person, security or transaction. It is unlawful to make or cause to be made to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.


                       NOTICE TO UNITED KINGDOM RESIDENTS

        The Restructured Senior Secured Notes will not be offered or sold to persons in the United Kingdom in a manner that constitutes an offer of transferable securities to the public within the meaning of Section 102B of the Financial Services and Markets Act 2000, other than as an exempt offer to the public within the meaning of Section 86 of such Act.

                .................................................

        THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT AND THE ACCOMPANYING PREPACKAGED PLAN AND BALLOT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE EXCHANGE OFFER, THE CONSENT SOLICITATION AND THE PREPACKAGED PLAN.

        WE HAVE NOT COMMENCED A CASE, WHICH WE REFER TO HEREIN AS A "REORGANIZATION CASE" OR "BANKRUPTCY CASE" UNDER THE BANKRUPTCY CODE AND HAVE NOT FILED THE PREPACKAGED PLAN IN A CASE UNDER THE BANKRUPTCY CODE AT THIS TIME. THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT (1) SOLICITS THE ADVANCE ACCEPTANCE OF THE PREPACKAGED PLAN IN THE EVENT THAT A REORGANIZATION CASE IS COMMENCED AND THE PREPACKAGED PLAN IS FILED AND (2) CONTAINS INFORMATION RELEVANT TO A DECISION TO ACCEPT OR REJECT THE PREPACKAGED PLAN.

        THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF
SECTION 1125(a) OF THE BANKRUPTCY CODE. IF FUNDING CORP. FILES FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, IT INTENDS PROMPTLY TO SEEK AN ORDER OF THE BANKRUPTCY COURT: (i) APPROVING (a) THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION, AND (b) THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH THE BANKRUPTCY CODE; AND (ii) CONFIRMING THE PLAN DESCRIBED HEREIN.

       COMPARISON OF CERTAIN MATERIAL DIFFERENCES BETWEEN THE EXISTING AND
                        RESTRUCTURED SENIOR SECURED NOTES

        If the Exchange Offer is completed, there will be a number of differences between the Existing Senior Secured Notes that are not tendered in the Exchange Offer and the Restructured Senior Secured Notes that will be issued through the Exchange Offer, including:


Characteristic                Non-Tendering Existing Senior      Restructured Senior Secured
                              Secured Notes                      Notes

Payment Frequency             Quarterly                          Monthly
Interest Rate per annum       10 1/8%                            Escalating from 6% at closing
                                                                 of the Exchange Offer or the
                                                                 effectiveness of the
                                                                 Prepackaged Plan to 10 1/8%
                                                                 commencing July 1, 2009
Maturity                      2014                               2019, subject to potential
                                                                 shortening of maturity through
                                                                 mandatory prepayments
Principal prepayment at       No                                 Yes
closing
Opportunity for mandatory     No                                 Yes
principal prepayments after
closing
Additional security through   No                                 Yes
equity pledge
Guarantee of underlying       Yes, but the right to the          Yes
cash flow by Emcali           proceeds of any draw will fall
                              below those of the holders of
                              Restructured Senior Secured Notes
Rated                         No                                 Yes, expected from Fitch
                                                                 and/or Standard & Poors
Luxembourg Listing            No, such a listing is not to be    Yes, such a listing is
                              retained for the Existing Senior   expected to be obtained for
                              Secured Notes                      the Restructured Senior
                                                                   Secured Notes
Benefits of continuing        No (see "PROPOSED AMENDMENTS")     Yes
affirmative and negative
covenants
Redemption premium            Yes                                No
Holder receives releases on   No, except through the             Yes
exchange                      Prepackaged Plan


        QUESTIONS AND ANSWERS RELATING TO THE EXCHANGE OFFER, THE CONSENT
                      SOLICITATION AND THE PREPACKAGED PLAN

Q.      When will the Exchange Offer and consent solicitation expire?

A. The Exchange Offer and consent solicitation will expire at 5:00 p.m., New York City time, on September 9, 2005, unless we extend it at our sole discretion or as required by the rules to this Exchange Offer and consent solicitation; provided, however, that the Prepackaged Plan may be commenced prior to such date if the requirements therefor have been satisfied

Q. When will the solicitation of acceptances of the Prepackaged Plan expire?

A. The solicitation of acceptances of the Prepackaged Plan will expire at 5:00 p.m., New York City time, on September 9, 2005, unless we extend it at our sole discretion.

Q. How will I be notified if the Exchange Offer and consent solicitation or the solicitation of acceptances of the Prepackaged Plan is extended?

A. If we extend the expiration date for either the Exchange Offer and consent solicitation or the solicitation of acceptances of the Prepackaged Plan, we will make a public announcement through the Exchange Agent, Bondholder Communications Group, of the extension not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled applicable expiration date. In such public announcement, we will disclose the approximate amount of Existing Senior Secured Notes that have been tendered to date.

Q. If I choose to participate in the Exchange Offer, must I also vote in favor of the Prepackaged Plan, or vice versa?

A. Yes. Each beneficial holder must vote all of the Existing Senior Secured Notes held either to accept or reject together the Exchange Offer and the Prepackaged Plan, which includes the acceptance or rejection, as the case may be, of the proposed amendments, waivers and terminations and of the authorization of and direction to the Existing Indenture Trustee to execute the amendments, waivers and terminations and take such further action as is necessary to effectuate the exchange with respect to all of your Existing Senior Security Notes. Each beneficial holder must also elect in the paper Ballot to grant or deny the releases to be provided by the holders under the Prepackaged Plan.

Q. How do I tender my existing notes in the Exchange Offer and consent solicitation?

A. Existing Senior Secured Notes may be tendered only by book-entry transfer using DTC's ATOP system. See "PROCEDURES FOR TENDERING EXISTING SENIOR SECURED NOTES AND EXECUTING THE PAPER BALLOT."

        You should direct your broker, bank, dealer or other nominee to tender your notes through DTC's ATOP system.

        If you hold your notes through Euroclear or Clearstream, Luxembourg, you must comply with the procedures established by the relevant clearing system for participation.

Q.      Is my tender binding?

A. Yes. You may not withdraw the tender of your Existing Senior Secured Notes (unless, in a Chapter 11 Case, the Bankruptcy Court orders otherwise).

Q.      How do I consent to the consent solicitation?

A. By validly tendering your Existing Senior Secured Notes, you will automatically be deemed to have given your consent to the proposed amendments, waivers and terminations with respect to your Existing Senior Secured Notes.

Q.      How do I vote to accept the Prepackaged Plan?

A. By validly tendering your Existing Senior Secured Notes (and the transmittal of the related agent's message), you will automatically be deemed to have voted in favor of the Prepackaged Plan with respect to your Existing Senior Secured Notes.

Q. If I tender my Existing Senior Secured Notes, do I still need to return a paper Ballot?

A. Yes. Although we would take the position before the Bankruptcy Court that the electronic tender of Existing Senior Secured Notes (and the transmittal of the related agent's message) is sufficient for purposes of acceptance of the Prepackaged Plan and the releases, we are asking for you to submit a paper Ballot in addition to any electronic tender of your Existing Senior Secured Notes through the Exchange Offer to help ensure Bankruptcy Court approval of the solicitation and voting procedures.

Q.      How do I deliver the executed paper Ballots?

A. With the delivery of this Offering Memorandum and Disclosure Statement, you have received a paper beneficial Ballot. On the paper Ballot, you should complete Item 1 (if not already completed by your nominee), Item 2, Item 3, Item 4 (if applicable) and Item 5 and return your paper Ballot to your nominee (or to the Exchange Agent if Item 1 has already been completed by your nominee), as applicable. If the paper Ballot is returned to your nominee, you should make sure your nominee receives your paper Ballot in time to submit it before the expiration date of September 9, 2005. See "PROCEDURES FOR TENDERING EXISTING SENIOR SECURED NOTES AND EXECUTING THE PAPER BALLOT."

Q. Can I tender my Existing Senior Secured Notes but not vote on the Prepackaged Plan?

A. No. By tendering your Existing Senior Secured Notes (and the transmittal of the related agent's message), you will be automatically deemed to have accepted the Prepackaged Plan but the releases will only be granted by you in the context of a Chapter 11 Case only if affirmatively indicated on the Ballot.

Q.      Can I tender only part of my holdings of Existing Senior Secured Notes?

A. No. Each holder who chooses to participate in the Exchange Offer must tender all of his, her or its Existing Senior Secured Notes.

Q. What if I want to vote against the Prepackaged Plan and do not want to tender my Existing Senior Secured Notes?

A. Indicate your vote to reject the Prepackaged Plan on the paper Ballot and return it to the Exchange Agent or your nominee, as applicable. Be sure to complete Item 1 (if not completed by your nominees), Item 2,
        Item 4 (if applicable), and Item 5.

Q. Whom do I contact if I have questions about the Exchange Offer and consent solicitation or the Prepackaged Plan?

A. If you have any questions about tendering your Existing Senior Secured Notes, consenting to the proposed amendments, waivers and terminations or voting on the Prepackaged Plan or would like copies or any of the documents we refer to in this Offering Memorandum and Disclosure Statement, you should contact:

                                    Bondholder Communications Group - New York
                                    Attn:  Trina Caliveri
                                    30 Broad Street, 46th Floor
                                    New York, NY  10004
                                    Telephone:  (212) 809-2663
                                    Fax:  (212) 437-8727
                                    E-mail:  tcaliveri@bondcom.com
                                             ---------------------

                                    Bondholder Communications Group - London
                                    Attn:  Trina Caliveri
                                    3rd Floor, Prince Rupert House
                                    64 Queen Street
                                    London, EC4R 1AD
                                    Telephone:  +44 20 7236 0788
                                    Fax:  +44 20 7236 0779
                                    E-mail:  tcaliveri@bondcom.com
                                             ---------------------

                           FORWARD-LOOKING STATEMENTS

        We have made forward-looking statements in this Offering Memorandum and Disclosure Statement. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical results or those implied in the forward-looking statements. Forward-looking statements are statements, other than statements of historical facts, that address activities, events or developments that we expect or anticipate will or may occur in the future, including such items as business strategy and measures to implement strategy, competitive strengths, goals, growth of our business and operations, plans and reference to future success.

        Forward-looking statements also include any other statements that include words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions.

        Forward-looking statements are based on certain assumptions and analyses we have made in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate. Whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties. See "RISK FACTORS" beginning on page 19 for a further discussion of certain of such risks and uncertainties.

        All of the forward-looking statements made in this Offering Memorandum and Disclosure Statement are qualified by these cautionary statements, and there can be no assurance that the actual results or developments we have anticipated will be realized. Even if the results and developments in our forward-looking statements are substantially realized, there is no assurance that they will have the expected consequences to or effects on us, our business or operations. We undertake no duty to update any forward-looking statements.

        In this Offering Memorandum and Disclosure Statement (other than in Appendix F - Financial Information of Emcali or Appendix G - Projected Financial Information of Emcali), references to "dollars," "U.S. dollars," "U.S. $" and "$" are to United States dollars, and references to "Pesos," "pesos" and "Ps." are to Colombian pesos.

                         MARKET AND TRADING INFORMATION

        In general, trading of the Existing Senior Secured Notes has been limited and concentrated in the over-the-counter market. Prices and trading volumes of the Existing Senior Secured Notes in the over-the-counter market are not reported and can be difficult to monitor. Quotations for securities that are not widely traded, such as the Existing Senior Secured Notes, may differ from actual trading prices and should be viewed as approximations. You are urged to obtain current information with respect to the market prices for your Existing Senior Secured Notes.

                       WHERE YOU CAN FIND MORE INFORMATION

        In the past, TermoEmcali I S.C.A. E.S.P. and TermoEmcali Leasing Ltd. furnished Deutsche Bank Trust Company Americas, as Collateral Agent, with copies of annual audited financial statements prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and certified by independent public accountants, and with unaudited interim financial statements prepared in accordance with GAAP for the first three quarters of each fiscal year. All such information available to the holders of the Existing Senior Secured Notes also will be provided to holders of beneficial interests in the Existing Senior Secured Notes upon request to the Exchange Agent. Additional copies of this Offering Memorandum and Disclosure Statement and other documents also can be obtained from the Exchange Agent. The address and telephone number of the Exchange Agent are listed under the heading "THE EXCHANGE OFFER AND CONSENT SOLICITATION--Exchange Agent." The Exchange Agent is not permitted to, and will not, provide advice, make recommendations or otherwise discuss the merits or risks of the Exchange Offer or the Prepackaged Plan.

                                     SUMMARY

        The following summary highlights selected information from this Offering Memorandum and Disclosure Statement and may not contain all of the information that is important to making a decision relating to the Exchange Offer, consent solicitation or Prepackaged Plan. You are encouraged to read the entire Offering Memorandum and Disclosure Statement. You should pay special attention to the "RISK FACTORS" section beginning on page 19 of this Offering Memorandum and Disclosure Statement. Unless otherwise indicated or the context otherwise requires, as used in this Offering Memorandum and Disclosure Statement, (i) unless expressly stated otherwise, "we," "us," "our," and "Funding Corp." refer to TermoEmcali Funding Corp. and (ii) the "Company" and "TermoEmcali" refer to TermoEmcali I S.C.A. E.S.P. All initially capitalized terms used in this Offering Memorandum and Disclosure Statement and not otherwise defined have the meanings given such terms in the Glossary of Defined Terms beginning on page A1 of this Offering Memorandum and Disclosure Statement.

                                   The Issuer

        Funding Corp. is a special purpose corporation organized under the laws of the State of Delaware. Funding Corp. is wholly-owned by TermoEmcali Leasing Ltd. ("Leaseco").

        Funding Corp. was established for the sole purpose of obtaining funds for the development, design, financing, engineering, construction, start-up, testing, initial operation and related activities of an approximately 233.8 MW
(net) combined cycle, natural gas-fired electric power generation facility (the "Facility") through the issuance of the Existing Senior Secured Notes. As the issuer, Funding Corp. is directly responsible for the payment of principal of and interest on the Existing Senior Secured Notes and will be, following the Effective Date, responsible for the payment of principal and interest on the Restructured Senior Secured Notes. We refer to the Existing Senior Secured Notes and Restructured Senior Secured Notes collectively as the "notes" throughout this Offering Memorandum and Disclosure Statement. Funding Corp. does not have any on-going operations and relies upon its contractual relationships under a loan with Leaseco and a loan participation agreement with Deutsche Bank Trust Company Americas (as the "Financial Institution") for payment of the notes.

        Through the Loan Agreement, dated as of February 7, 1997, between Funding Corp. and Leaseco (the "Leaseco Loan"), Funding Corp. provided Leaseco with the funds for the design, engineering and certain financing costs of the Facility and the purchase of certain equipment comprising part of the Facility, which equipment was leased by Leaseco to TermoEmcali pursuant to the Financial Lease, dated as of December 20, 1996, between Leaseco and TermoEmcali (the "Existing Lease"). The payments received from the Company under the Lease are paid directly to an account of Leaseco and then, as payment on the Leaseco Loan, to an account of Funding Corp.

        Through the Participation Agreement, dated as of February 7, 1997 between Funding Corp. and the Financial Institution (the "Participation Agreement"), Funding Corp. purchased 100% participation in a loan to TermoEmcali, which was made pursuant to the Loan Agreement, dated as of February 7, 1997 between TermoEmcali and the Financial Institution (as successor to Bankers Trust Company) (the "Company Loan Agreement"). TermoEmcali used the proceeds received under the Company Loan Agreement to fund the development, construction, start-up, testing and initial operation of the Facility and to make certain loans to its shareholders, which loans have been repaid. Under the Participation Agreement, the payments received from the Company under the Company Loan Agreement are paid to an account of Funding Corp. for payment under the terms of the Existing Senior Secured Notes.

                                   The Company

        The Company, which is a Colombian company, was formed to develop, construct, own and operate the Facility, which is located near Cali, Colombia.

        The Company is owned by Leaseco, Cauca Valley Holdings Ltd. ("Cauca Valley"), TermoEmcali Holdings Ltd. ( "Holdings"), Emcali E.I.C.E. E.S.P. ("Emcali"), and Inversiones Inca S.A. ("INCA"). Leaseco, a Cayman Islands company, is owned and controlled by Cauca Valley and Holdings, both of which are Cayman Islands companies. In conjunction with the closing of the Exchange Offer, Cauca Valley and Holdings intend to transfer to a Colombian trust their equity interests in Leaseco, which will be pledged to the Collateral Agent for the benefit of the holders of the Restructured Senior Secured Notes pursuant to the terms and conditions of the New Security Documents.

        As discussed further below, as part of the restructuring of Emcali's obligations and the consequent restructuring of the Company's obligations, certain amounts owed by the Company to Emcali will be capitalized by the Company. In addition, Leaseco, Cauca Valley and Holdings intend to transfer their equity interests in the Company to one or more Colombian trusts after first offering those interests to Emcali and INCA in accordance with the by-laws of the Company. Regardless of whether Emcali chooses to acquire additional equity interests in the Company from any or all of Leaseco, Cauca Valley or Holdings, Emcali will, as a result of the capitalization of the amounts owed to it, become the controlling shareholder of the Company.

        The Company and Emcali are parties to a 20-year power purchase agreement (as amended, the "Power Purchase Agreement" or "PPA") pursuant to which the Company sold electric generating capacity and energy to Emcali. The Power Purchase Agreement has been suspended pending the effectiveness of the exchange of Existing Senior Secured Notes for Restructured Senior Secured Notes, the effectiveness of the new agreements, amendments, waivers and terminations that are the subject of the consents sought herein, and the issuance of notes payable by Emcali to TermoEmcali. At such time, the PPA is to be terminated.

                                     Emcali

        Emcali is a municipal industrial and commercial state enterprise, providing domiciliary public services. Emcali is wholly-owned by the municipality of Cali, Colombia. It provides electricity commercialization and distribution services to clients throughout Colombia, and telecommunications, water and sewage services to clients in Cali and surrounding municipalities. Emcali is currently Colombia's third largest utility in terms of sales, net income and assets. As of December 31, 2004, Emcali had 2,665 employees. As a provider of public services, Emcali is currently regulated by a number of Colombian government agencies, such as the Superintendence of Domiciliary Public Utilities (the "SSPD" as per its Spanish initials), the National and Municipal Comptroller offices, the Energy, Water and Telecommunications Regulatory Commissions and Personeria Municipal, among others.

        On April 3, 2000, the SSPD adopted Resolution No. 002536 providing for the SSPD to take possession of Emcali for the purposes of administering its business, goods and assets. Later, by means of Resolution No. 00141 in January 2003, the takeover of Emcali was modified to liquidate Emcali if certain conditions were not met. As part of that takeover, in March 2003, Emcali was ordered to suspend all payments, which led Emcali to suspend payments to TermoEmcali under the PPA. The suspension of payments to the Company under the PPA led to payment defaults under the Lease, the Leaseco Loan, the Company Loan Agreement and the Participation Agreement and, consequently, a payment default by Funding Corp. under the terms of the Existing Senior Secured Notes.

        As a result of the takeover, the general manager of Emcali was appointed by the SSPD as its special agent.

                               Recent Developments

        Following the takeover of Emcali, Emcali has worked to restructure its obligations to its creditors, including its obligations to the Company under the PPA.

        On May 5, 2004, Emcali's creditors (other than the Company) convened in a general assembly and entered into a restructuring agreement (the "Emcali Restructuring Agreement") in which Emcali's obligations to them were restructured into four tranches ("Tranches A, B, C and D," respectively), including one for Emcali's labor union. The Emcali Restructuring Agreement establishes the payment terms for each of the tranches and provides for prepayments that are to be paid from any cash surplus of Emcali as determined on a semi-annual basis. See "SUMMARY OF NEW, AMENDED OR TERMINATED PROJECT CONTRACTS - Emcali Restructuring Agreement" for a further description of the Emcali Restructuring Agreement.

        On December 21, 2004, a general assembly of Emcali's creditors approved an amendment ("Otrosi No. 2") to the Emcali Restructuring Agreement, which includes, among other things, the provisions for a new tranche of debt payable to the Company (the "Tranche E Notes"), the issuance by Emcali of guarantees of the payment by the Company of amounts due under the Lease and under the Company Loan Agreement, and the obligation, along with the Company, to analyze and reach an understanding with respect of the restructuring of the PPA and the obligations of the Company to its creditors. The rights and obligations of the Company under Otrosi No. 2 were subject to the restructuring of the Company's obligations by June 30, 2005. Emcali made certain payments to the Company under the terms of Otrosi No. 2, which payments included the payment of $8,736,000 into an account (the "Exclusive Sub-Account") to be held for the benefit of the Company and the commencement, in January 2005, of monthly payments into the Exclusive Sub-Account in amounts equal to the payments that would have been made had the Tranche E Notes already been issued by Emcali to the Company. The amounts held in the Exclusive Sub-Account, are to be transferred to the Company (to make payments under the Lease and Company Loan Agreement and then to Funding Corp.) upon the effectiveness of a restructuring of its obligations.

        On December 28, 2004, the Company adhered to the Emcali Restructuring Agreement, subject to certain conditions.

        On May 17, 2005, a general assembly of Emcali's creditors was held to amend the Emcali Restructuring Agreement to clarify certain matters included in Otrosi No. 2 and to extend the deadline for the Company to restructure its obligations. The general assembly approved an amendment ("Otrosi No. 3") to the Emcali Restructuring Agreement, which includes, among other things:

        o An extension of the deadline for the Company to restructure its obligations to May 17, 2006.

        o An opportunity for the Company, through the Tranche E Notes, to share in any prepayments made by Emcali from any cash surplus as determined under the terms of the Emcali Restructuring Agreement as of June 30 and December 31 of each year; provided, however, that the opportunity for any prepayment with respect to a cash surplus as of June 30, 2005 and December 31, 2005 is contingent on the Company restructuring its obligations, as follows: the portion applicable to the Tranche E Notes of any June 30 prepayment would be paid into the Exclusive Sub-Account and, if the effective date of a restructuring of the Company's obligations is reached on or before October 31, 2005, that prepayment would be available to prepay the Tranche E Notes, otherwise that prepayment would be released from the Exclusive Sub-Account for payment to other creditors of Emcali. Similarly, if the restructuring of the Company's obligations has not been completed at that time, the portion applicable to the Tranche E Notes of any December 2005 prepayment would be paid into the Exclusive Sub-Account and, if the effective date of a restructuring of the Company's obligations is reached on or before February 28, 2006, that prepayment would be available to prepay the Tranche E Notes, otherwise that prepayment would be released from the Exclusive Sub-Account for payment to other creditors of Emcali. Based on the cash flow projections of Emcali at the time of the prepayment, there is the possibility that any prepayment on the Tranche E Notes would be applied in an inverse order of maturity with the result that the tenor of the Tranche E Notes would be shortened.

        o The transfer to the Company of System Capacity Payments received by Emcali from January 1, 2005 and through the effective date of a restructuring of the Company's obligations, though the Company's use of those funds will be limited to general and administrative expenses, operations and maintenance expenses (subject. however, to a limitation to $100,000 per month of the amounts that can be paid under the Seconding Personnel Agreement), and third party payments necessary for the restructuring.

        o The removal of the requirement in Otrosi No. 2 for review and approval by the Executive Committee (as defined below) of Emcali's creditors of the Company's agreements with

                Emcali, though any discrepancy between those agreements and the provisions of Otrosi No. 3 that amounts to a material adverse change could be the basis for a claim of default under the Emcali Restructuring Agreement.

        Following the adoption of Otrosi No. 3, as of June 7, 2005, the Company and Emcali finalized their negotiation of three agreements for the restructuring of the PPA and, based on that restructuring, the restructuring of the Company's obligations to its creditors: (a) the Agreement for the Termination of the PPA and Settlement of all Disputes between TermoEmcali and Emcali (the "PPA Termination Agreement"), (b) the Agreement for the Restructuring of the TermoEmcali Project (the "TermoEmcali Restructuring Agreement") and (c) an Agreement for the Reduction of Tranche E (the "Reduction Agreement"), which addresses the reduction of the amount of Tranche E Notes by $211,640 from the levels contemplated in Otrosi No. 3 to levels consistent with the amounts to be paid under subordinated notes contemplated by the terms of the PPA Termination Agreement and Restructuring Agreement. Upon the execution of these new agreements, the pre-existing agreements embodying Emcali's obligations to the Company - the PPA, the Emcali Irrevocable Fiducia Agreement and the Emcali Pledge Agreement - were suspended pending their termination by the PPA Termination Agreement when the Company's financial obligations have been restructured.

        The PPA Termination Agreement provides for:

        o       Commencing prior to the closing of the Company's restructuring:

                o Payments by Emcali to the Company of the System Capacity Payments received by Emcali; and

                o Payment into the Exclusive Sub-Account for the benefit of the Company's creditors amounts equivalent to payments of the Tranche E Notes.

        o       Commencing upon the closing of the Company's restructuring:

                o       Termination of the PPA;

                o       Termination of certain Emcali pledge agreements;

                o       Settlement of disputes between Emcali and TermoEmcali;

                o       Issuance by Emcali of the Tranche E Notes;

                o Issuance by Emcali of guarantees, in the forms attached to the PPA Termination Agreement, of the Company's payments with respect to the Lease and Company Loan Agreement on the proposed terms consistent with the restructuring of the Company's financial obligations; and

                o       Mutual releases with respect to the PPA.

        The Restructuring Agreement establishes a framework for the restructuring of the Company's financial obligations by:

        o Identifying the specific obligations of the Company that will be restructured;

        o Establishing a process for Emcali to capitalize in the Company certain amounts owed by the Company to Emcali;

        o Incorporating a debt term sheet (the "Restructuring Term Sheet") that outlines the proposed terms and conditions for restructuring the Company's financial obligations, which terms and conditions are described further below;

        o Incorporating a lock-up agreement (the "Plan Support Agreement") through which initial support for the restructuring from the Company's senior secured creditors will be obtained;

        o Addressing termination of certain equity agreements and obtaining the necessary minority shareholder consents;

        o Addressing termination of the Technical Services Agreement and amendment of the Seconding Personnel Agreement and the operations and maintenance agreement;

        o Establishing conditions precedent to the restructuring of the Company's financial obligations, including the receipt by Emcali of certain governmental authorizations for the issuance of the guarantees; and

        o       Incorporating certain indemnities and releases.

        The Reduction Agreement provides for certain adjustments:

        o The payments on the Tranche E Notes are to be reduced from the levels in Otrosi No. 3 by a total of $211,640 (which includes applicable taxes), which reflects the negotiated amount of subordinated notes that are to be included in the restructuring of the Company's obligations; and

        o The reduction will be implemented by reducing the amount of the first deposit into the Exclusive Sub-Account to be made by Emcali of payments on the Tranche E Notes.

        The PPA Termination Agreement and the TermoEmcali Restructuring Agreement (including the Restructuring Term Sheet included therein) were negotiated with the expectation of the Company that the shares of the Company held by Leaseco, Cauca Valley and Holdings (subject to a right of first refusal of other shareholders under the by-laws of the Company), and the shares of Leaseco held by Cauca Valley and Holdings will be transferred to and held in one or more Colombian trusts subject to a pledge of those shares to the Collateral Agent for the benefit of holders of the Restructured Senior Secured Notes. Leaseco will remain the parent of Funding Corp. subsequent to such transfer.

                                Project Revenues

        Revenues under the PPA have been the primary source of revenues for the Company and the only source of funds to satisfy the Company's obligations under the Existing Lease and Participation Agreement and, indirectly, our obligations related to the Existing Senior Secured Notes. The PPA, however, is to be terminated in exchange for, among other things, the issuance to the Company of the Tranche E Notes payable by Emcali and the issuance to Leaseco and the Financial Institution of guarantees by Emcali of the payment obligations of the Company to Leaseco under the Amended and Restated Lease and to the Financial Institution under the Amended Company Loan Agreement, which payments are to then flow to Funding Corp. for payment on the notes.

        In addition, upon the termination of the PPA, the Company will replace Emcali as the registered generator with respect to the Facility for purposes of the electricity market in Colombia. As the registered generator and representative of the Facility, the Company will be entitled to receive System Capacity Payments from the Mercado de Energia Mayorista, which is the energy market in Colombia. In addition, to the extent the Company sells electric energy in the market, it will be entitled to the revenues resulting from those sales. We cannot provide any assurance, however, that the System Capacity Payments will be received at levels comparable to the levels achieved in the past because those payments are subject to change based on changes in the applicable regulations and based on the performance of the Facility.

                          Colombian Electricity Market

        For an electric generation owner without a long-term power sales agreement, there remains the possibility of sales in the Colombian electricity market and, as described above, the receipt of System Capacity Payments. Wholesale sales of electric energy are possible through the Bolsa de Energia ("Bolsa"), which is a wholesale spot energy market that operates on an hourly basis to set prices based on market rules established by the Energy and Gas Regulatory Commission ("CREG"). Since the Bolsa began operation in July 1995, approximately one quarter of the demand of the system has been served through short-term transactions entered into through the Bolsa. In addition to wholesale sales through the Bolsa, an electric generation owner can only make sales of electric energy to non-regulated end-users.

              Background, Purpose and Overview of the Restructuring

        The exchange of Restructured Senior Secured Notes for Existing Senior Secured Notes that is addressed through this Offering Memorandum and Disclosure Statement is the central element in the overall restructuring of the obligations of Funding Corp., Leaseco and the Company resulting from the need to restructure Emcali's obligations under the PPA in light of Emcali's financial condition.

        After extensive negotiations, including informal input from certain restricted Senior Secured Noteholders, Emcali and the Company agreed to terminate, rather than restructure, the PPA subject to obtaining the necessary consents to such termination under the Financing Documents, which consent is being sought through this Offering Memorandum and Disclosure Statement. As discussed above, in exchange for the termination of the PPA, Emcali is to issue the Tranche E Notes and certain guarantees, which will provide the source of funds for repayment of the notes if Funding Corp., Leaseco and the Company are able to restructure their obligations.

        The tenor and terms of the Restructured Senior Secured Notes that are exchanged for the Existing Senior Secured Notes will reflect the expected payment stream to be received by the Company from Emcali pursuant to the Tranche E Notes and then paid by the Company to Leaseco and the Financial Institution under the Amended and Restated Lease and Amended Company Loan Agreement, respectively. Along with the other assets of the Company, the Tranche E Notes are to be pledged as security.

        The Company has drawn on the Debt Service Reserve LOC and the Project Contract LOC (the "Letters of Credit"). Restructured Senior Secured Notes are also to be exchanged for the principal obligations of the Company under the loans arising from the draws on those Letters of Credit. As of August 1, 2005, there is $14,264,476 in outstanding principal related to those Letters of Credit, which will be exchanged for $14,154,884 in Restructured Senior Secured Notes plus approximately $109,591 in Cash, which reflects the additional principal that would have been amortized since June 16, 2004 had the exchange occurred on that date, commencing the accrual of interest at 5% per annum until June 30, 2005 and at 6% per annum from July 1, 2005. As of the date of this Offering Memorandum and Disclosure Statement, the lenders under the loan documents related to those Letters of Credit have indicated their agreement to exchange the principal obligations under the Letters of Credit for the Restructured Senior Secured Notes.

        The Company also has certain unpaid principal and interest obligations under the Technical Services Agreement, which are to be exchanged for a subordinated note in the amount of approximately $3.5 million. That subordinated note will be amortized, without interest, over 36 months starting on January 1, 2005.

        The Company Loan Agreement, and the related Participation Agreement between Funding Corp. and the Financial Institution, are to be amended to address the terms of the Restructured Senior Secured Notes, the issuance of Restructured Senior Secured Notes in exchange for the obligations of the Company related to the Letters of Credit, and the subordinated note to be issued in exchange for the obligations of the Company under the Technical Services Agreement.

        The restructuring will also address an existing subordinated loan from Cauca Valley to Leaseco, the proceeds of which provided additional funds to acquire equipment that was then leased to the Company. The terms of the Existing Lease and the subordinated loan will be amended to provide for amortization of that loan, without interest, over 36 months starting on January 1, 2005. The total amount of the subordinated loan will be approximately $6.1 million.

        The guarantees to be issued by Emcali are intended to provide security for the payment by the Company of its obligations under the Amended and Restated Lease and the Amended Company Loan. The rights of Leaseco and Financial Institution under the guarantees to be issued by Emcali are also to be pledged to the Collateral Agent as security for the benefit of the holders of the Restructured Senior Secured Notes pursuant to the terms and conditions of the New Security Documents. Although the holders who do not tender their Existing Senior Secured Notes will also have the benefit of that pledge, they will be paid from the proceeds of any draws on an Emcali Guarantee only after the holders of Restructured Senior Secured Notes have been paid the amounts due under the Restructured Senior Secured Notes.

             Summary of the Exchange Offer and Consent Solicitation

        This Offering Memorandum and Disclosure Statement and the related Ballots contain important information that you should read carefully before making any decision to tender your Existing Senior Secured Notes in the Exchange Offer and grant the corresponding consent in the consent solicitation. The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the information included elsewhere in this Offering Memorandum and Disclosure Statement.

Purpose: The purpose of the Exchange Offer is to exchange Restructured Senior Secured Notes for Existing Senior Secured Notes.

The Issuer:                         Funding Corp.

Securities Offered:                 Restructured Senior Secured Notes due
                                    December 31, 2019.

The Exchange Offer:                 For each $1,000 principal amount of Existing
                                    Senior Secured Notes that are validly
                                    tendered in the Exchange Offer, Funding
                                    Corp. will issue $968.58 principal amount of Restructured Senior Secured Notes and pay
                                    $31.42 in Cash, which payment recognizes that if $1,000 principal amount of Existing
                                    Senior Secured Notes had been exchanged for $1,000 principal amount of Restructured
                                    Senior Secured Notes on June 16, 2004, an additional $31.42 in principal would have been amortized since such an exchange based on the interest payments that have been made to the holders of the Existing Senior
                                    Secured Notes since June 16, 2004, which exceed the interest payments that would have been made at the restructured interest rate of 5% per annum from June 16, 2004 to June
                                    30, 2005 and 6% per annum thereafter.

                                    In order to be exchanged, an Existing Senior
                                    Secured Note must be properly tendered and accepted. If the conditions to the closing of the Exchange Offer are satisfied or waived, all Existing Senior Secured Notes that are validly tendered will be exchanged. You may tender your Existing Senior Secured Notes by following the procedures described under the heading "PROCEDURES FOR TENDERING EXISTING SENIOR SECURED NOTES AND DELIVERING BALLOTS."

                                    As of the date of this Offering Memorandum and Disclosure Statement, there is a total of $144,080,024 in aggregate principal amount of Existing Senior Secured Notes outstanding. Delivery of the Restructured Senior Secured Notes and payment to tendering holders will be made promptly following the expiration date and the satisfaction or waiver of all conditions to the Exchange Offer.

                                    The Restructured Senior Secured Notes will be offered to holders of Existing Senior Secured Notes pursuant to an exemption from registration provided by Section 3(a)(9) of the Securities Act and under Section 1145 of the Bankruptcy Code (with respect to the Prepackaged Plan).

The Consent Solicitation:           The Existing Senior Secured Notes were
                                    issued pursuant to an indenture, dated as of April 15, 1997, as amended and supplemented by that certain First Supplemental
                                    Indenture, dated as of April 15, 1997. We are soliciting consents to the New
                                    Indenture, to amend the original indenture and grant certain waivers thereunder, the New Common

                                    Agreement, to amend the original common
                                    agreement and to amend, waive or terminate certain other agreements or the provisions thereof. See the sections "PROPOSED AMENDMENTS", "SUMMARY OF NEW, AMENDED OR TERMINATED PROJECT CONTRACTS" and "DESCRIPTION OF NEW, AMENDED OR TERMINATED FINANCING DOCUMENTS" for a further description of the New Indenture, the New Common Agreement and the proposed amendments, waivers and terminations.

Requisite Consent:                  The receipt of consents from the holders,
                                    together with the tender, of at least 94.5% of the aggregate outstanding principal balance of the Existing Senior Secured Notes is a condition to closing the Exchange
                                    Offer.

                                    We expressly reserve all rights to utilize the consents received to implement the restructuring described herein through a Prepackaged Plan under Chapter 11 of the Bankruptcy Code if all conditions to the Exchange Offer are not met.

How and When the Proposed New
Agreements, Amendments, Waivers
And Terminations
Will Become Effective:              Upon receipt of the requisite consent of the
                                    holders of Existing Senior Secured Notes and the satisfaction or waiver of all other conditions to the closing of the Exchange
                                    Offer, the New Indenture, the New Common
                                    Agreement and the proposed amendments,
                                    waivers and terminations will become
                                    effective; provided, however, if a
                                    Prepackaged Plan is implemented, the
                                    Effective Date will be dependent upon entry of a Confirmation Order that is a final order in the bankruptcy case and upon the satisfaction or waiver of any conditions precedent therein.

Expiration Date:                    5:00 p.m., New York City time, on September
                                    9, 2005, unless extended by us.

Conditions to the Exchange Offer:   The Exchange Offer is subject to the
                                    satisfaction or waiver by us of certain
                                    conditions, including, but not limited to, the receipt of the requisite consents. See
                                    "THE EXCHANGE OFFER AND CONSENT SOLICITATION
                                    - Conditions of the Exchange Offer and the Consent Solicitation."

Procedures for Tendering Existing
Senior Secured Notes:               See "PROCEDURES FOR TENDERING EXISTING
                                    SENIOR SECURED NOTES AND EXECUTING THE PAPER
                                    BALLOT".

Special Procedures for Beneficial
Holders: If your Existing Senior Secured Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Existing Senior Secured Notes in the Exchange Offer, you should promptly contact the person in whose name the Existing Senior Secured Notes are registered and instruct that person to tender on your behalf. See "PROCEDURES FOR TENDERING EXISTING SENIOR SECURED NOTES AND EXECUTING THE PAPER BALLOT".

No Withdrawal and Revocation
Rights: You may not withdraw Existing Senior Secured Notes tendered or revoke the corresponding consent to the Exchange Offer or the Prepackaged Plan (unless the Bankruptcy Court orders otherwise). The tender of your Existing Senior Secured Notes will constitute an acknowledgement that this lack of withdrawal right is applicable in lieu of any and all other procedures for revocation set forth in the Existing Indenture and will waive any such revocation right. See "THE EXCHANGE OFFER AND CONSENT SOLICITATION - Withdrawal of Tenders; Revocation of Ballots."

Acceptance of Existing Senior
Secured Notes and Delivery
of Restructured Senior Secured
Notes: Subject to the conditions stated in the section of this Offering Memorandum and Disclosure Statement entitled "THE EXCHANGE OFFER AND CONSENT SOLICITATION - Conditions of the Exchange Offer and the Consent Solicitation," we will accept for exchange any and all Existing Senior Secured Notes which are properly tendered in the Exchange Offer on or before the expiration date. Delivery of the Restructured Senior Secured Notes to tendering holders of Existing Senior Secured Notes will be made promptly following the expiration date and the satisfaction or waiver of all conditions to the Exchange Offer or entry of a Confirmation Order that is a final order of a Bankruptcy Court confirming the Prepackaged Plan and the satisfaction or waiver of all conditions to the effectiveness of the Prepackaged Plan. See "THE EXCHANGE OFFER AND CONSENT SOLICITATION
                                    - Principal Terms of the Exchange Offer and the Consent Solicitation."

Consequences to Non-Tendering
Holders: If the amendments to the original indenture and the original common agreement become effective, each present and future holder of Existing Senior Secured Notes will be bound by the terms of such amended indenture and common agreement, whether or not such holder consented to the proposed amendments thereto. If the restructuring is implemented through a Prepackaged Plan under Chapter 11 of the Bankruptcy Code, all Existing Senior Secured Notes will be bound by the terms of the restructuring. See "RISK FACTORS - Risks for Holders Not Tendering in the Exchange Offer or Prepackaged Plan."

Material U.S. Federal Income Tax
Consequences:                       The exchange of Existing Senior Secured
                                    Notes for Restructured Senior Secured Notes in the Exchange Offer should be treated as a "recapitalization" for United States federal income tax purposes. A holder of Existing
                                    Senior Secured Notes should not recognize loss on the exchange for U.S. federal income tax purposes, and should not recognize gain for U.S. federal income tax purposes except to the extent of Cash payments attributable to Boot received in the exchange. Exchanging holders may also recognize taxable income to the extent of cash payments attributable to accrued but unpaid interest. Although not free from doubt, we intend to treat certain
                                    Cash payments as payments of principal on the Restructured Senior Secured Notes In addition, a holder of Existing Senior
                                    Secured Notes that retains its Existing
                                    Senior Secured Notes should not recognize gain or loss even if such holder is treated as engaging in a deemed exchange of such Existing Senior Secured Notes. See "U.S.
                                    FEDERAL INCOME TAXATION".

Exchange Agent:                     Bondholder Communications Group is serving
                                    as the Exchange Agent in connection with the Exchange Offer. Requests for additional copies of this Offering Memorandum and Disclosure Statement or the form of Ballot should be directed to the Exchange Agent.
                                    The address and telephone number of the
                                    Exchange Agent are listed under the heading
                                    "THE EXCHANGE OFFER AND CONSENT
                                    SOLICITATION--Exchange Agent; Assistance".

Use of Proceeds:                    We will not receive any proceeds from the
                                    issuance of the Restructured Senior Secured
                                    Notes in the Exchange Offer. All expenses incident to the Exchange Offer and consent solicitation will be paid by the Company.

                Description of Restructured Senior Secured Notes


Issuer:                             TermoEmcali Funding Corp.

Securities                          Offered: Up to $139,552,996 in aggregate
                                    principal amount of Restructured Senior
                                    Secured Notes due 2019, which amount
                                    excludes the issuance of up to $14,154,884 of Restructured Senior Secured Notes to certain bank lenders.

Maturity Date:                      December 31, 2019.

Interest:                           Interest shall accrue daily at the annual
                                    rates set forth below (with a default rate of 2% per annum above the then current interest rate) and shall be payable monthly:

                                    o   month including issue date - June 30,
                                        2006: 6%
                                    o   July 1, 2006 - June 30, 2007: 7%
                                    o   July 1, 2007 - June 30, 2008: 8%
                                    o   July 1, 2008 - June 30, 2009: 9%
                                    o   July 1, 2009 and thereafter: 10.125%

Amortization of Restructured
Senior Secured Notes :              Principal on the Restructured Senior Secured
                                    Notes will be payable monthly to the person in whose name the Restructured Senior
                                    Secured Note is registered at the close of business on the last day of the month immediately preceding the applicable Payment
                                    Date, which is the 15th of each month.

                                    Commencing from the first day of the month in which the Restructured Senior Secured Notes are issued, interest on the Restructured Senior Secured Notes will accrue daily and will be payable monthly to the person in whose name the Restructured Senior Secured Note is registered at the close of business on the last day of the month immediately preceding the applicable Payment Date. Interest on the Restructured Senior Secured Notes will be computed on the basis of a 365-day year.

                                    In addition, amounts equal to 100% of any prepayment received from TermoEmcali in respect of prepayments by Emcali on the Tranche E Notes will be paid to the holders of the Restructured Senior Secured Notes.

                                    Prior to the effectiveness of the Exchange
                                    Offer, (i) the $8.7 million payment made by Emcali as of January 6, 2005, (ii) the monthly installments of the Tranche E Notes in the amounts set forth in the Otrosi No. 3 to the Emcali Restructuring Agreement, and
                                    (iii) any payments to be made in respect of prepayments of the Tranche E Notes entitled to be received by TermoEmcali are to be held in the Exclusive Sub-Account for the benefit of TermoEmcali. To the extent funds are available after satisfaction of the amounts to be paid as part of the exchange, the amounts in that account will be applied to principal and interest of the Restructured Senior Secured Notes.

                                    Assuming that the Exchange Offer is
                                    effective on August 31, 2005, that all of the Existing Senior Secured Notes are tendered for Restructured

                                    Senior Secured Notes in the Exchange Offer, that all of the principal amounts due to bank lenders are exchanged for Restructured Senior Secured Notes, and that the last payment on the Tranche E Notes was made on August 5, 2005, the Exclusive Sub-Account will have a balance of approximately $15.4 million (net of taxes to be paid per the Emcali Restructuring Agreement and without consideration of interest earned or foreign exchange effects) available to be paid with respect to the Restructured Senior Secured Notes to be delivered to the tendering holders of Existing Senior Secured Notes, within 5 business days following the effectiveness of the Exchange Offer, as follows

                                    o    approximately $4.5 million will be paid
                                         in Cash upon the exchange (i.e., the
                                         $31.42 to be paid per $1,000 of
                                         principal of tendered Existing Senior
                                         Secured Notes); and

                                    o    approximately $0.4 million will be paid
                                         as interest for the period beginning
                                         January 11, 2005 through August 31,
                                         2005 (i.e., $3.00 to be paid per $1,000
                                         of principal of tendered Existing
                                         Senior Secured Notes).

                                    The $4.5 million payment reduces the
                                    aggregate balance of outstanding principal from $144.1 million to $139.5 million, which would have been the aggregate principal balance had the exchange of Existing Senior Secured Notes for Restructured Senior Secured Notes taken place as of June 16, 2004. The $0.4 million payment of interest, together with the interest paid prior to January 11, 2005 on the Existing Senior Secured Notes, will result in an effective interest rate of 5% per annum from June 16, 2004 through June 30, 2005 and 6% per annum from July 1, 2005 for the holders of Restructured Senior Secured Notes.

                                    Within 10 business days following the
                                    effectiveness of the Exchange Offer, the holders of the Restructured Senior Secured Notes will be paid approximately $10.5 million (as estimated based on the assumptions stated above) on the outstanding principal amounts of the Restructured Senior Secured Notes (i.e., $75.41 to be paid per $1,000 of principal of the Restructured Senior Secured Notes issued). The $10.5 million payment encompasses principal amortization from January 11, 2005, together with a prepayment of principal.

                                    See also "DESCRIPTION OF THE RESTRUCTURED
                                    SENIOR SECURED NOTES - Payment of Principal and Interest."

Ratings: The Restructured Senior Secured Notes are expected to receive a rating from either or both of Fitch or Standard & Poor's, subject to receipt and review of final documents. See "DESCRIPTION OF THE RESTRUCTURED SENIOR SECURED NOTES - Ratings."

Optional Redemption:                The Restructured Senior Secured Notes are
                                    subject to redemption in whole or in part at Funding Corp.'s option at any time, at 100% of the outstanding principal amount, plus accrued and unpaid interest thereon to the redemption date. All proceeds received in respect of an optional redemption of the Restructured Senior Secured Notes will be applied to the remaining monthly installments of the Restructured Senior
                                    Secured Notes on a pro rata basis among such remaining monthly installments.

Mandatory Redemption:               Cash Surplus for Prepayment under the Emcali
                                    Debt Restructuring - The Restructured Senior
                                    Secured Notes will be redeemed prior to
                                    maturity, in whole or in part to the extent
                                    Emcali has cash surpluses that are paid to the Company through prepayment of the Tranche E Notes. See "SUMMARY OF NEW AND
                                    AMENDED PRINCIPAL PROJECT CONTRACTS-
                                    Restructuring Agreement-Otrosi No. 3."

Leaseco Guarantee:                  Leaseco, pursuant to the Leaseco Guarantee,
                                    will guarantee to the Collateral Agent on behalf of Funding Corp., and for the benefit of the holders of the Restructured Senior
                                    Secured Notes, the full and prompt payment of the principal of and interest on the Restructured Senior Secured Notes, when and as the same shall become due and payable.
                                    See "DESCRIPTION OF NEW, AMENDED OR
                                    TERMINATED PRINCIPAL FINANCING
                                    DOCUMENTS--Leaseco Guarantee."

Emcali Guarantees:                  Emcali will issue the Emcali Guarantees that
                                    will guarantee (a) to Leaseco the payments to be received by Leaseco under the Amended and Restated Lease and (b) to the Financial
                                    Institution the payments to be received by it under the Amended Company Loan Agreement.

Priorities and Enforcement:         Consistent with the terms of the existing
                                    transaction documents, the Restructured
                                    Senior Secured Notes shall be secured by first priority Liens on all assets of Funding Corp., TermoEmcali and Leaseco (on a pari passu basis with certain Liens of the holders of the Existing Senior Secured Notes who have not exchanged such notes for the Restructured Senior Secured Notes);
                                    provided, however, that Liens on the
                                    indenture accounts applicable to the
                                    Existing Senior Secured Notes shall secure only the Existing Senior Secured Notes.

                                    The Restructured Senior Secured Notes shall contain the representations, covenants and enforcement rights described below, including, without limitation, terms setting forth that the holders shall have the same remedies as available under the existing transaction documents, subject to the relevant cure periods set forth in the Emcali Restructuring Agreement as to claims on the Fiducia (defined below) and, in the event of payment default, the effect of a final judgment of foreclosure shall be deferred until the expiration of the relevant cure period under the Emcali Restructuring Agreement, so as to afford Emcali the cure rights set forth in the Emcali Restructuring Agreement.

Security:                           Except as set forth below, all existing
                                    Liens under the existing transaction
                                    documents on any asset, including without limitation, receivables, accounts, and contract rights of Funding Corp.,
                                    TermoEmcali and Leaseco are to remain in full force and effect, and all such entities are to represent and warrant that such Liens are first priority Liens (on a pari passu basis with the holders of the Existing
                                    Senior Secured Notes who have not exchanged such notes for the Restructured Senior
                                    Secured Notes (if any)).

                                    Liens on the assets of Emcali granted to secure its obligations under the Power Purchase Agreement pursuant to the Emcali Irrevocable Fiducia Agreement, the Emcali Pledge Agreement and any other agreements that are to be terminated pursuant to the TermoEmcali Restructuring Agreement are to be replaced with a source of payment through a fiducia (which is a kind of trust that is the recipient of Emcali's revenues that is dedicated to the repayment of Emcali's liabilities), a pledge of certain equity interests of TermoEmcali, Leaseco and Funding Corp., and the Emcali Guarantees.

Releases:                           We will release the holders of the
                                    Restructured Senior Secured Notes, and such holders will release the Existing Indenture
                                    Trustee, the New Indenture Trustee, the
                                    Collateral Agent, the Financial Institution, us and such parties' current and former principals, employees, agents, officers, directors, shareholders and professionals from (i) any and all claims (other than claims or liabilities intended to survive the restructuring) and causes of action arising prior to the Effective Date with respect to the Existing Senior Secured Notes and (ii) any and all claims arising from the actions taken or not taken in good faith in connection with the restructuring.

                                    The releases to be granted under a
                                    Prepackaged Plan are expressly designated on the Ballots and will be granted in a Chapter 11 Case only by those holders who check the appropriate box on such Ballots.

Withholding Tax:                    Interest payments to non-residents of
                                    Colombia with respect to loans used for
                                    activities deemed to be of interest to the economic and social development of Colombia are not currently subject to a withholding tax. To the extent that a withholding tax is imposed in Colombia or the Cayman Islands in the future, the Obligors will pay additional amounts to the extent necessary so that, after any such withholding, holders of the Restructured Senior Secured Notes receive the amounts otherwise due as interest.

Listing and Trading:                Application is expected to be made for the
                                    Restructured Senior Secured Notes to be
                                    listed on the Luxembourg Stock Exchange and to be designated for trading in PORTAL.

Nonrecourse Obligations:            Because Funding Corp. is a single purpose
                                    company with no significant assets other than its rights to receive payments under the Amended and Restated Lease and the Participation Agreement, Funding Corp.'s ability to make payments of principal of and interest on the Restructured Senior Secured
                                    Notes will be entirely dependent on the
                                    Company's, Leaseco's and Emcali's
                                    performance of their respective obligations under the Company Loan Agreement, the Leaseco Loans, the Leaseco Guarantee, the
                                    Tranche E Notes and the Emcali Guarantees.
                                    Consequently, the Company and Leaseco will be indirectly responsible for payment of principal and interest on the Restructured
                                    Senior Secured Notes. The Company's and
                                    Leaseco's obligations under the Loans and the Leaseco Guarantee will be obligations solely of the Company and Leaseco, respectively, secured solely by the
                                    Collateral (which will include a pledge of the equity of Leaseco and the equity of Funding Corp.). Except with respect to the guarantees to be provided by Emcali, none of the shareholders of TermoEmcali or of Leaseco (nor any affiliate, incorporator, stockholder, partner, officer, director or employee thereof or of the Company or Leaseco) will guarantee the payment of the Loans, the Leaseco Guarantee or the notes or will have any obligation with respect to the payment under the Loans, the Leaseco
                                    Guarantee or the Restructured Senior Secured
                                    Notes.

Governing Law:                      The Restructured Senior Secured Notes, the
                                    New Indenture, the New Common Agreement and most other principal financing documents

                                    (other than the Amended and Restated Lease) are governed by the laws of the State of New York. Certain of the New Security Documents and most Project Contracts (including the Amended and Restated Lease) are governed by the laws of the Republic of Colombia.

Trustee/Paying Agent:               Deutsche Bank Trust Company Americas.

Luxembourg Paying Agent/
Transfer Agent/Listing Agent:       We intend to list the Restructured Senior
                                    Secured Notes on the Luxembourg exchange with Kredietbank S.A. Luxembourgeoise as the listing agent.

Use of Proceeds:                    We will not receive any proceeds from the
                                    issuance of the Restructured Senior Secured
                                    Notes in the Exchange Offer. All expenses incident to the Exchange Offer, including those of the Existing Indenture Trustee, the New Indenture Trustee, the Collateral Agent, the Financial Institution and the Note
                                    Committee, will be paid by the Company.

                The Prepackaged Bankruptcy Plan of Reorganization

        We have prepared the prepackaged bankruptcy plan of reorganization as an alternative to the Exchange Offer for effecting our restructuring if the conditions for the completion of the Exchange Offer, including the minimum tender condition, are not met or waived, but we receive the required acceptances to seek confirmation of the Prepackaged Plan. We are therefore additionally soliciting the vote of each holder of the Existing Senior Secured Notes in favor of the Prepackaged Plan by soliciting Ballots with this Offering Memorandum and Disclosure Statement. IF THE EXCHANGE OFFER IS CONSUMMATED, WE WILL NOT COMMENCE A U.S. BANKRUPTCY CASE OR PURSUE THE PREPACKAGED PLAN ALTERNATIVE.

The Prepackaged Plan:               The Prepackaged Plan consists of a plan of
                                    reorganization under Chapter 11 of the
                                    Bankruptcy Code that would effect the same transactions contemplated by the Exchange
                                    Offer, except that, under the Prepackaged
                                    Plan, all Existing Senior Secured Notes
                                    would be extinguished, including those held by holders who did not submit a Ballot in connection with the Prepackaged Plan or who submitted a Ballot but voted to reject the Prepackaged Plan. Under the Prepackaged
                                    Plan, the holders of the Existing Senior
                                    Secured Notes will receive Restructured
                                    Senior Secured Notes on the same basis as they would receive them through the Exchange
                                    Offer.

Voting on the Prepackaged Plan:     Under the Prepackaged Plan, creditors and
                                    stockholders who hold substantially similar legal claims or interests with respect to the distribution of the value of our assets are divided into separate "classes" of claims or interests. Under the Bankruptcy
                                    Code, the separate classes of Claims and interests must be designated either as "impaired" (affected by the plan) or "unimpaired" (unaffected by the plan). For the Prepackaged Plan to be confirmed by the U.S. Bankruptcy Court, subject to certain exceptions, each class of Claims or interests that is impaired must vote to accept the Prepackaged Plan. An impaired class of Claims (i.e., the holders of the Existing Senior Secured Notes) is deemed to accept a plan of reorganization under the provisions of the Bankruptcy Code if holders of at least two-thirds in dollar amount and more than one-half in number of the holders of Claims who actually cast Ballots vote to accept the Prepackaged Plan. Holders of Claims and interests that are designated as "unimpaired" are deemed to accept the plan and are not entitled to vote.

                                    Under the Prepackaged Plan, the Claims held by holders of our Existing Senior Secured Notes constitute the only impaired class and therefore only beneficial holders of our Existing Senior Secured Notes as of the voting record date are entitled to vote to accept or reject the Prepackaged Plan. Thus, in the event that less than 94.5% of the aggregate outstanding principal balance of the Existing Senior Secured Notes are tendered in connection with the Exchange Offer, but if the Prepackaged Plan is accepted by holders of at least 66 2/3% of the aggregate principal amount of the Existing Senior Secured Notes who vote and who represent at least 50% of the total number of beneficial holders of the Existing Senior Secured Notes who vote, we may commence a voluntary case under Chapter 11 of the Bankruptcy Code for purposes of effectuating the restructuring through the Prepackaged Plan.

                                    See "PROCEDURES FOR TENDERING EXISTING
                                    SENIOR SECURED NOTES AND EXECUTING THE PAPER
                                    BALLOT".

Effects of Voting:                  Your participation in and acceptance of the
                                    Exchange Offer will constitute acceptance of the Prepackaged Plan; provided, however, that if a Prepackaged Plan is filed and a holder submits more than one Ballot, we intend to count the last Ballot properly completed and received from such holder prior to the Voting Deadline and to disregard such holder's prior Ballots, which will be deemed extinguished, provided that we reserve all rights under Bankruptcy Rule 3018.

Voting Deadline:                    5:00 p.m., New York City time, on September
                                    9, 2005, unless extended by us.

Voting Agent:                       Bondholder Communications Group,
                                    Attn:  Trina Caliveri
                                    30 Broad Street, 46th Floor
                                    New York, NY  10004
                                    Telephone:  (212) 809-2663
                                    Fax:  (212) 437-8727
                                    E-mail:  tcaliveri@bondcom.com
                                             ---------------------

                                    Bondholder Communications Group
                                    Attn:  Trina Caliveri
                                    3rd Floor, Prince Rupert House
                                    64 Queen Street
                                    London, EC4R 1AD
                                    Telephone:  +44 20 7236 0788
                                    Fax:  +44 20 7236 0779
                                    E-mail:  tcaliveri@bondcom.com
                                             ---------------------

                                  RISK FACTORS

        You should consider carefully the following risks and the other information set forth in this Offering Memorandum and Disclosure Statement before tendering your Existing Senior Secured Notes for Restructured Senior Secured Notes in the Exchange Offer.


  Risks for Holders Not Tendering in the Exchange Offer or the Prepackaged Plan

The covenants and other terms in the amended indenture and the amended common agreement governing the Existing Senior Secured Notes will be substantially less restrictive and will afford significantly reduced protections to the holders of Existing Senior Secured Notes than those currently set forth in the indenture and common agreement governing the Existing Senior Secured Notes.

        In the event the requisite consent is obtained with respect to the amendment of the indenture and common agreement governing the Existing Senior Secured Notes, the covenants and other terms in the indenture and common agreement governing the Existing Senior Secured Notes will be substantially less restrictive and will afford significantly reduced protection to the holders of Existing Senior Secured Notes than those currently set forth in the indenture and common agreement governing the Existing Senior Secured Notes. The proposed amendments to the indenture and common agreement governing the Existing Senior Secured Notes that would be adopted if the requisite consent is obtained would, among other things, (a) eliminate the covenants in the common agreement that require the Company to maintain insurance, to deliver certain financial information, and submit operating budgets, restrict the ability of the Company to incur debt, terminate or amend Project Contracts, enter into transactions with affiliates and, that restrict our ability to create Liens or incur debt and
(b) eliminate certain events of default. See "PROPOSED AMENDMENTS" for further discussion of the proposed amendments to the indenture and common agreement that would be applicable to the Existing Senior Secured Notes following the completion of the Exchange Offer.

        In the event the proposed amendments are adopted, each non-exchanging holder of the Existing Senior Secured Notes will be bound by the proposed amendments even if such holder did not consent to the proposed amendments. The elimination or modification of the covenants and events of default contemplated in the proposed amendments would, among other things, permit us to take actions that could increase our credit risk and might adversely affect the liquidity, market price and price volatility of the Existing Senior Secured Notes or otherwise be adverse to the interests of the holders of the Existing Senior Secured Notes.

        Pursuant to lockup agreements, certain holders of the Existing Senior Secured Notes have agreed to exchange those notes, consent to the proposed New Indenture, the New Common Agreement, the amendments to the original indenture and common agreement, and the amendments, waivers and terminations of other agreements or provisions thereof under the terms described in the TermoEmcali Restructuring Agreement, and accept the Prepackaged Plan.

The Exchange Offer will reduce the liquidity of the Existing Senior Secured Notes that are not tendered.

        Funding Corp. believes that there is currently a limited trading market for the Existing Senior Secured Notes, and that no reliable public pricing information for the Existing Senior Secured Notes is generally available. After completion of the Exchange Offer, the trading market for Existing Senior Secured Notes that are not tendered in the Exchange Offer is likely to be significantly more limited than it is at present. A debt security with a smaller outstanding principal amount available for trading, commonly referred to as its float, may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for the Existing Senior Secured Notes that are not tendered and accepted for exchange pursuant to the Exchange Offer may be affected adversely to the extent that the aggregate principal amount of Existing Senior Secured Notes exchanged pursuant to the Exchange Offer reduces the float. A reduced float may also make the trading price of Existing Senior Secured Notes that are not exchanged in the Exchange Offer more volatile.

        After completion of the Exchange Offer, the Existing Senior Secured Notes will no longer be listed in the Luxembourg Stock Exchange. A debt security that is not traded on an exchange may command a lower price than would a comparable debt security listed on an exchange because it is harder to trade securities not listed on an exchange. Furthermore, there may be more volatility of debt securities not listed on an exchange as compared to those securities that are listed.

Draws under the Emcali Guarantees are available first for amounts due on the Restructured Senior Secured Notes.

        Any funds drawn under the Emcali Guarantees will flow first to service payment obligations with respect to the Restructured Senior Secured Notes. Only to the extent there are still funds remaining will any payment obligations with respect to the Existing Senior Secured Notes be satisfied with funds drawn under the Emcali Guarantees.

If the minimum tender condition is not met for the Exchange Offer, there may be sufficient votes to accept the Prepackaged Plan.

        The consummation of the Exchange Offer is conditioned upon, among other things, the receipt of valid tenders from holders of not less than 94.5% in aggregate outstanding principal balance of the Existing Senior Secured Notes. To obtain approval of the Prepackaged Plan, however, only the affirmative votes of holders of two-thirds of the aggregate outstanding principal balance and one-half in number of the holders of the Existing Senior Secured Notes who voted on the Prepackaged Plan must be received.

        If Funding Corp. is not able to complete the Exchange Offer for any reason, including if the minimum tender condition is not met, but the required votes are received from the holders of the Existing Senior Secured Notes to accept the Prepackaged Plan, Funding Corp. may, but is not obligated to, seek confirmation of the Prepackaged Plan in the Bankruptcy Court. If the Prepackaged Plan is confirmed by the Bankruptcy Court, it will bind all of the holders of the Existing Senior Secured Notes regardless of whether the holder voted against the Prepackaged Plan or did not submit a Ballot with respect to the Prepackaged Plan. Therefore, assuming the Prepackaged Plan satisfies the other requirements of the Bankruptcy Court, a significantly smaller number of security holders can bind other security holders to the terms of the Prepackaged Plan.

                  Risks if the Exchange Offer is Not Completed

The timing of completion of the Exchange Offer and the restructuring of the obligations of TermoEmcali may reduce the amounts available from Emcali to prepay the Restructured Senior Secured Notes.

        In light of the financial situation of Emcali, the purchaser under the Power Purchase Agreement, its financial obligations have been restructured through a process in Colombia under the supervision of the SSPD, which resulted in an agreement among Emcali and its creditors that, among other things, calls for Emcali's financial obligations, including its obligations to TermoEmcali, to be converted to specific tranches of debt. One of those tranches of debt - the Tranche E Notes- is to be issued to TermoEmcali upon the effectiveness of TermoEmcali's own restructuring of which the Exchange Offer is a part. Beginning in January 2005 up to the effectiveness of TermoEmcali's restructuring, the amounts that would have been paid by Emcali on the Tranche E Notes are being paid into the Exclusive Sub-Account for the benefit of TermoEmcali and its creditors. Those payments will include any prepayments by Emcali applicable to the Tranche E Notes. Under the terms of the Restructured Senior Secured Notes, prepayments received on the Tranche E Notes would be paid to the holders of the Restructured Senior Secured Notes. If, however, TermoEmcali's restructuring is not effective by October 31, 2005, any prior prepayment on the Tranche E Notes in such account related to the six-month period ending on June 30, 2005 will be returned to Emcali for payment to its other creditors. Similarly, if TermoEmcali's restructuring is not effective by February 28, 2006, any prior prepayment on the Tranche E Notes in such account related to the six-month period ending December 31, 2005 will be returned to Emcali for payment to its other creditors.

If the Exchange Offer and the restructuring of TermoEmcali are not completed by May 17, 2006, Funding Corp. may be unable to meet its obligations under the Existing Senior Secured Notes prior to their stated maturity in 2014 or pay the principal due on the Existing Senior Secured Notes upon their maturity.

        TermoEmcali's right to receive Tranche E Notes through the restructuring of Emcali will expire on May 17, 2006. If that were to occur, although the Power Purchase Agreement would not be terminated, there is no assurance that TermoEmcali will be able to restructure again its agreements with Emcali to obtain a source of funds from which payments could be made to the holders of the Existing Senior Secured Notes. In such circumstances, Funding Corp. has no assurance that there will be sufficient cash flow to support the contractual principal and interest payments or repayment of the Existing Senior Secured Notes at maturity.

        The purpose of the restructuring of the Existing Senior Secured Notes is to reduce the associated interest expense and extend the principal payments on the indebtedness of Funding Corp. and to provide a stable source of cash flow to repay its indebtedness. If the Exchange Offer is not consummated but the requisite acceptances are received from the holders of Existing Senior Secured Notes to seek confirmation of a Prepackaged Plan, Funding Corp. plans to pursue a Prepackaged Plan under Chapter 11 of the Bankruptcy Code. If the requisite acceptances are not received or if such a filing is not successful, Funding Corp. will need to pursue alternative methods of meeting its obligations under the Existing Senior Secured Notes, or seek other forms of financing. There currently is no plan or arrangement in place for an alternative restructuring of the Existing Senior Secured Notes or to seek new financing, and there can be no assurance that such alternatives can be arranged on favorable terms before the stated maturity date, or at all. Funding Corp. believes that the completion of the Exchange Offer is critical to its restructuring and the failure to complete the Exchange Offer or to implement the restructuring through a Prepackaged Plan could materially and adversely affect its ability to meet its payment obligations under the Existing Senior Secured Notes in the future and could have a materially adverse effect on the trading prices of the Existing Senior Secured Notes.

The Exchange Offer and the Prepackaged Plan are subject to conditions outside of the control of Funding Corp. and may not be completed.

        The completion of the Exchange Offer is subject to the satisfaction of a number of conditions that are outside of the control of Funding Corp., including:

        o the receipt of consents and a valid tender in the Exchange Offer from the holders of at least 94.5% of the aggregate outstanding principal amount of the Existing Senior Secured Notes; and

        o the issuance of the Tranche E Notes and related guarantees by Emcali, including the receipt by Emcali of the authorization from the Colombian Ministry of Finance that is necessary for the issuance of such guarantees.

See "THE EXCHANGE OFFER AND CONSENT SOLICITATION - Conditions of the Exchange Offer and the Consent Solicitation" for other conditions applicable to the Exchange Offer.

        In light of these conditions, Funding Corp. cannot guarantee that the Exchange Offer or the Prepackaged Plan will be completed. If the Exchange Offer is not completed, Funding Corp. does not currently anticipate having sufficient Cash to repay the principal amount of Existing Senior Secured Notes upon their stated maturity. Funding Corp. cannot assure you that it can complete a refinancing of the Existing Senior Secured Notes on favorable terms prior to the maturity of the Existing Senior Secured Notes.

If the Exchange Offer is not completed or if the Prepackaged Plan is not confirmed, Emcali may be placed in liquidation.

        Emcali may be liquidated if certain conditions are not met. Among the conditions is a restructuring of Emcali's obligations under the PPA. Through the PPA Termination Agreement and the TermoEmcali Restructuring Agreement, the restructuring of Emcali's obligations under the PPA is tied to the overall restructuring of the Company's obligations of which the Exchange Offer and the Prepackaged Plan are a part.

                Risks for Holders Tendering in the Exchange Offer

The ability of Funding Corp. to make payments of principal of and interest on the Restructured Senior Secured Notes will be dependent upon payments of amounts due from Emcali under the Tranche E Notes and guarantees and the Company's and Leaseco's performance under their respective loans and guarantees.

        Funding Corp. is a special purpose funding corporation formed to provide funds to the Company through the issuance of the Existing Senior Secured Notes. As a special purpose funding corporation, the ability of Funding Corp. to make payments of principal of and interest on the Restructured Senior Secured Notes will be dependent on the receipt by the Company of payments due to it under the Tranche E Notes to be issued by Emcali, the payment by the Company of the amounts due from it under the Amended and Restated Lease and its loan from the Financial Institution and the performance by Leaseco of its obligations under its loan from us and the performance of the Financial Institution under the Participation Agreement and the payment by Emcali under the Emcali Guarantees. Under the Participation Agreement between Funding Corp. and the Financial Institution, however, the Financial Institution is only obligated to pay us the amounts that it receives from the Company under the Loan.

        Except with respect to the Emcali Guarantees, none of the shareholders of TermoEmcali or of Leaseco (nor any affiliate, incorporator, stockholder, partner, officer, director or employee thereof or of the Company or Leaseco) will guarantee the payment of the Loans, the Leaseco Guarantee or the Restructured Senior Secured Notes or will have any obligation with respect to the payment under the Loans, the Leaseco Guarantee or the Restructured Senior Secured Notes. While Leaseco guarantees the obligations under the Existing Senior Secured Notes and Restructured Senior Secured Notes pursuant to the Leaseco Guarantee, Leaseco's revenues are derived solely from payments by the Company under the Existing Lease and to be received under the Amended and Restated Lease.

        The ability of Emcali to meet its obligations under the Tranche E Notes or the Emcali Guarantees will be dependent on Emcali's financial condition generally. While Emcali is a municipally owned utility, Emcali is not a governmental entity, it has no taxing power or claim on tax revenues and its obligations under the Tranche E Notes are not guaranteed by the Municipality of Cali or any other governmental entity. Therefore, a holder of Existing Senior Secured Notes should not make a decision to exchange those notes for Restructured Senior Secured Notes without reviewing the financial statements of Emcali. See "Appendix F -- Financial Information of Emcali" and "Appendix G - Projected Financial Information of Emcali" for certain publicly available information.

        The Emcali financial statements and projections set forth in Appendices F and G include translations prepared on our behalf of publicly available financial information with respect to Emcali. None of Funding Corp., the Company nor Leaseco, nor any of their respective affiliates, have undertaken any independent verification of the financial and other information contained in Appendices F and G, and no representation or warranty is made with respect to the accuracy or completeness of such information or the translation thereof. See also "FORWARD-LOOKING STATEMENTS."

        As a provider of public services in Colombia, Emcali is subject to certain regulations, including regulations with respect to the rates it may charge certain of its customers. Rate regulation in Colombia has, on occasion, limited rates to levels which have not permitted the full recovery of operating costs. Furthermore, market prices for unregulated sales can vary substantially. There can be no assurance that future permitted tariff rates or market prices for unregulated sales will be sufficient to cover Emcali's operating costs. The inability to cover operating costs for an extended period could have an adverse impact upon the financial condition of Emcali and, therefore, upon its ability to perform its obligations under the Tranche E Notes.

        In the absence of payments by Emcali to the Company under the Tranche E Notes or the Emcali Guarantees, there can be no assurance that the Facility will generate sufficient Cash flow to dividend, distribute or advance funds to Funding Corp. or that the Company and Leaseco will be able to satisfy their obligations under the various loans, guarantees and other lease payments.

Bankruptcy laws may limit your ability to realize value from the collateral outside of a Prepackaged Plan.

        The right of the trustee of the Restructured Senior Secured Notes to repossess and dispose of the pledged assets of Funding Corp., Leaseco and the Company is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against Funding Corp. or similar proceedings are commenced by or against Leaseco or the Company in their respective jurisdictions before the trustee repossessed and disposed of the pledged assets. Under the Bankruptcy Code, a secured creditor is prohibited from foreclosing or otherwise exercising rights against Collateral from a debtor in a bankruptcy case without Bankruptcy Court approval. Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the Bankruptcy Court determines that the value of the secured creditor's interest in the Collateral is declining during the pendency of the bankruptcy case. Unless the restructuring occurs, Funding Corp. does not have Cash available for the payment of any adequate protection payments.

        "Adequate protection" generally has been defined to require that the secured creditor be protected against the erosion in the value of its interest in its Collateral. Courts have found that protection against such erosion can take several forms, including periodic payments, the existence of an equity cushion, or replacement Collateral, depending on the circumstances of a particular case.

        In view of the fact that the application of the doctrine of "adequate protection" will vary depending on the circumstances of the particular case and the broad discretionary powers of the Bankruptcy Court, it is impossible to predict how long payments under the Restructured Senior Secured Notes could be delayed following commencement of a bankruptcy case or whether and when the trustee could repossess or dispose of the pledged assets or to what extent the holders of Restructured Senior Secured Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." Furthermore, if the Bankruptcy Court determines the value of the pledged assets is not sufficient to repay all amounts due on the Restructured Senior Secured Notes, you would hold secured claims to the extent of the value of the pledged assets to which you are entitled, and would hold unsecured claims with respect to any shortfall. However, pursuant to the Prepackaged Plan, the proposed plan addresses all issues related to the Existing Senior Secured Notes and Restructured Senior Secured Notes and issues of adequate protection and the valuation of the Existing Senior Secured Notes are identified in the Prepackaged Plan and disclosed in the Offering Memorandum and Disclosure Statement.

        Moreover, the Bankruptcy Code contains provisions permitting both secured and unsecured claims to be impaired, including materially rewritten as to their terms and even extinguished, pursuant to a Chapter 11 plan of reorganization that has been approved by a Bankruptcy Court. There are statutory requirements (including requirements intended to provide specific economic protections for holders of both secured and unsecured claims) that are to be satisfied before a Bankruptcy Court is legally entitled to approve or confirm a Chapter 11 plan of reorganization. Through the Prepackaged Plan, if the requisite votes are cast and other conditions satisfied or waived, the confirmation of the Prepackaged Plan will bind all holders of Existing Senior Secured Notes to the treatment set forth in the Prepackaged Plan.

        However, the Bankruptcy Court will determine, based on evidence admitted at the confirmation hearing on such plan, whether certain of those statutory requirements have been satisfied upon the basis of the factual circumstances existing at the time of such confirmation hearing. The Bankruptcy Court's factual findings on such matters generally are accorded deference by any appellate court and generally are not to be reversed on appeal unless "clearly erroneous". Also, there is a doctrine generally applied by federal appellate courts, which generally is referred to as the "equitable mootness" doctrine and generally requires dismissal of any appeal of a Bankruptcy Court's order confirming a Chapter 11 plan if a stay pending appeal has not been granted and if the plan has been so consummated (e.g., the transactions contemplated under the plan such as the payment of certain claims and/or the issuance of new debt or equity instruments have taken place) such that it would be difficult or unfair to third persons to unravel or "unwind" the plan.

        Thus, a Bankruptcy Court's determination to confirm a Chapter 11 plan of reorganization is likely to be based in part on the Bankruptcy Court's factual findings as to the future circumstances existing at the time of confirmation (as well as on its legal conclusions), may be subject with respect to those factual findings to a deferential review standard if appealed, and further may evade appellate review altogether if the appellate court determines that the "equitable mootness" doctrine is applicable to the circumstances surrounding such appeal and that, consequently, the appeal of that plan should be dismissed as being "equitably moot." Accordingly, there can be no guarantee as to the manner in which the claims under the Restructured Senior Secured Notes after their issuance will be treated under any confirmed Chapter 11 plan of reorganization for Funding Corp.

Even if the requisite number and amount of holders of Existing Senior Secured Notes vote to accept the Prepackaged Plan, a U.S. bankruptcy proceeding in respect of such Prepackaged Plan may not be commenced or the Prepackaged Plan may not become effective, or the U.S. bankruptcy proceeding may be dismissed.

        If all conditions to the Exchange Offer are not met or waived by us, but the conditions to file a U.S. bankruptcy proceeding in respect of the Prepackaged Plan are met, the U.S. bankruptcy proceeding may not be commenced for many reasons including our decision not to file the U.S. bankruptcy petition. Further, even if the U.S. bankruptcy petition is filed, the U.S. Bankruptcy Court may dismiss the case or otherwise decide to abstain from hearing the case. In addition, the confirmation and effectiveness of the Prepackaged Plan are subject to certain conditions and requirements that may not be satisfied, and the U.S. Bankruptcy Court may conclude that the requirements for confirmation and effectiveness of the Prepackaged Plan have not been satisfied.

Termination of the Power Purchase Agreement and the termination or amendment of certain other Project Contracts may affect adversely the ability of the Company to operate and maintain the Facility.

        Upon the effectiveness of the Exchange Offer and the restructuring of the Company's obligations, the Power Purchase Agreement will be terminated and all claims of the Company against Emcali under that agreement will be settled. The revenues that were to have been received from Emcali under the Power Purchase Agreement (provided no offsets or other defenses are asserted by Emcali) exceeded the payments that the Company is to receive from Emcali under the Tranche E Notes.

        There can be no assurance that the revenues to be received by the Company through the Facility from the electricity market will be adequate to operate and maintain the Facility.

        As a covenant under the TermoEmcali Restructuring Agreement, the Company is to amend its Seconding Personnel Agreement with Management Services (Colombia) Ltd. on terms that are reasonably satisfactory to Emcali. In addition, the Company has agreed to use its reasonable efforts to amend its Operations and Maintenance Agreement (the "O&M Agreement") with Energy Services de Colombia S.A. ("Energy Services") so that costs are reduced by $150,000. The Company also has agreed to terminate the Technical Services Agreement. Because the Company has no employees, it relies on the services and personnel provided under those agreements for the operation and maintenance of the Facility. There can be no assurance that, following the amendment or termination of those agreements, the Company will be able to operate and maintain the Facility.

If the Exchange Offer and the restructuring of the Company's obligations are completed, Emcali will control the Company.

        The parties to the TermoEmcali Restructuring Agreement have agreed to support the capitalization by the Company of certain amounts owed by the Company to Emcali, which would have the effect of increasing Emcali's ownership of the Company to approximately 88.37%. In addition, Funding Corp. understands that it is the intent of Cauca Valley, TermoEmcali Holdings, and Leaseco to transfer to a trust their shares of the Company, subject to a right-of-first-refusal of the other shareholders of the Company. As a result of the capitalization and such transfer of shares, Emcali will control the Company and Leaseco would be removed as a managing shareholder of the Company.

If the Exchange Offer is completed, non-tendering holders of Existing Senior Secured Notes may assert claims against Funding Corp.

        It is a condition to the completion of the Exchange Offer that the holders of at least 94.5% of the principal amount of the outstanding Existing Senior Secured Notes be validly tendered in the Exchange Offer. There can be no assurance that such principal amount will be validly tendered in the Exchange Offer or that non-tendering holders will not seek to assert claims for damages and/or injunctive relief in connection with the Exchange Offer or otherwise against Funding Corp. Funding Corp. cannot assure you that any such claims would not have a Material Adverse Effect on Funding Corp. and/or the ability to complete the Exchange Offer.

No active trading market exists for the Restructured Senior Secured Notes and, if one were to not develop, the liquidity and value of the Restructured Senior Secured Notes could be harmed.

        The Restructured Senior Secured Notes will be new securities for which there is currently no existing trading market. If an active trading market does not develop for the Restructured Senior Secured Notes, the liquidity and the market price of the Restructured Senior Secured Notes may be adversely affected.

The Restructured Senior Secured Notes have not been and will not be registered under the Securities Act.

        The Restructured Senior Secured Notes have not been and will not be registered under the Securities Act. Accordingly, such securities may only be offered or sold pursuant to an exemption from the registration requirements of the Securities Act or pursuant to an effective registration statement.

Holders that exchange Restructured Senior Secured Notes for Existing Senior Secured Notes may be subject to tax.

        As described below under the heading "U.S. FEDERAL INCOME TAXATION," the exchange of Existing Senior Secured Notes for Restructured Senior Secured Notes in the Exchange Offer should be treated as a "recapitalization" for United States federal income tax purposes. As a result, a holder of Existing Senior Secured Notes should not recognize loss on the exchange for U.S. federal income tax purposes, should recognize gain to the extent of Cash payments received in the exchange, and should have a holding period in the Restructured Senior Secured Notes that includes the period for which the holder held the Existing Senior Secured Notes exchanged therefor. Additional Cash payments attributable to interest may be taxable. Although not free from doubt, we intend to treat certain additional Cash payments as payments of principal on the Restructured Senior Secured Notes. There can be no assurance that the Internal Revenue Service will not challenge the tax treatment of the transactions contemplated herein. If the exchange is not treated as a "recapitalization," a holder of Existing Senior Secured Notes would recognize gain or loss on the exchange for U.S. federal income tax purposes, measured by the value of the Cash and Restructured Senior Secured Notes received in the exchange, less the holder's adjusted tax basis in the Existing Senior Secured Notes. Under such circumstances, the holding period of the Restructured Senior Secured Notes would not begin until the date following the date of the exchange, and any capital gain or loss recognized with respect to the Restructured Senior Secured Notes within twelve months of that date would be a short-term capital gain or loss. Holders are urged to consult their own tax advisors on the income and other tax consequences hereof as relates to their particular circumstances.

     Risks Relating to Funding Corp., the Company and the Company's Business

The Company will be dependent on Emcali.

        The Company will be dependent on the performance by Emcali of its payment obligations under the Tranche E Notes. Funding Corp. will also be dependent on the performance by Emcali of its obligations as guarantor of the payment by the Company of the amounts due under the Amended and Restated Lease and the Amended Company Loan Agreement. Any material breach by Emcali of its obligations could adversely affect Funding Corp.'s Cash flows and could impair its ability to make payments of principal of and interest on the Restructured Senior Secured Notes.

Receipt by the Company of System Capacity Payments depends on fuel supply and transportation.

        In order for the Company to receive revenues from the electricity market, it is dependent upon Ecopetrol for the supply of natural gas and Ecogas for the transportation of that natural gas. A failure of performance by either Ecopetrol or Ecogas during an availability test of the Facility could result in reduced System Capacity Payments. In the event of non-performance by Ecopetrol or Ecogas, there can be no assurance of the timely availability from other suppliers of natural gas delivered to the Facility.

The Company is exposed to operating risk.

        As with any business venture of this size and nature, operation of the Facility could be affected adversely by many factors, including the breakdown or failure of equipment or processes, the performance of the Facility below expected levels of output or efficiency, the failure to operate at design specifications, terrorism, political violence, labor disputes, changes in law, the failure to obtain necessary permits or to meet permit conditions, government exercise of eminent domain power or similar events and catastrophic events including fires, explosions, earthquakes and droughts. The occurrence of such events could significantly reduce or eliminate revenues or significantly increase the expenses of the Facility, thereby jeopardizing the ability of the Company to operate and maintain the Facility, diminishing the Collateral value of the Facility. While the Company intends to maintain insurance, including not less than 12 months of business interruption insurance (subject to deductibles), to protect against certain of these operating risks and has obtained certain limited warranties for limited periods relating to the Facility, the proceeds of such insurance and warranties may not be adequate to cover the Facility's lost revenues or increased costs.

The Company must comply with environmental and other regulatory permits and approvals.

        The Company is subject to a number of Colombian statutory and regulatory standards and required approvals relating to energy, labor and environmental laws. There can be no assurance that the Project will operate within the limits established by the permits or approvals.

The Company may not be able to obtain adequate insurance.

        The Company is obligated under the Financing Documents and certain other Project Contracts to obtain and keep in force comprehensive insurance with respect to the Facility, including general liability insurance and machinery coverage, business interruption insurance and all-risk property damage insurance, including, among other things, damage caused by fire, floods or hurricanes. There is no assurance that such insurance coverage will be available in the future at commercially reasonable costs or that the amounts for which the Company is insured or amounts which the Company receives under such insurance coverage will cover all losses. Pursuant to Colombian law, certain insurance must be maintained by Colombian insurers. The Company intends to cause this insurance to be reinsured with international insurers to the extent permitted under Colombian law, but there can be no assurance that adequate reinsurance will be commercially available or that the Company could proceed directly against the reinsurers. It is uncertain whether Colombian law would permit insureds to proceed directly against reinsurers.

The Facility is exposed to sovereign action and other risks of an emerging market.

        The Facility is located in Colombia and, as with all assets in emerging markets countries, is subject to political, economic and other uncertainties, including expropriation, nationalization, renegotiation or nullification of existing contracts, currency exchange restrictions and international monetary fluctuations. Furthermore, Colombia has experienced violence related to guerilla activity. Although the Company maintains insurance for terrorism, there can be no assurance as to the adequacy of such coverage.

        The Colombian government exercises influence over the Colombian economy which could have a significant impact on public and private sector entities, including Emcali, Ecopetrol and Ecogas, and on market conditions affecting the value of the Restructured Senior Secured Notes. Future Colombian government actions concerning the economy or the operation and regulation of nationally important facilities, such as power plants, could have a significant effect on the Company and Emcali. There can be no assurance that future developments in the Colombian economy will not impair the Company's business or financial condition or Emcali's ability to make payments under the Tranche E Notes or to perform its obligations under its payment guarantees.

There is a risk of political influence affecting decisions related to the Company.

        Although legally and financially Emcali operates independently of the City Council of Cali, there can be no assurance that the decisions made by the board and management of Emcali will be free of political influence nor can there be assurance that the documents through which Emcali is constituted will not be amended. Under the terms of the Emcali Restructuring Agreement, however, a committee of Emcali's creditors will have the ability to monitor the actions of Emcali and to provide a list of candidates for Emcali's board. See "SUMMARY OF NEW, AMENDED OR TERMINATED PRINCIPAL PROJECT CONTRACTS - Emcali Restructuring Agreement."

Factors limiting enforcement of rights; realization of collateral and enforcement of judgments.

        The Restructured Senior Secured Notes will be secured by Liens on substantially all of the assets of Funding Corp., the Company and Leaseco related to the Facility, including all of the Tranche E Notes. In the event of a default under the common agreement or other Financing Documents, there can be no assurance that an exercise of remedies, including foreclosing on the assets in a judicial proceeding as described below, would provide sufficient funds to repay all amounts due on the Restructured Senior Secured Notes.

        Collateral located in Colombia will be held by the Colombian Security Agent pursuant to certain trusts and pledge agreements under Colombian law consistent with the Amended Collateral Agency Agreement applicable to the Existing Senior Secured Notes. There can be no assurance that these arrangements will be effective to create a senior perfected security interest in such Collateral enforceable in the same manner and to the same extent as senior security interests granted under laws in the United States.

        Although the Restructured Senior Secured Notes will be secured by pledge of the ownership interests in the Company now held by Cauca Valley, Holdings and Leaseco, they are not secured by a Lien on or security interest in the ownership interests of the Company that will be held by Emcali or INCA. Emcali will, however, be a party to a Voting Agreement pursuant to which it will agree to vote its interests in order to effectuate the security interests granted by the Company in the event of a default under the New Indenture.

        Substantially all of the assets of the Company, other than certain of its accounts with the Collateral Agent, are located in Colombia. As a result, it may not be possible for Noteholders to effect service of process on the Company outside of Colombia or to enforce outside of Colombia judgments against the Company, including enforcement in the United States of judgments predicated upon the civil liability provisions of the United States federal securities laws. The Company has been advised by its Colombian counsel that the United States and Colombia do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters but the Supreme Court of Colombia has accepted that reciprocity would exist when it has been proven either that a United States court has enforced a Colombian judgment or that a United States court would enforce a foreign judgment, including a judgment issued by a Colombian court. For a foreign judgment to be effective and enforceable in Colombia, it must be proved in accordance with the Colombian Rules of Court, as contained in the Colombian Civil Procedure Code, following the process of demanding for an exequatur (proceedings in the Colombian Judicial System for recognition of a foreign judicial decision or arbitral award), which must be presented before Colombia's Supreme Court. Therefore, a final judgment for the payment of money rendered by a federal or state court in the United States based on civil liability, whether or not predicated solely upon the civil liability provisions of the United States federal securities laws, would be enforceable in Colombia against the Company only if an exequatur therefor has been granted in accordance with the Colombian Rules of Court. The Company also has been advised by its Colombian counsel that there can be no assurance as to the enforceability, in original actions in Colombian courts, of liabilities predicated solely on the United States federal or other non-Colombian securities laws.

Foreign exchange controls.

        The Company has made the necessary registration with Banco de la Republica (the "Central Bank") to make payments under the Existing Lease and the Company Loan Agreement in U.S. dollars, though the Company is currently resolving a discrepancy between its records and those of the Central Bank with respect to the amount registered. Colombian law permits the Colombian government to impose certain temporary foreign exchange controls in the event the foreign currency reserves of the Central Bank fall below a level equal to the value of three months of imports into Colombia. Any such imposition of controls may adversely affect the ability of the Company to transfer such payments to the Trustee for payments on the Loans or the notes. In such circumstances, however, it is anticipated that payments in Colombian pesos may be made.

        In addition, in the event that the obligations under the Restructured Senior Secured Notes or the Loans are accelerated, the Company will be permitted, subject to compliance with certain rules, to pay the principal and interest under the Amended and Restated Lease and the Amended Company Loan Agreement (and therefore, in respect of the Restructured Senior Secured Notes); provided that the Company complies with applicable deposit rules for foreign indebtedness operations under Colombian foreign exchange laws and regulations. As of the date hereof, the applicable requirement for foreign indebtedness operations amounts to zero percent (0%) of the outstanding amounts under foreign indebtedness operations.

Reliance on projections and underlying assumptions.

        For purposes of preparing the projections contained or referenced herein, certain assumptions were made, of necessity, with respect to, among other things, the payment by Emcali of the amounts due under the Tranche E Notes, the expected revenues and expenses of Emcali, and the expected revenues and expenses of the Company, including the revenues that the Company will receive in respect of the Facility from the electricity market in Colombia. These assumptions and the other assumptions used in the projections are inherently subject to significant uncertainties and actual results will differ, perhaps materially, from those projected. Accordingly, the projections are not necessarily indicative of current values or future performance and none of Funding Corp., the Company, Leaseco, Emcali or any other person assumes any responsibility for their accuracy. Therefore, no representation is made or intended, nor should any be inferred, with respect to the likely existence of any particular future set of facts of circumstances. If actual results are materially less favorable than those shown or if the assumptions used in formulating the projections prove to be incorrect, the ability to make payments of principal of and interest on the Loans, the Guarantees and the Restructured Senior Secured Notes may be adversely affected.

                              The Prepackaged Plan

Uncertain duration of a bankruptcy proceeding.

        While Funding Corp. believes that a bankruptcy filing solely for the purpose of implementing an agreed-upon restructuring would be of short duration and would not be seriously disruptive to its business or the business of the Company, there can be no assurance that this will be the case. Although the Prepackaged Plan is designed to minimize the length of the bankruptcy proceeding, it is impossible to predict with certainty the amount of time that Funding Corp. may spend in bankruptcy or that the Prepackaged Plan will be confirmed.

The court may conclude that the Prepackaged Plan does not meet the requirements for confirmation.

        Even if the requisite acceptances are received, the Bankruptcy Court, which, as a court of equity may exercise substantial discretion, may choose not to confirm the Prepackaged Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Prepackaged Plan will not be followed by liquidation or the need for further financial reorganization of Funding Corp. (see "THE PREPACKAGED PLAN - Feasibility of the Prepackaged Plan and the Best Interests of Creditors Test -- Feasibility of the Prepackaged Plan"), and that the value of plan distributions to dissenting members of an accepting impaired class may not be less than the value such holders would receive if Funding Corp. is liquidated under Chapter 7 of the Bankruptcy Code. Although Funding Corp. believes that the Prepackaged Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

        The solicitation for acceptance of the Prepackaged Plan must comply with the requirements of Section 1126(b) of the Bankruptcy Code and the applicable Bankruptcy Rules with respect to the length of the solicitation period and compliance with applicable non-bankruptcy law, if any. This Offering Memorandum and Disclosure Statement must contain adequate information as defined by Section 1125 of the Bankruptcy Code. If the Bankruptcy Court were to find that the Offering Memorandum and Disclosure Statement did not so comply, all acceptances received pursuant to it could be deemed invalid and we could be forced to resolicit acceptances under

Section 1125(b) of the Bankruptcy Code, in which case confirmation of the Prepackaged Plan could be delayed and possibly jeopardized.

        There can be no assurance that the Prepackaged Plan will ever be filed and, if the Prepackaged Plan is filed, there can be no assurance that modifications thereof will not be required for confirmation, or that such modifications would not result in a resolicitation of acceptances.

Conditions to consummation of the Prepackaged Plan may not be satisfied.

        Consummation of the Prepackaged Plan is conditioned upon, among other things, entry of the Confirmation Order which will approve, among other things, the Restructured Senior Secured Notes and certain releases. In addition, there are other conditions that must be satisfied before the Effective Date can occur. See "THE PREPACKAGED PLAN - Anticipated Events in a Reorganization Case - Conditions to Confirmation and Consummation." As of the date of this Offering Memorandum and Disclosure Statement, there can be no assurance that any or all of the foregoing conditions will be met (or waived) or that the other conditions to consummation, if any, will be satisfied (or waived). Accordingly, even if the Prepackaged Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Prepackaged Plan will be consummated and the restructuring completed.

Filing of Funding Corp.'s Prepackaged Plan will not prevent actions by others.

        Under Colombian Law, the SSPD may take over any public utility company (including the Company) in order to ensure that the utility continues to provide services if the utility has suspended or may suspend the performance of its commercial obligations. The SSPD also may take over a public utility company upon occurrence of certain events, including (i) if the Company cannot, or will not, render its services in accordance with the required standards, and such services are necessary to preserve the public welfare, or to avoid damages to third parties, (ii) if the Company's administrators repeatedly violate applicable regulations, or persistently default on the Company's contractual obligations, (iii) if the Company has, or it is feared that it will, suspend the payment of its commercial obligations, or (iv) upon the occurrence of a natural disaster or serious disruption to the public order.

        An administrative takeover of a company by the SSPD will have, among others, the following main effects:

        o the administration of the Company will be conducted by a trust company or by a natural person designated by the SSPD;

        o if the takeover is based on circumstances caused by the Company's administrators or shareholders, the SSPD will establish a deadline, not to exceed two (2) years, by which the circumstances must be resolved; otherwise the company will be liquidated;

        o if the SSPD determines that the company has lost any part of its equity, the SSPD may reduce the Company's nominal capital;

        o creditors will be stayed from initiating or commencing collection lawsuits against the Company; and

        o the seizure and/or foreclosure of the Company's assets will be stayed.

        The purpose of an administrative takeover of the Company would be to address the causes that led to the need to proceed with the takeover. If such problems cannot be resolved, and it is found that the rehabilitation for the Company is not feasible, the SSPD may proceed with its liquidation. Upon such a takeover, the Company would not control its operations.

        Notwithstanding the commencement by Funding Corp. of a U.S. bankruptcy case in respect of the Prepackaged Plan, a creditor may elect to initiate a Debt Reorganization Procedure (as defined below) under Law 550 of Colombia against the Company.

    PROCEDURES FOR TENDERING EXISTING SENIOR SECURED NOTES AND EXECUTING THE
                                  PAPER BALLOT

        Each of the below steps are described in greater detail in the sections under the table. You should carefully read the entire procedure before tendering Existing Senior Secured Notes and returning Ballots.

        THE TENDER OF THE EXISTING SENIOR SECURED NOTES (AND TRANSMITTAL OF RELATED AGENT'S MESSAGE) WILL BE DEEMED AN ACCEPTANCE OF (A) THE PROPOSED AMENDMENTS, WAIVERS AND TERMINATIONS, (B) THE EXCHANGE OFFER, (C) THE PREPACKAGED PLAN AND (D) THE RELEASES WITH RESPECT TO ALL OF YOUR EXISTING SENIOR SECURED NOTES TENDERED AND AN AUTHORIZATION AND DIRECTION TO THE EXISTING INDENTURE TRUSTEE TO EXECUTE THE AMENDMENTS, WAIVERS AND TERMINATIONS AND TO OTHERWISE TAKE SUCH FURTHER NECESSARY ACTION TO EFFECTUATE THE EXCHANGE OFFER, INCLUDING, WITHOUT LIMITATION, DIRECTING THE COLLATERAL AGENT TO EXECUTE CERTAIN AMENDMENTS AND TO TAKE ANY SUCH FURTHER ACTION NECESSARY ON ITS PART TO EFFECTUATE THE EXCHANGE OFFER (THE "AUTHORIZATION AND DIRECTION").


       Summary of Instructions for Tendering Existing Senior Secured Notes, Accepting the Proposed Amendments, Waivers and Terminations, Accepting the Prepackaged Plan, and Granting the Releases with Respect to the Tendered Existing Senior Secured Notes and Authorization and Direction

-------------------------------------------------------------------------------

        TENDER OF EXISTING SENIOR SECURED NOTES AND TRANSMITTAL OF AGENT'S
        MESSAGE

        Beneficial Holders of Existing Senior Secured Notes who hold the Existing Senior Secured Notes in book-entry form ("Holder"), desiring to accept
(a) the proposed amendments, waivers and terminations, including the Authorization and Direction, (b) the Exchange Offer, (c) the Prepackaged Plan and (d) the releases, must request the Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction through the Depositary Trust Company ("DTC") pursuant to DTC's Automated Tender Offer Program ("ATOP"). The Existing Senior Secured Notes are tendered in the Exchange Offer by a Holder making a book-entry delivery of its Existing Senior Secured Notes through its DTC account AND the amendments, waivers and terminations (including the Authorization and Direction), the Prepackaged Plan and the releases are accepted by transmittal of the agent's message. The DTC participant will transfer those Existing Senior Secured Notes and indicate the acceptance of the Exchange Offer, the amendments, waivers and terminations (including the Authorization and Direction), the Prepackaged Plan and the releases to the Exchange Agent's ATOP account.

        Existing Senior Secured Notes held through Euroclear or Clearstream, Luxembourg must comply with the procedures established by Euroclear or Clearstream Luxembourg, as applicable, for participation. By tendering through Euroclear or Clearstream you will provide for acceptance of (a) the proposed amendments, waivers and terminations, including the Authorization and Direction,
(b) the Exchange Offer, (c) the Prepackaged Plan, and (d) the releases.

-------------------------------------------------------------------------------

        EXECUTION OF PAPER BALLOTS (1)

        Beneficial and Master Ballots - If a DTC participant holds the Existing Senior Secured Notes for any beneficial holders other than itself, it must deliver a paper beneficial Ballot to those customers, along with the Offering Memorandum and Disclosure Statement. The beneficial holder should complete Item 1 (unless the beneficial Ballot has been prevalidated) and Items 2, 3, 4 and 5 of the paper beneficial Ballot and return it to the DTC participant. The DTC participant should indicate the votes of the beneficial holders to accept or reject the Exchange Offer together with the consents to the amendments, waivers and terminations (and the Authorization and Direction), along with the Prepackaged Plan and the releases in Item 2 of the paper master Ballot, as transmitted to the DTC participant by the beneficial holders of the Existing Senior Secured Notes on the beneficial Ballot. The DTC participant should then sign and date the paper master Ballot and return the paper master Ballot to Bondholder

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Communications Group.

        Prevalidation - Alternatively, a DTC participant may prevalidate the paper beneficial Ballot for its customers by completing Item 1 (a label may be used) and delivering to the beneficial holder such "prevalidated" paper beneficial Ballot, along with the Offering Memorandum and Disclosure Statement. The beneficial holder should complete Items 2, 3, 4 and 5 of the "prevalidated" beneficial Ballot and return it to directly to Bondholder Communications Group.

        Existing Senior Secured Notes held by a Nominee - A Holder that owns Existing Senior Secured Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee will receive from its nominee, along with the Offering Memorandum and Disclosure Statement, a paper beneficial Ballot to vote to accept or reject (a) Exchange Offer, including the proposed amendments, waivers and terminations and the Authorization and Direction and the Prepackaged Plan and (b) the releases. On the paper beneficial Ballot, the beneficial holder should complete Item 1 (if not already completed by your nominee), Item 2, Item 3, Item 4 (if applicable) and Item 5 and return the beneficial Ballot to either (i) the nominee who will return it to Bondholder Communications Group or (ii) to Bondholder Communications Group if the beneficial holder received a "prevalidated" beneficial Ballot (i.e., a Ballot with Item 1 completed by your nominee).

-------------------------------------------------------------------------------

        (1) You must tender the Existing Senior Secured Notes as described above AND mail in the appropriate paper Ballot by the Voting Deadline. Funding Corp. reserves the right to deem the tendering of the Existing Senior Secured Notes (together with the related agent's message) described in the section "Tender of Existing Senior Secured Notes and Transmittal of Agent's Messages" above as an acceptance of (a) the proposed amendments, waivers and terminations, including the Authorization and Direction, (b) the Exchange Offer, (c) the Prepackaged Plan and (d) the releases; however, in the event that the Bankruptcy Court requires a paper Ballot, we will submit such paper Ballots.

-------------------------------------------------------------------------------

THE VOTING DEADLINE BY WHICH YOUR BALLOT MUST BE RECEIVED BY THE EXCHANGE AGENT IS 5:00 P.M., NEW YORK CITY TIME ON SEPTEMBER 9, 2005. IF YOUR BALLOT IS NOT RECEIVED ON OR BEFORE THE VOTING DEADLINE, THE VOTES REPRESENTED BY YOUR BALLOT WILL NOT BE COUNTED. IF YOUR BENEFICIAL BALLOT HAS NOT BEEN PREVALIDATED, YOU MUST RETURN YOUR PAPER BALLOT TO YOUR NOMINEE IN ENOUGH TIME FOR YOUR NOMINEE TO SUBMIT YOUR VOTE TO THE EXCHANGE AGENT BY 5:00 PM, NEW YORK CITY TIME, ON SEPTEMBER 9, 2005.


YOU MUST RETURN A PAPER BALLOT IN ADDITION TO TENDERING YOUR EXISTING SENIOR SECURED NOTES PURSUANT TO THE ELECTRONIC PROCEDURE DESCRIBED ABOVE.

MAILING ADDRESS FOR ALL MASTER BALLOTS AND PREVALIDATED BENEFICIAL BALLOTS:

                            TermoEmcali Funding Corp.
                       c/o Bondholder Communications Group
                              Attn: Trina Caliveri
                           30 Broad Street, 46th Floor
                               New York, NY 10004
-------------------------------------------------------------------------------

        Tendering Existing Senior Secured Notes

BENEFICIAL HOLDERS MAY NOT SPLIT THEIR VOTES. EACH BENEFICIAL HOLDER MUST VOTE ALL OF THE EXISTING SENIOR SECURED NOTES HELD EITHER TO ACCEPT OR REJECT TOGETHER THE EXCHANGE OFFER AND THE PREPACKAGED PLAN, WHICH INCLUDES THE ACCEPTANCE OR REJECTION, AS THE CASE MAY BE, OF THE PROPOSED AMENDMENTS, WAIVERS AND TERMINATIONS AND OF THE AUTHORIZATION AND DIRECTION. EACH BENEFICIAL HOLDER MUST ALSO ELECT IN THE PAPER BALLOT TO GRANT OR DENY THE RELEASES TO BE PROVIDED

BY THE HOLDERS UNDER THE PREPACKAGED PLAN; PROVIDED, HOWEVER, THAT IF THE EXCHANGE OFFER IS CONSUMMATED, SUCH RELEASES WILL BE DEEMED TO BE GIVEN.

        Voting Deadline. A copy of this Offering Memorandum and Disclosure Statement with the Prepackaged Plan is being distributed to all holders of Class 2 Senior Secured Claims, the only impaired class entitled to vote under the Prepackaged Plan. In addition, a paper master Ballot (where appropriate) and a paper beneficial Ballot, attached to the Offering Memorandum and Disclosure Statement as Appendix O and Appendix P, respectively, are being delivered to those Holders of Class 2 Senior Secured Claims, the only holders that are entitled to vote to accept or reject the Prepackaged Plan. In order to be counted, all tenders, agent's message, paper master Ballots and paper beneficial Ballots indicating acceptance or rejection of the Prepackaged Plan MUST BE RECEIVED by Exchange Agent at its address set forth in "THE EXCHANGE OFFER AND CONSENT SOLICITATION - Exchange Agent; Assistance" no later than the expiration date. Paper beneficial Ballots that are not prevalidated should be submitted to the beneficial holder's nominee (other than "prevalidated" beneficial Ballots, which may be returned directly to the Exchange Agent), and the beneficial holder should make sure its nominee receives the paper beneficial Ballot in time to submit it before 5:00 pm New York City Time on September 9, 2005, the Voting Deadline.

        Existing Senior Secured Notes held through DTC. The Exchange Agent will establish one or more ATOP accounts on our behalf with respect to the Existing Senior Secured Notes at DTC promptly after the commencement date of this Exchange Offer. Any DTC participant can make book-entry delivery of Existing Senior Secured Notes credited to the participant's DTC account by causing DTC to transfer those securities into the ATOP account and electronically deliver the consents and releases with respect to such securities. DTC will authorize DTC participants for whom DTC or its nominee holds securities as of the Voting Record Date (as set for the securities position listing of DTC as of the Voting Record Date) to execute consents and waivers with respect to such securities as if such participants were the holders of record of such securities as of the Voting Record Date. Accordingly, such participants of such securities and agent's messages transmitted by DTC shall be deemed to be valid consents and waivers with respect to such securities.

        Tenders of notes are effected through ATOP by delivery of an "agent's message" by DTC to the Exchange Agent. "Agent's message" means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, stating that DTC has received from the tendering participant an express acknowledgment that (1) the participant has received a copy of this document and agrees to be bound by the terms and conditions of the Exchange Offer as described in this document and (2) we may enforce that agreement against that tendering participant.

        Delivery through DTC of any tenders transmitted through ATOP is at the risk of the tendering holder. Delivery will be deemed made only when actually received by the Exchange Agent. Holders desiring to tender their Existing Senior Secured Notes on the expiration date should note that such holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such respective date. Delivery of such documents to DTC does not constitute delivery to the Exchange Agent. Pursuant to authority granted by DTC, any DTC participant that has notes credited to its DTC account at any time (and thereby held of record by DTC's nominee) may directly tender notes as though it were the holder of the notes by transmitting its acceptance of the Exchange Offer through ATOP, for which the Exchange Offer will be eligible. Delivery of tendered notes must be made to the Exchange Agent pursuant to the book-entry delivery procedures described above.

        Existing Senior Secured Notes held through Euroclear and/or Clearstream, Luxembourg. Holders of Existing Senior Secured Notes that are held through Euroclear or Clearstream, Luxembourg must comply with the procedures established by Euroclear or Clearstream, Luxembourg, as applicable, for participation. Euroclear and Clearstream, Luxembourg intend to collect from their direct participants: (1) instructions to (a) tender Existing Senior Secured Notes held by them on behalf of their participants, (b) provide consent to the proposed amendments, waivers and terminations, including the Authorization and Direction
(c) "block" any transfer of Existing Senior Secured Notes so tendered until the later of completion or termination of this Exchange Offer, and (d) debit their account on or about the closing of the Exchange Offer in respect of all tendered Existing Senior Secured Notes and (2) irrevocable authorizations to disclose the name of the direct participants and information about the foregoing instructions.

        Upon receipt of these instructions, Euroclear and Clearstream, Luxembourg will advise the Exchange Agent of the amount of the Existing Senior Secured Notes being tendered and other required information.

        Euroclear and Clearstream, Luxembourg may impose additional deadlines in order to process properly these instructions. As part of tendering through Euroclear or Clearstream, Luxembourg, beneficial holders are required to become aware of any such deadlines.

        The receipt of such an instruction by Euroclear or Clearstream, Luxembourg may be acknowledged in accordance with the standard practices of Euroclear or Clearstream, Luxembourg. For the avoidance of doubt any such acknowledgement does not constitute an acceptance of the tender by us or on our behalf.

        Execution of Paper Ballot

        If a bankruptcy proceeding is commenced, Funding Corp. will take the position before the Bankruptcy Court that the electronic tender of Existing Senior Secured Notes and transmittal of an agent's message is sufficient for purposes of acceptance of the Prepackaged Plan and the releases. We nevertheless are asking for you to submit a paper Ballot in addition to any electronic tender of your Existing Senior Secured Notes through the Exchange Offer to avoid the need for, and delay from, a new solicitation if the Bankruptcy Court rejects our position and requires executed paper Ballots.

        Attached to this Offering Memorandum and Disclosure Statement are paper master Ballot forms on which nominees or holders of record of the Existing Senior Secured Notes must record the votes, if any, of the beneficial holders of such instruments authorizing the tender of the Existing Senior Secured Notes and acceptance of (a) the proposed amendments, waivers and terminations, including the Authorization and Direction, the Exchange Offer, and the Prepackaged Plan, and (b) the releases.

        Any paper beneficial Ballot or paper master Ballot which is validly executed but which does not indicate acceptance or rejection of the Exchange Offer, the proposed amendments, waivers and terminations, including the Authorization and Direction the Prepackaged Plan and the releases by the indicated beneficial holder will not be counted.

        The method of delivery of the paper Ballot and all other required documents is at the election and risk of the tendering holder. If delivery is by mail, we recommend delivery by registered mail, properly insured, with return receipt requested. Instead of delivery by mail, we recommend that each holder use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery.

        Holders of Existing Senior Secured Notes. DTC participants should complete the paper master Ballot, which is attached as Appendix O to this Offering Memorandum and Disclosure Statement. The DTC Participant should complete the paper master Ballot pursuant to the instructions provided on p. 6 of the paper master Ballot and return the paper master Ballot to the Exchange Agent. All original paper master Ballots must be received by the Exchange Agent no later than 5:00 p.m. New York City time on September 9, 2005.

        If a DTC participant holds Existing Senior Secured Notes for any beneficial holders other than itself, it must deliver a paper beneficial Ballot to those customers, along with this Offering Memorandum and Disclosure Statement and other materials requested to be forwarded. The beneficial holder should complete Item 1 (unless the Ballot has been prevalidated) and Items 2, 3, 4 and 5 of the paper beneficial Ballot and return it to its nominee. Upon receipt of the paper beneficial Ballots from the underlying holders, the DTC participant must properly complete the paper master Ballot pursuant to the instructions provided on p. 6 of the paper master Ballot.

        Alternatively, a DTC participant may prevalidate the paper beneficial Ballot for its customers by completing Item 1 (a label may be used) and deliver to the beneficial holder such "prevalidated" paper beneficial Ballot, along with this Offering Memorandum and Disclosure Statement. The beneficial holder who has received a prevalidated paper beneficial Ballot should complete Items 2, 3, 4 and 5 of the prevalidated beneficial Ballot and return it to directly Bondholder Communications Group.

        Existing Senior Secured Notes held by a Nominee. With the delivery of this Offering Memorandum and Disclosure Statement, beneficial holders will have received a paper beneficial Ballot. The paper Ballot may have been signed or "pre-validated" by the beneficial holders nominee. On the paper beneficial Ballot, the beneficial holder should complete the paper beneficial Ballot pursuant to the instructions provided on page 4 of the paper beneficial Ballot and return the paper beneficial Ballot to either (i) the nominee who will return it to Bondholder Communications Group or (ii) to Bondholders Communication Group if the beneficial holder received a "prevalidated" Ballot. The beneficial holder should make sure its nominee receives the beneficial Ballot in time to submit it before the Voting Deadline. In cases where a beneficial holder submits a "prevalidated" Ballot, such "prevalidated" beneficial Ballot must be received by the Exchange Agent no later than 5:00 p.m. New York City time on September 9, 2005.

        Creditors Entitled to Vote on the Prepackaged Plan. As more fully described below, the Prepackaged Plan designates five separate classes of Claims against and Equity Interests in Funding Corp. (other than "Administrative Claims" and "Priority Tax Claims"). Only Claims in Class 2 are impaired. Thus, only holders of Class 2 Senior Secured Claims (i.e., the Existing Senior Secured Notes) are being solicited and are entitled to vote to accept or reject the Prepackaged Plan. In addition to holders of Administrative Claims and Priority Tax Claims (which are not classified under the Prepackaged Plan, pursuant to Section 1126(f) of the Bankruptcy Code), holders of Claims or Equity Interests in Classes 1, 3, 4 and 5 are not entitled to vote to accept or reject the Prepackaged Plan, and are deemed to have accepted the Prepackaged Plan, because such classes are unimpaired under the Prepackaged Plan.

        Vote Required for Class Acceptance. The bankruptcy court will determine whether sufficient acceptances have been received to confirm the Prepackaged Plan. An impaired class of Claims will have accepted the Prepackaged Plan if the holders of Claims in that class voting in favor of the Prepackaged Plan (i) hold at least two-thirds in aggregate amount of the Claims of the holders in such class who actually cast votes with respect to the Prepackaged Plan and (ii) comprise more than one-half in number of the holders in such class who actually cast votes with respect to the Prepackaged Plan. An impaired class of Equity Interests will have accepted the Prepackaged Plan if the holders of Equity Interests in that class voting in favor of the Prepackaged Plan hold at least two-thirds in aggregate amount of the Equity Interests of the holders in such class who actually cast votes with respect to the Prepackaged Plan. Only Claims in Class 2 are impaired under the Prepackaged Plan and thus, only the holders of Class 2 Senior Secured Claims are being solicited and are entitled to vote to accept or reject the Prepackaged Plan. ALL OTHER CLASSES ARE UNIMPAIRED AND ARE DEEMED TO HAVE ACCEPTED THE PREPACKAGED PLAN.

        Counting of Ballots and Agent's Messages for Determining Acceptance of the Prepackaged Plan. Funding Corp. intends to count all Ballots received on or prior to the Voting Deadline for purposes of determining whether the impaired class that is entitled to vote has accepted or rejected the Prepackaged Plan. Bankruptcy Rule 3018(b) prescribes the conditions that must be satisfied in order to count the Ballots solicited with respect to a plan of reorganization prior to the commencement of a Chapter 11 case. Bankruptcy Rule 3018(b) requires that (i) the Prepackaged Plan must have been disseminated to substantially all impaired creditors and equity interest holders in the class(es) entitled to vote, (ii) the time prescribed for voting on the Prepackaged Plan must not have been unreasonably short, and (iii) the solicitation must have been conducted in accordance with Section 1126(b) of the Bankruptcy Code, which requires that the solicitation be conducted in compliance with all applicable non-bankruptcy laws, rules, or regulations or, if there are no such applicable laws, rules or regulations, that the disclosure statement with respect to the Prepackaged Plan contains "adequate information," as defined in Section 1125(a) of the Bankruptcy Code. Section 1125(a) defines "adequate information" as information of a kind and in sufficient detail as far as is reasonably practicable in light of the nature and history of a company and the condition of such company's books and records, that would enable a hypothetical reasonable investor typical of holders of Claims or Equity Interests of the relevant class to make an informed judgment about the Prepackaged Plan of reorganization.

        Funding Corp. believes that all of the requirements of Bankruptcy Rule 3018(b) will be satisfied. This Offering Memorandum and Disclosure Statement and the Prepackaged Plan, together with all of the accompanying materials, are being transmitted to all holders of Class 2 Senior Secured Claims, the only class of Claims or Equity Interests entitled to vote to accept or reject the Prepackaged Plan. The solicitation period determined by Funding Corp. for voting on the Prepackaged Plan is twenty (20) business days, which is longer than the ten (10) business day period allowed pursuant to General Order 203 (the "General Order") of the United Stated Bankruptcy Court

Southern District of New York Article VII.A.2 Voting Guidelines, which is the suggested solicitation period for securities which are not "Publicly Traded Securities," as defined in the General Order, dated February 24, 1999. We reserve the right, however, to file the Prepackaged Plan with the Bankruptcy Court before twenty business days have elapsed if we believe all the requirements for the Prepackaged Plan have been met. Even if we commence the Prepackaged Plan before the end of the solicitation period, we will continue to receive properly completed Ballots and agent's messages up to the Voting Deadline.

        Funding Corp. believes that this Offering Memorandum and Disclosure Statement contains adequate information (within the meaning of Section 1125(a)(1) of the Bankruptcy Code) for all holders of Class 2 Senior Secured Claims, the only class entitled to vote to accept or reject the Prepackaged Plan, to make an informed judgment about the Prepackaged Plan.

        Signatures

        If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such Person should indicate such capacity when signing and, unless otherwise determined by Funding Corp., must submit proper evidence satisfactory to Funding Corp. of authority to so act. Authorized signatories should submit the separate Ballot of each of the beneficial holders for whom they are voting.

        UNLESS THE BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE EXCHANGE AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN. IN NO CASE SHOULD A BALLOT BE DELIVERED TO ANY ENTITY OTHER THAN THE NOMINEE OR THE EXCHANGE AGENT.

        As used in this Offering Memorandum and Disclosure Statement with respect to the Existing Senior Secured Notes, a "registered holder" is any person in whose name the Existing Senior Secured Notes are registered on the books of DTC.

        We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Existing Senior Secured Notes tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject Existing Senior Secured Notes not properly tendered and to reject any Existing Senior Secured Notes if acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to particular Existing Senior Secured Notes at any time, including the right to waive the ineligibility of any Holder who seeks to tender Existing Senior Secured Notes in the Exchange Offer.

        Our interpretation of the terms and conditions of the Exchange Offer, including the Ballot and its instructions, will be final and binding on all parties, unless the Bankruptcy Court orders otherwise with respect to the Ballot in the Chapter 11 Case. Unless waived, any defects or irregularities in connection with tenders of Existing Senior Secured Notes for exchange must be cured within such period of time as we determine. Neither we nor the Exchange Agent is under any duty to give notification of defects in such tenders nor will we or the Exchange Agent incur any liability for failure to give such notification. The Exchange Agent will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Existing Senior Secured Notes for exchange but will not incur any liability for failure to give such notification. Tenders of Existing Senior Secured Notes will not be deemed to have been made until such irregularities have been cured or waived.

                   THE EXCHANGE OFFER AND CONSENT SOLICITATION


General.

        PARTICIPATION IN THE EXCHANGE OFFER AND CONSENT SOLICITATION IS VOLUNTARY AND HOLDERS OF EXISTING SENIOR SECURED NOTES SHOULD CAREFULLY CONSIDER WHETHER TO TENDER AND CONSENT. NONE OF FUNDING CORP., THE BOARD OF DIRECTORS OR OFFICERS OF FUNDING CORP., THE COMPANY OR THE MANAGING SHAREHOLDERS OF THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO THE HOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING IN THE OFFER OR WHETHER TO CONSENT OR REFRAIN FROM CONSENTING IN THE CONSENT SOLICITATION. HOLDERS OF EXISTING SENIOR SECURED NOTES ARE URGED TO CONSULT THEIR LEGAL, FINANCIAL AND TAX ADVISORS IN MAKING THEIR DECISIONS ON WHAT ACTION TO TAKE IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

        Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means (i) any person in whose name any Existing Senior Secured Notes are registered on the books of Funding Corp., (ii) any other person who has obtained a properly completed bond power from the registered holder or (iii) any person whose Existing Senior Secured Notes are held of record by The Depository Trust Company, commonly referred to as "DTC", and who desires to deliver such Existing Senior Secured Notes by book-entry transfer at DTC.

Principal Terms of the Exchange Offer and the Consent Solicitation.

        Upon the terms and subject to the conditions of the Exchange Offer, we are offering to exchange, for each $1,000 principal amount of Existing Senior Secured Notes that are validly tendered in the Exchange Offer, $968.58 principal amount of Restructured Senior Secured Notes plus $31.42 in Cash, which payment recognizes that if $1,000 principal amount of Existing Senior Secured Notes had been exchanged for $1,000 principal amount of Restructured Senior Secured Notes on June 16, 2004, an additional $31.42 in principal would have been amortized since such an exchange based on the interest payments that have been made to the holders of the Existing Senior Secured Notes since June 16, 2004, which exceed the interest payments that would have been made at the restructured interest rate of 5% per annum from June 16, 2004 to June 30, 2005 and 6% per annum thereafter.

        The Restructured Senior Secured Notes are being offered and issued by us to holders of Existing Senior Secured Notes pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, referred to herein as the Securities Act, provided by Section 3(a)(9) of the Securities Act and pursuant to Section 1145 under the Bankruptcy Code in the context of a Prepackaged Plan.

        Upon the terms and subject to the conditions of the Exchange Offer, we are soliciting consents from holders to the New Indenture, the New Common Agreement, to amend the original indenture and common agreement, and to amend, waive or terminate certain other agreements or the provisions thereof, all as described further in "PROPOSED AMENDMENTS," "SUMMARY OF NEW, AMENDED OR TERMINATED PRINCIPAL PROJECT CONTRACTS" and "DESCRIPTION OF NEW, AMENDED OR TERMINATED FINANCING AGREEMENTS."

        The tender of Existing Senior Secured Notes will be deemed to constitute the consent of such tendering holder to the proposed new agreements, amendments, waivers and terminations. However, we reserve the absolute right to allow holders of Existing Senior Secured Notes, in certain circumstances, to consent to the proposed amendments, waivers and terminations notwithstanding the fact that such holder has not tendered its Existing Senior Secured Notes in the Exchange Offer. There will be no separate payment for consents.

        The with the tender, of at least 94.5% of the aggregate outstanding principal balance of the Existing Senior Secured Notes is a condition to closing the Exchange Offer and will satisfy the requisite consent required for the proposed amendments, waivers and terminations of the Financing Documents under the current indenture and common agreement. The New Indenture, the New Common Agreement, the amendments to the original indenture and common agreement, and the proposed amendments, waivers and terminations of the other Financing Documents or provisions thereof will become effective only if the Exchange Offer closes.

        As of August 1, 2005, $144,080,024 in aggregate principal amount of Existing Senior Secured Notes were outstanding. This Offering Memorandum and Disclosure Statement, together with the Ballot, is being sent to all registered holders of Existing Senior Secured Notes.

        Except to the extent waived, delivery of Restructured Senior Secured Notes in exchange for Existing Senior Secured Notes will be made only after timely receipt by the Exchange Agent of Existing Senior Secured Notes, or confirmation of book-entry transfer thereof, of a properly completed and duly executed Ballot and any other documents required thereby.

        We will be deemed to have accepted validly tendered Existing Senior Secured Notes, or defectively tendered Existing Senior Secured Notes with respect to which we have waived such defect, when, as and if we have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving Existing Senior Secured Notes from, and remitting Restructured Senior Secured Notes to, in each case through the Exchange Agent's account at DTC, tendering holders who are participating in the Exchange Offer. Upon the terms and subject to the conditions of the Exchange Offer, delivery of the Restructured Senior Secured Notes to tendering holders will be made through the Exchange Agent's account at DTC as promptly as practicable following the expiration date and the satisfaction or waiver of all conditions to the Exchange Offer.

        If any tendered Existing Senior Secured Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, such Existing Senior Secured Notes will be credited to an account maintained at DTC designated by the participant therein who so delivered such Existing Senior Secured Notes, as promptly as practicable after the expiration date or after the withdrawal or termination of the Exchange Offer.

        We will conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

        Holders who tender Existing Senior Secured Notes in the Exchange Offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the Ballot, transfer taxes with respect to the exchange of Existing Senior Secured Notes pursuant to the Exchange Offer.

        Holders tendering Existing Senior Secured Notes held in global form will receive Restructured Senior Secured Notes in global form.


Conditions of the Exchange Offer and the Consent Solicitation.

        Notwithstanding any other provision of the Exchange Offer, we will not be required to accept Existing Senior Secured Notes tendered prior to the expiration date and may terminate, extend or amend the Exchange Offer and may, subject to compliance with the provisions of Rule 14e-1 under the Exchange Act, postpone the acceptance of Existing Senior Secured Notes so tendered until the following conditions have been satisfied or waived by us:

        o the receipt of consents and a valid tender in the Exchange Offer from the holders of at least 94.5% of the aggregate outstanding principal amount of the Existing Senior Secured Notes;

        o       termination of the:

                o       Shareholders Agreement;

                o       Sponsors Equity Contribution Agreement;

                o       Partners Equity Contribution Agreement;

                o       Technical Services Agreement;

                o       Emcali Irrevocable Fiducia Guarantee Agreement; and

                o       Pledge Agreement.

        o issuance by Emcali of two guarantees, one in favor of Leaseco and another in favor of the Financial Institution, guaranteeing the payment by the Company of the amounts payable under the Amended and Restated Lease and the Amended Company Loan Agreement, respectively;

        o receipt by Emcali of the authorizations required for the guarantees to be issued by Emcali related to Leaseco and the Financial Institution;

        o the capitalization by the Company of certain amounts owed to Emcali;

        o the establishment by Cauca Valley, Holdings and Leaseco of an escrow account for the benefit of Emcali and the funding, or irrevocable instructions for the funding, of that account;

        o       the issuance by Emcali to the Company of the Tranche E Notes;

        o payment by the Company to Emcali of Col Pesos 635,923,439.29 which reflects amounts invoiced for energy provided by Emcali to the Company net of certain amounts owed by Emcali to the Company;

        o payment of funds in the Exclusive Sub-Account to the Company with irrevocable instructions for payment to the Trustee for the benefit of the Noteholders; and

        o       other conditions, including:

                o       completion of documentation;

                o       receipt of customary legal opinions; and

                o       receipt of evidence of insurance coverage.


Expiration Date; Extension; Amendment; Termination.

        The expiration date of the Exchange Offer and consent solicitation is September 9, 2005 at 5 p.m., New York City time. Subject to applicable securities laws, we may extend the Exchange Offer and consent solicitation in our sole discretion. If we extend the Exchange Offer and consent solicitation, the expiration date will be the latest date and time to which the Exchange Offer and consent solicitation is extended. We will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension of the Exchange Offer and consent solicitation, all Existing Senior Secured Notes previously tendered and not accepted for exchange will remain subject to the Exchange Offer and, subject to the terms and conditions of the Exchange Offer, may be accepted for exchange by us, and Ballots delivered to the Exchange Agent (by valid tender of Existing Senior Secured Notes) will remain effective. You may not withdraw Existing Senior Secured Notes tendered in the Exchange Offer or revoke the corresponding Ballot (unless the Bankruptcy Court orders otherwise).

        We expressly reserve the right, in our sole and absolute discretion, to:

        o       delay accepting any Existing Senior Secured Notes;

        o       extend the Exchange Offer and consent solicitation; and

        o waive any condition or otherwise amend the terms of the Exchange Offer and consent solicitation in any manner.

        If the Exchange Offer and consent solicitation is amended in a manner we deem to constitute a material change, we will promptly disclose the amendment by means of an Offering Memorandum and Disclosure Statement supplement that will be distributed to the registered holders of the Existing Senior Secured Notes. Any delay in acceptance, extension, termination or amendment will be followed promptly by an oral or written notice of the event to the Exchange Agent. We will also make a public announcement of the event. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to a national news service.

Acceptance of Existing Senior Secured Notes; Delivery of Restructured Senior Secured Notes.

        Upon satisfaction or waiver of all the conditions to the Exchange Offer and the restructuring of the Company, we will accept Existing Senior Secured Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on September 9, 2005. Delivery of the Restructured Senior Secured Notes to tendering holders will be made promptly following the expiration date and the satisfaction or waiver of all conditions to the Exchange Offer and the restructuring of the Company. For purposes of the Exchange Offer, we will be deemed to have accepted validly tendered Existing Senior Secured Notes when, as and if we have given notice to the Exchange Agent.

Procedures for Tendering Existing Senior Secured Notes and Delivering Ballots.

        See "PROCEDURES FOR TENDERING EXISTING SENIOR SECURED NOTES AND EXECUTING THE PAPER BALLOT".

No Solicitation.

        The Restructured Senior Secured Notes have not been and will not be registered under the Securities Act or any applicable state securities laws and are being issued to holders of Existing Senior Secured Notes in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) thereof. Therefore, neither we nor any of our affiliates, employees or agents has paid or given or will pay or give, directly or indirectly, any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Existing Senior Secured Notes. We have not retained any dealer, manager or other agent to solicit tenders with respect to the Exchange Offer. The Exchange Agent will distribute solicitation materials on our behalf but the Exchange Agent is not permitted to, and will not, provide advice, make recommendations or otherwise discuss the merits of the Exchange Offer or the Prepackaged Plan.

Withdrawal of Tenders; Revocation of Ballots.

        The tender of Existing Senior Secured Notes will be an acknowledgement that there is no right of withdrawal which shall be in lieu of any and all other procedures for revocation set forth in the indenture and common agreement governing the Existing Senior Secured Notes and will waive any such revocation rights. Ballots may not be withdrawn without Bankruptcy Court approval.

Exchange Agent; Assistance.

        Bondholder Communications Group is the Exchange Agent. Tender of Existing Senior Secured Notes and delivery of executed Ballots and other related documents shall be directed to the Exchange Agent's New York office, in accordance with the "PROCEDURES FOR TENDERING EXISTING SENIOR SECURED NOTES AND EXECUTING THE PAPER BALLOT." Questions and requests for assistance relating to the Offering Memorandum and Disclosure Statement, the Ballot and other related documents should be addressed to the Exchange Agent as follows:

                                    Bondholder Communications Group - New York
                                    Attn:  Trina Caliveri
                                    30 Broad Street, 46th Floor
                                    New York, NY  10004
                                    Telephone:  (212) 809-2663
                                    Fax:  (212) 437-8727
                                    E-mail:  tcaliveri@bondcom.com
                                             ---------------------

                                    Bondholder Communications Group - London
                                    Attn:  Trina Caliveri
                                    3rd Floor, Prince Rupert House
                                    64 Queen Street
                                    London, EC4R 1AD
                                    Telephone:  +44 20 7236 0788
                                    Fax:  +44 20 7236 0779
                                    E-mail:  tcaliveri@bondcom.com
                                             ---------------------

        If the holder of Existing Senior Secured Notes delivers the Ballot to an address other than any address indicated above, then the delivery will not constitute a valid delivery of the Ballot.

        Requests for additional copies of this Offering Memorandum and Disclosure Statement, the Ballot and other related documents may be directed to the Exchange Agent at the above-listed addresses and telephone numbers.

Fees and Expenses.

        The Company will pay all of the expenses incurred by us or on our behalf in connection with the Exchange Offer and consent solicitation.

United States GAAP Accounting Treatment.

        As a result of the continued decline in our financial results, we are uncertain of our ability to meet both our long-term debt obligations and future Cash needs. This Exchange Offer contains concessions by the holders of the Existing Senior Secured Notes, including accepting Restructured Senior Secured Notes with lower interest rates and an extended maturity in comparison with the Existing Senior Secured Notes. Accordingly, this Exchange Offer will be treated as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," or SFAS 15. SFAS 15 applies to debt restructurings where a creditor for reasons related to the debtor's financial difficulties grants a concession to the debtor that it would not otherwise consider.

Transfer Taxes.

        Holders who tender their Existing Senior Secured Notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register Restructured Senior Secured Notes in the name of, or request that Existing Senior Secured Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange Existing Senior Secured Notes.

        See "RISK FACTORS - Risks for Holders Not Tendering in the Exchange Offer or the Prepackaged Plan" and "RISK FACTORS - Risks for Holders Tendering in the Exchange Offer."

                              THE PREPACKAGED PLAN

        WE HAVE NOT COMMENCED A CASE, WHICH WE REFER TO HEREIN AS A "REORGANIZATION CASE" OR "BANKRUPTCY CASE" UNDER THE BANKRUPTCY CODE AND HAVE NOT FILED THE PREPACKAGED PLAN IN A CASE UNDER THE BANKRUPTCY CODE AT THIS TIME. THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT (1) SOLICITS THE ADVANCE ACCEPTANCE OF THE PREPACKAGED PLAN IN THE EVENT THAT A REORGANIZATION CASE IS COMMENCED AND THE PREPACKAGED PLAN IS FILED AND (2) CONTAINS INFORMATION RELEVANT TO A DECISION TO ACCEPT OR REJECT THE PREPACKAGED PLAN.

        If the conditions to the completion of the Exchange Offer, including the minimum tender condition, are not met or waived, but we receive the requisite acceptances of the Prepackaged Plan to confirm the Prepackaged Plan, we may, but are not obligated to, commence a U.S. bankruptcy case to effectuate a restructuring through the Prepackaged Plan.

        For a discussion of our financial condition and the background of and reasons for the restructuring and the reasons we are seeking acceptance of the Prepackaged Plan, see "SUMMARY - Recent Developments;" "SUMMARY - Project Revenues;" and "SUMMARY - Background, Purpose and Overview of the
Restructuring."

        In order to allow us to effect a reorganization case in the quickest, most cost effective manner, we are soliciting acceptances to the Prepackaged Plan from holders of the impaired Claims - the Senior Secured Noteholders - under the Prepackaged Plan. The Prepackaged Plan provides for, among other things, the exchange of the Existing Senior Secured Notes for Restructured Senior Secured Notes and Cash under substantially the same terms of the Exchange Offer.

        UNDER THE PREPACKAGED PLAN, THE SENIOR SECURED NOTEHOLDERS WILL RECEIVE THE SAME CONSIDERATION IN EXCHANGE FOR THOSE EXISTING SENIOR SECURED NOTES AS THEY WOULD RECEIVE IN THE EXCHANGE OFFER IF THE PREPACKAGED PLAN IS CONFIRMED AND BECOMES EFFECTIVE. MOREOVER, UPON CONFIRMATION, THE PREPACKAGED PLAN WILL BE BINDING ON ALL OF THE SENIOR SECURED NOTEHOLDERS REGARDLESS OF WHETHER SUCH HOLDER VOTED TO ACCEPT THE PREPACKAGED PLAN OR DID NOT SUBMIT A BALLOT.

        The form of the Prepackaged Plan is attached to this Offering Memorandum and Disclosure Statement as Appendix B. The Prepackaged Plan and this Offering Memorandum and Disclosure Statement should be read and studied in their entirety prior to voting on the Prepackaged Plan and Exchange Offer. See "RISK FACTORS - The Prepackaged Plan" for a discussion of risks associated with the Prepackaged Plan and the transactions contemplated thereunder. You are urged to consult your counsel about the Prepackaged Plan and Exchange Offer and its effect on your legal rights before voting.

        As more fully described below, we are soliciting acceptances of the Prepackaged Plan only from holders of the Existing Senior Secured Notes, which are classified as Class 2 Claims under the Prepackaged Plan.


                SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS
                          UNDER THE PREPACKAGED PLAN(1)


                                                                            Approximate       Approximate
 Class or      Type of Claim or                                               Allowed          Percentage
 Subclass      Equity Interest              Treatment                        Amount (1)         Recovery
------------------------------------------------------------------------------------------------------------
    --         Administrative Claims     Unclassified; to the                  $0 (2)             100%
                                         extent such Claims have
                                         not previously been paid,
                                         they shall be paid in
                                         full in Cash as soon as
                                         practicable after the
                                         Confirmation Date or such
                                         later date that the Claims
                                         become due and owing in
                                         the ordinary course
                                         of business.
------------------------------------------------------------------------------------------------------------
    --        Priority Tax Claims        Unclassified; to the                  $100               100%
                                         extent such Claims have
                                         not previously been paid,
                                         they shall be paid in
                                         full in Cash on the
                                         Effective Date or such
                                         later date that the Claims
                                         become due and owing in
                                         the ordinary course
                                         of business.
------------------------------------------------------------------------------------------------------------
     1       Other Priority              Unimpaired; to the extent             $0 (3)             100%
              Non-Tax Claims             such Claims have not
                                         previously been paid, they shall
                                         be paid in full in Cash on the
                                         later of the date on which
                                         allowed or the Effective Date.
------------------------------------------------------------------------------------------------------------
     2       Existing Senior             Impaired; on the Effective         $144 million,         100%(4)
              Secured Notes              Date each holder will              plus accrued
                                         receive Restructured              interest, fees
                                         Senior Secured Notes,              and expenses
                                         accrued interest and other
                                         Cash.
------------------------------------------------------------------------------------------------------------
     3       Other Secured               Unimpaired; to the extent             $0 (3)             100%
              Claims                     such Claims have not
                                         previously been paid, then the
                                         maturity of the claim shall be
                                         reinstated as the maturity
                                         existed before any default,
                                         subject to our obligation to cure
                                         defaults that may exist or paid
                                         in Cash upon the Effective Date.
------------------------------------------------------------------------------------------------------------
     4        General Unsecured          Unimpaired; to the extent             $0 (3)             100%
                                         such
--------
(1) This table is only a summary of the classification and treatment of Claims and interests under the Prepackaged Plan. Reference should be made to this
Offering Memorandum and Disclosure Statement and the Prepackaged Plan attached as Appendix B for a complete description of the classification and treatment of
Claims and interests.


                                     - 43 -


                                                                            Approximate       Approximate
 Class or      Type of Claim or                                               Allowed          Percentage
 Subclass      Equity Interest              Treatment                        Amount (1)         Recovery
              Claims                     Claims have not been
                                         paid, such Claims shall
                                         be reinstated.
------------------------------------------------------------------------------------------------------------
     5        Equity Interests           Unimpaired; all old Equity            N/A                N/A
                                         Interests will be retained
                                         on the Effective Date and
                                         shall be unaltered by the plan.

--------
(1) The amounts are solely estimates; the actual allowed amounts may vary materially, depending on the nature and extent of Claims actually asserted and the final reconciliation of all administrative expenses and other Claims.
(2) We do not anticipate any administrative Claims under the Prepackaged Plan other than those of the professionals retained by Funding Corp. and the fees and expenses (including professionals) of the Notes Committee, the Existing Indenture Trustee, the Collateral Agent and the Financial Institution; however, those fees and expenses Claims will be satisfied by retainers or payments from the Company on the Effective Date of the Prepackaged Plan.
(3) We do not anticipate any Claims in Classes 1, 3, 4 or 5, however, if a Claim arises, it will be unimpaired. If no Claim is asserted, then pursuant to section 4.2 of the Prepackaged Plan, the Class will be eliminated.
(4) The 100% recovery estimate is Funding Corp.'s best estimate of the consideration being provided to the Senior Secured Noteholders, however, each Senior Secured Noteholder should carefully review the terms of the New Indenture and Cash amounts described herein in calculating the present value of its actual recovery percentage.

Holders of Claims entitled to vote; voting record date.

        Chapter 11 does not require that each holder of a claim against or interest in a debtor vote in favor of a plan of reorganization in order for the Bankruptcy Court to confirm the plan. The Bankruptcy Code requires that each claim or interest be placed in a class with Claims or interests that are "substantially similar." Consents to a plan of reorganization are then solicited and tallied for each class. In general, at least one class of impaired Claims (without including any acceptance of the plan by any insider of the debtor) under the plan must vote to accept the plan. A class of Claims or interests is "impaired" if the legal, equitable, or contractual rights to which the Claims or interests entitle the holders of Claims or interests of that class are altered. Here, because we have only one impaired class, Class 2 Senior Secured Claim, the beneficial holders of the Senior Secured Claim - the Senior Secured Noteholders
- in that class must vote in favor of the Prepackaged Plan for it to be confirmed. The Class 2 Senior Secured Claim will be deemed to accept the Prepackaged Plan if the Senior Secured Noteholders casting votes in favor of acceptance of the Prepackaged Plan (1) hold at least two-thirds in aggregate dollar amount of the Senior Secured Claim who cast votes with respect to the Prepackaged Plan, and (2) constitute more than one-half in number of Senior Secured Noteholders who cast votes with respect to the Prepackaged Plan. Furthermore, as disclosed above, we do not anticipate any Claims in Classes 1, 3, 4 or 5 and therefore pursuant to section 4.2 of the Prepackaged Plan, these classes may be eliminated at confirmation.

        Classes of Claims or interests that are not "impaired" under a plan of reorganization are conclusively presumed to have accepted the plan of reorganization and are not entitled to vote. By contrast, classes of Claims or interests that do not receive or retain any property under a plan on account of such Claims or interests are deemed to have rejected the plan and do not vote. Acceptances of the Prepackaged Plan are being solicited only from those persons who hold Claims in Class 2, which is the only impaired class under the Prepackaged Plan. There are no classes of Claims or interests in the Prepackaged Plan that are deemed by the Bankruptcy Code to have rejected the Prepackaged Plan.

        Each Senior Secured Noteholder (beneficial holder) and all nominees and custodians should refer to the detailed instructions contained in "PROCEDURES FOR TENDERING EXISTING SENIOR SECURED NOTES AND EXECUTING THE PAPER BALLOT," which describes the voting procedures and in certain other materials, including the Ballots, delivered with this Offering Memorandum and Disclosure Statement.

        For Class 2 Claims to accept the Prepackaged Plan, Section 1126 of the Bankruptcy Code requires acceptance by the Senior Secured Noteholders in that class that hold at least two-thirds in amount and over one-half in number of the Senior Secured Claim, counting only those Holders who actually vote to accept or reject the Prepackaged Plan. Senior Secured Noteholders in Class 2 that fail to vote or abstain from voting are not counted as either accepting or rejecting the Prepackaged Plan. Accordingly, the Prepackaged Plan could be approved by the Senior Secured Noteholders in Class 2 (i.e., the Holders of the Notes) with the affirmative vote of significantly less than two-thirds in amount and one-half in number of the Senior Secured Claim in Class 2.

Classification under the Prepackaged Plan.

        The principal provisions of the Prepackaged Plan are summarized below. This summary is qualified in its entirety by reference to the Prepackaged Plan. WE URGE ALL SENIOR SECURED NOTEHOLDERS TO READ AND STUDY CAREFULLY THE PREPACKAGED PLAN WHICH IS ATTACHED TO THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT AS APPENDIX B.

Classification and allowance of Claims and interests.

        Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify the Claims and Equity Interests of a debtor's creditors and equity interest holders. In accordance with Section 1123, the Prepackaged Plan divides Claims and Equity Interests into classes and sets forth the treatment for each class (other than "Administrative Claims" and "Priority Tax Claims" which, pursuant to Section 1123(a)(1), need not be and have not been classified). A debtor is also required, under Section 1122 of the Bankruptcy Code, to classify Claims against and Equity Interests in the debtor into classes that contain Claims and Equity Interests that are substantially similar to the other Claims and Equity Interests in such class.

        We believe that the Prepackaged Plan has classified all Claims and Equity Interests in compliance with the provisions of Section 1122. However, assuming a reorganization case has been commenced, a Claim Holder or interest Holder could challenge our classification of Claims and interests, and the Bankruptcy Court could determine that a different classification is required for the Prepackaged Plan to be confirmed. In that event, it is our intention to seek to modify the Prepackaged Plan to provide for whatever classification might be required by the Bankruptcy Court and to use the sufficient acceptances received, to the extent permitted by the Bankruptcy Court, to demonstrate the acceptance of the class or classes which are affected. Any such reclassification could affect the acceptance by a class of the Prepackaged Plan by changing the composition of the class and the required vote for acceptance of the Prepackaged Plan and could potentially require a resolicitation of votes on the Prepackaged Plan.

        Under a Chapter 11 plan, the separate classes of Claims and Equity Interests must be designated either as "impaired" (affected by the plan) or "unimpaired" (unaffected by the plan). If a class of Claims is "impaired," the Bankruptcy Code affords certain rights to the holders of such Claims, such as the right to vote on the plan, and the right to receive, under the plan, no less value than the holder would receive if the debtor were liquidated in a case filed under Chapter 7 of the Bankruptcy Code. Under Section 1124 of the Bankruptcy Code, a class of Claims or Equity Interests is "impaired" unless the plan (i) does not alter the legal, equitable and contractual rights of the holders or (ii) irrespective of the holder's acceleration rights, cures all defaults (other than those arising from the debtor's insolvency, the commencement of the case or nonperformance of a non-monetary obligation), reinstates the maturity of the Claims or Equity Interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable and contractual rights. Typically, this means that the holder of an unimpaired claim will receive on the later of the Effective Date or the date on which amounts owing are actually due and payable, payment in full, in Cash, with post-petition interest to the extent appropriate and provided for under the governing agreement (or if there is no agreement, under applicable non-bankruptcy law), and the remainder of the debtor's obligations, if any, will be performed as they become due in accordance with their terms. Thus, other than its right to accelerate the debtor's obligations, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor's case not been commenced.

        Under certain circumstances, a class of Claims or Equity Interests may be deemed to reject a plan of reorganization. For example, a class is deemed to reject a plan of reorganization under Section 1126(g) of the Bankruptcy Code if the holders of Claims or Equity Interests in such class do not receive or retain property under the plan of reorganization on account of their Claims or Equity Interests. There are no such classes in the Prepackaged Plan.

No "bar date" to be set for filing proofs of claim.

        With the exception of professional persons asserting a professional fee claim or any person making a claim for "substantial contribution" in the reorganization case, there will be no "bar date" established for the assertion of any Claims against us, whether arising prior to or during the bankruptcy case. The Prepackaged Plan deems the Senior Secured Claim as an Allowed Claim and neither the Existing Indenture Trustee nor the Senior Secured Noteholders are required to file a proof of claim. If we dispute any claim, such dispute shall be resolved or adjudicated by the Bankruptcy Court pursuant to section 8.1 of the Prepackaged Plan.

Summary of distributions under the Prepackaged Plan.

        THE FOLLOWING SUMMARY OF DISTRIBUTIONS UNDER THE PREPACKAGED PLAN IS SUBJECT, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE, TO THE PREPACKAGED PLAN.

        If the Prepackaged Plan is confirmed by the Bankruptcy Court, each Holder of an Allowed Claim or Allowed Equity Interest in a particular class will receive the same treatment as the other Holders in the same class of Claims or interests, whether or not the holder voted to accept the Prepackaged Plan. Moreover, upon entry of a Confirmation Order, the Prepackaged Plan will be binding on all of our creditors regardless of whether each creditor voted to accept the Prepackaged Plan (unless a Holder agrees to accept less favorable treatment). Such treatment will be in full satisfaction, release and discharge of and in exchange for the Holder's Claims against or interests in us, except as otherwise provided in the Prepackaged Plan.

        Treatment of Unclassified Claims. The Bankruptcy Code does not require classification of certain priority Claims against a debtor. In this case, these unclassified Claims include administrative Claims and priority tax Claims as set forth below.

        1. Administrative Claims. An "Administrative Claim" is any cost or expense of administration of our reorganization case allowed under Section 503(b), and referred to in Section 507(a)(1), of the Bankruptcy Code. These Claims include, without limitation:

        o any actual and necessary costs and expenses of preserving our estate and operating our business during our reorganization case, including any indebtedness or obligations incurred or assumed by us as debtor in possession in connection with the conduct of our business or for the acquisition or lease of property or for the rendition of services, and any of our costs and expenses for the management, preservation, sale or other disposition of assets during our reorganization case, the administration, prosecution or defense of Claims by or against us and for distributions under the Prepackaged Plan; and

        o any allowances of compensation or reimbursement of expenses to the extent allowed by final order of the Bankruptcy Court under Sections 330 and 503(b) of the Bankruptcy Code.

        Each Holder of an Allowed Administrative Claim shall receive (i) an amount equal to such Holder's Allowed Claim in one Cash payment as soon as practicable after the Confirmation Date and, in any event, prior to the Effective Date, or (ii) such other treatment as may be agreed upon in writing by such Holder and Debtor; provided, however, that an Administrative Claim representing a liability incurred in the ordinary course of business of Debtor may be paid at Debtor's election in the ordinary course of business by Debtor. All Allowed Administrative Claims shall be paid by, and shall be the sole responsibility of, the Debtor, except to the extent the Company has agreed to assume and satisfy such liability.

        If the Bankruptcy Court confirms the Prepackaged Plan within the time frame anticipated by us, we expect that the amount of Allowed Administrative Claims will be significantly less than if we had commenced a reorganization case without prior receipt of the approvals necessary to confirm the Prepackaged Plan. In the event the Bankruptcy Court confirms the Prepackaged Plan within 30 days after the commencement of our Chapter 11 Case, and assuming there is no significant litigation initiated or objections filed with respect to the Prepackaged Plan, we estimate that the aggregate Allowed Administrative Claims (including those to be discharged or satisfied by us in the ordinary course of business) will be approximately $0 as of the date the Prepackaged Plan becomes effective because the only anticipated Claims will be Funding Corp.'s professional fees and the fees and expenses of the Notes Committee (and professionals), the Existing Indenture Trustee, the Collateral Agent and the Financial Institution, which are anticipated to be paid by the Company (and not by Funding Corp.) or from prepetition retainers held by such professionals.

        2. Priority Tax Claims. A "Priority Tax Claim" is that portion of any claim against us for unpaid taxes which is entitled to priority in right of payment under Section 507(a)(8) of the Bankruptcy Code. Assuming the Bankruptcy Court confirms the Prepackaged Plan within 30 days after the commencement of our reorganization case, we estimate that the aggregate Allowed amount of Priority Tax Claims (including those to be discharged or satisfied by us in the ordinary course of business) will be less than $200.00 on the Effective Date.

        Pursuant to the Prepackaged Plan, each Holder of a Priority Tax Claim that is an Allowed Claim will, in full satisfaction, release, and discharge of such allowed Priority Tax Claim and shall receive: (i) Cash on the Effective Date; or (ii) such other treatment as may be agreed upon in writing by such Holder and Funding Corp.

        3. Treatment of Classified Claims. The following describes the Prepackaged Plan's classification of the Claims and interests that are required to be classified under the Bankruptcy Code and the treatment that the Holders of Allowed Claims or Allowed Equity Interests will receive for such Claims or Equity Interests:

        Class 1--Priority Non-Tax Claims. Class 1 consists of priority non-tax Claims. Priority non-tax Claims are Claims against us for an amount entitled to priority under Section 507(a) of the Bankruptcy Code, other than an Administrative Claim or a Priority Tax Claim. These Claims are primarily for employee wages, vacation pay, severance pay, contributions to benefit plans and other similar amounts. We estimate that the aggregate allowed amount of priority non-tax Claims will be approximately $0.00 as of the date of the Effective Date, including those to be discharged or satisfied by us in the ordinary course of business.

        On the later of the Effective Date and the date on which such Claim in Class 1 is Allowed, or, in each case, as soon thereafter as practicable, each Holder of an Allowed Claim in Class 1, if any, shall be paid in Cash, in full satisfaction, settlement, release and discharge of, and in exchange for such Allowed Claim, and thereby rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, except to the extent that the Debtor and any Holder of such Allowed Claim agree to a different treatment.

        CLASS 1 IS UNIMPAIRED, AND THE HOLDERS OF CLAIMS IN CLASS 1 ARE CONCLUSIVELY PRESUMED PURSUANT TO SECTION 1126(f) OF THE U.S. BANKRUPTCY CODE TO HAVE ACCEPTED THE PREPACKAGED PLAN AND ARE NOT ENTITLED TO VOTE ON THE PREPACKAGED PLAN.

        Class 2--Senior Secured Claims. Class 2 consists of the Senior Secured Claim. The Senior Secured Claim is an Allowed Claim in the principal amount of $144,080,024 as of the Commencement Date, plus additional interest, fees, and charges pursuant to the terms of the Indenture and is secured by, among other things, duly perfected enforceable first priority Liens and security interests granted by Funding Corp. upon and in substantially all of Funding Corp.'s assets and property of any kind including all proceeds thereof. Notwithstanding anything in the Prepackaged Plan or in any order of the Bankruptcy Court to the contrary, neither the Existing Indenture Trustee nor the Senior Secured Noteholders shall be required to file proof(s) of claim.

        On the Effective Date, in exchange for the Senior Secured Claim, (i) each Senior Secured Noteholder as of the Distribution Record Date shall receive its Pro Rata Share of (a) Restructured Senior Secured Notes allocable to the Senior Secured Claim to be issued under the New Indenture by the Reorganized Debtor consistent with the Restructuring Term Sheet and as described in this Offering Memorandum and Disclosure Statement and (b) Accrued Payment and (ii) the Existing Indenture Trustee shall receive Cash in the amount of the Indenture Trustee Expenses.

        CLASS 2 IS IMPAIRED, AND THE HOLDERS OF CLAIMS IN CLASS 2 ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PREPACKAGED PLAN.

        Class 3--Other Secured Claims. Class 3 consists of all secured Claims, if any, against the Debtor other than the Senior Secured Claim. We estimate that the aggregate allowed amount of the other secured Claims in Class 3 will be approximately $0.00.

        On the later of the Effective Date and the date on which such Claim in Class 3 is Allowed, or, in each case, as soon thereafter as practicable, each Holder of an Allowed Claim in Class 3 shall (i) be reinstated as the maturity existed before any default, subject to the Debtor's cure of any defaults, or
(ii) be paid in Cash upon the Effective Date.

        CLASS 3 IS UNIMPAIRED, AND THE HOLDERS OF CLAIMS IN CLASS 3 ARE CONCLUSIVELY PRESUMED PURSUANT TO SECTION 1126(f) OF THE U.S. BANKRUPTCY CODE TO HAVE ACCEPTED THE PREPACKAGED PLAN AND ARE NOT ENTITLED TO VOTE ON THE PREPACKAGED PLAN.

        Class 4--General Unsecured Claims. Class 4 consists of all allowed general unsecured Claims, except for Administrative Claims, Priority Tax Claims or Claims in classes 1 through 3, inclusive. General Unsecured Claims, if any, include trade and vendor Claims that we intend to pay in the ordinary course of business as such Claims become due and payable. Our records indicate approximately $0.00 in accounts payable that would be included in Class 4. We reserve the right to pay any Allowed Class 4 claim on the date that such claim becomes due in the ordinary course of our business.

        CLASS 4 IS UNIMPAIRED, AND THE HOLDERS OF CLAIMS IN CLASS 4 ARE CONCLUSIVELY PRESUMED PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE TO HAVE ACCEPTED THE PREPACKAGED PLAN AND ARE NOT ENTITLED TO VOTE ON THE PREPACKAGED PLAN.

        Class 5--Equity Interests. Class 5 consists of all interests of our equity holders on the date the petition for relief is filed with the Bankruptcy Court. For all purposes associated with the Prepackaged Plan, the Class 5 interests shall be deemed Allowed Equity Interests. Each Holder of an Allowed Equity Interest will retain its interest and be reinstated on the Effective Date to the same extent as if the reorganization case had not been commenced.

        CLASS 5 IS UNIMPAIRED, AND THE HOLDERS OF ALLOWED EQUITY INTERESTS IN CLASS 5 ARE CONCLUSIVELY PRESUMED PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE TO HAVE ACCEPTED THE PREPACKAGED PLAN AND ARE NOT ENTITLED TO VOTE ON THE PREPACKAGED PLAN.

Special provision regarding unimpaired Claims.

        Except as otherwise provided in the Prepackaged Plan, the Confirmation Order, any other order of the Bankruptcy Court, or any document or agreement entered into and enforceable pursuant to the terms of the Prepackaged Plan, nothing shall affect our rights and defenses, both legal and equitable, with respect to any unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against unimpaired Claims.

Anticipated events in a reorganization case.

        Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Pursuant to Chapter 11, a debtor may remain in possession of its assets and business and attempt to reorganize its business for the benefit of the debtor, its creditors and other parties in interest.

        The commencement of a reorganization case under Chapter 11 creates an estate comprised of all the legal and equitable interests of a debtor in property as of the date the petition is filed. Sections 1107 and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a "debtor in possession" unless the Bankruptcy Court orders the appointment of a trustee. The filing of a reorganization case also triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, among other things, for an automatic stay of all attempts to collect prepetition Claims from the debtor or otherwise interfere with the debtor's property or business. Except as otherwise ordered by the Bankruptcy Court, the automatic stay generally remains in full force and effect until confirmation of a plan of reorganization.

        The Bankruptcy Code provides that upon commencement of a Chapter 11 Case, the Office of the United States Trustee may appoint a committee of unsecured creditors and may, in its discretion, appoint additional committees of creditors or of equity security holders if necessary to assure adequate representation. The Bankruptcy Code provides that, once appointed, each official committee may appear and be heard on any issue in the Chapter 11 Case. We do not anticipate that any official committee will be appointed by the Office of the United States Trustee because of the prepackaged nature of the Reorganization Case and the only anticipated creditors in the bankruptcy case are the Senior Secured Noteholders and the Claims and interests of the Existing Indenture Trustee, Collateral Agent and Financial Institution arising under their respective documents.

        Upon commencement of a Chapter 11 Case, all creditors and equity security holders have standing to be heard on any issue in the Chapter 11 proceedings pursuant to Section 1109(b) of the Bankruptcy Code. Funding Corp. will promptly seek to file the following pleadings in the reorganization case:

        1.     Applications for Retention of the Debtor's Professionals
               --------------------------------------------------------
               Funding Corp. intends to seek Bankruptcy Court authority to retain and employ Paul Hastings Janofsky & Walker, LLP to represent it and assist it in connection with the Chapter 11 Case. Funding Corp. also may seek authority to retain other professionals to perform financial or managerial services in connection with the Chapter 11 Case. It is expected that the fees and expenses of Funding Corp.'s professionals will be paid from prepetition retainers or by the Company or by Funding Corp.'s affiliates.

        2.     Schedules and Statement of Financial Affairs
               --------------------------------------------
               Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007 require debtors to file certain schedules of Claims, executory contracts and unexpired leases and related information (the "Schedules") and a statement of financial affairs (the "Statement") within 15 days of the commencement of a Chapter 11 Case. Funding Corp.'s Schedules and Statement will contain substantially the same information as is disclosed in this Offering Memorandum and Disclosure Statement.

        3.     Motion to Approve Prepetition Solicitation and to Schedule
               ----------------------------------------------------------
               Confirmation Hearing To facilitate the prompt confirmation and consummation of the Prepackaged Plan, we intend to immediately seek an order scheduling the hearing on confirmation of the Prepackaged Plan and approval of the solicitation procedures, including this Offering Memorandum and Disclosure Statement as adequate disclosure under section 1125 of the Bankruptcy Code. Rule 2002(b) of the Bankruptcy Rules requires no less than 25 days' notice by mail of the time for filing objections to confirmation of the Prepackaged Plan and of the time and place of the confirmation hearing, unless the Bankruptcy Court shortens or lengthens this period. We reserve the right to seek an order from the Bankruptcy Court authorizing a reduction of the 25 day notice period. Upon entry of the Confirmation Order by the Bankruptcy Court, the Prepackaged Plan would become effective after satisfaction of all conditions precedent, or waiver thereof, contained in section 9.1 of the Prepackaged Plan, including the Restructuring Transactions.

        5. Motion for Authority to Use Cash Collateral and Provided Adequate Protection
               -----------------------------------------------------------------
               The Debtor expects to obtain Bankruptcy Court authorization to provide adequate protection to the Senior Secured Noteholders, Existing Indenture Trustee, Collateral Agent and Financial Institution for the use of their Cash collateral, if any during the bankruptcy case. The form of adequate protection will be stipulations to the extent, nature and priority of the Senior Secured Claim, replacement Liens in the collateral and the payment of any and all fees and expenses incurred by the Notes Committee (including professionals) and the allowance and payment of the Indenture Trustee Expenses pursuant to the terms of a stipulation and order among Funding Corp., the Noteholders, Existing Indenture Trustee and/ or the Collateral Agent.

               Under the Bankruptcy Rules, the Debtor's use of Cash Collateral likely will be approved by interim order on or about the Commencement Date, and by Final Order approximately two to three weeks later. There can be no assurance, however, that the Bankruptcy Court will approve, either by interim or Final Order, the use of Cash Collateral or the Cash Collateral stipulation.

        Requirements for Confirmation of the Prepackaged Plan

        The Bankruptcy Court will determine at the Confirmation Hearing whether the following requirements for confirmation, set forth in Section 1129 of the Bankruptcy Code, have been satisfied:

        o The Prepackaged Plan complies with the applicable provisions of the Bankruptcy Code.

        o Funding Corp. has complied with the applicable provisions of the Bankruptcy Code.

        o The Prepackaged Plan has been proposed in good faith and not by any means forbidden by law.

        o Any payment made or promised by Funding Corp. or by a person issuing securities or acquiring property under the Prepackaged Plan for services or for costs and expenses in or in connection with the Chapter 11 Case or in connection with the Prepackaged Plan and incident to the Chapter 11 Case, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Prepackaged Plan is reasonable, or if such payment is to be fixed after confirmation of the Prepackaged Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

        o       Funding Corp. has disclosed (i) the identity and affiliations of
                (x) any individual proposed to serve after confirmation of the Prepackaged Plan, as a director, officer, or voting trustee of Funding Corp., (y) any affiliate of any debtor participating in a joint plan with any debtor, or (z) any successor to Funding Corp. under the Prepackaged Plan (and the appointment to, or continuance in such office of such individual(s) is consistent with the interests of creditors and equity interest holders and with public policy), and (ii) the identity of any insider that will be employed or retained by Funding Corp. and the nature of any compensation for such insider.

        o With respect to each class of Claims or Equity Interests, each impaired creditor and impaired equity interest holder either has accepted the Prepackaged Plan or will receive or retain under the Prepackaged Plan an account of the Claims or Equity Interests held by such entity, property of a value, as of the Effective Date of the Prepackaged Plan, that is not less than the amount that such entity would receive or retain if Funding Corp. was liquidated on such date under Chapter 7 of the Bankruptcy Code. See "Feasibility of the Prepackaged Plan and the Best Interest of Creditors Test -- Best Interests Test." The only class impaired under the Prepackaged Plan is Class 2 Senior Secured Claim.

        o The Prepackaged Plan provides that Administrative Claims and Other Priority Claims will be paid in full on the Effective Date of the Prepackaged Plan and that holders of Priority Tax Claims will receive on account of such Claims, Cash equal to the unpaid portion of the allowed amount of such Claims, except to the extent that the holder of any such claim has agreed to less favorable treatment.

        o If a class of Claims is impaired under the Prepackaged Plan, at least one class of impaired Claims has accepted the Prepackaged Plan, determined without including any acceptance of the Prepackaged Plan by insiders holding Claims in such class.

        o Confirmation of the Prepackaged Plan is not likely to be followed by the liquidation, or the need for further reorganization, of Funding Corp. or any successor to Funding Corp. under the Prepackaged Plan, unless such liquidation or reorganization is proposed in the Prepackaged Plan. See "Feasibility of the Prepackaged Plan and the Best Interests of Creditors Test -- Feasibility of the Prepackaged Plan."

        Funding Corp. believes that, upon receipt of the requisite acceptances, the Prepackaged Plan will satisfy all the statutory requirements of Chapter 11 of the Bankruptcy Code, that Funding Corp. has complied or will have complied with all of the requirements of Chapter 11, and that the Prepackaged Plan is being proposed and will be submitted to the Bankruptcy Court in good faith.

        Conditions to Confirmation and Consummation

        Conditions to Confirmation. Confirmation of the Prepackaged Plan cannot occur until all of the substantive confirmation requirements under the Bankruptcy Code have been satisfied pursuant to Section 1129 of the Bankruptcy Code. In addition, the Bankruptcy Court will not enter the Confirmation Order unless the Confirmation Order is acceptable in form and substance to Funding Corp., the Notes Committee and the Trustee, and the Confirmation Order expressly authorizes and directs Funding Corp. to perform those actions specified in the Prepackaged Plan.

        Conditions to Effective Date. The following are conditions precedent to the occurrence of the Effective Date of the Prepackaged Plan, each of which must be satisfied or waived in accordance with the Prepackaged Plan:

       (a) The Confirmation Order shall have been entered and be a Final Order and shall:

              (i) authorize and direct the Debtor and the Reorganized Debtor to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Prepackaged Plan;

              (ii) decree that the provisions of the Confirmation Order are nonseverable and mutually dependent;

              (iii) authorize and direct the Reorganized Debtor to (a) issue the Restructured Senior Secured Notes and New Indenture, and (b) enter into the Prepackaged Plan Documents;

              (iv) approve the releases contemplated in Article X of the Prepackaged Plan;

              (v) decree that the Confirmation Order shall supersede any Bankruptcy Court orders issued prior to the Confirmation Date that may be inconsistent with the Confirmation Order;

              (vi) authorize and direct the implementation of the Prepackaged Plan in accordance with its terms;

              (vii) provide that pursuant to Section 1146(c) of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with this Plan, including any deeds, bills of sale or assignments executed in connection with any disposition or transfer of assets contemplated by this Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax (including, without limitation, any mortgages or security interest filing to be recorded or filed in connection with the New Indenture and Restructured Senior Secured Notes);

       (b) All actions, documents and agreements necessary to implement the Prepackaged Plan shall have been effected or executed.

       (c)    The Restructuring Transactions shall have been consummated.

       (d) The reasonable fees and expenses of the Notes Committee's professionals, the Collateral Agent and the Financial Institution and the Existing Indenture Trustee and their respective professionals shall have been paid indefeasibly in Cash pursuant to Section 2.2(c) of the Prepackaged Plan or by the Company or affiliates of Funding Corp.

        Waiver of Conditions

        Funding Corp. may waive any of the conditions to confirmation of the Prepackaged Plan and/or to consummation of the Prepackaged Plan set forth in
Article IX of the Prepackaged Plan at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm and/or consummate the Prepackaged Plan after consultation with Emcali and with the consent of the Notes Committee. The failure to satisfy or waive any condition to the confirmation or to consummation of the Prepackaged Plan may be asserted by Funding Corp., regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by Funding Corp.).

Means for implementing the Prepackaged Plan.

        Continued Corporate Existence and Vesting of Assets in Reorganized
Debtor

        Funding Corp., as reorganized, shall continue to exist after the Effective Date in accordance with the laws of Delaware and pursuant to its certificate of incorporation and bylaws in effect prior to the Effective Date. Pursuant to Section 1141(b) of the Bankruptcy Code, except as otherwise provided in the Prepackaged Plan, all property of the estate and Funding Corp. shall vest in Funding Corp., as reorganized, free and clear of all Claims, Liens, charges or other encumbrances on the Effective Date of the Prepackaged Plan. From and after the Effective Date of the Prepackaged Plan, Funding Corp. may operate its business and may use, acquire, and dispose of property free of any restrictions imposed under the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of Funding Corp., as reorganized, shall be free and clear of all Claims, Liens and interests, except as specifically provided in the Prepackaged Plan or in the Confirmation Order. Except for purposes of evidencing a right to distributions under the Prepackaged Plan or as otherwise provided therein, on the Effective Date, all promissory notes, indentures, bonds, instruments, certificates, agreements, debentures and all other debt instruments evidencing any Claim, including Administrative Claims, other than those that pursuant to Article III of the Prepackaged Plan are either reinstated and rendered unimpaired, renewed and extended, or renewed and remain outstanding, respectively, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule; provided, however, (i) to the extent permissible by law, any such cancellation shall not prejudice or limit directly or indirectly any rights of any entity against any non-Debtor, other than against the Existing Indenture Trustee, the Collateral Agent, and the Financial Institution, and (ii) the Existing Indenture Trustee, Collateral Agent and Financial Institution shall have no obligations or liabilities whatsoever under such documents as of the Effective Date except that the Existing Indenture shall continue in effect for the purposes of (a) allowing the Existing Indenture Trustee to make any distributions on account of the Notes pursuant to the Prepackaged Plan and to perform such other necessary administrative functions with respect thereto and
(b) permitting the Existing Indenture Trustee to maintain and assert any rights or Liens on account of the Indenture Trustee Expenses. Holders of promissory notes, bonds, debentures and any and all other debt instruments evidencing any Claim shall not be required to surrender such instruments.

        Prior to the Effective Date, the management, control and operation of Funding Corp. are the general responsibility of Richard S. Menniti as the sole director and Paul Jones as the President of Funding Corp. It is expected, however, that upon the Effective Date the Equity Interests in Leaseco, Funding Corp.'s sole shareholder, will be transferred to a trust and held for the benefit of the Collateral Agent and that the board of directors and management will be appointed in accordance with the terms of such trust. Such board member and management will receive the same compensation, if any, as was established prior to the filing of the bankruptcy, which is de minimis. See "OWNERSHIP AND MANAGEMENT."

        New Indenture

        On the Effective Date of the Prepackaged Plan, the New Indenture and all other documents, instruments and agreements to be entered into, delivered or confirmed thereunder on such Effective Date, shall become effective. Notwithstanding anything in the Prepackaged Plan or herein to the contrary, the Restructured Senior Secured Notes issued pursuant to (or outstanding under) the New Indenture and all obligations under the New indenture and related documents shall be repaid as set forth in the New Indenture and related documents.

Provisions of the Prepackaged Plan governing distributions.

        Distributions on Claims and Equity Interests Allowed as of the Effective Date

        Except as otherwise provided in the Prepackaged Plan or as ordered by the Bankruptcy Court, distributions to be made on account of Claims or Equity Interests that are "Allowed Claims" or "Allowed Equity Interests" as of the Effective Date of the Prepackaged Plan shall be made on the Effective Date, or as soon thereafter as reasonably practicable. All Cash distributions shall be made by Funding Corp. from available Cash.

        Distributions of New Notes

        All distributions under the Prepackaged Plan shall be made by Funding Corp. as Disbursing Agent or such other entity designated by Funding Corp. Neither the Disbursing Agent nor the Existing Indenture Trustee shall be required to provide any bond, surety or other security for the performance of its duties, unless otherwise ordered by the Bankruptcy Court; and, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond, surety or other security shall be borne by Funding Corp. The amount of any reasonable fees and expenses incurred by the Disbursing Agent and Existing Indenture Trustee on or after the Effective Date (including without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent and Existing Indenture Trustee in making distributions under the Prepackaged Plan shall be paid in Cash by Funding Corp or by the Company.

        As of the close of business on the Distribution Record Date, the Claims register shall be closed and there shall be no further changes in the record Holder of any Claim or Equity Interest. Funding Corp. and the Disbursing Agent shall have no obligation to recognize any transfer of any Claim. Funding Corp. and the Disbursing Agent shall instead be authorized and entitled to recognize and deal for all purposes of the Prepackaged Plan with only those record Holders stated on the Claims register as of the close of business on the Distribution Record Date.

        Means of Cash Payment

        Cash payments made pursuant to the Prepackaged Plan will be in U.S. dollars; provided, however, that Cash payments to foreign creditors may be made, at the option of Funding Corp., in such funds and by such means as are necessary or customary in a particular foreign jurisdiction, provided further, however, that all payments under the New Indenture shall be made in U.S. dollars in accordance with the New Indenture. When any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent (rounding down in the case of .50 or less and rounding up in the case of more than .50).

        Payment of Taxes or Distributions Received Pursuant to the Prepackaged Plan

        Except as otherwise provided in the Existing Indenture or the New Indenture, all persons and entities that receive distributions under the Prepackaged Plan shall be responsible for reporting and paying taxes on account of such distributions.

        Setoffs

        Funding Corp. may, pursuant to Section 553 of the Bankruptcy Code or applicable non-bankruptcy law, but shall not be required to, set off against or recoup from any Allowed Claim on which payments are to be made pursuant to the Prepackaged Plan, any Claims of any nature whatsoever, Funding Corp. may have against the Holders of such Claim that is not released under Article X of the Prepackaged Plan and the distributions to made pursuant to the Prepackaged Plan on account of such Claim.

        Objection to Claims; Disputed Claims and Equity Interests

        Except as otherwise provided in the Prepackaged Plan, holders of Claims against and Equity Interests in Funding Corp. and the holders of the Existing Senior Secured Notes shall not be required to file proofs of claim or proofs of equity interest with the Bankruptcy Court. Funding Corp. intends to make distributions, as required by the Prepackaged Plan, in accordance with the books and records of Funding Corp. Unless disputed by a holder of a claim, the amount set forth in the books and records of Funding Corp. shall constitute the amount of the "allowed claim" of such holder. If any holder of a claim or equity interest disagrees with Funding Corp., such holder must so advise Funding Corp. in writing, in which event, the claim will be a disputed claim. Funding Corp. intends to attempt to resolve any such disputes consensually, or through other judicial means outside the Bankruptcy Court. The determination of whether such claim shall be allowed and/or the amount of any such claim shall be determined, resolved or adjudicated, as the case may be, in the manner in which such claim would have been determined, resolved or adjudicated if the Chapter 11 Case had not been commenced; provided, however Funding Corp. may, in its discretion, file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any claim, or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to final order; provided, however, that Funding Corp. may compromise and settle, withdraw or resolve by any other method approved by the Bankruptcy Court, any objections to Claims. In addition, Funding Corp. may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated claim pursuant to
Section 502(c) of the Bankruptcy Code regardless of whether Funding Corp. has previously objected to such claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any claim at any time during litigation concerning any objection to any claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated claim, that estimated amount will constitute either the allowed amount of such claim or a maximum limitation on such claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such claim, Funding Corp. may elect to pursue any supplemental proceedings to object to any ultimate payment on such claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any mechanism permitted by the Bankruptcy Court.

        Distributions after Allowance

        To the extent that a disputed claim ultimately becomes an allowed claim, a distribution will be made to the holder of such allowed claim in accordance with the provisions of the Prepackaged Plan. On the date or, if such date is not a business day, on the next successive business day that is five (5) business days after the calendar month in which a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim will receive all payments and distributions to which such Holder is then entitled under the Prepackaged Plan from Funding Corp. or the Company.

       Treatment of executory contracts and unexpired leases.

        Under Section 365 of the Bankruptcy Code, Funding Corp. has the right, subject to Bankruptcy Court approval, to assume or reject any executory contracts or unexpired leases. If Funding Corp. rejects an executory contract or unexpired lease that was entered into before the petition date, such contract or lease will be treated as if it had been breached on the date immediately preceding the petition date, and the other party to the agreement may assert a General Unsecured Claim for damages incurred as a result of the rejection. In the case of rejection of employment agreements and real property leases, damages are subject to certain limitations imposed by Sections 365 and 502 of the Bankruptcy Code.

        Assumed Contracts and Leases; Related Payments

        Except as otherwise provided in the Prepackaged Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Prepackaged Plan, on the Effective Date of the Prepackaged Plan, pursuant to Section 365 of the Bankruptcy Code, Funding Corp. will assume each executory contract and unexpired lease entered into by Funding Corp. prior to the petition date that has not previously expired or terminated pursuant to its own terms. The Confirmation Order will constitute an order of the Bankruptcy Court approving the assumptions described above, pursuant to
Section 365 and 1123(b)(2) of the Bankruptcy Code, as of the Effective Date of the Prepackaged Plan.

        Cure of Defaults

        Except as may otherwise be agreed to by the parties, within thirty (30) days after the Effective Date, Funding Corp. shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed by Funding Corp. pursuant to sections 6.1(a) and (b) of the Prepackaged Plan, in accordance with Section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of Funding Corp.'s liability with respect thereto, or as may otherwise be agreed to by the parties.

        Indemnification of Directors, Officers and Employees

        The obligations of Funding Corp. to indemnify its present directors, officers, partners, shareholders, affiliates, agents, employees and representatives pursuant to its respective present or past certificate of incorporation, by-laws, contractual obligations, or any applicable laws in respect of all past, present and future actions, suits and proceedings against any directors, officers, agents, employees and representatives based upon any act or omission related to service with, for, or on behalf of Funding Corp. will not be discharged or extinguished by confirmation of the Prepackaged Plan.

Effects of Confirmation of the Prepackaged Plan.

        Binding Effect

        From and after the Effective Date of the Prepackaged Plan, the Prepackaged Plan will be binding upon and inure to the benefit of Funding Corp., all present and former holders of Claims against and Equity Interests in

Funding Corp., whether or not such holders will receive or retain any property or equity interest in property under the Prepackaged Plan, their respective successors and assigns, including, but not limited to, the Reorganized Debtor and all parties-in-interest in the Chapter 11 Case, including professionals. With the exception of holders of Class 2 Senior Secured Claims, the Prepackaged Plan does not impair the rights of any other holders of Claims against or Equity Interests in Funding Corp.

        Discharge of Funding Corp. and Injunction

        All consideration distributed under the Prepackaged Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims against Funding Corp. of any nature whatsoever, including any interest accrued on Claims from and after the Commencement Date, or against Funding Corp.'s assets or properties, provided, however, that such discharge shall not impair Funding Corp.'s liability under the New Indenture or related documents or the Liens or security interests held by the Senior Secured Noteholders. Except as otherwise expressly provided in the Prepackaged Plan, entry of the Confirmation Order acts as a discharge and release of all Claims against, Liens on, and Equity Interests in Funding Corp., Funding Corp.'s assets, and its properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of claim or proof of equity interest therefor was filed, whether the claim or equity interest is allowed, or whether the holder thereof votes to accept the Prepackaged Plan or is entitled to receive a distribution thereunder, subject to the occurrence of the Effective Date of the Prepackaged Plan; provided, however, that such discharge and release shall not impair Funding Corp.'s liability under the New Indenture or related documents or the Liens or security interests held by the Senior Secured Noteholders. Upon entry of the Confirmation Order, and subject to the occurrence of the Effective Date of the Prepackaged Plan, any holder of such discharged claim and all Persons shall be precluded from asserting against Funding Corp., its successors or any of its assets or properties any other or further claim based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the date of entry of the Confirmation Order. The Confirmation Order shall be a judicial determination of discharge of all liabilities of Funding Corp., subject to the occurrence of the Effective Date of the Prepackaged Plan.

        In accordance with Section 524 of the Bankruptcy Code, the discharge provided by the Prepackaged Plan and Section 1141 of the Bankruptcy Code shall act as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset, or recover the Claims discharged hereby. Except as otherwise expressly provided in the Prepackaged Plan or the Confirmation Order, all Persons who have held, hold, or may hold Claims against Funding Corp. will be permanently enjoined, on and after the Effective Date of the Prepackaged Plan, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such claim, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against Funding Corp. on account of any such claim, (iii) creating, perfecting, or enforcing any encumbrance of any kind against Funding Corp. or against the property or interests in property of Funding Corp. or its respective subsidiaries or affiliates on account of any such claim, (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from Funding Corp. or its respective subsidiaries or affiliates or against the property or interests in property of Funding Corp. or its respective subsidiaries or affiliates on account of any such claim and (v) commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claims or Causes of Action which are extinguished, dismissed or released pursuant to the Prepackaged Plan; provided, that nothing contained in Article XII of the Prepackaged Plan shall limit or otherwise affect the rights of the holders of Allowed Claims or the Senior Secured Noteholders under the New Indenture or related documents. The foregoing injunction will extend to successors of Funding Corp. and its respective properties and interests in property.

        By accepting distributions pursuant to the Prepackaged Plan, each Holder of an Allowed Claim or Allowed Equity Interest will be deemed to have specifically consented to the injunctions set forth in Section 10.9 of the Prepackaged Plan.

        Exculpation and Limitation on Liability

        Funding Corp., any committee, the current and former Senior Secured Noteholders, the Notes Committee, Collateral Agent, Financial Institution, the New Indenture Trustee and Existing Indenture Trustee, and any and all of their respective present or former members, officers, directors, employees, equity holders, partners, principals, affiliates, advisors, attorneys, professionals or trustees, or any of their successors or assigns or agents action in such capacity, shall not have or incur any liability to any holder of a claim or an equity interest, or any other party in interest, or any of their respective trustees, employees, equity holders, partners, principals, representatives, financial advisors, attorneys, professionals or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Case, the solicitation of acceptances of the Prepackaged Plan, the pursuit of confirmation of the Prepackaged Plan, the consummation of the Prepackaged Plan, or the administration of the Prepackaged Plan or the property to be distributed under the Prepackaged Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Prepackaged Plan.

        Notwithstanding any other provision of the Prepackaged Plan, no holder of a claim or equity interest no other party-in-interest, none of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against Funding Corp., the estate, any committee, the Senior Secured Noteholders, the Notes Committee, Collateral Agent, Financial Institution and Existing Indenture Trustee, and any and all of their respective present or former members, officers, directors, employees, equity holders, partners, principals, affiliates, advisors, attorneys, professionals or trustees, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Case, the solicitation of acceptances of the Prepackaged Plan, the pursuit of confirmation of the Prepackaged Plan, the consummation of the Prepackaged Plan, or the administration of the Prepackaged Plan or the property to be distributed under the Prepackaged Plan, except for their willful misconduct or gross negligence.

        Releases

        Except as provided in Section 10.10 of the Prepackaged Plan, as of the Effective Date, for good and valuable consideration and in part in consideration for the non-impairment of all Allowed Claims (other than Class 2 Claims), Funding Corp. and the Reorganized Debtor in its individual capacity and as debtor in possession, the bankruptcy estate and any of its direct or indirect subsidiaries on its own behalf and on behalf of all Holders of Equity Interests, stockholders and creditors, derivatively (i.e., to the extent that Claims of or liabilities to the holders of stockholders and creditors are property of Funding Corp. or its estate, or Funding Corp. or its estate otherwise have standing to assert such Claims or liabilities) (collectively, the "Releasing Parties") shall be deemed to forever release, waive and discharge all Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of Funding Corp. or the Reorganized Debtor to enforce the Prepackaged Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered or entered into in connection with the Prepackaged Plan or the Restructuring Transactions) against
(i) the current and former representatives, directors, officers and employees of Funding Corp., in each case in their capacity as such, (ii) their respective affiliates and current and former officers, directors, employees, agents, members, direct and indirect shareholders, advisors, and professionals of the foregoing, in each case in their capacity as such, (iii) the current and former Senior Secured Noteholders, the Existing Indenture Trustee, the New Indenture Trustee, the Notes Committee, the current and former members of the Notes Committee, the Collateral Agent, the Financial Institution and to the extent acting for such parties, as the case may be, all of their respective affiliates, direct and indirect subsidiaries, stockholders, members, principals, directors, officers, employees, agents, representatives, financial advisors, professionals, accountants and attorneys and all of their predecessors, successors and assigns, in each case solely in their capacities as such, from any and all Claims and liabilities of every nature and kind (including, but not limited to, Avoidance Actions) against them that the Releasing Parties have, may have, or are deemed to have, which are property of Funding Corp., the Estate, or which Funding Corp., or the Estate otherwise have standing to assert, in law or equity, which are in any way related to or arising out of, based on or in any way connected with, in whole or in part, any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to Funding Corp., the Reorganized Debtor, the Company Project or the restructuring thereof, the Chapter 11 Case, or the negotiation, formulation, and preparation of the Prepackaged Plan, the Restructuring Transactions, or this Offering Memorandum and Disclosure Statement, and that could have been asserted by or on behalf of Funding Corp. or its estate or the Reorganized Debtor, including, without limitation relating to, (a) the negotiation, formulation, preparation, administration, execution, and enforcement of the Notes or the Restructured Senior Secured Notes, and any payments received thereunder, (b) any guaranty arising under the Notes or the Restructured Senior Secured Notes, (c) any Liens, pledges, or collateral of any kind related to the Notes or the Restructured Senior Secured Notes, and (d) any documents included with the Plan Supplement or the Cash

Collateral Order (including any terms, settlements, and compromises reflected in any of the foregoing). Holders of any Claim against or Equity Interests in Funding Corp. or the non-Funding Corp. affiliates shall be enjoined from commencing or continuing, any action against any party released under section
10.3 of the Prepackaged Plan, any action, employment of process, or act to collect, offset, recover, or avoid any such claim or interest that could be brought on behalf of or in the name of Funding Corp. or its non-Funding Corp. affiliates to the extent released under section 10.3 of the Prepackaged Plan. Nothing in section 10.3 of the Prepackaged Plan shall (I) be construed to release or exculpate any person or entity from fraud, gross negligence, willful misconduct, malpractice, criminal conduct, unauthorized use of confidential information that causes damages or for personal gain, or ultra vires acts or
(II) limit the liability of the Professionals of Funding Corp. and the Reorganized Debtor to their respective clients pursuant to DR6-102 of the Code of Professional Responsibility.

        Further, except as provided in section 10.10 of the Prepackaged Plan or the Confirmation Order, as of the Effective Date, each Holder of a Claim or Equity Interest that votes to accept the Prepackaged Plan and has checked the Ballot to indicate such release, will be deemed to forever release, waive and discharge all Claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce Funding Corp.'s or the Reorganized Debtor's obligations under the Prepackaged Plan, and the contracts, instruments, releases, agreements and documents delivered or executed in connection with the Prepackaged Plan or the Restructuring Transactions), whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to Funding Corp., the Reorganized Debtor, the Company Project or the restructuring thereof, the Chapter 11 Case, or the negotiation, formulation, and preparation of the Prepackaged Plan, subsequent distributions thereunder, the Restructuring Transactions, or this Offering Memorandum and Disclosure Statement against (a) the current or former representatives, directors, officers and employees of Funding Corp. and Funding Corp.'s agents and Professionals, in each case in their capacity as such, (b) their respective affiliates and current and former officers, directors, employees, agents, members, direct and indirect shareholders, advisors, and professionals of the foregoing, in each case in their capacity as such, and (c) the current or former Senior Secured Noteholders, Collateral Agent, Existing Indenture Trustee, New Indenture Trustee, Financial Institution, Notes Committee, and its current and former members, and each of the foregoing parties' respective affiliates, agents, professionals, advisors, attorneys, officers, directors, employees, principals, and direct and indirect shareholders, in each case in their capacity as such. Nothing in section 10.4 of the Prepackaged Plan shall (I) be construed to release or exculpate any person or entity from fraud, gross negligence, willful misconduct, malpractice, criminal conduct, unauthorized use of confidential information that causes damages or for personal gain, or ultra vires acts or (II) limit the liability of the Professionals of Funding Corp. or the Reorganized Debtor pursuant to DR6-102 of the Code of Professional Responsibility.

Summary of other provisions of the Prepackaged Plan.

        Retention of Jurisdiction

        Pursuant to Sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date of the Prepackaged Plan, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of or related to the and the Prepackaged Plan, to the fullest extent permitted by law, including, without limitation, jurisdiction to:

        o Allow, disallow, determine liquidate, classify, estimate or establish the priority or secured or unsecured status of any claim including the resolution of any request for payment of any Administrative Expense Claim, and the resolution of any objections to the allowance or priority of Claims and Equity Interests;

        o Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Prepackaged Plan, for periods ending on or before the Effective Date of the Prepackaged Plan;

        o Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which Funding Corp. is a party or with respect to which Funding Corp. may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

        o Ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Prepackaged Plan;

        o Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving Funding Corp. that may be pending on the Effective Date of the Prepackaged Plan;

        o Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Prepackaged Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection wit the Prepackaged Plan, this Offering Memorandum and Disclosure Statement or the Restructuring Transactions;

        o Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which Funding Corp. is a party or with respect to which Funding Corp. may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

        o Hear and determine matters concerning state, local and federal taxes in accordance with the applicable provisions of the Bankruptcy Code;

        o Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

        o Determine any other matters that may arise in connection with or relating to the Prepackaged Plan, this Offering Memorandum and Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Prepackaged Plan or this Offering Memorandum and Disclosure Statement;

        o Hear and determine all applications for compensation and reimbursement of expenses and professionals under the applicable provisions of the Bankruptcy Code;

        o       Enter a final decree closing the Chapter 11 Case; and

        o       Hear any other matter not inconsistent with the Bankruptcy Code.

        Preservation of Rights

        On and after the Effective Date, Funding Corp. may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Prepackaged Plan or the Confirmation Order.

        Modifications and Amendments

        Funding Corp. may alter, amend, or modify the Prepackaged Plan or the exhibits thereto under Section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date unless objected to by the Notes Committee. After the Confirmation Date and prior to "substantial consummation" of the Prepackaged Plan, as defined in Section 1101(2) of the Bankruptcy Code, Funding Corp. may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Prepackaged Plan, this Offering Memorandum and Disclosure Statement, or the Confirmation Order, and to accomplish such matters as may be necessary to carry out the purposes and effects of the Prepackaged Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Equity

Interests under the Prepackaged Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

        Term of Injunctions or Stays

        Unless otherwise provided in the Prepackaged Plan or the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Prepackaged Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date of the Prepackaged Plan. To the extent any injunction or stay is provided under the Prepackaged Plan or Confirmation Order, it shall remain in full force and in effect in accordance with its terms following the Effective Date of the Prepackaged Plan.

        Committees

        On the Effective Date of the Prepackaged Plan, all committees, if any, shall be dissolved, and the members of such committees shall be released and discharged from all further rights and duties arising from or related to the Chapter 11 Case. The professionals retained by such committees and the members thereof shall not be entitled to compensation or reimbursement of expenses incurred for services rendered after the Effective Date of the Prepackaged Plan other than for services rendered pursuant to the Prepackaged Plan or in connection with any application for allowance of compensation and reimbursement of expenses pending as of, or filed after the Effective Date of the Prepackaged Plan.

        Governing Law

        Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), (i) the laws of the State of New York shall govern the construction and implementation of the Prepackaged Plan and, except as expressly provided otherwise therein, any agreements, documents, and instruments executed in connection with the Prepackaged Plan and (ii) the laws of Delaware shall govern corporate governance matters with respect to Funding Corp. without giving effect to the principles of conflicts of law thereof.

        Section 1125(e) of the Bankruptcy Code

        As of the Confirmation Date, Funding Corp. shall be deemed to have solicited acceptances of the Prepackaged Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. Funding Corp. and its respective affiliates, trustees, directors, officers, employees, equity holders, financial advisors, attorneys, and other professionals have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and therefore are not liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Prepackaged Plan.

        Confirmation Hearing

        Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Prepackaged Plan (the "Confirmation Hearing"). Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Prepackaged Plan.

        If Funding Corp. files a petition for relief under Chapter 11 of the Bankruptcy Code and seeks confirmation of the Prepackaged Plan, the Bankruptcy Court will schedule a Confirmation Hearing. Funding Corp. will provide notice of the Confirmation Hearing to all known creditors and equity interest holders or their representatives (the "Confirmation Notice"). The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof. Objections to confirmation must be filed and served in the manner and within the time set forth in the Confirmation Notice and must (a) be in writing, (b) comply with the Bankruptcy Rules and the Local Bankruptcy Rules for the Southern District of New York (the "Local Bankruptcy Rules"), (c) set forth the name of the objector, and the nature and amount of any claim or equity interest asserted by the objector against or in Funding Corp., and (d) state with particularity the legal and factual bases for the objection. OBJECTIONS TO

CONFIRMATION THAT ARE NOT TIMELY FILED AND SERVED WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT AND WILL BE OVERRULED.

Voting on the Prepackaged Plan.

        See "PROCEDURES FOR TENDERING EXISTING SENIOR SECURED NOTES AND EXECUTING THE PAPER BALLOT" for a discussion of the process for submitting Ballots. If you submit more than one Ballot, the last Ballot, Funding Corp. intends to count the last Ballot received prior to the Voting Deadline; provided however, that Funding Corp. reserves its rights under Section 3018 of the Bankruptcy Code.

Solicitation of acceptances of the Prepackaged Plan.

        Usually, in reorganization cases commenced in the United States, a plan of reorganization is filed and votes to accept or reject the plan are solicited after the commencement of a reorganization case and after approval of a disclosure statement that describes the plan, which is submitted to all creditors for a vote. Nevertheless, a debtor may solicit votes prior to the commencement of a reorganization case in the U.S. in accordance with Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). In accordance with such provisions, through this Offering Memorandum and Disclosure Statement, we are soliciting acceptances from the Senior Secured Noteholders in connection with the Prepackaged Plan.

        U.S. Bankruptcy Rule 3018(b) requires that:

        o the plan of reorganization be transmitted to substantially all creditors and interest holders entitled to vote on the plan;

        o the time prescribed for voting to reject or accept such plan not be unreasonably short; and

        o the solicitation of votes be in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of adequate information.

         Section 1125(a)(1) of the Bankruptcy Code describes adequate information as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of Claims and Equity Interests to make an informed judgment about the plan. With regard to a solicitation of votes prior to the commencement of a reorganization case, U.S. Bankruptcy Rule 3018(b) specifically provides that acceptances or rejections of the plan by holders of Claims or interests prior to the commencement of a reorganization case will not be deemed acceptances or rejections of the plan if the Bankruptcy Court determines, after notice and a hearing, that the plan was not transmitted to substantially all creditors and equity security holders entitled to vote on the plan, that an unreasonably short time was prescribed for such creditors and equity security holders to vote on the plan, or that the solicitation was not otherwise in compliance with Section 1126(b) of the Bankruptcy Code. If the conditions of the Bankruptcy Code and Bankruptcy Rules are met, all acceptances and rejections received prior to the commencement of the reorganization case and within the prescribed solicitation period will be deemed to be acceptances and rejections of the plan for purposes of confirmation of the plan under the Bankruptcy Code.

        We may commence a voluntary case under Chapter 11 of the Bankruptcy Code, file the Prepackaged Plan and seek confirmation of the Prepackaged Plan if all the conditions of the Exchange Offer have not been satisfied and/or waived on or before the Voting Deadline if we have received acceptances from the Senior Secured Noteholders sufficient to confirm the Prepackaged Plan under the Bankruptcy Code.

        However, it is possible that if such a case were commenced and the Prepackaged Plan filed, the Bankruptcy Court may deny confirmation of the plan on a number of possible grounds. Section 1129 of the Bankruptcy Code, which sets forth the requirements for confirmation, requires, among other things, a finding by the Bankruptcy Court that the plan is feasible, that all Claims and interests have been properly classified in compliance with the provisions of Section 1122 of the Bankruptcy Code and that each holder of a claim or interest within each impaired class has either accepted the plan or will receive or retain property or Cash of a value, as of the Effective Date of the plan, that is not less than the value such creditor would receive or retain in a Chapter 7 liquidation. The Bankruptcy Court may conclude that the feasibility test or other requirements of Section 1129 have not been met, that Claims have not been classified properly, or that the Prepackaged Plan solicitation did not comply with all of the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules (including the requirement under Section 1126(b) of the Bankruptcy Code that the Prepackaged Plan solicitation comply with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or that the Prepackaged plan solicitation is made after disclosure of adequate information). In any such event, we may be required to amend this Offering Memorandum and Disclosure Statement and/or the Prepackaged Plan and/or resolicit votes before seeking confirmation of the Prepackaged Plan, in which case confirmation of the Prepackaged Plan could be delayed and possibly jeopardized.

        U.S. Bankruptcy Rule 3016(b) provides that either a disclosure statement under Section 1125 of the Bankruptcy Code or evidence showing compliance with
Section 1126(b) of the Bankruptcy Code shall be filed with the Prepackaged Plan or within the time fixed by the court. This Offering Memorandum and Disclosure Statement is presented to holders of the Existing Senior Secured Notes to satisfy the requirements of Section 1126(b) of the Bankruptcy Code and Bankruptcy Rules 3016(b) and 3018(b). We believe, but cannot guarantee, that this Offering Memorandum and Disclosure Statement and the solicitation process we undertake will meet these requirements.

        Feasibility of the Prepackaged Plan

        The Bankruptcy Code requires that, in order to confirm the Prepackaged Plan, the Bankruptcy Court must find that confirmation of the Prepackaged Plan will not likely be followed by the liquidation or the need for further financial reorganization. For the Prepackaged Plan to meet the "feasibility test," the Bankruptcy Court must find that we will possess the resources and working capital necessary to fund our operations and that we will be able to meet our obligations under the Prepackaged Plan. The Bankruptcy Court may not agree with our determination or accept the projections or the assumptions underlying our determination.

        To support its belief in the feasibility of the Prepackaged Plan, Funding Corp. has attached the projections of Funding Corp. and the Company set forth in Appendix C and the projections of Emcali set forth in Appendix G (together, the "Projections")

        The Projections indicate that the Company should have sufficient Cash flow to make the payments required under the Prepackaged Plan on the Effective Date of the Prepackaged Plan and to repay and service debt obligations and to maintain operations on a going-forward basis. Accordingly, we believe that the Prepackaged Plan complies with the requirements of Section 1l29(a)(l1) of the Bankruptcy Code. As noted in the Projections, however, we caution that no representations can be made as to the accuracy of the Projections, specifically including the Emcali projections, or our ability to achieve the projected results. Many of the assumptions upon which the Projections are based are subject to uncertainties outside of our control. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect our financial results. Therefore, the actual results may vary from the projected results and the variations may be material and adverse. See "RISK FACTORS" and "FORWARD-LOOKING STATEMENTS" for a discussion of certain risk factors that could affect financial feasibility of the Prepackaged Plan.

        THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN OR COLOMBIAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY OUR INDEPENDENT CERTIFIED ACCOUNTANTS OR THOSE OF THE COMPANY OR LEASECO. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, LITIGATION, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF FUNDING CORP. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY US, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

        Best Interests Test

        The "best interests" test, set forth in Section 1129(a)(7) of the Bankruptcy Code, requires the Bankruptcy Court to find either that all members of an impaired class of Claims have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the Effective Date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date. With respect to the holders of Existing Senior Secured Notes who have not accepted the Prepackaged Plan, the Bankruptcy Court must find that they will receive more value under the Prepackaged Plan than they would receive in a Chapter 7 liquidation of Funding Corp. and a contemporaneous liquidation of the Company (including the Facility).

        Funding Corp.'s only assets are its contractual claims under the Participation Agreement and the Original Leaseco Loan Agreement, its stock and its interest in certain bank accounts. Accordingly, an analysis of the Senior Secured Noteholders recovery in a liquidation context requires the analysis of a liquidation of Funding, the Company (including the Facility) and any claims the Company or Funding may have against third parties.

        As shown in the liquidation analysis prepared by us (the "Liquidation Analysis"), we believe that each holder of Class 2 Existing Senior Secured Notes, the only impaired class, will receive at least as much, if not more, under the Prepackaged Plan as they would receive if we are liquidated pursuant to Chapter 7 in conjunction with a liquidation of the Company (including the Facility). Because our claims against the Company and, in turn, the Company's potential claims under the Power Purchase Agreement and the value of the Facility and the other assets of the Company, constitute the core collateral for the Notes and because absent the restructuring contemplated by the Prepackaged Plan, neither we nor the Company may have access to funds to permit continued operations, the Liquidation Analysis assumes and includes a contemporaneous liquidation of the Company (including the Facility). Our belief is based primarily on extensive consideration of the effects that a Chapter 7 liquidation of Funding and the concomitant liquidation of the Company under Colombian law (the "Colombian Liquidation") would have on the ultimate proceeds available for distribution to creditors, including, but not limited to, (a) the increased costs and expenses of a liquidation under Colombian law and a liquidation under Chapter 7 arising from fees payable to a Chapter 7 trustee and professional advisors to the trustee, (b) the likely erosion in value of assets in a liquidation of the Company and/or its assets under Colombian Law and a Chapter 7 case in the context of the "forced sale" atmosphere that would prevail, (c) the adverse effects on the Company's and our business as a result of the likely departure of key employees and the probable loss of customers, (d) the reduction of value associated with a Chapter 7 trustee's operation of our business and the liquidation under Colombian law, (e) the substantial delay in distributions to our creditors that would likely ensue under a liquidation scenario and (f) the potential for an adverse effect on the restructuring of Emcali that would impair the ability of the Company to realize any claim under the Power Purchase Agreement.

        Liquidation Analysis

        As noted above, Section 1129(a)(7) of the Bankruptcy Code, as applied to the Prepackaged Plan requires that each holder of a Class 2 Existing Senior Secured Note claim, the only class impaired under the Prepackaged Plan either
(a) accept the Prepackaged Plan or (b) receive or retain under the Prepackaged Plan property of a value, as of the Effective Date of the Prepackaged Plan, that is not less than the value such holder would receive or retain if we were to be liquidated under Chapter 7 of the Bankruptcy Code and under applicable Colombian law. The first step in meeting this test is to determine the dollar amount that would be generated from a hypothetical liquidation of our assets and properties in a Chapter 7 liquidation as well as a liquidation of the Company and/or its assets under Colombian law. The gross amount of Cash available would be the sum of the proceeds from the liquidation of the Facility and pursuit of claims under Colombian law, such as claims under the PPA, and the disposition of our assets and any Cash held by us at the time of the commencement of the Chapter 7 case. Such amount would then be reduced by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims as may result from the closing of the Facility and the dissolving or liquidation of our business. Any remaining Cash would be distributed to creditors and equity interest holders in accordance with the distribution hierarchy established by Section 726 of the Bankruptcy Code and as may be required under Colombian law.

        The Liquidation Analysis reflects the estimated Cash proceeds, net of liquidation related costs, that would be available to our creditors if we were to be liquidated in a Chapter 7 case and the Colombian Liquidation occurred. Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by our management, are inherently subject to significant political, business, economic, legal (including an administrative takeover or other reorganization of the Company) and competitive uncertainties and contingencies beyond our control or the control of the Company and each of their respective managements.

        ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF WE AND THE COMPANY WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE. SEE "RISK FACTORS".

        Considering the significant difference between the value of the estimated distributions under the Prepackaged Plan and the estimated results of a Chapter 7 liquidation, however, a number of the material assumptions made in this Liquidation Analysis would have to be erroneous to change the basic conclusion (that the distributions to both secured and general unsecured creditors is greater under the Prepackaged Plan than in a liquidation).

        The Liquidation Analysis assumes that our balance sheet and that of the Company as of July 31, 2005, on which the analysis is based, is a proxy for the balance sheet as of the liquidation date. It is also assumed that: (i) our liquidation would commence under the direction of a trustee in a case under the Bankruptcy Code and continue for a six month period (until January 2006) and
(ii) the liquidation of the Company would occur under Law 550 of Colombia before the SSPD and would continue for a six-month period as well, during which time all of the Facility's and our assets either would be sold or conveyed to the respective Lien holders and the Cash proceeds, net of liquidation-related costs, would be distributed to creditors. The Liquidation Analysis also considers the potential recovery from Emcali of claims under the PPA in light of the need to arbitrate such claims and the potential negative effect on Emcali's own ability to make payments on restructuring of such claim as described in detail in note 4 to the Liquidation Analysis. The Liquidation Analysis assumes that liquidation proceeds would be distributed in accordance with Section 726 of the Bankruptcy Code and in accordance with Colombian law. The Liquidation Analysis assumes that there are no proceeds from recoveries of any potential fraudulent conveyances or other causes of action.


                           Liquidation Analysis Detail

                          FUNDING CORP. AND THE COMPANY
                              Liquidation Analysis

STATEMENT OF ASSETS
($ in millions)

------------------------------------------------------------ ------------------ -----------------
                                                                 Mid-Point            Note
Category                                                           Value           Reference
------------------------------------------------------------ ------------------ -----------------
Estimated Net Cash (as of July 31, 2005)                             3.3                 1
------------------------------------------------------------ ------------------ -----------------
Interim Cash from Operations (Aug. 2005 to Jan 2006)                 0.8                 2
------------------------------------------------------------ ------------------ -----------------
Disposition of the Company's operating assets                       10.0                 3
------------------------------------------------------------ ------------------ -----------------
Claim under the PPA                                                 40.0                 4
------------------------------------------------------------ ------------------ -----------------
Tax Consequences                                                     0.0                 5
------------------------------------------------------------ ------------------ -----------------
Liquidation Fees and Expenses                                       (3.5)                6
------------------------------------------------------------ ------------------ -----------------
Net Estimated Proceeds Available for Distribution                   50.6

-------------------------------------------------------------------------------------------------

DISTRIBUTION ANALYSIS SUMMARY
($ in millions)


------------------------------------------------ ------------ ------------ ------------ ------------
                                                  Estimated    Estimated    Estimated      Note
                                                  Allowable    Recovery     Recovery
                                                   Claims        Value      Value (%)    Reference
------------------------------------------------ ------------ ------------ ------------ ------------
Net Estimated Proceeds Available for
Distribution to Secured Claims                      $50.6
------------------------------------------------ ------------ ------------ ------------ ------------
Noteholders' Indebtedness                          $152.0         $50.6         33%           7
------------------------------------------------ ------------ ------------ ------------ ------------
Net Estimated Liquidation Proceeds Available          0.0
After Secured Claims

----------------------------------------------------------------------------------------------------


        Footnotes to Liquidation Analysis Detail

        A summary of the assumptions used by our management in preparing the Liquidation Analysis is set forth below.

        Note 1 -- Excess Cash and Non-Core Assets. Funding Corp is assumed to have a net Cash position of $1.0 million as of July 31, 2005, while the Company's Cash position (restricted and unrestricted) would be $3.3 million.

        Funding Corp. does not have any assets, which would be classified as "non-core" (i.e., assets outside its contractual rights to funds from the operation of the Facility).

        Note 2 -- Interim Cash from Operations. Over the estimated six month period of the liquidation, the Company is assumed to receive System Capacity Payments from Emcali in the net amount of $0.8 million per month, or $3.2 million for the six month period. The monthly expenses, excluding costs for gas and gas transportation ($0.1 and $0.3 million per month respectively), average $0.4 million per month, for a total of $2.4 million in the period. The Company is thus projected to generate about $0.8 million in free Cash flow from the operations, which would be available for distribution to the Senior Secured Noteholders. It has been assumed that no interest payment would be made in the six-month period prior to liquidation.

        Note 3 -- Disposition of the Company's operating assets. Our assets consist primarily of our contractual rights under the Existing Lease and the Participation Agreement and certain bank accounts. The operating assets of the Company have a value only as a part of an ongoing power generation facility and therefore have not been valued separately but instead have been valued as a whole, on a going concern basis.

        However, the financial distress of the Company and the rushed nature of the sale process would probably have an adverse impact on the going concern value of these assets. It has been estimated that the net resale value of the Company's assets will not exceed $10.0 million.

        Note 4 - Claim under PPA. The Company could assert a claim against Emcali for defaulting the PPA. Such a claim under the PPA has been estimated to be a gross amount of approximately $323.0 million (although this amount has been contested), which claim is likely to be reduced by amounts payable to Emcali under a memorandum of understanding with Emcali and the PPA Termination Agreement. The claim would probably be contested through an arbitration that would be conducted in Cali, Colombia, where political influence on the arbitration process cannot be ruled out. For these and other reasons it is not unreasonable to expect a significant reduction between the claim and any award. Finally, if it receives an award through the arbitration, the Company would need to collect the award from Emcali. Emcali has repeatedly stated that its own restructuring process will not accommodate the time needed for an arbitration panel to evaluate and arrive at an award under the PPA and that if the Company asserted such a claim, it would cause Emcali to be liquidated. In this scenario, under Colombian law, Emcali's labor and tax claims would have priority, significantly reducing the probability of collecting on any award resulting from the PPA claim. Based on the above, the collectible portion of any award related to the claim under the PPA is estimated to be $40.0 million. For purposes of this Offering Memorandum and Disclosure Statement, Funding Corp. has tried to provide its best analysis and estimate of the claim and setoffs under the PPA and MOU, however, in the event the restructuring is not consummated, estimations herein shall not be deemed to be admissions or binding on any party in the context of litigation related to the PPA or MOU and Funding Corp. and the Company expressly reserves all rights related thereto.

        Note 5 -- Tax Consequences. The valuation and anticipated proceeds relating to sale of the Company as a going-concern is without regard to any tax consequences associated with a theoretical sale of those operations. Such tax consequences could further diminish the estimated recovery.

        In spite of the fact that the Company has a balance of $4.8 million related to a prepaid income tax receivable as of July 31, 2005, there are tax claims for the years 1999 and 2001 in the amount of $2.9 million. The net favorable balance of $1.9 million would be difficult to recover in a liquidation process.

        Note 6 -- Liquidation Fees and Expenses. Liquidation fees will include legal fees, wind down of operations, plant shutdown costs, security and other expenses. Wind down of operations is estimated to cost approximately $1.5 million and legal fees are estimated to be approximately $0.5 million. Plant shutdown costs during the liquidation process are estimated to be $1.5 million. Therefore, total liquidation fees and expenses are estimated to be approximately $3.5 million.

        Note 7 - Financial Institution - In the context of a liquidation, the Claims of the Financial Institution are treated pari passu with the Senior Secured Claim and therefore the aggregate senior Claims against Funding Corp. and the Company are reflected above as the aggregate senior secured indebtedness that would be satisfied by the first proceeds realized from a liquidation.

        Valuation of a Reorganized Funding Corp. and the Company

        In conjunction with the Prepackaged Plan, we determined that it was necessary to estimate post-confirmation values for the enterprise of the Company.

        The enterprise value of the Company is $144.6 million as of the assumed Effective Date of the Prepackaged Plan, based on estimated cash flow from operations using a discounted cash flow at a 8.3% discount rate and with estimated secured Claims of approximately $144.0 million and net Cash of approximately $3.3 million as of July 31, 2005.

        In estimating the range of the reorganization value of Funding Corp. and the Company, we, among other analyses: (i) reviewed certain historical financial information of Funding Corp. and the Company for recent years and interim periods; (ii) reviewed certain internal financial and operating data of Funding Corp. and the Company, including financial projections prepared and provided by management relating to its business and its prospects; (iii) discussed with certain members of senior management of Funding Corp. and the Company a review of operations and future prospects; and (iv) considered certain economic and industry information relevant to the operating business.

        Key assumptions in connection with Funding Corp.

        With respect to the valuation of Funding Corp., in addition to the foregoing, we have relied upon the following assumptions:

        o Funding Corp. will emerge from the Chapter 11 proceeding in or about October 2005.

        o The management of the Company will continue to manage the business following the Effective Date of a Confirmation Order in the Chapter 11 proceeding.

        o General financial and market conditions as of the assumed Effective Date will not differ materially from those conditions prevailing as of the date hereof.

        o The conditions to the TermoEmcali Restructuring Agreement are met and any other conditions to the effectiveness of the Confirmation Order are satisfied.

        Our valuation represents a hypothetical value that reflects the estimated intrinsic value of Funding Corp. derived through the application of various valuation techniques. Such analysis does not purport to represent valuation levels which would be achieved in, or assigned by, the public markets for our debt and equity securities or private markets for corporate control. Estimates of enterprise value do not purport to be appraisals or necessarily reflect the values which may be realized if assets are sold as a going concern, in liquidation, or otherwise. The estimate necessarily is based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this Offering Memorandum and Disclosure Statement.

        Discounted Cash Flow Analysis

        The discounted cash flow analysis ("DCF") valuation methodology relates the value of an asset or business to the present value of expected future Cash flows to be generated by that asset or business. The DCF methodology is a "forward looking" approach that discounts the expected future Cash flows by a theoretical or observed discount rate determined by calculating the average cost of debt and equity for publicly traded companies that are similar to the subject of the analysis.

        This approach has two components: the present value of the projected un-levered free Cash flows for a determined period and the present value of the terminal value (representing firm value beyond the time horizon of the projections).

        As the estimated Cash flows, estimated discount rate and expected capital structure of Funding Corp. are used to derive a potential value, an analysis of the results of such an estimate is not purely mathematical, but instead involves complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of Funding Corp. and other factors that could affect the future prospects and cost of capital considerations for Funding Corp.

        THE DISCUSSION SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSIS PERFORMED BY US. THE PREPARATION OF AN ESTIMATE INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH AN ESTIMATE IS NOT READILY SUSCEPTIBLE TO SUMMARY DESCRIPTION. THE ANALYSIS WAS PERFORMED BY COMBINING NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS. THE ANALYSIS PERFORMED BY US IS NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN SUGGESTED BY SUCH ANALYSES. TO THE EXTENT THAT THE VALUATION IS DEPENDENT UPON THE COMPANY'S ACHIEVEMENT OF THE PROJECTIONS, THE VALUATION MUST BE CONSIDERED TO BE SPECULATIVE. SEE "RISK FACTORS" AND "FORWARD-LOOKING STATEMENTS." WE EXPRESSLY RESERVE ALL RIGHTS TO MODIFY ALL PROJECTIONS, STATEMENTS, AND DISCUSSIONS, INCLUDING THOSE RELATED TO EMCALI, AND EACH ARE WITHOUT PREJUDICE AND NOT DEEMED ADMISSIONS IF NO EFFECTIVE DATE OCCURS.

Alternatives to confirmation and consummation of the Prepackaged Plan.

        If, however, the requisite acceptances are not received, or the requisite acceptances are received and the Chapter 11 Case is commenced under the Bankruptcy Code but the Prepackaged Plan is not subsequently confirmed and consummated, the theoretical alternatives include: (a) a restructuring of Funding Corp.'s obligations under U.S. law outside of the bankruptcy process as well as those of the Company pursuant to Law 550 of Colombia, (b) a liquidation of Funding Corp.'s and the Company's assets and properties (including the Facility) under U.S. and Colombian law, respectively, (c) the commencement by Funding Corp. of a conventional Chapter 11 Case with the intention of subsequently negotiating an alternative plan of reorganization to restructure the Existing Senior Secured Notes and the solicitation of acceptances of such plan during the administration of Funding Corp.'s conventional Chapter 11 Case or, perhaps, (d) the liquidation of Funding Corp. and the Company under Chapter 7 or Chapter 11 of the Bankruptcy Code.

        Restructuring Under Law 550

        The Company may elect to attempt to restructure its obligations pursuant to Law 550 of Colombia, also known as the Economic Intervention Law of Colombia, which provides Colombian businesses with a procedure to restructure their debts (a "Debt Reorganization Procedure"). In certain circumstances, the SSPD or a creditor could request that the Company restructure its debts under Law 550.

        In order to trigger a Debt Reorganization Procedure, the appropriate legal representative of the Company, or any of its creditors, must request the initiation of the procedure before the SSPD. Additionally, the SSPD, on its own initiative, may commence a Debt Reorganization Procedure. To initiate a Debt Reorganization Procedure, it must be evidenced that the Company either (i) has been in default for ninety (90) or more business days of at least two commercial obligations representing 5% or more of the current liabilities of the Company, or (ii) is a defendant in at least two lawsuits commenced for the purpose of collecting outstanding obligations representing 5% or more of the current liabilities of the Company.

        Upon receipt of a request for the initiation of a Debt Reorganization Procedure, the SSPD has three business days to issue a resolution accepting the request and to designate a "promoter" to coordinate the Debt Reorganization Procedure and oversee the restructuring agreements with creditors. The Debt Reorganization Procedure is deemed to commence when the resolution administering such procedures is posted by the SSPD. Once the Debt Reorganization Procedure commences, no enforcement of pending obligations subject to the Debt Reorganization Procedure may begin against the Company in Colombia, and enforcement proceedings against the Company already in progress are stayed.

        If a Debt Reorganization Procedure is initiated with respect to the Company, it must provide the promoter with an inventory list based on its financial statements and a comprehensive list of creditors to be used by the promoter to determine the voting rights of the Company's various creditors and outstanding liabilities. Once the promoter has determined the creditors' voting rights, the Company and its creditors will have a maximum of four (4) months to negotiate the terms of a restructuring agreement. If a restructuring agreement is not executed before the conclusion of the four-month period, or if the negotiations fail, the promoter will then notify the SSPD and the Company may be liquidated or be subject to an administrative takeover by the SSPD.

        In general, a Debt Reorganization Procedure for the Company would take approximately eight (8) months. However, depending on the complexity of any objections to the promoter's designation, or to the promoter's determination of voting rights and outstanding liability, and other issues, the Debt Reorganization Procedure may be significantly delayed.

        Commencement of a Conventional Chapter 11 Bankruptcy Case and the Negotiation and Solicitation of Acceptances of an Alternative Plan of Reorganization

        If the requisite acceptances are not received, Funding Corp. could commence a conventional Chapter 11 Case during which we would continue to operate our business and manage our properties as a debtor-in-possession. Under this alternative, Funding Corp. would seek to negotiate a plan of reorganization and solicit acceptances to that plan during the administration of our conventional Chapter 11 Case. A conventional Chapter 11 Case may be protracted and there are no assurances that Funding Corp. could successfully negotiate an acceptable plan in a timely manner while at the same time maintaining the confidence of its important constituencies, including the Senior Secured Noteholders and with respect to the Company, the appropriate regulatory authorities in Colombia, and key employees. Furthermore, Funding Corp. has already explored various restructuring alternatives with the Senior Secured Noteholders, both prior to and in connection with Funding Corp.'s formulation of the Prepackaged Plan. For the foregoing reasons, Funding Corp. does not believe that the filing of a conventional Chapter 11 Case for the purpose of negotiating an alternative plan will yield as much for creditors as that provided for under the Prepackaged Plan.

        Liquidation Under Chapter 7 or Chapter 11

        If the Requisite Acceptances are received but the Prepackaged Plan is not confirmed, and it becomes apparent that no consensual reorganization plan may be proposed, it is possible that the Chapter 11 Case would be converted to a case under Chapter 7 of the Bankruptcy Code. Under Chapter 7, a trustee would be appointed to liquidate Funding Corp.'s assets and to distribute the net proceeds to creditors in accordance with the priorities set forth in the Bankruptcy Code.

        It is also theoretically possible that Funding Corp. could be liquidated pursuant to the provisions of a Chapter 11 plan of liquidation. A liquidation under Chapter 11 would ordinarily be accomplished in a more orderly fashion than if Funding Corp. were to be liquidated under Chapter 7.

        A Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a Chapter 11 liquidation, expenses for professional fees may be lower than in a Chapter 7 case. Any distribution to the holders of Claims under a Chapter 11 liquidation plan probably would be delayed substantially.

        Additionally, Funding Corp. believes it is highly unlikely that the Colombian regulatory authorities would acquiesce in the liquidation of the Company, by a trustee appointed under the United States Bankruptcy Code. Accordingly, Funding Corp. does not believe that liquidation in a Chapter 7 or Chapter 11 Case is a desirable or likely alternative.

THE PREPACKAGED PLAN RESTRUCTURES FUNDING CORP.'S OBLIGATIONS TO THE NOTEHOLDERS UNDER THE EXISTING INDENTURE. THE PREPACKAGED PLAN DOES NOT IMPAIR THE RIGHTS OF HOLDERS OF ANY CLAIMS, OTHER THAN CLASS 2 SENIOR SECURED CLAIM. FUNDING CORP. BELIEVES THAT THE PREPACKAGED PLAN AFFORDS SUBSTANTIALLY GREATER BENEFITS TO CREDITORS THAN WOULD ANY OTHER REASONABLY CONFIRMABLE REORGANIZATION PLAN OR LIQUIDATION UNDER ANY CHAPTER OF THE BANKRUPTCY CODE.

                             SELECTED FINANCIAL DATA

        Appendix C sets forth certain financial projections for the Company. Appendix D sets forth (i) the Management Discussion and Analysis of the Business and Financial Condition of the Company for the Operating Period Ended December 31, 2004, (ii) the Financial Statements of the Company as of December 31, 2003 and 2004, (iii) the Management Discussion and Analysis of the Business and Financial Condition of the Company for the Operating Period Ended March 31, 2005. Appendix E sets forth (i) the Management Discussion and Analysis of the Business and Financial Condition of Leaseco for the Operating Period Ended December 31, 2004 and (ii) the Management Discussion and Analysis of the Business and Financial Condition of Leaseco for the Operating Period Ended March 31, 2005. Appendix F sets forth (i) the Consolidated Management Report of Emcali as of May 31, 2005, (ii) the Consolidated Management Report with Distributed Administration December 2004 and December 31, 2003. Appendix G sets forth available cash flow projections for Emcali.

                                    BUSINESS


General.

        The Company is a Colombian sociedad en comandita por acciones formed in December 1994 to develop, own, engineer, construct and operate the Facility. The Facility is located on an approximately 19-acre site owned by the Company, located approximately 10 kilometers outside of Cali, Colombia. The Site can be accessed from the Cali-Palmaseca Airport Road. The Guachal electrical substation and the Ecogas natural gas supply pipeline that transports natural gas to the Facility are located adjacent to the property boundary. The Cauca River adjoins the Site on the North. An earth dike approximately eight to nine feet high has been constructed previously along the river frontage. The Facility's cooling water needs are supplied through a water intake from the Cauca River. The Facility also employs a makeup water system sourced from an onsite well.

        The Facility consists of the following major equipment, systems and facilities:

        o A Westinghouse 501F combustion turbine, generator, and associated auxiliaries.

        o A Westinghouse steam turbine generator which was manufactured and supplied through Mitsubishi Heavy Industries.

        o       A Distral natural circulation heat recovery steam generator.

        o       A condensate/feedwater system and associated equipment.

        The Company obtains its gas supplies from Ecopetrol under an agreement with a term through January 1, 2015. The Company transports its gas supplies under an agreement with a term through December 31, 2019. Because the Facility has not been dispatched frequently, the Company's need for gas has related primarily to its maintenance and testing requirements. The Company has amended its gas supply and transportation agreements to reduce the fixed costs under those agreements and to better match its expected demand profile.

Employees.

        The Company, Leaseco and Funding Corp. currently have no employees. Instead, the Company has contracted with Management Services (Colombia) Ltd. under the Seconding Personnel Agreement, dated February 3, 1997 (the "MSA"), as well as Energy Services under the O&M Agreement for management, operations and maintenance of the Facility and support personnel. The Company also has contracted for certain technical services under the Technical Services Agreement, dated December 15, 1996 (the "TSA"). The Company is obligated under the TermoEmcali Restructuring Agreement to amend the MSA in a manner reasonably acceptable to Emcali, to terminate the TSA and to use reasonable efforts to reduce the costs under the O&M Agreement by $150,000 per year.

        Under Colombian labor laws, the Company may be jointly liable with the counterparties to the MSA and O&M Agreement for any salaries, benefits and indemnities of such personnel if not paid by the relevant employer.

Insurance.

        The Company and Leaseco maintain a comprehensive insurance program underwritten by recognized insurance companies licensed to do business in Colombia. The Company and Leaseco reinsure such coverage with international insurance companies to the extent permitted by applicable law. The insurance program includes commercial general liability, automobile liability, and excess liability insurance, property insurance including "all risk" property damage (including boiler and machinery), and at least 12 months of business interruption insurance.

Legal Proceedings.

        The Company is involved in a number of pending legal matters or proceedings with respect to:

        o       Colombian income and municipal tax matters;

        o Investigation of the Fiscalia General de la Nacion initiated in 1998 that the Company believes to be related to the use of public funds;

        o Investigation of the Fiscalia General de la Nacion initiated in 2002 with respect to allegations of asset laundering;

        o Inquiries of the Contraloria General de la Republica initiated in 2002 with respect to the costs of the Company and payments by Emcali;

        o       Claims related to charges for the use of water from the Cauca
                River;

        o       Claim for non-performance under the Gas Transportation Contract;

        o       Two labor claims from two former construction employees; and

        o Claims of the Ministry of the Environment that the Company must submit an investment plan equal to 1% of the cost of the project to develop reforestation, erosion mitigation and land recovery.

See Appendix D - FINANCIAL INFORMATION OF THE COMPANY - "MANAGEMENT DISCUSSION AND ANALYSIS OF THE BUSINESS AND FINANCIAL CONDITION OF TERMOEMCALI I S.C.A. E.S.P. FOR THE OPERATING PERIOD ENDED DECEMBER 31, 2004" for additional details on these matters.

                        PERMITS AND REGULATORY APPROVALS

        The Company has obtained all the material permits or governmental approvals necessary to operate the Facility. Certain permits or approvals may require renewal, extension, variation, modification or correction. The Company believes that such renewals, extensions, variations, modifications or corrections will be obtained on a timely basis.

                            OWNERSHIP AND MANAGEMENT


Funding Corp. and Leaseco.

        Funding Corp. is a Delaware corporation. Funding Corp. is a wholly-owned subsidiary of Leaseco, which is a Cayman Islands company limited by shares. Leaseco, in turn, is owned by Cauca Valley and Holdings, both of which are also Cayman Islands companies limited by shares.

        From and after the consummation of the Exchange Offer and the effectiveness of the restructuring of the Company's obligations, the shares of Leaseco (which will be the sole upstream owner of Funding Corp.) will be held in a trust subject to a pledge to the Collateral Agent for the benefit of the holders of Restructured Senior Secured Notes. The trustee is anticipated to be a Colombian trust company. The directors and officers of Funding Corp. and Leaseco are anticipated to be appointed through arrangements with third parties or on another basis acceptable to the trustee. The fees of the trustee through December 31, 2019 are to be paid upon the effectiveness of the transfer of the shares into the trust.

        Despite this trust arrangement for the ownership of Leaseco and, indirectly, Funding Corp., it is expected that they are to be administered pursuant to contracts with third-party providers at the cost of the Company so that the covenants of Funding Corp. and Leaseco under the Common Agreement are fulfilled and it is expected that the Company will submit the documentation, as may be appropriate under the Financing Documents, for the continued flow of funds from Leaseco to Funding Corp. and from Funding Corp. to the holders of the notes.


The Company.


        Management

        The Company has been managed by two socios gestores (the "Managing Shareholders"), Leaseco and Caligen (which is wholly-owned by Emcali). Following the transformation of the Company into a sociedad anonima, the Company will no longer have Managing Shareholders and the Company will be managed and controlled by Emcali.

        Ownership

        Prior to the consummation of the Exchange Offer and the effectiveness of the restructuring of the Company, Leaseco, Cauca Valley and Holdings together hold 54% of the outstanding equity of the Company. The other shareholders of the Company are Emcali, which holds 43% of the outstanding equity of the Company, and Inversiones Inca S.A. ("INCA"), which holds the remaining 3% of the outstanding equity of the Company.

        In conjunction with the Exchange Offer and restructuring of the Company, the shares of the Company held by Leaseco, Cauca Valley and Holdings are to be pledged to the Collateral Agent for the benefit of the holders of the Restructured Senior Secured Notes. Leaseco, Cauca Valley and Holdings plan to transfer those shares into a Colombian trust. To do so, they must first offer their shares of the Company to the Company on the same terms proposed for the transfer to the trust. Then, if the Company does not exercise its right to acquire the shares, they must offer the shares to Emcali and INCA, who have a right to acquire a pro rata portion of the shares. Any shares that are transferred to Emcali or INCA will continue to be subject to the pledge to the Collateral Agent.

        Any shares of the Company that are not transferred to the Company, Emcali or INCA through the right-of-first-refusal process will be transferred to a trust, along with the shares of Leaseco (which is the parent of Funding Corp.) and the shares of Leaseco held by Cauca Valley and Holdings. Those shares will be held in trust subject to the pledge until the retirement of the Restructured Senior Secured Notes.

        Also in conjunction with the Exchange Offer and restructuring of the Company, approximately Ps. 24 billion that is now payable by the Company to Emcali will be capitalized as additional equity of Emcali in the Company. Upon such capitalization, Emcali will hold approximately 88.37% of the equity of the Company, before accounting for any additional shares of the Company acquired by Emcali through the right-of-first-refusal process described above. It is anticipated that the Company will be converted to a sociedad anonima following closing.

                        THE COLOMBIAN ELECTRICITY SECTOR

        THE FOLLOWING DISCUSSION OF THE COLOMBIAN ELECTRICITY SECTOR WAS COMPILED FROM PUBLICLY AVAILABLE INFORMATION. NONE OF FUNDING CORP., THE BOARD OF DIRECTORS OF FUNDING CORP., THE COMPANY OR THE MANAGING SHAREHOLDERS OF THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF THIS INFORMATION. YOU ARE URGED TO CONSULT YOUR MARKET ADVISOR REGARDING THE COLOMBIAN ELECTRICITY SECTOR.

Overview.

        As of 2004, Colombia's interconnected electricity system had a total net installed capacity of approximately 13,363 MW, of which approximately 64% is hydroelectric power and 36% is thermal. Power consumption grew from 41,573 GWh in 1995 to 45,771 GWh in 2003 or 47,019 GWh in 2004.(2)

        Power generation, transmission, and distribution may be performed by public, private or mixed companies. The Colombian electricity industry is made up of generation, commercialization, distribution and transmission companies. Power generators, such as the Company, can also engage in commercialization activities so long as the rules of CREG are met.

Regulatory Framework.

        In 1991, the Colombian government adopted a strategy designed to restructure the power sector by implementing various programs which seek to reduce administrative inefficiency in electric enterprises, to establish a rational tariff structure that will allow energy companies to recover the true economic cost of electric services and to establish opportunities for the participation of private entities.

        Reforms initiated through governmental decrees and through Laws 142 and 143 enacted in 1994 were introduced to develop competition in power generation, invite private sector participation, provide access to transmission and distribution networks and modernize the electric sector. Law 142 defines the legal framework for residential public services and established the Energy and Gas Regulatory Commission (the "CREG"), the regulatory entity which oversees the electricity and gas sectors. Law 143 sets out the legal framework for the generation, transmission, distribution and supply of electricity.

        CREG is an autonomous administrative body whose membership is comprised of the Minister of Mines and Energy, the Director of the National Planning Department and three experts appointed by the President. The principal purpose of CREG is to regulate and promote competition within the different segments of the energy sector so that economically efficient and high-quality energy services are provided. Its responsibilities include evaluating the efficiency of the provision of services, establishing the tariff structure for services for access to and use of the grids and dispatch charges, classifying which consumers of electricity are subject to or free from regulation, and determining the rules for the planning and coordination of the national transmission system.

        The electricity sector is under the jurisdiction of the Ministry of Mines and Energy, which is in charge of defining the Colombian government's policies for the energy sector. These duties are carried out with the collaboration of other government agencies, such as the CREG, the Mining and Energy Planning Unit ("UPME"), the Ministry of Finance and the National Planning Department, as well as with municipal and state governments.

        The Ministry of Mines and Energy develops electric sector policies. UPME is a special administrative unit of the Ministry of Mines and Energy and is responsible for the National Energy Plan and the subsector plans. UPME is also responsible for forecasting the overall energy requirements of Colombia, determining ways to satisfy demand and evaluating the convenience of developing alternative sources of energy, and establishing programs to save and optimize the use of energy. Utility companies are required to prepare and submit certain information to UPME.

-------------------
(2) Source: Mining and Energy Planning Unit-UPME

        The SSPD was created by the 1991 Constitution, and has authority delegated by the President, to act as supervisory agency with respect to domiciliary public utility entities. Functions of the SSPD include overseeing that the actions, contracts and decisions of domiciliary public utility companies are in conformity with the applicable law, impose sanction when there is a breach of laws or regulations by public utility companies, and when necessary, takeover the administration of public utility entities or to proceed with their liquidation.

Generation, Transmission and Distribution.

        The net installed capacity of Colombia's interconnected system in 2004 was approximately 13,363 MW, of which approximately 64% is hydroelectric power and 36% is thermal. The largest generating plants in the Colombian system are hydroelectric. In 2005, the three largest plants, San Carlos (1,240 MW), Guavio (1,150 MW) and Chivor (1,000 MW), generated nearly one third of Colombia's electricity production. Hydroelectric generation tends to follow a seasonal trend. The wet winter season runs from May through November and the dry summer season from December through April.

        The Colombian transmission system ("STN") is comprised of the Central and Atlantic coast subsystems which are interconnected by two 500 kV transmission lines. The STN includes 1,065 km of 500kV lines, 8,645km of 220kV lines, four substations at 500 kV and 66 substations at 230 kV. The STN interconnects the principal demand centers including Bogota, Medellin, Cali, Cartagena and Barranquilla. Generators and distributors have open access to the transmission system and are required to pay connection and usage charges. Interconexion Electrica S.A. ESP ("ISA"), the largest transmission company which owns and operates the transmission system connecting the major cities in Colombia, is responsible for allocating electricity throughout the Nation. In 2003, ISA initiated the interconnection with Ecuador through a dual circuit between Jamondino Station at 230 kV (Colombia) and Pomasqui station at 230 kV (Ecuador).

        The distribution of electricity applies to networks equal to or lower than 115 kV. The distribution sector is comprised of a number of municipal, departmental and regional companies.

Wholesale Electricity Market.

        In July 1995 the Bolsa de Energia (energy exchange) began operation, providing companies involved in the generation and distribution of electricity with a wholesale spot market through which power can be purchased and sold at prices determined by supply and demand. The spot market operates by means of a centralized national computer system through which daily offers and orders are matched.

        Power transactions are conducted under the Bolsa on an hourly basis, with quantities and prices set according to market-based rules as issued by the CREG. In the Bolsa, an hourly spot price for all units dispatched is established based on the offer price of the highest priced generating unit dispatched for that period. Short-term transactions since the Bolsa opened amount to nearly a quarter of the total system's demand.

        Non-regulated end-users, i.e. those with a power demand exceeding 0.1 MW or 55,000 kWh per month, can also participate in the Wholesale Electricity Market but not through direct transactions with the Bolsa de Energia. Regulated end-users are those which do not meet the above-mentioned demand criteria. Regulated end-users cannot undertake transactions in the Wholesale Energy Market.

        Electricity is also sold on a wholesale basis to non-regulated users at agreed upon prices based on power purchase agreements and other negotiated contracts.

Retail Electricity Market.

        While the Bolsa prices are based upon market forces, tariffs in the retail market are regulated by the CREG. The retail market currently includes non-regulated end-users. In order to ensure competition, there can be no differentiation between users with identical characteristics and costs, and different tariffs or preferential conditions with respect to such users are prohibited.

Capacity Payments

        All electric generators receive a capacity charge payment (the "System Capacity Payment") pursuant to Resolution 116 of 1996, as amended, for their firm capacity. The capacity charge compensates each generator for its firm capacity, which represents the capacity that would be dispatched in a given year during the dry season under very dry hydrological conditions. The payment is received each month, net of actual dispatch, under the condition that the unit's actual availability is equal to or greater than the assigned availability for the capacity charge. A lower availability will lower the System Capacity Payment. The purchasers of energy in the wholesale market pay for this capacity charge.

                         SUMMARY OF PROPOSED AMENDMENTS

General.

        The valid tender of your Existing Senior Secured Notes in accordance with the procedures set forth in "THE EXCHANGE OFFER AND CONSENT SOLICITATION" will constitute your consent to the proposed amendments to the indenture and common agreement governing the Existing Senior Secured Notes that are not tendered, if any.

        The proposed amendments are a single proposal. If you tender your Existing Senior Secured Notes, you will be deemed to have consented to the proposed amendments in their entirety with respect to all of the Existing Senior Secured Notes that you tender.

        The proposed amendments will become effective only upon the consummation of the Exchange Offer. If the Prepackaged Plan is filed and consummated, the Existing Senior Secured Notes and the related indenture and common agreement will be extinguished and the proposed amendments will become moot.

        Set forth below is a description of the waivers and amendments proposed to the indenture and common agreement applicable to the Existing Senior Secured Notes. The terms of the indenture and common agreement applicable to the Existing Senior Secured Notes, together with the terms of other financing documents are described further in "DESCRIPTION OF NEW, AMENDED OR TERMINATED PRINCIPAL FINANCING DOCUMENTS." In addition to the amendments that are discussed below, conforming amendments will be made to the related defined terms and internal cross-references of the indenture and common agreement applicable to the Existing Senior Secured Notes.

Amendments to the Indenture Applicable to the Existing Senior Secured Notes.

Waiver of any Defaults or Event of Defaults

        Any Defaults or Events of Default and any consequences thereof are waived (other than defaults or events of default in respect of (i) the payment of the principal of or interest on, or other amounts due under, any Existing Senior Secured Notes then outstanding, or (ii) a covenant or provision thereof that under Article XI of the Existing Indenture cannot be modified or amended without the consent of the holder of each Existing Senior Secured Note outstanding affected).

Waiver of any Right to Revoke

        Any right to revoke any request, demand, authorization, direction, notice, consent, waiver or other action to be given or taken provided for in the Existing Indenture by any holder of Existing Senior Secured Notes shall be waived.

Amendment to Definition of Common Agreement

        The definition of "Common Agreement" contained in Section 1.1 of the Existing Indenture shall be amended to state that the Common Agreement has been amended by that certain First Amendment to Common Agreement (which is further described in "Amendments to the Common Agreement Applicable to the Existing Senior Secured Notes" below).

Elimination of Luxembourg Agent and Luxembourg Stock Exchange

        The Existing Indenture and the First Supplemental Indenture thereto will be each amended by deleting all references to the Luxembourg Agent and the Luxembourg Stock Exchange contained therein. Section 3.3 of the First Supplemental Indenture to the Existing Indenture, which provides for the appointment of the Luxembourg Agent, will be deleted in its entirety.

Amendments to the Common Agreement Applicable to the Existing Senior Secured Notes.

Elimination of "Insurance" covenants relating to the Company and Leaseco

        Sections 5.1(a) and 5.2(a) of the Existing Common Agreement require, among other things, that each of the Company and Leaseco maintain certain levels of insurance. Under the Amended Existing Common Agreement, these covenants will be deleted in their entirety.

Elimination of "Information" covenants relating to the Company and Leaseco

        Sections 5.1(b) and 5.2(b) of the Existing Common Agreement require, among other things, that each of the Company and Leaseco deliver to the Senior Secured Parties certain information. Under the Amended Existing Common Agreement, these covenants will be deleted in their entirety.

Elimination of "Construction of the Facility" covenant relating to the Company

        Section 5.1(d) of the Existing Common Agreement requires, among other things, that the Company cause the construction of the Facility to be carried out and completed with diligence and continuity. Under the Amended Existing Common Agreement, this covenant will be deleted in its entirety.

Elimination of "Projections" covenant relating to the Company

        Section 5.1(e) of the Existing Common Agreement requires, among other things, that the Company submit to the Independent Engineer and the Senior Secured Parties the projected Senior Debt service coverage ratio. Under the Amended Existing Common Agreement, this covenant will be deleted in its entirety.

Elimination of "Contractor Performance Tests" covenant relating to the Company

        Section 5.1(f) of the Existing Common Agreement allows, among other things, that the Independent Engineer and the Senior Secured Parties have the right to witness and verify the contractor's performance tests. Under the Amended Existing Common Agreement, this covenant will be deleted in its entirety.

Elimination of "Operating Budget" covenant relating to the Company

        Section 5.1(g) of the Existing Common Agreement requires, among other things, that the Company provide on a yearly basis an operating plan and budget. Under the Amended Existing Common Agreement, this covenant will be deleted in its entirety.

Elimination of "Operation and Maintenance" covenant relating to the Company

        Section 5.1(h) of the Existing Common Agreement requires, among other things, that the Company shall or shall cause the operator to use, maintain and operate the Facility and Site in compliance with generally accepted Prudent Utility Practices. Under the Amended Existing Common Agreement, this covenant will be deleted in its entirety.

Elimination of "Compliance with Laws" covenants relating to the Company, Leaseco and Funding Corp.

        Sections 5.1(i), 5.2(d) and 5.3(e) of the Existing Common Agreement require, among other things, that each of the Company, Leaseco and Funding Corp. shall comply with, and that the Facility is constructed and operated in compliance with all applicable laws. Under the Amended Existing Common Agreement, these covenants will be deleted in their entirety.

Elimination of "Insurance Report" covenants relating to the Company and Leaseco

        Sections 5.1(j) and 5.2(e) of the Existing Common Agreement require, among other things, that each of the Company and Leaseco provide a certificate relating to insurance. Under the Amended Existing Common Agreement, these covenants will be deleted in their entirety.

Elimination of "Liens" covenants relating to the Company, Leaseco and Funding Corp.

        Sections 5.1(k), 5.2(f) and 5.3(h) of the Existing Common Agreement prohibit, among other things, each of the Company, Leaseco and Funding Corp., subject to certain exceptions, from granting Liens upon any of its properties. Under the Amended Existing Common Agreement, these covenants will be deleted in their entirety.

Elimination of "Indebtedness" covenants relating to the Company, Leaseco and Funding Corp.

        Sections 5.1(l), 5.2(g) and 5.3(j) of the Existing Common Agreement prohibit, among other things, each of the Company, Leaseco and Funding Corp., subject to certain exceptions, from incurring additional indebtedness. Under the amendment to the Amended Existing Common Agreement, these covenants will be deleted in their entirety.

Elimination of "Restricted Payments" covenants relating to the Company and Leaseco

        Under Sections 5.1(m) and 5.2(h) of the Existing Common Agreement, each of the Company and Leaseco, among other things, is not permitted to make any payments or transfer of assets to its shareholders, except in limited circumstances. Under the Amended Existing Common Agreement, these covenants will be deleted in their entirety.

Elimination of "Change Orders" covenants relating to the Company and Leaseco

        Sections 5.1(o) and 5.2(o) of the Existing Common Agreement prohibit, among other things, each of the Company and Leaseco, subject to certain exceptions, from initiating or consenting to change orders under the construction contract, offshore equipment contract and construction guarantee. Under the Amended Existing Common Agreement, these covenants will be deleted in their entirety.

Elimination of "Amendments to Project Contracts" covenants relating to the Company and Leaseco

        Sections 5.1(p) and 5.2(j) of the Existing Common Agreement prohibit, among other things, each of the Company and Leaseco, subject to certain exceptions, from amending any of the Project Contracts. Under the Amended Existing Common Agreement, these covenants will be deleted in their entirety.

Elimination of "Assumption of Leaseco's Indebtedness by the Company" covenant relating to the Company

        Section 5.1(q) of the Existing Common Agreement prohibits, among other things, the Company, without the prior written consent of the Senior Secured Parties, from exercising any right to prepay or terminate the Existing Lease. Under the Amended Existing Common Agreement, this covenant will be deleted in its entirety.

Elimination of "Investments and Accounts" covenants relating to the Company and Leaseco

        Sections 5.1(r) and 5.2(k) of the Existing Common Agreement prohibit each of the Company and Leaseco, among other things, from making any investments other than permitted investments. Under the Amended Existing Common Agreement, these covenants will be deleted in their entirety.

Elimination of "Employees and Employee Plans" covenants relating to the Company and Leaseco

        Sections 5.1(s) and 5.2(l) of the Existing Common Agreement establishes, among other things, prohibitions against certain actions by each of the Company and Leaseco with respect to any employee benefit plan subject to ERISA or the Code or a foreign benefit plan. Under the Amended Existing Common Agreement, these covenants will be deleted in their entirety.

Elimination of "Transactions with Affiliates" covenants relating to the Company, Leaseco and Funding Corp.

        Sections 5.1(t), 5.2(m) and 5.3(g) of the Existing Common Agreement prohibit, among other things, each of the Company, Leaseco and Funding Corp., except in certain instances, from entering into transactions or agreements with affiliates relating to the project. Under the Amended Existing Common Agreement, these covenants will be deleted in their entirety.

Elimination of "Nature of Business" covenants relating to the Company, Leaseco and Funding Corp.

        Sections 5.1(u), 5.2(n) and 5.3(d) of the Existing Common Agreement prohibit, among other things, each of the Company, Leaseco and Funding Corp. from engaging in any business other than the development, acquisition, construction, operation, leasing and financing of the project. Under the Amended Existing Common Agreement, these covenants will be deleted in their entirety.

Elimination of "Power Purchase Agreement" covenant relating to the Company

        Section 5.1(v) of the Existing Common Agreement regulates, among other things, the Company's actions with regard to the Power Purchase Agreement. Under the Amended Existing Common Agreement, this covenant will be deleted in its entirety.

Elimination of "Gas Supply Contract" covenant relating to the Company

        Section 5.1(w) of the Existing Common Agreement prohibits, among other things, the Company, without the prior written consent of the power purchaser, from amending the Gas Supply Contract or taking any action that would increase the Company's minimum take or pay obligation under the Gas Supply Contract. Under the Amended Existing Common Agreement, this covenant will be deleted in its entirety.

Elimination of "Gas Transportation Contract" covenant relating to the Company

        Section 5.1(x) of the Existing Common Agreement prohibits, among other things, the Company, without the prior written consent of the power purchaser, from amending the Gas Transportation Contract or taking any action that would increase the Company's minimum take or pay obligation under the Gas Transportation Contract. Under the Amended Existing Common Agreement, this covenant will be deleted in its entirety.

Elimination of "Construction Contract" covenant relating to the Company

        Section 5.1(y) of the Existing Common Agreement prohibits, among other things, the Company, without the prior written consent of the Independent Engineer, from approving a request by the contractor to subcontract work having a cost more than $500,000 not previously approved and certain other actions. Under the Amended Existing Common Agreement, this covenant will be deleted in its entirety.

Elimination of "Emcali Support Documents" covenant relating to the Company

        Under Section 5.1(z) of the Existing Common Agreement, the Company agrees, among other things, to exercise and enforce, or not waive any of the requirements or conditions provided for in the Emcali support documents. Under the Amended Existing Common Agreement, this covenant will be deleted in its entirety.

Elimination of "Use of Proceeds" covenant relating to the Company

        Under Section 5.1(aa) of the Existing Common Agreement, the Company agrees, among other things, to use the proceeds of the working capital loans only to pay operation and maintenance costs. Under the Amended Existing Common Agreement, this covenant will be deleted in its entirety.

Elimination of "Cure Period" covenant relating to the Company

        Under Section 5.1(ab) of the Existing Common Agreement, the Company agrees, among other things, that the Collateral Agent or any Senior Secured Party is entitled to cure any default existing under the Gas Supply Contract or Gas Transportation Contract during the last ten days of the Company's cure period applicable to any such default. Under the Amended Existing Common Agreement, this covenant will be deleted in its entirety.

Elimination of "Working Capital Filings" covenant relating to the Company

        Under Section 5.1(ac) of the Existing Common Agreement, the Company agrees to have all requisite foreign exchange control approvals for a loan under the working capital agreement. Under the Amended Existing Common Agreement, this covenant will be deleted in its entirety.

Elimination of "Lease Payment Schedule" covenant relating to the Company

        Under Section 5.1(ad) of the Existing Common Agreement, the Company agrees, among other things, that if any filing is made with a governmental authority of any payment schedule with respect to the Existing Lease, it shall be consistent in all respects with the Leaseco Loan Agreement. Under the Amended Existing Common Agreement, this covenant will be deleted in its entirety.

Amendment to "Maintenance of Existence and Governmental Approvals" clauses relating to the Company, Leaseco and Funding Corp.

        Sections 5.1(c), 5.2(c) and 5.3(c) of the Existing Common Agreement will be amended to reflect that each of the Company, Leaseco and Funding Corp. shall at all times preserve and maintain in full force and effect its legal existence under the laws of Colombia, the Cayman Islands or the State of Delaware, respectively; provided that the Company shall be permitted to be transformed from a sociedad en comandita por acciones into a corporation (sociedad anonima) in compliance with Colombian applicable laws.

Amendment to "Prohibition on Fundamental Changes and Disposition of Assets" clauses relating to the Company, Leaseco and Funding Corp.

        Sections 5.1(n), 5.2(i) and 5.3(f) of the Existing Common Agreement will be amended to reflect that the Company, Leaseco and Funding Corp. shall not (i) enter into any transaction of merger or consolidation or (ii) liquidate or dissolve itself (or suffer any liquidation or dissolution); provided that such Person may enter into any transaction of merger or consolidation so long as such Person is the surviving entity in such transaction or the surviving entity in such transaction assumes all of the obligations of the Company, Leaseco or Funding Corp., as the case may be. Notwithstanding the foregoing, the Company may be transformed from a sociedad en comandita por acciones into a corporation (sociedad anonima).

Elimination of "Offshore Equipment Contract" covenant relating to Leaseco

        Section 5.2(p) of the Existing Common Agreement prohibits, among other things, Leaseco, without the prior written consent of the Independent Engineer, from approving a request by the supplier to subcontract work having a cost more than $500,000 not previously approved and certain other actions. Under the Amended Existing Common Agreement, this covenant will be deleted in its entirety.

Elimination of "Managing Shareholder" covenant relating to Leaseco

        Under Section 5.2(q) of the Existing Common Agreement, Leaseco agrees to take all actions to continue the corporate existence of the Company in cases of a bankruptcy event, including, without limitation, of a managing shareholder in the Company. Under the Amended Existing Common Agreement, this covenant will be deleted in its entirety.

Amendment to "Financial Reports" clause relating to Funding Corp.

        Section 5.3(b) of the Existing Common Agreement will be amended to state that Funding Corp. shall furnish to the holders of Existing Senior Secured Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Elimination of "Permitted Investments" covenant relating to Funding Corp.

        Section 5.3(i) of the Existing Common Agreement prohibits, among other things, Funding Corp. from making any investments that are not permitted investments, other than the Leaseco Loans and the purchase of the participations pursuant to the Participation Agreement. Under the Amended Existing Common Agreement, this covenant will be deleted in its entirety.

Elimination of "Funding Corp. Grant of Security Interest" covenant relating to Funding Corp.

        Under Section 5.3(k) of the Existing Common Agreement, Funding Corp. agrees to grant a first priority security interest therein to the Collateral Agent on behalf of the Senior Secured Parties on any assets, other than nominal assets, that it acquires. Under the Amended Existing Common Agreement, this covenant will be deleted in its entirety.

Amendment to Definition of Combined Exposure

        The definition of "Combined Exposure" in Annex A of the Existing Common Agreement shall be amended to state that "Combined Exposure" means, at any time, the sum of (i) the aggregate principal amount of all securities outstanding under the New Indenture, plus (ii) the aggregate principal amount of securities outstanding under the Existing Indenture.

Amendment to Certain Definitions in Common Agreement

        Annex A to the Existing Common Agreement will be amended by amending certain definitions in the Amended Existing Common Agreement relating to the Security Documents and Financing Documents to include amendments, restatements, supplements and other modifications to each of such documents.

Elimination of "Payment of Project Contract LOC Reimbursement Agreement" Event of Default

        Section 6.1(b) of the Existing Common Agreement states, among other things, that the failure of the Company to pay any amount when due and payable under the Project Contract LOC Reimbursement Agreement is an Event of Default. Under the Amended Existing Common Agreement, this Event of Default will be deleted in its entirety.

Elimination of "Payment of DSR LOC Reimbursement Agreement" Event of Default

        Section 6.1(c) of the Existing Common Agreement states, among other things, that the failure of the Company to pay any amount when due and payable under the DSR LOC Reimbursement Agreement is an Event of Default. Under the Amended Existing Common Agreement, this Event of Default will be deleted in its entirety.

Elimination of "Payment of Working Capital Agreement" Event of Default

        Section 6.1(d) of the Existing Common Agreement states, among other things, that the failure of the Company to pay any amount when due and payable under the Working Capital Agreement is an Event of Default. Under the Amended Existing Common Agreement, this Event of Default will be deleted in its entirety.

Elimination of "Compliance with Insurance Covenants" Event of Default

        Section 6.1(f) of the Existing Common Agreement states, among other things, that the failure of the Company or Leaseco to perform or observe its insurance obligations under the Existing Common Agreement is an Event of Default. Under the Amended Existing Common Agreement, this Event of Default will be deleted in its entirety.

Elimination of "Compliance with Certain Covenants" Event of Default

        Section 6.1(g) of the Existing Common Agreement states, among other things, that the failure of the Company, Leaseco or Funding Corp. to comply with the following covenants: maintenance of existence and Governmental Approvals, compliance with laws, prohibition on fundamental changes and disposition of assets, amendments to Project Contracts, Liens, indebtedness, restricted payments or nature of business and any such failure which shall continue uncured for thirty (30) days or more after the Company, Leaseco or Funding Corp., as the case may be, has actual knowledge of such failure, is an Event of Default. Under the Amended Existing Common Agreement, this Event of Default will be deleted in its entirety.

Amendment to "Compliance with Certain Other Covenants" Event of Default

        Section 6.1(h) of the Existing Common Agreement is amended in the Amended Existing Common Agreement by deleting the text "(other than those referred to in paragraphs (f) and (g) above)" contained therein.

Elimination of "Voluntary Bankruptcy Event" Event of Default

        Section 6.1(i) of the Existing Common Agreement states, among other things, that if the Company, Leaseco or Funding Corp. shall commence voluntary actions involving the bankruptcy, insolvency, receivership, reorganization or other similar proceeding (collectively, a "Bankruptcy Event") of the Company, Leaseco or Funding Corp., as the case may be, it will be an Event of Default. Under the Amended Existing Common Agreement, this Event of Default will be deleted in its entirety.

Elimination of "Involuntary Bankruptcy Event" Event of Default

        Section 6.1(j) of the Existing Common Agreement states, among other things, that if a Bankruptcy Event shall be commenced without the application or consent of the Company, Leaseco or Funding Corp., and such order or decree approving any such Bankruptcy Event shall continue unstayed and in effect for a period of 90 or more consecutive days, it will be an Event of Default. Under the Amended Existing Common Agreement, this Event of Default will be deleted in its entirety.

Elimination of "Bankruptcy Event of Power Purchaser or the Contractor Guarantor" Event of Default

        Section 6.1(k) of the Existing Common Agreement states, among other things, if there is a Bankruptcy Event with regards to the power purchaser or the contractor guarantor, that under certain circumstances, it will be an Event of Default. Under the Amended Existing Common Agreement, this Event of Default will be deleted in its entirety.

Elimination of "Lien under Security Documents" Event of Default

        Section 6.1(l) of the Existing Common Agreement states, among other things, that if any Lien granted in the security documents ceases to be a perfected Lien, and either the Company or Leaseco do not cure within 10 days such cessation, it will be an Event of Default. Under the Amended Existing Common Agreement, this Event of Default will be deleted in its entirety.

Elimination of "Project Contracts" Event of Default

        Section 6.1(m) of the Existing Common Agreement states, among other things, that, with respect to any Project Contract if: (i) a term of such Project Contract is declared unenforceable by a governmental authority or such contract is terminated, or (ii) any representation or warranty made by any other party to such Project Contract proves to have been false or misleading in any respect as of the time made, confirmed or furnished or such other party defaults in respect of its obligations under such Project Contract, in certain circumstances, it will be an Event of Default. Under the Amended Existing Common Agreement, this Event of Default will be deleted in its entirety.

Elimination of "Loss of Status of Exempt Wholesale Generator or Foreign Utility Company" Event of Default

        Section 6.1(n) of the Existing Common Agreement states, among other things, that if there is a final, non-appealable order from (i) FERC denying or revoking the Company's or Leaseco's status as an "exempt wholesale generator" or
(ii) the SEC revoking the Company's or Leaseco's status as a "foreign utility company" under PUHCA; provided, however, that such denial or revocation (as applicable) shall not be an Event of Default if within 270 days of such revocation the Company or Leaseco, as the case may be (A) obtains all requisite approvals necessary to have such status reinstated, or (B) loss of such status has not resulted in a Material Adverse Effect and would not reasonably be expected to result in a Material Adverse Effect, it will be an Event of Default. Under the Amended Existing Common Agreement, this Event of Default will be deleted in its entirety.

Elimination of "Event of Default under Security Documents" Event of Default

        Section 6.1(o) of the Existing Common Agreement states that if there is an Event of Default under any security document and is continuing, it will be an Event of Default. Under the Amended Existing Common Agreement, this Event of Default will be deleted in its entirety.

Elimination of "Failure to Make Payment of Other Indebtedness" Event of Default

        Section 6.1(p) of the Existing Common Agreement states that a default by the Company, Leaseco or Funding Corp. with respect to indebtedness for borrowed money having an outstanding principal amount exceeding $2 million and an acceleration in respect thereof shall have occurred will be an Event of Default. Under the Amended Existing Common Agreement, this Event of Default will be deleted in its entirety.

Elimination of "Judgments" Event of Default

        Section 6.1(q) of the Existing Common Agreement states that a final, non-appealable judgment or judgments for the payment of money in excess of $10 million rendered against the Company, Leaseco or Funding Corp. and that is not stayed or discharged within thirty (30) days from the date of entry thereof will be an Event of Default. Under the Amended Existing Common Agreement, this Event of Default will be deleted in its entirety.

Elimination of "Ownership" Event of Default

        Section 6.1(r) of the Existing Common Agreement requires certain minimum equity interests of project sponsors. Under the Amended Existing Common Agreement, this Event of Default will be deleted in its entirety.

Elimination of "Emcali Ownership" Event of Default

        Section 6.1(s) of the Existing Common Agreement states that if Emcali shall cease to maintain, directly or indirectly through one or more subsidiaries of which Emcali owns at least 99%, ownership of at least 20% of the aggregate ownership interests in the Company until the Senior Debt is paid, it will be an Event of Default. Under the Amended Existing Common Agreement, this Event of Default will be deleted in its entirety.

Elimination of "InterGen Shareholders, InterGen or Emcali Ownership" Event of Default

        Section 6.1(t) of the Existing Common Agreement requires named project sponsors, in the aggregate, to maintain, directly or indirectly, through one or more subsidiaries of which such person owns at least 90% control of the Company, it will be an Event of Default. Under the Amended Existing Common Agreement, this Event of Default will be deleted in its entirety.

Elimination of "Issuer of Support Document" Event of Default

        Section 6.1(u) of the Existing Common Agreement states that if the issuer of a support instrument under the sponsor equity agreement fails to honor a drawing thereunder, it will be an Event of Default. Under the Amended Existing Common Agreement, this Event of Default will be deleted in its entirety.

        SUMMARY OF NEW, AMENDED OR TERMINATED PRINCIPAL PROJECT CONTRACTS

        The following are summaries of selected provisions of the new and amended principal Project Contracts related to the restructuring of the Company and the on-going business of the Company and is not considered to be a full statement of the terms of such agreements. Accordingly, the following summaries are qualified by reference to each agreement and are subject to the full text of each agreement. Copies of the agreements summarized below are available for inspection at the principal offices of Funding Corp. All initially capitalized terms used in the following summaries and not otherwise defined in this Offering Memorandum and Disclosure Statement have the meanings given such terms in the respective agreement.

        The valid tender of your Existing Senior Secured Notes in accordance with the procedures set forth in "THE EXCHANGE OFFER AND CONSENT SOLICITATION" will constitute your consent, to the extent such consent is required under the existing indenture, to the proposed amendments to and termination of certain Project Contracts, including the termination of the Power Purchase Agreement.

        In addition, as indicated below, certain of the agreements have been executed in and the governing language is Spanish. The summaries of such agreements set forth below are based on English translations included with such agreements. Accordingly, such summaries are qualified by and subject to the governing Spanish texts of such agreements.

                         Emcali Restructuring Agreement

        On May 5, 2004, Emcali's creditors (other than the Company) convened in a general assembly and entered into the Emcali Restructuring Agreement with respect to Emcali's obligations to them. A copy of the Emcali Restructuring Agreement, which is in Spanish, together with an unofficial English translation, is included in Appendix H.

        Under the Emcali Restructuring Agreement, Emcali's debt was restructured (the "Restructured Debt") in the following manner:

        o Tranche A consists of 60% of the debt owed to creditors (other than the Company), excluding the Government of Colombia. This tranche is to be repaid in Colombian pesos in ten (10) years and six (6) months, commencing on January 1, 2004, in semi-annual installments, with an interest rate equal to the rate of the Colombian consumer price index plus 4.5% and a grace period until December 31, 2004.

        o Tranche B consists of 40% of the debt owed to creditors (other than the Company), excluding the Government of Colombia. This tranche is to be repaid in Colombian pesos in fourteen (14) years and six (6) months, commencing on January 1, 2004 in eight semi-annual installments. The first principal payment is due January 1, 2015. The value of the tranche is to be adjusted annually from January 1, 2005 by a rate that is equivalent to half of the Colombian consumer price index for each annual period.

        o Tranche C consists of the debt owed to the Emcali's union. This tranche is to be repaid in Colombian pesos in five (5) years, commencing on January 1, 2006, in five annual installments (as modified by Otrosi No. 2). The value of the tranche is to be adjusted annually from January 1, 2006 by a rate that is equivalent to half of the Colombian consumer price index for each annual period.

        o Tranche D consists of debt owed to the Government of Colombia and is payable in Colombian pesos. The term of the tranche is twenty (20) years (and may be extended up to ten (10) years if the tranche is not fully repaid in the initial term), commencing on March 5, 2003, and shall accrue interest at the rate of (i) if Tranche A, B and C are outstanding, the Colombian consumer price index or (ii) if Tranche A, B, C have been fully paid, DTF plus 2%. Payments will be due to commence when Tranches A, B, and C are paid in full.

Emcali has engaged a trust company (the "Trust Company"), who will receive the monies from Emcali and shall pay the Restructured Debt pursuant to the Emcali Restructuring Agreement.

The Emcali Restructuring Agreement initially set out a deadline of November 5, 2004 for the effectiveness of the restructuring of the PPA and the obligations of the Company.

Otrosi No. 1

        On November 19, 2004, a general assembly of Emcali's creditors (other than the Company) approved an amendment to the Emcali Restructuring Agreement (hereinafter, "Otrosi No. 1"), which extended the deadline for the effectiveness of the restructuring of the PPA and the obligations of the Company to December 20, 2004.

Otrosi No. 2

        On December 21, 2004, a general assembly of Emcali's creditors (other than the Company but with its participation) approved an amendment to the Emcali Restructuring Agreement (known as "Otrosi No. 2"), which includes, among other things, the provisions for a new tranche of debt payable to the Company ("Tranche E"), the issuance of Emcali guarantees in favor of Leaseco and the Financial Institution (the "Emcali Guarantees") and the obligation, along with the Company, to analyze and reach an understanding with respect to the restructuring of the PPA and the obligations of the Company. The rights and obligations of the Company under Otrosi No. 2 were subject to the restructuring of the Company's obligations, with June 30, 2005 set as the deadline for the effectiveness of such restructuring.

        Emcali, following the Company's adherence on December 28, 2004 to the Emcali Restructuring Agreement, as modified by Otrosi No. 2, made certain payments to the Company under the terms of Otrosi No. 2, which payments included the payment of $8,736,000 into the Exclusive Sub-account to be held for the benefit of the Company and the commencement, in January 2005, of monthly payments into that account in amounts equal to the payments that would have been made had the Tranche E Notes already been issued by Emcali to the Company. The amounts held in the Exclusive Sub-Account are to be transferred to the Company upon the effectiveness of a restructuring of its obligations.

        Otrosi No. 2 also provided that Tranche B (except for amounts owed to two specific creditors) would be paid in full in two installments on or before December 28, 2004 and on June 30, 2005, respectively. The first installment of Tranche A was also to be prepaid on or before December 28, 2004.

        A copy of Otrosi No. 2, which is a Spanish language document, is included in Appendix I, together with an unofficial English translation.

Otrosi No. 3

        On May 17, 2005, a general assembly of Emcali's creditors (including the Company) was held to amend the Emcali Restructuring Agreement to clarify certain matters included in Otrosi No. 2 and to extend the deadline for the Company to restructure its obligations. The general assembly approved an amendment to the Emcali Restructuring Agreement (known as "Otrosi No. 3"), which includes, among other things:

        o The deadline for the Company to restructure its obligations was extended to May 17, 2006.

        o An opportunity for the Company to receive prepayments on the Tranche E Notes from Emcali's Cash surplus, as determined under the terms of Emcali's restructuring agreement on of June 30 and December 31 of each year. Prepayments regarding Cash surpluses for the six-month periods ending June 30 and December 31, 2005 are contingent on the Company restructuring its obligations, as follows: (i) the Cash surplus payable to the Tranche E Notes would be deposited into the Exclusive Sub-Account and, if the Effective Date of a restructuring of the Company's obligations is reached on or before October 31, 2005, that prepayment would be available to prepay the Tranche E Notes; otherwise, such funds would be released from the Exclusive Sub-

                Account for payment to other creditors of Emcali, and (ii) if the restructuring of the Company's obligations has not been completed at that time, Cash surplus payable to the Company as of December 31, 2005 would be deposited into the Exclusive Sub-Account and, if the Effective Date of a restructuring of the Company's obligations is reached on or before February 28, 2006, said funds will be available to prepay the Tranche E Notes; otherwise the monies held in the Exclusive Sub-Account would be released therefrom for payment to other creditors of Emcali. Furthermore, based on the cash flow projections of Emcali at the time a prepayment is made from Cash surplus, said payment could be applied in inverse order of maturity with the result that the tenor of the Tranche E Notes could be shortened.

        o Upon the payment in full of Tranches A, B, and C, Tranches E and D will be pari passu and prepayments will be distributed among the holders of those tranches in a proportionate manner except that any prepayment of the Tranche E Notes will be reduced by an amount equal to three monthly installments on the Tranche E Notes, which amount will be included in the prepayment of Tranche D.

        o System Capacity Payments from January 1, 2005 and through the Effective Date of a restructuring of the Company's obligations will be transferred to the Company, though the Company's use of those funds will be limited to general and administrative expenses, operations and maintenance expenses (subject, however, to a limitation to $100,000 per month of the amounts that can be paid under the Company's Seconding Personnel Agreement, dated February 3, 1997 with Management Services (Colombia) Ltd.), and third party payments necessary for the restructuring.

        o The requirement in Otrosi No. 2 for review and approval by the Executive Committee of Emcali's creditors of the Company's agreements with Emcali was removed, though any discrepancy between those agreements and the provisions of Otrosi No. 3 that amounts to a material adverse change could be the basis for a claim of default under the Emcali Restructuring Agreement.

        Under the Emcali Restructuring Agreement, the Tranche E payments are:

           --------------------------------------------------------------------

           Year                      Amount Monthly Installment
           --------------------------------------------------------------------
           2005                      $ 1,451,994
           --------------------------------------------------------------------
           2006                      $ 1,471,354
           --------------------------------------------------------------------
           2007                      $ 1,536,029
           --------------------------------------------------------------------
           2008                      $ 1,556,509
           --------------------------------------------------------------------
           2009                      $ 1,577,263
           --------------------------------------------------------------------
           2010                      $ 1,598,293
           --------------------------------------------------------------------
           2011                      $ 1,619,603
           --------------------------------------------------------------------
           2012                      $ 1,641,198
           --------------------------------------------------------------------
           2013                      $ 1,663,081
           --------------------------------------------------------------------
           2014                      $ 1,685,255
           --------------------------------------------------------------------
           2015                      $ 1,707,725
           --------------------------------------------------------------------
           2016                      $ 1,730,495
           --------------------------------------------------------------------
           2017                      $ 1,753,568
           --------------------------------------------------------------------
           2018                      $ 1,776,949
           --------------------------------------------------------------------
           2019                      $ 1,800,642
           --------------------------------------------------------------------

        The maximum present value of payments of the Tranche E Notes at an 8.3% discount rate is limited to $164,614,545 plus the $8,736,000 that previously was deposited into the Exclusive Sub-Account. However, pursuant to the Reduction Agreement, the initial Tranche E payments were reduced by the total of $211,640 (which includes applicable taxes), which addresses the reduction in the Tranche E Notes from the levels contemplated in

Otrosi No. 3 to levels consistent with the amounts to be paid under the subordinated notes contemplated by the terms of the PPA Termination Agreement and Restructuring Agreement.

        A copy of Otrosi No. 3, which is a Spanish language document, is included as Appendix J, together with an unofficial English translation.

Management of Emcali.

        An executive committee (the "Executive Committee") has been constituted under the Emcali Restructuring Agreement in order to monitor and ensure Emcali's compliance with the Emcali Restructuring Agreement. The Executive Committee was initially comprised of seven (7) members, and will increase to nine (9) members upon the Emcali Restructuring Agreement Effective Date. The Executive Committee is to meet once a month.

        While the Emcali Restructuring Agreement is in force, the Executive Committee will present a list of individuals to the Mayor of Cali who, in turn, will appoint five (5) persons from such list to Emcali's board of directors.

        While Tranche A is outstanding, the members of the Executive Committee shall be appointed as follows: (i) two members to be appointed by the Colombian government; (ii) two members to be appointed by financial creditors; (iii) one member to be appointed by the local bondholder creditors; (iv) two members to be appointed by the Company; (v) one member to be appointed by creditors and agents of the electricity wholesale market; and (vi) one member to be appointed by creditors who are Emcali's suppliers.

        Once Tranche A is paid, and Tranche C and Tranche E remain outstanding, the number of members of the Executive Committee shall be reduced to six (6) and shall be appointed as follows: (i) three members to be appointed by the Colombian government; (ii) two members to be appointed by the Company; and (iii) one member to be appointed by Emcali's customers.

        The Executive Committee is charged with the following duties, among others:

        o Monitor the fulfillment of the obligations assumed by Emcali under the Emcali Restructuring Agreement.

        o Review and validate the payment plan for each month and Emcali's financial forecasts. The Executive Committee can suggest that adjustments be made to ensure that the obligations of the Emcali Restructuring Agreement are fulfilled, focusing on Emcali's cash flow.

        o Present to Emcali a notification that Emcali is not fulfilling its obligations under the Emcali Restructuring Agreement and to grant Emcali the appropriate cure period.

        o Declare the early termination of the Emcali Restructuring Agreement and accelerate the repayment of the Restructured Debt in case there is an event of default that has not been cured by Emcali within the appropriate period. Alternatively, the Executive Committee may convene a meeting of the creditors in order to find alternative solutions.

        o Order the Trust Company to comply with the accelerated payment of the Restructured Debt in the manner provided under the Emcali Restructuring Agreement.

        o Inform Emcali's creditors when Emcali and the Trust Company do not fulfill their obligations under the Emcali Restructuring Agreement.

        o Evaluate all actions, or the incurrence of expenses, by Emcali that are not authorized under the management plan, the investment plan or in the financial scenario and which may affect the payment of the Restructured Debt, including:

                o any modification to Emcali's organization structure that incurs costs not covered in the financial scenario;

                o entering into any agreement that affects Emcali's resources or for a purpose that is in contravention to the management plan, the investment plan or in the financial scenario;

                o modifications that increase the wages or benefits for civil servants and/or state workers, that are greater than what is established in the management plan, in the financial scenario or under the collective labor agreements;

                o incurring debt without the prior authorization of the Executive Committee. If the debt incurred (i) originates from bank overdrafts or in the ordinary course of business, (ii) is for a term of less than 180 days and
                        (iii) is less than an amount equivalent to 18,000 legal monthly minimum wages, it will be deemed approved;

                o transfer or purchase of assets for purposes other than allowed under the Emcali Restructuring Agreement or any act that has the effect of impinging Emcali's property rights or its right to use or enjoy its property; and

                o       granting of any type of Lien.

                            PPA Termination Agreement

        The Company and Emcali have entered into the Agreement for the Termination of the PPA and Settlement of all Disputes between the Company and Emcali, dated June 7, 2005, (the "PPA Termination Agreement"), for the (a) termination of the (i) Capacity and Energy Purchase Agreement, dated May 8, 1995, as amended, between the Company and Emcali (the "Power Purchase Agreement" or "PPA"); (ii) Emcali Irrevocable Fiducia Guarantee and Administration Agreement, dated as of November 9, 1999, among the Company, Emcali and Fiduciaria de Occidente S.A. (the "Emcali Irrevocable Fiducia Agreement"); and
(iii) Pledge Agreement, dated November 9, 1999, between the Company and Emcali (the "Emcali Pledge Agreement") and (b) the settlement of claims and disputes, including claims under the PPA.

Effectiveness.

        The obligations under the PPA Termination Agreement will come into effect upon satisfaction (or waiver) of the conditions precedent described below (the "PPA Termination Effective Date"); provided that if those conditions have not been fulfilled by May 17, 2006 or such later date as the parties may agree (and such extension is authorized under the Emcali Restructuring Agreement), the PPA Termination Agreement will terminate and certain amounts paid to the Company under the agreement are to be repaid.

Suspension of Agreements.

        The Power Purchase Agreement, Emcali Irrevocable Fiducia Agreement and Emcali Pledge Agreement are suspended until the first to occur of either the PPA Termination Effective Date or the termination of the PPA Termination Agreement.

Economic Obligations Assumed by Emcali.

        Emcali has transferred to the Company the System Capacity Payments, which are the payments made to generators by the Administrador del Sistema de Intercambios Comerciales (the "ASIC") relating to the available capacity and is currently calculated and paid pursuant to Resolution 116 of 1996 issued by CREG and other resolutions amending, complementing or supplementing the foregoing, that it has received from the Wholesale Energy Market between March 2003 and December 2004. The Company received Ps. 59,603,514,288 (before withholdings).

        Emcali transferred to the Company on June 15, 2005 the System Capacity Payments received from the Wholesale Energy Market with respect to the Facility between January 1, 2005 and the date of the execution of the PPA Termination Agreement.

        Between the date of execution of the PPA Termination Agreement and the PPA Termination Effective Date, Emcali shall transfer to the Company within five business days following the date on which Emcali received the System Capacity Payment from the Wholesale Energy Market. With respect to such transfers, Emcali shall (i) make the tax withholdings provided by law, (ii) withhold any amount for energy invoiced by Emcali to the Company after March 15, 2005 and (iii) add any amount which ASIC has offset against the Capacity Charge for the corresponding month.

        The Company undertook to use all amounts received from Emcali relating to System Capacity Payments from January 1, 2005 forward to attend to (i) the operation, administration and functions of the Company (provided that monthly payments under the MSA cannot exceed $100,000), and (ii) the payment for services rendered by third parties necessary to achieve the restructuring of the Company by the PPA Termination Effective Date. The Company shall provide to Emcali supporting information concerning the use of funds and, if Emcali determines that the Company has used the funds for purposes other than in accordance with Otrosi No. 3, it shall suspend payment of the System Capacity Payment.

        Once the PPA Termination Effective Date has been reached, the Company shall have the exclusive right to the System Capacity Payments. Emcali shall file, within five business days from the PPA Termination Effective Date a cancellation of its registration before ASIC and the Company shall register before ASIC as the registered generator and representative of the Facility.

        The amount paid by Emcali to the Company under that certain Memorandum of Understanding, dated November 27, 2003, between Emcali and the Company, on account of the arras (Ps. 23,660,349,440) (which represents tariff stabilization payments paid to the Company during the year 2004 by Emcali) is to be capitalized by Emcali in the Company in accordance with the terms of the TermoEmcali Restructuring Agreement and, once the capitalization is effective, such arras shall be deemed to be duly paid.

        Emcali has established an Exclusive Sub-Account in the Colombian pesos amount equivalent to $8,736,000. Emcali has undertaken to transfer all of the funds of the Exclusive Sub-Account, including interest, to the Fiduciaria, and to instruct the Fiduciaria to open an account with the transfer of the resulting U.S. denominated dollar amounts to a financial institution outside of Colombia. Within three business days following the PPA Termination Effective Date, the funds in the Exclusive Sub-Account (including interest earned) are to be delivered to the order of the Company and on the same date, the Company is to deposit a sum in Colombian pesos equivalent to the legal withholdings that Emcali, through the Fiduciaria, may be forced to make as a result to the disbursement.

Tranche E.

        The net present value of the 180 monthly payments of Tranche E at a discount rate of 8.3% per annum (after applying Article IV of Otrosi No.2, as amended by section 10 of Article of Otrosi No. 3 of payments corresponding to the Substitute Payment for the Termination of the PPA) corresponds to an amount up to $164,614,545 minus the reduction under the Reduction Agreement. During each month up to the PPA Termination Effective Date, Emcali shall deposit each of the monthly payments corresponding to Tranche E into the Exclusive Sub-Account. Furthermore, during each month up to the PPA Termination Effective Date, Emcali shall deposit the Tranche E pro rata share of any cash surpluses into the Exclusive Sub-Account. From each of the deposits referred to above, Emcali shall withhold the amounts corresponding to any kind of taxes that would be applicable upon the disbursement to the Company of the amounts in the Exclusive Sub-account.

        Pursuant to the Reduction Agreement, the amount of the Tranche E payments was reduced by the total of $211,640 (which includes applicable taxes) from the amounts set out in Otrosi No. 3 for payment, as described above.

Transfer of the Facility.

        Once the Company has paid in full all of its obligations under the Amended and Restated Lease and the Amended Company Loan Agreement, Emcali shall have the option to (i) require that the Company exercise its option to purchase property leased under the Amended and Restated Lease, in which case, the Company shall immediately transfer the Facility in good working order to Emcali or its successors, and Emcali shall accept the transfer of the Facility in good working order, at no cost to Emcali, or (ii) require that the Company assigns to Emcali or its successors, at no cost to Emcali, the purchase option under the Amended and Restated Lease. In either of the two prior cases, the Company shall transfer to Emcali the portion of the Facility, including the real estate and civil works, owned by the Company.

Conditions Precedent.

        The obligations of Emcali and the Company are subject to the following conditions precedent: (i) that the conditions for the effectiveness and enforceability of the TermoEmcali Restructuring Agreement have been satisfied or waived, (ii) that the consents under the existing indenture and related financing documents have been obtained, and (iii) that the necessary authorizations required for the effectiveness of the Emcali Guarantees, including, without limitation, the approval of the Colombian Ministry of Finance (Ministerio de Hacienda y Credito Publico) have been obtained.

Closing Obligations of Emcali.

        No later than the PPA Termination Effective Date, Emcali shall have issued the Tranche E Notes to reflect the Tranche E payment obligations assumed under Otrosi No. 2 to the Emcali Restructuring Agreement, as amended by Otrosi No. 3. Under to the PPA Termination Agreement, the Company is permitted to, and will, endorse as Collateral the Tranche E Notes to Deutsche Bank (as Collateral Agent) or to Leaseco or to Funding Corp. or their respective assignees, participants or holders of a beneficial interest thereunder, or any combination thereof as security for the Company's payment obligations under the Existing Lease and the Company Loan Agreement, each as amended.

        No later than the PPA Termination Effective Date, Emcali shall also issue the Emcali Guarantees in favor of the Financial Institution and in favor of Leaseco in respect of the Company's obligations under the Amended Company Loan Agreement and the Amended and Restated Lease, respectively.

Closing Obligations of the Company.

        No later than the PPA Termination Effective Date, the Company shall execute the documents necessary for the termination of the Emcali Irrevocable Fiducia Agreement and the Emcali Pledge Agreement.

        No later than the PPA Termination Effective Date, the Company shall pay Emcali Ps. 635.923.430.29, increased by an amount of interest calculated at the rate of DTF + 8% from the date of execution of the PPA Termination Agreement in respect of certain amounts owing by the Company to Emcali for energy supplied by Emcali net of certain amounts owed by Emcali to the Company.

Failure of Condition.

        If the conditions precedent are not satisfied or waived by the PPA Termination Effective Date, the obligations of Emcali and the Company under the PPA Termination Agreement and the suspension of the Power Purchase Agreement, Emcali Irrevocable Fiducia Agreement and Emcali Pledge Agreement shall be deemed ineffective retroactive to the date of execution of the PPA Termination Agreement.

        If the conditions precedent are not satisfied or waived by the PPA Termination Effective Date, the Company shall return to Emcali within 30 calendar days, all amounts paid to the Company (except those amounts paid to the Exclusive Sub-Account that have not been transferred to the Company) together with the corresponding interest calculated at a rate of DTF + 4 % as of January 1, 2005. We can provide no assurance that the Company will have the funds necessary for payment to Emcali.

Mutual Waivers and Releases.

        Effective as of the PPA Termination Effective Date, Emcali and the Company reciprocally agree to release, acquit and forever discharge each other from all claims, lawsuits, judgment, debts, accounts, covenants, agreements, action, cross-action, liability, obligations, losses, costs, compensation, expenses, damage and causes of action of any nature, whether in tort or in contract, except when there is an allegation or claim of gross negligence or willful misconduct or where prohibited by law, related to or arising out of the execution and performance of the Power Purchase Agreement, a force majeure dispute and the disputes referred to in the PPA Termination Agreement.

Dispute Resolution, Governing Law and Language of Execution.

        Any dispute or claim arising under the PPA Termination Agreement will be settled by arbitration under Colombia law in Bogota, Colombia. The PPA Termination Agreement is governed by Colombian law. The PPA Termination Agreement has been executed in Spanish.

                             Restructuring Agreement

        The Company, Emcali, Cauca Valley, Holdings, Leaseco and Funding Corp. entered into an Agreement for the Restructuring of the TermoEmcali Project dated June 7, 2005, for the restructuring of the liabilities of the Company under the Financing Documents (the "Restructuring Agreement").

Effectiveness.

        The obligations of the parties to the TermoEmcali Restructuring Agreement will come into effect upon the satisfaction (or waiver) of the conditions precedent described below (the "TermoEmcali Restructuring Effective Date"); provided that if they have not been satisfied or waived by May 17, 2006 or such later date as the parties may agree (and such extension is authorized under the Emcali Restructuring Agreement), the TermoEmcali Restructuring Agreement will terminate.

Execution of Lock-Up Agreements.

        The Company has entered into lock-up agreements with Funding Corp. and a number of holders of Existing Senior Secured Notes and bank creditors of the Company, together representing not less than 35% of the outstanding principal amount of the Existing Senior Secured Notes and bank loans.

Termination of the Equity Agreements.

        The parties to the TermoEmcali Restructuring Agreement have agreed to terminate, as from the TermoEmcali Restructuring Effective Date, the (i) Shareholders Agreement, dated as of September 15 and 18, 1995 (as amended, the "Shareholders Agreement"), (ii) the Sponsors Equity Contribution Agreement, dated as of February 7, 1997 (as amended, the "Equity Contribution Agreement"), and (iii) the Partners Equity Contribution Agreement, dated as of December 20, 1996 (as amended, the "PECA", which jointly with the Shareholders Agreement and the Equity Contribution Agreement shall be hereinafter referred to as the "Equity Agreements").

Amendment of MSA and O&M Agreement.

        No later than the TermoEmcali Restructuring Effective Date, the Company shall use reasonable efforts to cause the Seconding Personnel Agreement, dated February 3, 1997, to be amended in form and substance reasonably satisfactory to Emcali.

        No later than the TermoEmcali Restructuring Effective Date, the Company shall use reasonable efforts to cause the Operation and Maintenance Agreement, dated July 14, 2000, to be amended to reduce the annual base fee by $150,000.

Termination of TSA.

        No later than the TermoEmcali Restructuring Effective Date, the Company shall terminate the Technical Services Agreement dated December 15, 1996 (the "TSA").

Capitalization of TermoEmcali.

        The parties to the TermoEmcali Restructuring Agreement agree to adopt the appropriate decisions at the meeting of shareholders of the Company (including the waiver by the shareholders of the Company of the preemptive rights provided under the Company's by-laws) for Emcali to capitalize the arras in the Company at par value on or before the TermoEmcali Restructuring Effective Date.

Special Agreement between Emcali and TermoEmcali Shareholders.

        On or before the TermoEmcali Restructuring Effective Date, Emcali, Leaseco, Cauca Valley, Holdings and such other parties as may be required shall execute a voting agreement in which the parties undertake, in the case of an Event of Default under the New Indenture and New Common Agreement, to vote all of their shares in the Company in order to effect the security interests granted by the Company to the Collateral Agent and the security agent for the benefit of the Senior Secured Noteholders.

Administration of TermoEmcali.

        As from the TermoEmcali Restructuring Effective Date, the Company will be managed and administered exclusively by Emcali and its affiliates.

Indemnity and Release.

        From the TermoEmcali Restructuring Effective Date, Leaseco, Cauca Valley and Holdings shall indemnify, defend, save and hold harmless Emcali and its affiliates from and against any and all claims and all damages, losses, liabilities, costs and expenses suffered by Emcali or its affiliates as a result of a breach of the warranties and representations made by Leaseco, Cauca Valley and Holdings in the TermoEmcali Restructuring Agreement. Such liability, however, shall not extend (i) to any claim presented after 36 months from the TermoEmcali Restructuring Effective Date, (ii) to Emcali's share of responsibility as a shareholder, which share of responsibility shall be 43% for any damage, loss or expense arising from the administration, operation or actions of the Company prior to the TermoEmcali Restructuring Effective Date, except in cases where the responsibility of the Company is derived from the gross negligence or willful misconduct of Leaseco, Cauca Valley, Holdings or their affiliates, including the Company, (iii) any damage, loss, cost or expense arising from the administration, operation or actions of the Company prior to the TermoEmcali Restructuring Effective Date related to matters not disclosed in a schedule to the TermoEmcali Restructuring Agreement, that result from the gross negligence or willful misconduct of Emcali or its affiliates, including the Company, or (iv) the excess over the aggregate amount of $3,000,000.

        From the TermoEmcali Restructuring Effective Date, Emcali and the Company release and hold harmless Leaseco, Cauca Valley and Holdings, their affiliates, past, present and future shareholders, directors, officers and employees for damage, loss or expense arising from (i) the administration, operation or actions of the Company after the TermoEmcali Restructuring Effective Date and (ii) certain matters set forth in a schedule to the TermoEmcali Restructuring Agreement, other than claims arising from allegations of gross negligence or willful misconduct of such beneficiaries or prohibited by law.

        From the TermoEmcali Restructuring Effective Date, the Company shall be liable for the payment of third party claims (other than claims arising from allegations of gross negligence or willful misconduct of such beneficiaries or prohibited by law) and in connection to any and all damages, losses, liabilities costs and expenses arising from (i) certain matters set forth in a schedule to the TermoEmcali Restructuring Agreement or (ii) the administration, operations or actions of the Company after the TermoEmcali Restructuring Effective Date.

        Leaseco, Cauca Valley and Holdings (or their affiliates) shall enter into arrangements prior to the TermoEmcali Restructuring Effective Date to hold for 36 months in reserve, for the benefit of Emcali, $3,000,000 of the amounts to be received by them or their affiliates in respect to payments on certain subordinated loans (the "Escrow Account").

Obligations of Parties in Connection with the Administration of TermoEmcali prior to the TermoEmcali Restructuring Effective Date.

        The Company, Leaseco, Cauca Valley and Holdings undertake to fulfill the following obligation during the period prior to the TermoEmcali Restructuring Effective Date:

        o Between the date of the execution of the TermoEmcali Restructuring Agreement and the TermoEmcali Restructuring Effective Date, each of the Company and Leaseco undertakes to operate and continue to conduct the Company's business in the ordinary course, in a manner consistent with past practice. The Company and Leaseco agree to (i) not execute any new agreements, unless the new agreement is in the ordinary course of business and Emcali is given three business days to respond to the request, (ii) not make any material decisions with respect to the Company or its business, and Emcali shall have fifteen calendar days to respond to the request, and (iii) not make any payments to any holder of the Existing Senior Secured Notes or bank lenders or any affiliate of any of Leaseco, Cauca Valley or Holdings (except for the management services payments allowable under Otrosi No. 3).

        o The Company and Leaseco shall cause the administration of the Company and Leaseco to be carried out in accordance with the good business person standard and that no settlements or conciliations of obligations shall be entered into, except with respect to such obligations relating to the TermoEmcali Restructuring Agreement, without the consent of Emcali.

Conditions Precedent.

        The obligations of Emcali and the Company are subject to the following conditions precedent:

        o       effective termination of the Equity Agreements and the TSA;

        o consent of the holders of the Existing Senior Secured Notes, with the corresponding majorities necessary for the restructuring;

        o obtaining by Emcali the authorizations required for the Emcali Guarantee to be effective, including the approval of the Colombian Ministry of Finance;

        o satisfaction of all of the conditions to the effectiveness of the amendment of the Financing Documents;

        o       capitalization by the Company of the arras;

        o establishment, in a manner reasonably satisfactory to Emcali, of the Escrow Account and (i) the initial funding of the Escrow Account, to the extent that funds have been released from the Exclusive Sub-Account for payment on the subordinated notes payable to Cauca Valley or its affiliates or (ii) the Fiduciaria certifies in writing the receipt of instructions for the Fiduciaria to proceed with the transfer of the portion of the funds in the Exclusive Sub-Account to be applied to the payment of those subordinated notes into the Escrow Account; and

        o the performance by the parties, and their affiliates, to the TermoEmcali Restructuring Agreement of their obligations under the PPA Termination Agreement.

If the conditions precedent are not reached by the TermoEmcali Restructuring Effective Date, the TermoEmcali Restructuring Agreement shall terminate.

Dispute Resolution, Governing Law and Language of Execution.

        Any dispute or claim arising under the TermoEmcali Restructuring Agreement will be settled by arbitration under the rules of the International Chamber of Commerce in Miami, Florida. The Restructuring Agreement is governed by Colombian law. The Restructuring Agreement has been executed in Spanish.

                        Operation & Maintenance Agreement

        Under the TermoEmcali Restructuring Agreement, the Company is obligated to use commercially reasonable efforts to reduce the annual base fee under the O&M Agreement by $150,000. The Company is in negotiations with the counter party to the O&M Agreement toward that end.

                       Seconding Personnel Agreement (MSA)

        Under the TermoEmcali Restructuring Agreement, the Company is obligated to cause the MSA to be amended in form and substance reasonably satisfactory to Emcali, which amendments are to be negotiated.

                            Power Purchase Agreement

        Pursuant to the PPA Termination Agreement, the Power Purchase Agreement is to be terminated on the PPA Termination Effective Date.

              DESCRIPTION OF THE RESTRUCTURED SENIOR SECURED NOTES

General.

        The following is a description of certain provisions of the Restructured Senior Secured Notes and does not purport to be complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of the Restructured Senior Secured Notes and the New Indenture. Unless otherwise specified, the description applies to all of the Restructured Senior Secured Notes. See "APPENDIX A--GLOSSARY OF DEFINED TERMS" for the definition of initially capitalized terms used herein and not otherwise defined.

        The Restructured Senior Secured Notes will be issued under the New Indenture and will be offered in one series as set forth below. Copies of the New Indenture and the related other security documents are available for inspection during normal business hours at the offices of Funding Corp. The Restructured Senior Secured Notes will be issued in fully registered form without coupons and in denominations of $100,000 and any integral multiple of $1,000 in excess thereof and represented by the Restricted Global Note and the Regulation S Global Note.

        The New Indenture provides for the issuance of the Restructured Senior Secured Notes. See "DESCRIPTION OF PRINCIPAL FINANCING DOCUMENTS--New Indenture."

        The Restructured Senior Secured Notes will be direct obligations of Funding Corp. and will be secured by the Collateral and unconditionally guaranteed by Leaseco pursuant to the Leaseco Guarantee. The Restructured Senior Secured Notes will rank (i) pari passu in right of payment with all other present and future Senior Debt and (ii) senior in right of payment to all subordinated debt. The Restructured Senior Secured Notes will bear interest on the outstanding principal thereof at the rates per annum set forth below. The Restructured Senior Secured Notes, the New Indenture, the Supplemental Indenture (as defined below) and most other principal financing documents are governed by the laws of the State of New York.

Principal Amount, Interest Rate, Stated Maturity and Payment.

        The Restructured Senior Secured Notes will be issued in one series in the aggregate principal amount of up to $153,707,880 and will bear annual interest at rates of 6% from the beginning of the month of issuance to June 30, 2006, 7% from July 1, 2006 to June 30, 2007, 8% from July 1, 2007 to June 30,
2008, 9% from July 1, 2008 to June 30, 2009, and 10(1)/8% from July 1, 2009 and thereafter, payable monthly with a final maturity date of December 31, 2019. The maximum aggregate principal amount reflects the exchange of 100% of the Existing Senior Secured Notes for Restructured Senior Secured Notes and the issuance of Restructured Senior Secured Notes to certain bank lenders in exchange for the principal obligations under the LOC Agreements of the Company in an aggregate amount of $14,154,884.

Payment of Principal and Interest.

        Principal on the Restructured Senior Secured Notes will be payable monthly to the person in whose name the Restructured Senior Secured Note is registered at the close of business on the last day of the month immediately preceding the applicable Payment Date.

        Interest on the Restructured Senior Secured Notes will accrue daily and will be payable monthly to the person in whose name the Restructured Senior Secured Note is registered at the close of business on the last day of the month immediately preceding the applicable Payment Date. Interest on the Restructured Senior Secured Notes will be computed on the basis of a 365-day year.

        As of January 11, 2005, Funding Corp. made a payment on the Existing Senior Secured Notes and on certain bank debt, which was applied to outstanding principal and accrued interest in accordance with the terms of the existing indenture and the bank credit agreements (with the holders of the Existing Senior Secured Notes and the banks receiving their pro rata shares of such payment).

        Prior to the consummation of the Exchange Offer (and except for any payments made as of January 6, 2005 by Emcali in accordance with Otrosi No. 2), Emcali is to make all payments in respect of the Tranche E Notes to be issued by Emcali to the Company pursuant to the Emcali Restructuring Agreement in US Dollars into the Exclusive Sub-Account established by the Fiduciaria in accordance with Otrosi No. 2 to the Emcali Restructuring Agreement. All amounts in the Exclusive Sub-Account will be held for the benefit of the Company and its creditors. Payments into the Exclusive Sub-Account include (i) the $8.736 million payment received from Emcali as of December 31, 2004 (to be applied to principal), (ii) the monthly installments of the Tranche E Notes in the amounts set forth in the Otrosi No. 3 to the Emcali Restructuring Agreement, and (iii) any payments to be made in respect of prepayment amounts entitled to be received by the Company as described above, in each case which are made prior to the consummation of the Exchange Offer. Any payments to be made into the Exclusive Sub-Account in respect of monthly payments are to be deposited no later than the 5th day of each calendar month, and any payments in respect of prepayments are to be paid simultaneously with such payments to other creditors of Emcali.

        Interest and principal payments scheduled to be received during the period prior to the consummation of the restructuring shall be treated, after giving effect to the consummation of the restructuring, as having been timely paid, if timely deposited into the Exclusive Sub-Account, and the Restructured Senior Secured Notes shall be entitled to additional interest in an amount equal to all interest (and other investment return) on the funds in the Exclusive Sub-Account during the period from deposit until release. Funds held in the Exclusive Sub-Account are to be invested in high quality, liquid investments in accordance with the Emcali Restructuring Agreement and the Trust Agreement (as defined in the Emcali Restructuring Agreement).

        Funds deposited into the Exclusive Sub-Account (including any investment interest earned thereon and net of taxes and earnings on such tax amounts) are to be released (except as provided with respect to certain prepayments): (i) if the restructuring is consummated on or prior to May 17, 2006 to the Company for immediate application to Restructured Senior Secured Notes and the Restructured Subordinated Notes and (ii) if the restructuring is not consummated on or prior to May 17, 2006, to Emcali (subject to the provisions of the Emcali Restructuring Agreement).

        Commencing as of January 11, 2005, Funding Corp. is to make monthly principal and interest payments in the following amounts (based on a 100% exchange of all Existing Senior Secured Notes) on the 15th calendar day of each calendar month.

                ------------------------------------------------------------

                Year                    Amount of Monthly Installment(1)
                ------------------------------------------------------------
                2005                    $ 1,099,912
                ------------------------------------------------------------
                2006                    $ 1,118,207
                ------------------------------------------------------------
                2007                    $ 1,179,325
                ------------------------------------------------------------
                2008                    $ 1,470,901
                ------------------------------------------------------------
                2009                    $ 1,490,514
                ------------------------------------------------------------
                2010                    $ 1,510,387
                ------------------------------------------------------------
                2011                    $ 1,530,525
                ------------------------------------------------------------
                2012                    $ 1,550,932
                ------------------------------------------------------------
                2013                    $ 1,571,612
                ------------------------------------------------------------
                2014                    $ 1,592,566
                ------------------------------------------------------------
                2015                    $ 1,613,800
                ------------------------------------------------------------
                2016                    $ 1,635,318
                ------------------------------------------------------------
                2017                    $ 1,657,122
                ------------------------------------------------------------
                2018                    $ 1,679,217
                ------------------------------------------------------------
                2019                    $ 1,701,607
                ------------------------------------------------------------
        (1) Amounts assume that 100% of the Existing Senior Secured Notes are tendered.

        In addition, Funding Corp. is to make payments in an amount equal to amounts received from the Company on the Tranche E Notes in respect of the prepayments by Emcali. Prior to the consummation of the Exchange Offer, such prepayments applicable to the Tranche E Notes shall be paid into the Exclusive Sub-Account referred to below. In the case of any prepayment for the period ending June 30, 2005 (and to be paid in August, 2005), if the consummation of the Exchange Offer or Prepackaged Plan occurs on or before October 31, 2005, such prepayment will be applied to the Restructured Senior Secured Notes; and if not, then such amount held in the Exclusive Sub-

Account will be released to Emcali on October 31, 2005 for prepayment of all other tranches of debt, as applicable, under the Emcali Restructuring Agreement. In the case of any prepayment for the period ending December 31, 2005 (and to be paid in February 2006), if the consummation of the Exchange Offer or Prepackaged Plan occurs on or before February 28, 2006, such prepayment will be applied to the Restructured Senior Secured Notes; and if not, then such amount held in the Exclusive Sub-Account will be released to Emcali on February 28, 2006 for prepayment of all other tranches of debt, as applicable, under the Emcali Restructuring Agreement.

Optional Redemption.

        The Restructured Senior Secured Notes are subject to redemption in whole or in part at Funding Corp.'s option at any time at 100% of the outstanding principal amount, plus accrued and unpaid interest thereon to the redemption date. The Trustee shall apply all proceeds of such redemption received by it from the Collateral Agent towards the redemption of the Restructured Senior Secured Notes within ten (10) days after receipt of such proceeds from the Collateral Agent. The Trustee shall apply all proceeds received in respect to the optional redemptions of the Restructured Senior Secured Notes to the remaining monthly installments of the Restructured Senior Secured Notes on a pro rata basis among all such remaining installments.

Mandatory Redemption.

        Closing Date Redemption

        Within five business days after the consummation of the Exchange Offer or the Prepackaged Plan, Funding Corp. shall redeem the principal amount of the Restructured Senior Secured Notes, at a redemption price equal to 100% of the principal amount thereof, in the amount of $10,157,562. Such principal amount shall be applied to the outstanding Restructured Senior Secured Notes on a pro rata basis and shall not affect the amount of any subsequent monthly installment payment due under the New Indenture or the Restructured Senior Secured Notes.

        Cash Surplus for Prepayment under the Emcali Debt Restructuring

        The Restructured Senior Secured Notes shall be redeemed prior to maturity, in whole or in part, with the proceeds of prepayments received by the Company under the Emcali Restructuring Agreement. See "SUMMARY OF NEW AND AMENDED PRINCIPAL PROJECT CONTRACTS-Restructuring Agreement-Otrosi No. 3." Funding Corp. shall make each such redemption in an amount equal to 100% of the prepayment amount received by the Company with respect to the Tranche E Notes and received by Funding Corp. from the Company. Following each such payment, a determination is to be made under terms of the Emcali Restructuring Agreement as to whether Emcali has sufficient cash flow to pay the next principal installment of its Tranche A debt under the Emcali Restructuring Agreement. If a determination is made that sufficient cash flow exists, the Company will certify to the trustee that the prepayment is to be applied (i) to the remaining monthly installments in the inverse order of maturity or (ii) first, to not more than the six monthly installments of the Restructured Senior Secured Notes next following the applicable cash surplus redemption date, and then, the remainder (if any), to the remaining monthly installments of the Restructured Senior Secured Notes in the inverse order of maturity, and the trustee will apply such cash surpluses to the Restructured Senior Secured Notes as indicated on such certification. If a determination is made that insufficient cash flow exists, then the prepayment will be applied first to the next six monthly installments of the Tranche E Notes, and as a result, the Restructured Senior Secured Notes and the subordinated notes, following the date of such determination, with the remainder, if any, being applied in the inverse order of maturity.

        Upon an Event of Loss or an Event of Eminent Domain

        If either an Event of Loss or an Event of Eminent Domain shall occur, as soon as reasonably practicable but no later than the date of receipt by the Obligors or the Collateral Agent of Casualty Proceeds or Eminent Domain Proceeds, as the case may be, the Company shall make a reasonable good faith determination as to whether (i) the Facility or any portion thereof can be rebuilt, repaired or restored to permit operation of the Facility or a portion thereof on a commercially feasible basis, and (ii) the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, together with any other amounts that are available to the Obligors for such rebuilding, repair or restoration are sufficient to permit such rebuilding, repair or restoration of the Facility or a portion thereof. The determination of the Company shall be evidenced by an Officer's Certificate of the Company filed with the Collateral Agent which, in the event the Company determines that the Facility or a portion thereof can be rebuilt, repaired or restored to permit operation thereof on a commercially feasible basis and that the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, together with any other amounts that are available to the Company for such rebuilding, repair or restoration are sufficient therefor, shall also set forth a reasonable good faith estimate by the Company of the total cost of such rebuilding, repair or restoration. The Company shall deliver to the Collateral Agent, at the time it delivers the Officer's Certificate referred to above, a certificate of the Independent Engineer, dated the date of the Officer's Certificate, confirming that, based upon reasonable investigation and review of the determination made by the Company, the Independent Engineer believes the determination and, if applicable, the estimate of the total cost set forth in the Officer's Certificate to be reasonable. The Notes shall be redeemed upon an Event of Loss or an Event of Eminent Domain:

        (a) in whole, at a redemption price equal to the principal amount thereof, together with any interest accrued thereon through the redemption date, within 90 days after receipt by the Trustee of Casualty Proceeds or Eminent Domain Proceeds, in the event that the Facility cannot be rebuilt, repaired or restored or is taken by a Governmental Authority, as the case may be. Funding Corp.'s obligation to redeem the Notes under this paragraph (a) upon an Event of Loss or an Event of Eminent Domain is not limited to the Casualty Proceeds or Eminent Domain Proceeds actually received. See "DESCRIPTION OF PRINCIPAL FINANCING DOCUMENTS--Amended Collateral Agency Agreement."

        (b) in part, pro rata, at a redemption price equal to the principal amount thereof, together with any interest accrued thereon through the redemption date, within 90 days after receipt by the Trustee of Casualty Proceeds or Eminent Domain Proceeds, in the event that a portion of the Facility is destroyed or taken. The aggregate amount of the Notes to be redeemed pursuant to this paragraph will equal the amount made available to the Trustee by the Collateral Agent for such purpose pursuant to the Amended Collateral Agency Agreement, which will equal the Notes' ratable share of the amount by which all of the Casualty Proceeds or Eminent Domain Proceeds, as the case may be, exceeds the estimate (made by the Company and which the Independent Engineer finds reasonable) of the total cost of rebuilding, repairing or replacing the remaining portion of the Facility; provided, however, that there shall be no redemption of the Notes pursuant to this paragraph unless such excess proceeds are greater than $5 million. Any monies received by the Trustee in an amount less than $5 million shall be transferred to the Redemption Sub-Account.

Notice of Redemption or Prepayment.

        Notice of redemption or prepayment shall be given in the manner provided in the Indenture to the holders of Notes to be redeemed or prepaid, and shall be published in a newspaper of general circulation in Luxembourg as provided under "Notices" below, at least 30 days but not more than 60 days prior to the redemption date or prepayment date, as the case may be.

Ratings.

        The Restructured Senior Secured Notes are expected to be rated by either or both of Fitch or Standard & Poors, subject to receipt and review of final documents, although there can be no assurance that such ratings will be obtained. Any such rating that is obtained would reflect only the view of the applicable rating agency at the time the rating is issued and is not a recommendation regarding the Restructured Senior Secured Notes. Any explanation of the significance of such rating may only be obtained from such rating agency. There is no assurance that any such credit rating once obtained would remain in effect for any given period of time or that such rating would not be lowered, suspended or withdrawn entirely by the applicable rating agency, if, in such rating agency's judgment, circumstances so warrant. Any such lowering, suspension or withdrawal of any rating might have an adverse effect on the market price or marketability of the Restructured Senior Secured Notes.

Priorities and Enforcement.

        Except as expressly described above with regard to the timing of principal payments while the Restructured Senior Secured Notes are not in default, the Restructured Subordinated Note shall be subordinated to the Restructured Senior Secured Notes in all respects, including in terms of payment and enforcement. No payments shall be permitted with respect to the Restructured Subordinated Note upon the occurrence and continuation of an Event of Default.

        Consistent with the terms of the existing transaction documents, the Restructured Senior Secured Notes shall be secured by first priority Liens on all assets of Funding Corp. (other than the indenture accounts securing the Existing Senior Secured Notes), the Company and Leaseco (on a pari passu basis with certain Liens of the holders of the Existing Senior Secured Notes who have not exchanged such notes for the Restructured Senior Secured Notes; provided however, in a Chapter 11 implementation of the restructuring, the Restructured Senior Secured Notes shall be secured by first priority Liens on all assets of Funding Corp., the Company and Leaseco). Enforcement of claims against the Fiducia under the Emcali Restructuring Agreement (but not claims against the project Collateral except, as provided below), shall be subject to terms and conditions for the enforcement and the cure periods contained in the Emcali Restructuring Agreement.

        The Restructured Senior Secured Notes shall contain the representations, covenants and enforcement rights described below, including, without limitation, terms setting forth that the consenting holders shall have the same remedies as available under the existing transaction documents, subject to the relevant cure periods set forth in the Emcali Restructuring Agreement as to claims on the Fiducia and, in the event of payment default, the effect of a final judgment of foreclosure shall be deferred until the expiration of the relevant cure period under the Emcali Restructuring Agreement, so as to afford Emcali the cure rights set forth in the Emcali Restructuring Agreement. The Existing Senior Secured Notes shall contain no such representations or covenants and enforcement rights as to collateral will be controlled by holders of Restructured Senior Secured Notes.

Security.

        All existing Liens under the existing transaction documents on any asset, including without limitation, receivables, accounts, and contract rights of Funding Corp., TermoEmcali and Leaseco are to remain in full force and effect, and all such entities are to represent and warrant that such Liens are first priority Liens (except to the extent that such Liens are on a pari passu basis with the Liens of the holders of the Existing Senior Secured Notes who have not exchanged such notes for the Restructured Senior Secured Notes (if any) and the restructuring was not implemented via a Chapter 11 or other insolvency proceeding).

        Liens on the assets of Emcali granted to secure its obligations under the Power Purchase Agreement pursuant to the Emcali Irrevocable Fiducia Agreement, the Emcali Pledge Agreement and any other agreements that are to be terminated pursuant to the TermoEmcali Restructuring Agreements are to be replaced with a right, shared with other financial creditors of Emcali, to receive payments (via the rights to be acquired under the Emcali Fiducia) through the receivables of Emcali included in the Emcali Fiducia, including all proceeds thereof and all funds therein (as specified in the Emcali Restructuring Agreement) and a pledge of the equity interests of the Company not directly owned by Emcali (other than those shares owned by INCA), and the equity of Leaseco and Funding Corp. to secure the Financial Instruments. Emcali will not be obligated to pledge the equity of the Company directly owned by Emcali prior to the consummation of the Exchange Offer or newly issued to Emcali by the Company. Emcali, the other Company shareholders (except INCA) and any other required parties are to enter into a shareholders agreement pursuant to which they are to agree to vote their shares of the Company following an Event of Default in a manner to effectuate the security interests granted by the Company prior to and in connection with the Company's restructuring.

            Such Liens are to include, without limitation:

        o Lien and security interest in all project assets (movable and immovable, tangible and intangible), including all leasehold interests and easements;

        o Lien and security interest in the project agreements and all other contract rights (including powers of attorney regarding the exercise of remedies);

        o       assignment of insurance;

        o pledge of all indenture accounts related to the Restructured Senior Secured Notes;

        o       pledge of Leaseco's rights in the Lease and all assets;

        o pledge by Funding Corp. of all its assets other than indenture accounts under the Existing Senior Secured Notes; and

        o pledge of equity of the Company, Leaseco and Funding Corp. (as described above).

        As part of the restructuring of the obligations of the Power Purchase Agreement, Emcali is to issue the Tranche E Notes to the Company and guaranty payment of the obligations of the Company to Leaseco and the Financial Institution (with such notes and guaranties, referred to herein as the "Financial Instruments"). The Emcali Guarantees shall at all times equal or exceed 97% of the outstanding amount of the Restructured Senior Secured Notes (provided that in the event of a conversion of less than 100% of the Existing Senior Secured Debt, the guaranty amount during 2016-2019 may be less than 97%, solely to the extent the applicable guaranty formula requires such result, but in no event during 2016-2019 is the guaranty amount to be less than 95.65% of the outstanding amount of the Restructured Senior Secured Notes). The Financial Instruments are to be assigned and pledged to, or otherwise directly issued for the benefit of Leaseco, the Financial Institution, or Funding Corp.. After the repayment in full of the Restructured Senior Secured Notes and any Existing Senior Secured Notes, the Company shall have the right to have returned to it (or to retain), on a regular basis, amounts paid under the Tranche E Notes not required to make payments on the subordinated notes or otherwise in respect of outstanding debts, in amounts and pursuant to such mechanism as may be agreed by the Company, Emcali, their assignees and any beneficiaries.

Releases.

        The holders of the Restructured Senior Secured Notes are to release the Obligors and their principals, employees, agents, officers, directors, shareholders and professionals and the Obligors are to release such holders of the Restructured Senior Secured Notes from (i) any and all claims (other than claims or liabilities intended to survive the restructuring) and causes of action arising prior to the Effective Date and (ii) any and all claims arising from the actions taken or not taken in good faith in connection with the restructuring.

Form, Denomination and Registration.

        The Restructured Senior Secured Notes exchanged for Existing Senior Secured Notes that were sold in reliance on Regulation S will be represented by a single, permanent Regulation S Global Note in fully registered form, without coupons, which will be deposited with a custodian for, and registered in the name of, DTC or its nominee. The Restructured Senior Secured Notes exchanged for Existing Senior Secured Notes that were sold in reliance on Rule 144A will be represented by a single, permanent Restricted Global Note in fully registered form, without coupons, which will be deposited with a custodian for, and registered in the name of, DTC or its nominee.

        Beneficial interests in the Global Notes (and any Restructured Senior Secured Notes issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein and in the New Indenture and the Global Note will bear legend regarding such transfer restrictions set forth under "RESTRICTIONS ON TRANSFER." Any beneficial interest in the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

        Except in the limited circumstances described under "Certificated Notes" below, beneficial interests in the Global Notes will only be recorded by book-entry and owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of certificates representing the Notes.

        The Restructured Senior Secured Notes will be issued only in fully registered form, without coupons, in denominations of $100,000, and in integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of the Restructured Senior Secured Notes, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        Global Notes. Upon the issuance of the Global Notes, DTC or its nominee will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts of persons who have accounts with DTC. Such accounts initially will be designated by Funding Corp. in connection with the closing of the Exchange Offer and the bank exchange. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("Agent Members") or persons who hold interests through Agent Members. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of Agent Members) and the records of Agent Members (with respect to interests of persons other than Agent Members).

        So long as DTC or its nominee is the registered owner or holder of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Restructured Senior Secured Notes represented by such Global Note for all purposes under the New Indenture and the Restructured Senior Secured Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein and, if applicable, those of Euroclear and Clearstream, Luxembourg) unless Funding Corp. shall issue certificates for the Restructured Senior Secured Notes in definitive registered form as described under "Certificated Notes" below.

        Initially, investors will hold their interests in the Regulation S Global Note either directly through Euroclear or Clearstream, Luxembourg, if they are participants in such system, or indirectly through organizations that are participants in such systems. Investors may also hold such interests through organizations other than Euroclear or Clearstream, Luxembourg that are Agent Members. Euroclear and Clearstream, Luxembourg will hold interests in the Regulation S Global Note on behalf of their participants through their respective depositories, which in turn will hold such interests in such Regulation S Global Note in customers' securities accounts in the depositories' names on the books of DTC. Investors may hold their interests in the Restricted Global Note directly through DTC if they are Agent Members, or indirectly through organizations that are Agent Members.

        Payments of the principal of, and interest and additional amounts on, the Global Notes will be made to DTC or its nominees, as the registered owners thereof. Neither Funding Corp., the Company, Leaseco nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        Funding Corp. expects that DTC or its nominee, upon receipt of any payment of principal of, and interest or additional amounts on a Global Note held by it or its nominee, will immediately credit Agent Members' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. Funding Corp. also expects that payments by Agent Members to owners of beneficial interests in such Global Note held through such Agent Members will be governed by standing instructions and customary practices. Such payments will be the responsibility of such Agent Members.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited. Because DTC can only act on behalf of Agent Members, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate representing such interest. Transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the Notes described above, cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream, Luxembourg participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterpart in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in a Regulation S Global Note to DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

        Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a Global Note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg, as the case may be) immediately following the DTC settlement date, and such credit of any transactions in interests in a Global Note settled during such processing day will be reported to the relevant Euroclear or Clearstream, Luxembourg participant on such day. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream, Luxembourg participant to a DTC participant will be received on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in DTC.

        DTC has advised Funding Corp. that it will take any action permitted to be taken by a holder of Restructured Senior Secured Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited, and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction.

        DTC has advised Funding Corp. as follows: DTC is a limited purpose trust company organized under the laws of the State of New York; a member of the U.S. Federal Reserve System; a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

        Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Funding Corp. nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Certificated Notes. If (a) DTC or any successor depository notifies Funding Corp. that it is unwilling or unable to continue as a depository for a Global Note or ceases to be a "clearing agency" registered under the Exchange Act and a successor depository is not appointed by Funding Corp. within 90 days of such notice or (b) an Event of Default under the Restructured Senior Secured Notes has occurred and is continuing and payment of principal and interest has been accelerated, Funding Corp. shall issue certificates for the Restructured Senior Secured Notes in definitive registered form in exchange for the Regulation S Global Note and the Restricted Global

Note, as the case may be. In the case of certificates for Restructured Senior Secured Notes issued in exchange for the Restricted Global Note, such certificates will bear, and be subject to, the legend referred to under "RESTRICTIONS ON TRANSFER." The holder of a certificated definitive registered Restructured Senior Secured Note may transfer such Restructured Senior Secured
Note in whole or in part by surrendering it at the corporate trust office of the Trustee. Upon the transfer, exchange or replacement of definitive Restructured Senior Secured Notes bearing the legend, or upon specific request for removal of the legend on a definitive Restructured Senior Secured Note, Funding Corp. will deliver only definitive Restructured Senior Secured Notes that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to Funding Corp. such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by Funding Corp. that neither the legend nor the restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act. If the holder of a certificated definitive registered Note transfers a partial interest in such Restructured Senior Secured Note, Funding Corp. will issue such holder a Restructured Senior Secured Note representing the amount of the original Restructured Senior Secured Note that has not been transferred.

        In case any definitive Restructured Senior Secured Note shall become mutilated, destroyed, lost or stolen, Funding Corp. will execute and, upon Funding Corp.'s request, the Trustee, or the Luxembourg Agent if listed on the Luxembourg exchange, will authenticate and deliver a new definitive Restructured Senior Secured Note, of like tenor (including the same date of issuance) and equal principal amount, registered in the same manner, dated the date of its authentication and bearing interest from the last date for which interest has been paid on such Restructured Senior Secured Note, in exchange and substitution for such Restructured Senior Secured Note (upon surrender and cancellation thereof) or in lieu of and substitution for such Restructured Senior Secured Note. In each case where a Restructured Senior Secured Note is mutilated, destroyed, lost or stolen, the applicant for a substitute Restructured Senior Secured Note shall furnish Funding Corp. and the Trustee such security or indemnity as may be required by them to save each of them harmless, and satisfactory evidence of the mutilation, destruction, loss or theft of such Restructured Senior Secured Note. Upon the issuance of any substituted Restructured Senior Secured Note, Funding Corp. may require the payment by the registered holder thereof of a sum sufficient to cover a reasonable charge and expenses connected therewith.

Notes Redeemed or Prepaid in Part.

        Any Restructured Senior Secured Note that is to be redeemed or prepaid only in part shall be surrendered at a place of payment therefor, which, for Notes sold pursuant to Regulation S, shall be the office of the Luxembourg Agent, and Funding Corp. shall execute, and the Trustee shall authenticate and make available for delivery to the holder of such Restructured Senior Secured Note without service charge, a Restructured Senior Secured Note or Notes of the same series, of any authorized denomination requested by such holder and of like tenor and in aggregate principal amount equal to and in exchange for the remaining unpaid principal amount of the Restructured Senior Secured Note so surrendered.

Payment and Paying Agents.

        Principal and interest on the Restructured Senior Secured Notes will be payable at the principal Corporate Trust Office of the Trustee (which shall be the principal paying agent for the Restructured Senior Secured Notes) in the Borough of Manhattan, The City of New York. Payment of principal and interest on each Restructured Senior Secured Note shall be made by check mailed to the holder at his registered address or otherwise as provided in the New Indenture except that the final payment of principal of any Restructured Senior Secured Note shall be payable upon presentation and surrender of such Restructured Senior Secured Note at the Corporate Trust Office of the Trustee.

        In the event of an early redemption or Event of Default, payment of principal of Restructured Senior Secured Notes, in certificated and definitive form, exchanged for Existing Senior Secured Notes sold pursuant to Regulation S will be made upon surrender of such Restructured Senior Secured Notes at the office of the Luxembourg Agent.

        Upon application by a record holder of at least $1,000,000 in aggregate principal amount of the Restructured Senior Secured Notes to the Trustee not later than 15 days prior to the applicable Payment Date, such record holder may receive payment on the Restructured Senior Secured Notes by wire transfer to a U.S. dollar account maintained by such record holder with a bank in The City of New York or in Europe.

        If any payment on a Note is due on a day that is a day on which banks in The City of New York, Luxembourg or Bogota, Colombia are authorized or required to close, then such payment may be made on the next succeeding day that is not a day on which commercial banks in The City of New York, Luxembourg or Bogota, Colombia are authorized or required to close and no interest shall accrue on the amount of such payment for the period after the specified Payment Date.

        We plan to apply to list the Restructured Senior Secured Notes on the Luxembourg Stock Exchange and to have the Restructured Senior Secured Notes accepted for trading through the PORTAL System of the National Association of Securities Dealers, Inc.

Nonrecourse Nature of the Notes.

        There shall be no recourse against any affiliates, stockholders, officers, directors, representatives or employees of Funding Corp., the Company, or Leaseco other than Funding Corp., the Company or Leaseco for any payment due on the Restructured Senior Secured Notes from Funding Corp.

Holder May Not Bring Suit Except Under Certain Conditions.

        Under the New Indenture, a holder shall not have the right to institute any suit, action or proceeding at law or in equity or otherwise for the foreclosure of the Lien of the New Indenture, for the appointment of a receiver or for the enforcement of any other remedy under or upon the New Indenture, unless (a) such holder previously shall have given written notice to the Trustee of a continuing Event of Default; (b) the holders of at least 25% in aggregate principal amount of the outstanding Restructured Senior Secured Notes shall have requested the Trustee in writing to institute such action, suit or proceeding and shall have offered to the Trustee indemnity as provided in the New Indenture; (c) the Trustee shall have failed to institute any such action, suit or proceeding for 60 days after receipt of such notice, request and offer of indemnity; and (d) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of outstanding Restructured Senior Secured Notes.

     DESCRIPTION OF NEW, AMENDED OR TERMINATED PRINCIPAL FINANCING DOCUMENTS

        The following are summaries of certain provisions of the new financing documents to be applicable to the Restructured Senior Secured Notes (including the New Indenture and the new common agreement), the amended and restated financing documents that are relevant to both Restructured Senior Secured Notes and the Existing Senior Secured Notes (including the Amended Collateral Agency Agreement, the Amended and Restated Lease, the Amended Company Loan Agreement, the Amended and Restated Leaseco Loan Agreement, the Amended and Restated Participation Agreement, and the Leaseco Guarantee), and the amended financing documents (including the Second Supplemental Indenture and the First Amendment to Common Agreement) that are applicable to only the Existing Senior Secured Notes. In addition, certain documents executed in connection with the closing of the issuance of the Existing Senior Secured Notes are to be terminated: the Emcali Irrevocable Fiducia Agreement, the Emcali Pledge Agreement, the Shareholders Agreement, the Sponsors Equity Contribution Agreement, the Partners Equity Contribution Agreement, the Debt Service Reserve Letter of Credit Reimbursement Agreement and the Project Contract Letter of Credit Reimbursement Agreement. The Debt Service Reserve Letter of Credit Reimbursement Agreement and the Project Contract Letter of Credit Reimbursement Agreement are to be terminated based on the exchange of Restructured Senior Secured Notes for the obligations under those agreements.

        The following summaries are not full statements of the terms of such agreements. Accordingly, the following summaries are qualified by reference to each agreement and are subject to the full text of each agreement. Copies of the agreements, in draft form where applicable, summarized below are available for inspection at the principal offices of Funding Corp.

        The valid tender of your Existing Senior Secured Notes in accordance with the procedures set forth in "THE EXCHANGE OFFER AND CONSENT SOLICITATION" will constitute your consent to the new agreements and, to the extent such consent is required under the existing indenture, to the proposed amendments, waivers and releases to and termination of the agreements, including the amendments to the existing common agreement that would be applicable to the Existing Senior Secured Notes of non-consenting holders.

        In addition, as indicated below, the Lease will be executed and enforceable in Spanish. The summary of the amendment to the Existing Lease set forth below is based on an English translation of such agreement. Accordingly, such summary is qualified by and subject to the governing Spanish text of such agreements.

        Capitalized terms used in the following summaries and not otherwise defined in this Offering Memorandum and Disclosure Statement have the meanings given to them in the New Common Agreement or, if not defined in the New Common Agreement, in the respective document that is being described.

                                  New Indenture

The Indenture Accounts

        A Restructured Senior Secured Notes Note Account (and each sub-account thereof which includes the Interest Sub-Account, the Principal Sub-Account and the Redemption Sub-Account) will be established and created with, and pledged to, the New Indenture Trustee (the "Indenture Accounts").

Restructured Senior Secured Notes Note Account

        The Restructured Senior Secured Notes Note Account shall be funded following the Effective Date (i) from monies transferred by the Collateral Agent as described under the Amended Collateral Agency Agreement, and (ii) from monies transferred by the New Indenture Trustee relating to Optional Redemption and Mandatory Redemption. The Restructured Senior Secured Notes Note Account shall contain three sub-accounts, an Interest Sub-Account, a Principal Sub-Account and a Redemption Sub-Account. The New Indenture Trustee shall apply the amounts in the Principal Sub-Account to the payment of principal of the Restructured Senior Secured Notes and the amounts in the Interest Sub-Account to the payment of interest on the Restructured Senior Secured Notes. The New Indenture Trustee shall deposit Eminent Domain Proceeds, Casualty Proceeds, the Cash Surplus Redemption Amount and certain other proceeds for redemption of the Restructured Senior Secured Notes received from the Collateral Agent into the Redemption Sub-Account and apply amounts in the Redemption Sub-Account to the redemption of

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Restructured Senior Secured Notes as described under "Redemption Sub-Account".
Monies remaining in the Redemption Sub-Account for more than 1 year and not applied to the redemption of the Restructured Senior Secured Notes will be transferred by the New Indenture Trustee to the Principal Sub-Account of the Restructured Senior Secured Notes Note Account for application by the New Indenture Trustee to the payment of principal of the Restructured Senior Secured Notes.

Covenants

        The covenants of Funding Corp. contained in the New Common Agreement shall be incorporated by reference (with appropriate substitution of parties) in the New Indenture as if set forth in full in such New Indenture.

Events of Default

        The occurrence of an Event of Default under the New Common Agreement shall constitute an Event of Default under the New Indenture.

Remedies Upon an Event of Default

        Upon the occurrence of an Event of Default as specified in paragraph (f) and (g) under the heading "Events of Default" under the caption "New Common Agreement" below, all interest and principal on the Restructured Senior Secured Notes outstanding shall become automatically due and payable. Subject to the paragraph next following this paragraph, in the case of Events of Default described in paragraph (a) under the heading "Events of Default" under the caption "New Common Agreement" below, there shall be an acceleration of all interest and principal due on the Restructured Senior Secured Notes upon the direction of the New Indenture Trustee if the New Indenture Trustee determines such acceleration is necessary to protect the interests of the holders of Restructured Senior Secured Notes. In the case of Events of Default described
(i) in paragraph (a), under the heading "Events of Default" under the caption "New Common Agreement" below, subject to the immediately following paragraph, upon the direction of the holders of Restructured Senior Secured Notes of not less than 25% in aggregate principal amount of the outstanding amount of the Restructured Senior Secured Notes, or (ii) in paragraphs (b), (c), (d), (e),
(h), (i), (j), (k), (l), (m), (n) or (o) under the heading "Events of Default" under the caption "New Common Agreement" below, upon the direction of the holders of not less than 33 1/3% in aggregate principal amount of the outstanding Restructured Senior Secured Notes, by notice from the Trustee to Funding Corp. and the Collateral Agent (a "Notice of Acceleration"), there shall be an acceleration of all interest and principal due on the Restructured Senior Secured Notes. The exercise of remedies by the New Indenture Trustee and Collateral Agent subsequent to an acceleration under the New Indenture is subject to the terms and conditions contained in the Amended Collateral Agency Agreement.

        In the event that Funding Corp. fails to pay any principal of or interest on, or any other amounts due in respect of, the Restructured Senior Secured Notes or the Existing Senior Secured Notes which remain outstanding after the Effective Date within five (5) business days of when the same becomes due, the New Indenture Trustee shall, and each of the holders of the Restructured Senior Secured Notes authorizes and directs the New Indenture Trustee to, (i) direct the Collateral Agent to make a claim for payment under the Emcali Guarantees in respect of the Company's failure to make the required payments under the Company Loan Agreement and the Lease which correspond with Funding Corp.'s failure to pay such principal, interest or other amount, all in order to afford Emcali the opportunity to cure such Default; and (ii) delay the New Indenture Trustee's delivery of a Notice of Acceleration in respect of an Event of Default described in paragraph (a) under the heading "Events of Default" under the caption "New Common Agreement" below, until the later of (x) five (5) business days after the Collateral Agent makes a claim for payment under the Emcali Guarantees (unless Emcali has cured the corresponding Default prior to such date) or (y) receipt of direction from the holders of the Restructured Senior Secured Notes of not less than 25% in aggregate principal amount of the outstanding amount of Restructured Senior Secured Notes as described in clause (i) of the paragraph above.

Amendments and Supplements

        Subject to certain exceptions, amendments to the New Indenture and waivers of past defaults or of prospective covenant non-compliance may be made with the consent of the holders of not less than a majority in aggregate principal amount of the Restructured Senior Secured Notes outstanding.

        No supplemental indenture shall, without the consent of each affected holder (i) change the maturity of any of the Restructured Senior Secured Notes (or, the maturity of any installment payable thereon), or of any payment of interest thereon, or the dates or circumstances of payment of any Restructured Senior Secured Notes, or change the principal amount thereof or the interest thereon upon the redemption thereof, (ii) release or terminate the Liens securing the New Indenture on all or substantially all indenture collateral or the Indenture Accounts or permit the creation of any Lien (except for Permitted Liens) prior to or pari passu with the Liens on the Indenture Accounts, (iii) reduce the percentage in principal amount of the outstanding Restructured Senior Secured Notes required for any supplemental indenture or any waiver under the New Indenture or to constitute a quorum for voting, (iv) modify the enforcement of remedies to be exercised by the New Indenture Trustee upon the occurrence of an Event of Default, or (v) reduce the requirements to waive past defaults.

Concerning the New Indenture Trustee

        Deutsche Bank Trust Company Americas will serve as the New Indenture Trustee under the New Indenture. The New Indenture provides that the New Indenture Trustee will not be liable in connection with the performance of its duties thereunder, except for its own gross negligence or willful misconduct. The New Indenture Trustee may become the owner of any Restructured Senior Secured Notes, with the same rights it would have if it were not the New Indenture Trustee. However, in the event that the New Indenture Trustee acquires any conflict of interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as New Indenture Trustee, or resign.

        The New Indenture Trustee may resign at any time and be discharged from its duties and obligations under the New Indenture by giving written notice to Funding Corp. and upon the appointment and acceptance of a successor. The New Indenture Trustee may be removed by the holders of not less than a majority in principal amount of the Restructured Senior Secured Notes then outstanding. Funding Corp. may remove the New Indenture Trustee if the New Indenture Trustee fails to comply with the eligibility requirements, if the New Indenture Trustee is adjudged as bankrupt or insolvent or an order for relief is entered with respect to the New Indenture Trustee under any bankruptcy law, if a custodian or public officer takes charge of the New Indenture Trustee or its property or if the New Indenture Trustee becomes incapable of acting. Funding Corp. shall appoint a successor New Indenture Trustee if the New Indenture Trustee resigns, is removed or becomes incapable of acting. Notwithstanding the foregoing, no resignation or removal of the New Indenture Trustee and no appointment of a successor New Indenture Trustee shall become effective until the acceptance of appointment by the successor New Indenture Trustee. Within one year after the successor New Indenture Trustee takes office, the holders of a majority in principal amount of the Restructured Senior Secured Notes then outstanding may appoint a successor New Indenture Trustee to replace the successor New Indenture Trustee appointed by Funding Corp.

        Except during the continuance of an Event of Default under the New Indenture, the New Indenture Trustee undertakes to perform only such duties as are specifically set forth in the New Indenture. During the existence of an Event of Default, the New Indenture Trustee will exercise such of the rights and powers vested in it by the New Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

        The New Indenture contains limitations on the rights of the New Indenture Trustee, should it become a creditor of Funding Corp. or the Company, to obtain payments of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise.

Satisfaction and Discharge

        Funding Corp. may terminate the New Indenture by delivering all outstanding Restructured Senior Secured Notes to the New Indenture Trustee for cancellation and by paying all sums payable under the New Indenture and delivering officer's certificates and an opinion of counsel stating that all conditions precedent have been satisfied.

        In addition to the foregoing, the Restructured Senior Secured Notes shall, prior to the stated maturity thereof, be deemed to be paid, and the indebtedness of Funding Corp. shall be deemed to be satisfied and discharged, at any time all the conditions set forth below have been satisfied.

     (1) Funding Corp. shall have irrevocably deposited with the New Indenture Trustee, in trust, monies or Permitted Investments in an amount which shall be sufficient to pay when due the principal of and interest due and to become due on the Restructured Senior Secured Notes on or prior to the stated maturity of the final installments of principal thereof or upon redemption or prepayment;

     (2) Funding Corp. shall have delivered to the New Indenture Trustee, a company order of Funding Corp. stating that monies deposited with the New Indenture Trustee or in Permitted Investments shall be held by the New Indenture Trustee, in trust, as provided in the New Indenture;

     (3) in the case of redemption or prepayment of the Restructured Senior Secured Notes, the notice requisite to the validity of such redemption or prepayment shall have been given, or irrevocable authority shall have been given by Funding Corp. to the New Indenture Trustee to give such notice; and

     (4) Funding Corp. shall have delivered to the New Indenture Trustee an opinion of counsel to the effect that such satisfaction and discharge of the indebtedness of Funding Corp. with respect to the Restructured Senior Secured Notes shall not be deemed to be, or result in, a taxable event with respect to the holders of the Restructured Senior Secured Notes for purposes of United States federal income taxation unless the New Indenture Trustee shall have received documentary evidence that each holder of the Restructured Senior Secured Notes either is not subject to, or is exempt from, United States federal income taxation.

                              New Common Agreement

        Funding Corp., the Company, Leaseco, the New Indenture Trustee, the Collateral Agent, the Colombian Security Agent and Deutsche Bank Trust Company Americas, as Financial Institution, will enter into the Agreement as to Certain Undertakings, Common Representations, Warranties, Covenants and Other Terms, pursuant to which each of the parties thereto sets forth its respective undertakings, representations, warranties, covenants and certain other terms (the "New Common Agreement" or "new common agreement").

Certain Covenants

        Covenants of the Company

        Insurance. The Company shall maintain or cause to be maintained casualty, liability and other insurance coverage as set forth in the New Common Agreement. All policies of insurance shall name the Collateral Agent as an additional insured and/or loss payee, as appropriate. If at any time any of the required insurance shall no longer be available on commercially reasonable terms, the Company shall procure substitute insurance coverage satisfactory to the Independent Insurance Advisor that is the most equivalent to the required coverage and that is available on commercially reasonable terms.

        Financial Reports and Information. The Company will provide to the Senior Secured Parties (i) annual reports containing audited financial statements prepared in accordance with Colombian GAAP and certified by an Authorized Officer of the Company, (ii) unaudited quarterly reports for the first three quarters of each fiscal year containing condensed financial information, (iii) the information as and when required by Rule 144A, (iv) notice of Events of Defaults and certain other events, (v) financial and/or accounting information relating to Emcali received by the Company under the Emcali Restructuring Agreement, including information relating to the calculation of the Cash Surplus for Prepayment received or to be received by the Company, (vi) notices, reports, documents, agreements or other information delivered to the Company under the Emcali Restructuring Agreement, and/or (vii) notices regarding any default or event of default which has occurred under the Emcali Restructuring Agreement

        Maintenance of Existence and Governmental Approvals. The Company shall at all times (i) preserve and maintain in full force and effect (A) its existence and its good standing under the laws of Colombia; provided that the Company shall be permitted to be transformed from a sociedad en comandita por acciones into a corporation (sociedad anonima) in compliance with Colombian applicable laws and the Voting Agreement and (B) its qualification to do business in each other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business as conducted or proposed to be conducted makes such qualification necessary, (ii) obtain and maintain in full force and effect all material Governmental Approvals (including, without limitation, maintaining compliance with Environmental Requirements) and other consents and approvals required at any time in connection with the maintenance, ownership or operation of the Facility as well as such Governmental Approvals necessary for the conversion to Dollars of all Peso amounts payable immediately upon receipt thereof which are required to be so converted by the Financing Documents and for the remittance to the United States in Dollars of any amounts paid or payable in Dollars to the Senior Secured Parties in connection with any Financing Document or Security Document or the transactions contemplated thereby, including, without limitation, with respect to the enforcement of any Security Document and the availability or transfer of foreign exchange for the purpose of repatriating the proceeds of such enforcement to any of the Senior Secured Parties, and (iii) preserve and maintain good and marketable title to its properties and assets (subject to no Liens other than Permitted Liens), provided, however, in the event that any such Governmental Approvals shall become required as a result of a change in applicable law after the Effective Date, or, other than as a result of action or inaction of the Company, shall be rescinded, terminated, suspended, modified or withheld or shall be determined to be invalid or shall cease to be in full force and effect, the Company shall be deemed to be in compliance so long as (x) the Company is proceeding with diligence and in good faith to obtain or renew in a timely manner such Governmental Approvals, (y) the existence of such requirement, or the failure, rescission, determination of invalidity, termination, suspension, modification or withholding of such requirement has not had and is not reasonably likely to have, a Material Adverse Effect and (z) the Senior Secured Parties shall have received a certificate signed by an Authorized Officer of the Company to the effect of clauses (x) and (y) above and stating what action the Company is taking to obtain or renew such Governmental Approvals and that the Company has no reason to believe that it will be unable to obtain or renew such Governmental Approvals when and as needed for the orderly conduct of its business. The Company will not materially change the nature of the Project.

        Inspection of the Project. The Company shall permit the Independent Engineer to make reasonable visits and inspections of the Project, the Facility and the Site, to examine the books of account of the Company and to discuss the affairs, finances and accounts of the Company with, and to be advised as to the same by, its and their officers, all during regular business hours and in order to confirm that the Facility and the Site are in compliance with generally accepted Prudent Utility Practices and the material provisions all relevant Transaction Documents; provided that such inspections shall be conducted no more frequently that two times in any Fiscal Year unless a Default or Event of Default has occurred and is continuing.

        Operating Budget. (i) Not less than thirty (30) days prior to the commencement of each Fiscal Year, the Company shall submit to the Independent Engineer in draft form an operating plan and a budget in Dollars, detailed by month ("Annual Operating Budget"). Each Annual Operating Budget shall specify the estimated power sales, the estimated rates and revenues for each category of such sales, all System Capacity Charges, all payments in respect of the Tranche E Debt, all Operation and Maintenance Costs, all costs under the Gas Supply Contract and the Gas Transportation Contract, whether constituting a "take or pay" obligation or otherwise, the Company's working capital requirements, a manpower forecast and a periodic inspection, maintenance and repair schedule.

         (ii) At the same time the Company is required to submit each draft Annual Operating Budget in accordance with the terms of the New Common Agreement, the Company shall submit to the Independent Engineer a proposed major maintenance plan covering all scheduled major maintenance of the Facility expected to be required during the next six years of commercial operation of the Facility (the "Major Maintenance Plan"). Each Major Maintenance Plan shall provide for the scheduled major maintenance requirements of the Facility in accordance with Prudent Utility Practices, including reasonable detail in respect of scheduling and expected costs.

         (iii) The Independent Engineer shall provide its comments, if any, to the Company within twenty (20) days of its receipt of the proposed Annual Operating Budget or Major Maintenance Plan and the Company shall incorporate the Independent Engineer's reasonable suggestions into a final Annual Operating Budget or final Major Maintenance Plan, which shall then be provided to the Senior Secured Parties. If, after reasonable efforts, the Company and the Independent Engineer cannot concur in a final Annual Operating Budget or final Major Maintenance Plan, the Company may invoke the third party engineer dispute resolution procedure described in the New Common Agreement. If a final Annual Operating Budget for a given Fiscal Year is not established by the process described above by the end of the prior Fiscal Year, the Annual Operating Budget for the current Fiscal Year shall, until a final Annual Operating Budget is so established, be deemed to consist of the previous year's Annual Operating Budget, escalated at the Gross Domestic Product Implicit Price Deflator ("GDPIPD") with respect to Dollar amounts and the Colombian Indice de Precios al Consumidor with respect to Peso amounts for the previous year, provided, however, that in any year that a final Annual Operating Budget has not been established, the Company may, with the Independent Engineer's reasonable approval, amend the prior year's Annual Operating Budget to make reasonable and adequate provision for scheduled major maintenance.

         (iv) The Company will operate and maintain the Facility, or cause the Facility to be operated and maintained, in accordance with the final Annual Operating Budget and Major Maintenance Plan as approved by the Independent Engineer other than deviations resulting from dispatch and other operating requirements; provided that any deviations that would reasonably be expected to result in a Material Adverse Effect shall be required to be approved by the Independent Engineer as being reasonably necessary to comply with Project Contracts or for operation of the Project in compliance with Prudent Utility Practices.

        Operation and Maintenance. The Company shall or shall cause the Operator to use, maintain and operate the Facility and the Site in compliance with generally accepted Prudent Utility Practices and the material provisions of all relevant Transaction Documents.

        Compliance with Laws. The Company shall comply with, and shall ensure that the Facility is operated in compliance with, and shall make such alterations to the Facility and the Site as may be required for compliance with, all applicable Governmental Requirements, except where non-compliance would not reasonably be expected to have a Material Adverse Effect.

        Insurance Report. Within thirty (30) days after the end of each Fiscal Year, the Company shall submit to the Collateral Agent and the Independent Insurance Advisor a certificate signed by the Company's insurance agent (i) listing all insurance being carried by, or on behalf of, the Company pursuant to the Transaction Documents, (ii) certifying that all insurance required to be maintained pursuant to the Transaction Documents is in full force and effect and all premiums therefor have been fully paid and (iii) including a summary of all losses incurred with respect to the Facility or the Site in excess of $75,000 during the preceding fiscal year.

        Liens. The Company shall not create or suffer to exist or permit any lien upon or with respect to any of its properties, other than (i) liens specifically created, required or permitted by the New Common Agreement, (ii) liens securing obligations in respect of Senior Debt, (iii) liens for taxes which are either not yet due or are due but payable without penalty, (iv) any exceptions to title which are contained in the title insurance policy delivered to the Senior Secured Parties at the closing, (v) such minor defects, easements, rights of way, restrictions, irregularities, encumbrances and clouds on title and statutory liens that do not materially impair the property affected thereby and that do not individually or in the aggregate materially impair the value of the security interests granted under the Security Documents, (vi) deposits or pledges (except as contemplated by the Financing Documents or required by applicable law) to secure (A) statutory obligations or appeals, (B) release of attachments, stay of execution or injunction, (C) performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or (D) for purposes of like general nature in the ordinary course of business, (vii) liens in connection with worker's compensation, unemployment insurance, or other social security or pension or similar obligations in Colombia, (viii) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding if the same is the subject of a Good Faith Contest (excluding any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment), and (ix) mechanic's, workmen's, materialmen's, construction or other similar liens arising in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are the subject of a Good Faith Contest (collectively, "Permitted Liens").

        Indebtedness. The Company shall not create or incur or suffer to exist any Debt (all such Debt incurred by the Company, Leaseco and Funding Corp. shall be aggregated) except for (i) indebtedness under the Financing Documents, (ii) the extension or renewal of, replacement of, incurrence of, or issuance of Debt in exchange for, or the net proceeds of which are used to repay, redeem, repurchase or refinance in full all of the outstanding Restructured Senior Secured Notes issued under the New Indenture, (iii) the extension or renewal of, replacement of, incurrence of, or issuance of Debt in exchange for, or the net proceeds of which are used to repay, redeem, repurchase or refinance in full all of the outstanding Existing Senior Secured Notes issued under the Existing Indenture; provided that any such Debt (A) shall not have any claim on or right with respect to the Tranche E Debt under the Emcali Restructuring Agreement or any proceeds thereof in excess of the quarterly payment amounts allocable to the Existing Senior Secured Notes, (B) shall not exceed the amount required to refinance all of the outstanding Existing Senior Secured Notes, (C) shall be unsecured or shall be entitled to no greater rights to collateral security than the Existing Senior Secured Notes; provided that the holder of such Debt shall
(1) become a party to the Amended Collateral Agency Agreement and (2) not have any independent enforcement rights on any collateral securing such Debt, (D) shall not be subject to, and any agreement relating to such Debt shall not contain, more restrictive covenants than the Restructured Senior Secured Notes and/or a shorter maturity or average life to maturity than the Existing Senior Secured Notes and (E) prior to the incurrence of such Debt, each rating agency then rating the Restructured Senior Secured Notes shall deliver a letter to the Senior Secured Parties stating that the then current debt rating of the Restructured Senior Secured Notes would not be lowered on account of the incurrence of such Debt or, if the Restructured Senior Secured Notes are not then rated, a rating agency of recognized standing shall deliver to the Senior Secured Parties a letter stating that the debt rating of the Restructured Senior Secured Notes, if such Restructured Senior Secured Notes had been rated, would not be lowered on account of the incurrence of such Debt, (iv) the Arrears Obligations which are subject to the Subordination Agreements not to exceed an aggregate principal amount of $9,600,000, less the payments of Arrears Obligations actually received pursuant to the terms of the Transaction Documents, (v) purchase money obligations incurred to finance discrete items of equipment not comprising an integral part of the Project that extend only to the equipment being financed and that do not in the aggregate exceed $5 million at any time outstanding, (vi) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered, (vii) guarantees of Permitted Indebtedness (other than Permitted Subordinated Debt), (viii) obligations in respect of surety bonds, letters of credit or similar instruments in an aggregate amount not to exceed the sum of
(a) the amount required by applicable law for the Company to purchase and sell energy in the Colombian electricity market in connection with the Company's business operations, plus (b) $2.5 million, at any one time outstanding, or (ix) Permitted Subordinated Debt.

        Restricted Payments. The Company shall not make any payments (including by transfer of assets or assumption or incurrence of any other indebtedness or liability) with respect to (x) distributions to Shareholders (including by purchase, redemption, retirement or conversion of any Capital Stock of the Company, "rebates" to any Shareholder, or the repurchase of any interest of any Shareholder), or (y) any Permitted Subordinated Debt (collectively, "Company Restricted Payments") unless (i) no Default or Event of Default then exists or would occur as a result of any such proposed Restricted Payment, (ii) on a pro forma basis after giving effect to any such proposed Restricted Payment, the Company would have a funded cash reserve on deposit in an amount not less than $3,000,000, (iii) the Company is operating in compliance with its then current Annual Operating Budget and the cash flows of the Company are in excess of the amounts advisable to maintain the Project prudently, (iv) the Company has a funded cash reserve on deposit in an amount not less than Major Maintenance Annual Requirement for the Fiscal year next following the then current Fiscal Year, (v) the Company is not insolvent and would not be rendered insolvent by the making of such proposed Company Restricted Payment, and (vi) the Company delivers an Officer's Certificate to the Collateral Agent certifying that requirements of clauses (i) through (v) above have been satisfied and including such information as may be reasonably required by any of the Senior Secured Parties evidencing that the requirement described in clause (iii) above has been satisfied. The Company shall only be permitted to make any such permitted Restricted Payments on a semi-annual basis.

        Prohibition on Fundamental Changes and Disposition of Assets. The Company shall not enter into any transaction of merger or consolidation, change its form of organization or its business, liquidate or dissolve itself (or suffer any liquidation or dissolution); provided that the Company may enter into any transaction of merger or consolidation so long as (x) no Default or Event of Default exists or would occur as a result of such transaction and (y) the Company is the surviving Person in such transaction or the surviving Person in such transaction assumes in writing all of the obligations (including all financial obligations) of the Company. In addition, except as contemplated by the Transaction Documents (including the Lease), the Company shall not sell, lease (as lessor) or transfer (as transferor) any property or assets material to the operation of the Project except in the ordinary course of business to the extent that such property is worn out or is no longer useful or necessary in connection with the operation of the Project; provided, however, that the Company shall not sell, lease or transfer any of such property or assets without the written concurrence of the Independent Engineer if the aggregate fair market value of all sales, leases and transfers in the current Fiscal Year exceeds $2,000,000 escalated annually at the GDPIPD on each anniversary of the closing date of the issuance of the Existing Senior Secured Notes. Notwithstanding the foregoing, the Company may be transformed from a sociedad en comandita por acciones into a corporation (sociedad anonima) in compliance with Colombian applicable laws and the Voting Agreement.

        Amendments to Lease. The Company shall not terminate, waive, amend or otherwise modify the Lease.

        Amendments to Tranche E Debt. The Company shall not propose or vote in favor of any termination, amendment, waiver or modification under the Emcali Restructuring Agreement at any meeting of the Emcali Executive Committee, any general assembly of Emcali creditors or otherwise that could reasonably be expected to adversely affect the rights of the Company under the Emcali Restructuring Agreement or in respect of the Tranche E Debt thereunder or the ability of the Company to receive payments in respect of the Tranche E Debt thereunder.

        Assumption of Leaseco's Indebtedness by the Company. The Company will not exercise any right to terminate the Lease without the prior written consent of the Senior Secured Parties; provided that (i) the Company may assume the obligations of Leaseco to the Senior Secured Parties without such consent, (ii) the Company shall prepay the Lease in the event that Emcali prepays the Tranche E Debt under the Emcali Restructuring Agreement and, in such event, the Company shall make a corresponding prepayment of the Lease in accordance with the terms thereof and (iii) if the Company elects to prepay the Lease, Leaseco shall apply all such prepayment amounts in accordance with the Financing Documents. If, and to the extent that, upon any early termination or expiration of the Lease, there remain outstanding Obligations for which Leaseco is liable under the Financing Documents, the Company hereby agrees that it shall immediately and unconditionally assume all such Obligations (it being understood that special arrangements satisfactory to each Senior Secured Party shall be required in order to allow for the Obligations to be assumed by the Company, including, without limitation, the acquisition by the Senior Secured Parties of participation interests from financial institutions recognized in Colombia) and the Company agrees to promptly make or cause to be made such arrangements, at the Company's sole cost and expense.

        Investments and Accounts. The Company shall not invest any amounts received by it in respect of the Tranche E Debt under the Emcali Restructuring Agreement in any investment other than a Permitted Investment. The Company shall not open or maintain any bank account with any entity other than the Colombian Security Agent or the Collateral Agent in accordance with the Colombian Security Documents and the Amended Collateral Agency Agreement, provided that the Company may establish one or more local Peso bank accounts upon notice to the Collateral Agent, the Colombian Security Agent and the New Indenture Trustee to be funded in accordance with the Annual Operating Budget; provided, however, that in no event shall the Company deposit any amounts received by it in respect of the Tranche E Debt under the Emcali Restructuring Agreement in any such local Peso bank account. Each Peso bank account shall be subject to a blocked account agreement or such other arrangements as are required to cause each such Peso account to be subject to a Lien in favor of the Senior Secured Parties to the greatest extent possible under Colombian law and shall be used solely to fund local Peso costs incurred in the ordinary course of business, and the Company shall use its best efforts to maintain the minimum practical balance therein.

        Employees and Employee Plans. The Company shall not adopt, establish, maintain, sponsor, administer, contribute to, participate in, or incur or be subject to any material liability under or obligation to contribute to, (i) any employee benefit plan subject to ERISA or the Code or (ii) without the consent of the Required Senior Secured Parties, any Foreign Benefit Plan. The Company shall not permit the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Benefit Plan to exceed the current value of the assets of such Foreign Benefit Plan allocable to such benefit liabilities.

        Transactions with Affiliates. The Company shall not enter into any transaction or agreement, nor permit the Operator (if any) to enter into any contract related to the Project, with any Company Affiliate other than (i) the Transaction Documents, and (ii) transactions in the ordinary course of business on fair and reasonable terms no less favorable to the Company than the Company would obtain in an arm's length transaction with a Person that is not an Affiliate of the Company; provided that transactions in the ordinary course of business which are conducted through a public market exchange system on market terms shall be deemed to comply with this clause (ii). Prior to entering into any transaction contemplated by clause (ii) of the preceding sentence for total consideration or involving aggregate payments in excess of $2,000,000, the Company shall deliver to the Collateral Agent an Officer's Certificate identifying such transaction and certifying that the requirements of such clause
(ii) are satisfied.

        Nature of Business. The Company shall not engage in any business other than the development, acquisition, construction, operation and financing of the Project as contemplated by the Transaction Documents or in businesses reasonably related or incidental thereto.

        Lease Payment Schedule. After the closing date, the Company shall not file with any Governmental Authority any payment schedule with respect to the Lease unless such payment schedule reflects payment dates and payment amounts of Financing Rent thereunder that are consistent in all respects with (i) the dates on which payments under the Amended and Restated Leaseco Loan Agreement (including payments of principal of, interest on and any other scheduled amounts due in respect of, the portion of the Notes allocable to Leaseco) will be due and payable, and (ii) the respective amounts of each such payment under such Agreement.

        Emcali Executive Committee. The Company shall appoint representatives of the Company to serve on the Emcali Executive Committee that the Company believes in good faith will act in a manner consistent with the Emcali Restructuring Agreement and in the best interest of the Company, in its capacity as a creditor of Emcali, and the Company's creditors. The representatives of the Company who serve on the Emcali Executive Committee shall be instructed by the Company to act in a manner consistent with the Emcali Restructuring Agreement and in the best interest of the Company, in its capacity as a creditor of Emcali, and the Company's creditors; provided that if any such representative acts in a manner contrary to the foregoing instructions or fails to act in accordance with such instructions the Company shall promptly replace such representative with another representative that the Company believes in good faith will comply with the instructions described above. The Company shall provide notice to the Senior Secured Parties as to the Company's representatives appointed to serve on the Emcali Executive Committee, as to any change in those representatives and as to such other information about those representatives as may be reasonably requested by the Senior Secured Parties. Upon the occurrence and continuation of an Event of Default, the Company agrees and acknowledges that the Senior Secured Parties shall be permitted to remove and/or appoint representatives to the Emcali Executive Committee on behalf of the Company.

        Covenants of Leaseco

        Insurance. Leaseco shall maintain or cause to be maintained the insurance coverage required of Leaseco set forth in the New Common Agreement. All policies of insurance shall name the Collateral Agent as an additional insured and/or loss payee pursuant to a loss payee endorsement in the form as set forth in the New Common Agreement. If at any time any of the required insurance shall no longer be available on commercially reasonable terms, Leaseco shall procure substitute insurance coverage satisfactory to the Independent Insurance Advisor that is the most equivalent to the required coverage and that is available on commercially reasonable terms.

        Financial Reports. Leaseco will provide to the Senior Secured Parties
(i) annual reports containing audited financial statements prepared in accordance with applicable GAAP and certified by an Authorized Officer of Leaseco, and (ii) unaudited quarterly reports for the first three quarters of each fiscal year containing condensed financial information. In addition, Leaseco will provide the information as and when required by Rule 144A and notices of events of default and certain other events.

        Maintenance of Existence and Governmental Approvals. Leaseco shall at all times (i) preserve and maintain in full force and effect (A) its legal existence and its good standing under the laws of the Cayman Islands, and (B) its qualification to do business in each other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business as conducted or proposed to be conducted makes such qualification necessary, (ii) obtain and maintain in full force and effect all material Governmental Approvals and other consents and approvals required at any time in connection with the ownership or lease of the Leased Equipment as well as such Governmental Approvals necessary for the remittance to the United States in Dollars of any amounts paid or payable in Dollars to the Senior Secured Parties in connection with any Financing Document or Security Document and the availability or transfer of foreign exchange for the purpose of repatriating the proceeds of such enforcement to any of the Senior Secured Parties, and (iii) preserve and maintain good and marketable title to its properties and assets (subject to no Liens other than Permitted Liens), provided, however, in the event that any such Governmental Approvals shall become required as a result of a change in applicable law after the closing date, or, other than as a result of action or inaction of Leaseco, shall be rescinded, terminated, suspended, modified or withheld or shall be determined to be invalid or shall cease to be in full force and effect, Leaseco shall be deemed to be in compliance so long as (x) Leaseco is proceeding with diligence and in good faith to obtain or renew in a timely manner such Governmental Approvals, (y) the existence of such requirement, or the failure, rescission, determination of invalidity, termination, suspension, modification or withholding of such requirement has not had and is not reasonably likely to have, a Material Adverse Effect and (z) the Senior Secured Parties shall have received a certificate signed by an Authorized Officer of Leaseco, confirmed by the Independent Engineer, to the effect of clauses (x) and
(y) above and stating what action Leaseco is taking to obtain or renew such Governmental Approvals and that Leaseco has no reason to believe that it will be unable to obtain or renew such Governmental Approvals when and as needed for the orderly conduct of its business. Leaseco will not materially change the nature of the Project.

        Compliance with Laws. Leaseco shall comply with, and shall ensure that the Leased Equipment is maintained in compliance with, and shall make such alterations to the Leased Equipment as may be required for compliance with, all applicable Governmental Requirements, except where non-compliance would not reasonably be expected to have a Material Adverse Effect.

        Insurance Report. Within thirty (30) days after the end of each fiscal year, Leaseco shall submit to the Collateral Agent and the Independent Insurance Advisor a certificate signed by Leaseco's insurance agent (i) listing all insurance being carried by, or on behalf of, Leaseco pursuant to the Transaction Documents, (ii) certifying that all insurance required to be maintained pursuant to the Transaction Documents is in full force and effect and all premiums therefor have been fully paid and (iii) including a summary of all losses incurred with respect to the Leased Equipment in excess of $75,000 during the preceding fiscal year.

        Liens. Leaseco shall not create or suffer to exist or permit any lien upon or with respect to any of its properties, other than Permitted Liens.

        Indebtedness. Leaseco shall not create or incur or suffer to exist any Debt except for Permitted Indebtedness (which shall be aggregated with Permitted Indebtedness of the Company and Funding Corp.).

        Restricted Payments. Leaseco shall not make any payments (including by transfer of assets or assumption or incurrence of any other indebtedness or liability) with respect to (x) distributions to its shareholders (including by purchase, redemption, retirement or conversion of any capital stock of Leaseco or repurchase any interest of any Shareholder), or (y) any Permitted Subordinated Debt (collectively, "Leaseco Restricted Payments") unless (i) no Default or Event of Default then exists, and (ii) Leaseco is not insolvent and would not be rendered insolvent by the making of such proposed Leaseco Restricted Payment, and Leaseco certifies to the matters set forth in clauses
(i) and (ii). Notwithstanding the foregoing, Leaseco shall not make any Leaseco Restricted Payments otherwise permitted above unless the conditions for the Company to make Company Restricted Payments are satisfied (See COVENANTS OF THE COMPANY -- RESTRICTED PAYMENTS).

        Prohibition on Fundamental Changes and Disposition of Assets. Leaseco shall not enter into any transaction of merger or consolidation, change its form of organization or its business, liquidate or dissolve itself (or suffer any liquidation or dissolution). Leaseco shall not purchase or otherwise acquire all or substantially all of the assets of any other Person (other than Funding Corp.). In addition, except as contemplated by the Transaction Documents (including the Lease), Leaseco shall not sell, lease (as lessor) or transfer (as transferor) any property or assets material to the operation of the Project except in the ordinary course of business to the extent that such property is worn out or is no longer useful or necessary in connection with the operation of the Project; provided, however, that Leaseco shall not sell, lease or transfer any of such property or assets without the written concurrence of the Independent Engineer if the aggregate fair market value of all sales, leases and transfers in the current Fiscal

Year exceeds $2,000,000 escalated annually at the GDPIPD on each anniversary of the closing date of the issuance of the Existing Senior Secured Notes.

        Amendments to the Lease. Leaseco shall not terminate, waive, amend or otherwise modify the Lease.

        Investments and Accounts. Leaseco shall not invest any amounts received by it in respect of (i) the Tranche E Debt under the Emcali Restructuring Agreement or (ii) the Financing Documents (including, without limitation, the Lease) in any investment other than a Permitted Investment. Leaseco shall not open or maintain any bank account with any entity other than the Colombian Security Agent or the Collateral Agent in accordance with the Leaseco Security Agreement and the Amended Collateral Agency Agreement, provided, that Leaseco may establish one or more local Cayman Islands or New York bank accounts to the extent required by applicable law; provided that such Cayman Islands or New York account shall be subject to a blocked account agreement or such other arrangements as are required to cause such Cayman Islands or New York account to be subject to a Lien in favor of the Senior Secured Parties to the greatest extent possible under Cayman Islands or New York law.

        Employees and Employee Plans. Leaseco shall not (i) have any employees, or (ii) adopt, establish, maintain, sponsor, administer, contribute to, participate in, or incur or be subject to any material liability under or obligation to contribute to, (x) any employee benefit plan subject to ERISA or the Code or (y) any Foreign Benefit Plan.

        Transactions with Affiliates. Leaseco shall not enter into any transaction or agreement related to the Project or the Leased Equipment with any Affiliate of Leaseco other than (i) the Financing Documents and agreements relating to the loaning of personnel to Leaseco, and (ii) transactions in the ordinary course of business on fair and reasonable terms no less favorable to Leaseco than Leaseco would obtain in an arm's length transaction with a Person that is not an Affiliate of Leaseco. Prior to entering into any transaction contemplated by clause (ii) of the preceding sentence, Leaseco shall deliver to the Collateral Agent an Officer's Certificate stating that the requirements of such clause (ii) are satisfied.

        Nature of Business. Leaseco shall not engage in any business other than the development, acquisition, construction, operation and financing of the Project, the leasing of the Leased Equipment as contemplated by the Transaction Documents and its ownership of Funding Corp.

        Covenants of Funding Corp.

        Payment of Principal, Premium, if any, and Interest. Funding Corp. shall duly and punctually pay, or cause to be paid, the principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Restructured Senior Secured Notes in accordance with their terms and the terms of the New Indenture.

        Financial Reports. Funding Corp. will provide to the Senior Secured Parties at the time of delivery by each of the Company and Leaseco to the Senior Secured Parties of their respective financial reports (as discussed above), a certificate of an Authorized Officer of Funding Corp. to the effect that, to the best of such officer's knowledge (i) Funding Corp. is in compliance with all of its material obligations under the Transaction Documents and (ii) no Default or Event of Default has occurred and is continuing. Funding Corp. shall also provide to the Senior Secured Parties notice of any principal contingencies, legal and regulatory proceedings and other matters affecting it. In addition, Funding Corp. will provide the information as and when required by Rule 144A.

        Maintenance of Existence and Governmental Approvals. Funding Corp. shall at all times (i) preserve and maintain in full force and effect (A) its legal existence and good standing under the laws of the State of Delaware and (B) its qualification to do business in each other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business as conducted or proposed to be conducted makes such qualification necessary, (ii) obtain and maintain in full force and effect all material Governmental Approvals and other consents and approvals required at any time in connection with the issuance of the Restructured Senior Secured Notes and the making of the loans under the Company Loan Agreements and the Leaseco Loans, and
(iii) preserve and maintain good and marketable title to its properties and assets (subject to no liens other than Permitted Liens).

        Nature of Business. Funding Corp. shall not engage in any business other than in connection with the development, acquisition, construction, operation and financing of the Project.

        Compliance with Laws. Funding Corp. shall comply with all applicable Governmental Approvals, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

        Prohibition on Fundamental Changes and Disposition of Assets. Funding Corp. shall not enter into any transaction of merger or consolidation, change its form of organization or its business, liquidate or dissolve itself (or suffer any liquidation or dissolution). Funding Corp. shall not purchase or otherwise acquire all or substantially all of the assets of any other Person.

        Transactions with Affiliates. Funding Corp. shall not enter into any transaction or agreement, with any Affiliate other than (i) the Financing Documents, including, but not limited to, the Amended Company Loan Agreement (through its participation therein pursuant to the Amended and Restated Participation Agreement) and the Amended and Restated Leaseco Loan Agreement and
(ii) transactions in the ordinary course of business on fair and reasonable terms no less favorable to Funding Corp. than Funding Corp. would obtain in an arm's length transaction with a Person that is not an Affiliate of Funding Corp. Prior to entering into any transaction contemplated by clause (ii) of the preceding sentence, Funding Corp. shall deliver to the Collateral Agent an Officer's Certificate stating that the requirements of such clause (ii) are satisfied.

        Liens. Funding Corp. shall not create or suffer to exist or permit any lien upon or with respect to any of its properties, other than Permitted Liens.

        Permitted Investments. Other than the making of Leaseco Loans and the purchase of participations in the loans under the Amended Company Loan Agreement pursuant to the Amended and Restated Participation Agreement, Funding Corp. shall not make any investment other than in Permitted Investments. Funding Corp. shall not open or maintain any bank account with any entity other than the Collateral Agent in accordance with the Amended Collateral Agency Agreement.

        Indebtedness. Funding Corp. shall not create or incur or suffer to exist any Debt except for Permitted Indebtedness (which, for purposes hereof, shall be aggregated with Permitted Indebtedness of the Company and Leaseco).

        Funding Corp. Grant of Security Interest. If Funding Corp. acquires any assets (other than nominal assets), Funding Corp. shall immediately grant a first priority security interest therein to the Collateral Agent on behalf of the Senior Secured Parties on the same conditions as set forth in the Security Documents.

Events of Default

        Events of Default under the New Common Agreement shall consist of the following:

    (a) failure by the Company, Leaseco or Funding Corp. to pay any principal or interest due on, or in respect of, the Restructured Senior Secured Notes or any Existing Senior Secured Notes which remain outstanding after the Effective Date (or any Debt issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase or refinance all of the outstanding Existing Senior Secured Notes) or any Company Loans or any TSA Obligations under the Amended Company Loan Agreement or any Financing Rent under the Lease or the Sub-Debt Arrears under the Sub-Debt Note and such failure shall continue for fifteen (15) days or more; or

    (b) failure by the Company or Leaseco to perform its covenant set forth in the New Common Agreement to maintain insurance; provided that if, and only if, the Company or Leaseco, as applicable, is diligently attempting to remedy such failure, a cure period of fifteen (15) days commencing from the date of such failure shall be applied (to the extent that the Company continues diligently attempting to remedy such failure); or

    (c) failure of the Company, Leaseco or Funding Corp. to comply with the following covenants set forth in the New Common Agreement: maintenance of existence and Governmental Approvals, compliance with laws, prohibition on fundamental changes and disposition of assets, liens, indebtedness, Restricted Payments or nature of business and any such failure shall continue for thirty (30) days or more after the Company, Leaseco or Funding Corp. as the case may be, has actual knowledge of such failure; or

    (d) failure by the Company, Leaseco or Funding Corp. to perform or observe any other covenant or agreement set forth in the New Common Agreement (other than in paragraphs (b) and (c) above) to be performed or observed by it for more than thirty (30) days after the Company, Leaseco or Funding Corp., as the case may be, has actual knowledge of such failure, unless the Company, Leaseco or Funding Corp. as the case may be, is diligently attempting to remedy such failure, in which case the period of time permitted for a cure shall be extended to ninety (90) days; or

    (e) any representation or warranty made by the Company, Leaseco or Funding Corp. in the New Common Agreement or in any certificate furnished to the Senior Secured Parties or the Independent Engineer shall prove to have been false or misleading in any respect as of the time made, confirmed or furnished and the inaccuracy has resulted or is reasonably expected to result in a Material Adverse Effect and such misrepresentation shall continue uncured for thirty (30) or more days from the discovery thereof; provided that if the Company or Leaseco commences efforts to cure such misrepresentation within such thirty (30) day period the Company or Leaseco may continue to effect such cure of the misrepresentation and such misrepresentation shall not be deemed an Event of Default, for an additional ninety (90) days so long as the Company or Leaseco certifies that no other Event of Default has occurred and is continuing and that the Company or Leaseco is diligently pursuing the cure; or

    (f) the Company, Leaseco or Funding Corp. shall commence voluntary actions involving the bankruptcy, insolvency, receivership, reorganization or other similar proceeding of the Company, Leaseco or Funding Corp., as the case may be; or

    (g) a proceeding or case shall be commenced without the application or consent of the Company, Leaseco or Funding Corp. involving the bankruptcy, insolvency, receivership, reorganization or other similar proceeding (each event described in this clause and clause (f) above shall be hereinafter referred to as a "Bankruptcy Event") of the Company, Leaseco or Funding Corp., as the case may be, and such order or decree approving any of the foregoing shall continue unstayed and in effect for a period of 90 or more consecutive days; or

    (h) Emcali shall (x) fail to pay when due any obligation under (i) the Emcali Restructuring Agreement and such failure shall continue uncured beyond the applicable period of grace (if any) provided therefor in the Emcali Restructuring Agreement or (ii) any of the Emcali Guarantees and such failure shall continue uncured for fifteen (15) or more days; or
        (y) fail to observe or perform any material term, covenant or agreement contained in, or a default or event of default shall have occurred under, (i) the Emcali Restructuring Agreement and such failure shall continue uncured beyond the applicable period of grace (if any) provided therefor in the Emcali Restructuring Agreement or (ii) any of the Emcali Guarantees and such failure shall continue uncured for thirty (30) or more days; or

    (i) default by the Company, Leaseco or Funding Corp. with respect to indebtedness for borrowed money having an outstanding principal amount exceeding $2 million and an acceleration in respect thereof shall have occurred; or

    (j) a final, non-appealable order from (i) FERC denying or revoking the Company's or Leaseco's status as an "exempt wholesale generator" or (ii) the SEC revoking the Company's or Leaseco's status as a "foreign utility company" under PUHCA; provided, however, that such denial or revocation (as applicable) shall not be an Event of Default if within 270 days of such revocation the Company or Leaseco, as the case may be (A) obtains all requisite approvals necessary to have such status reinstated, or (B) loss of such status has not resulted in a Material Adverse Effect and would not reasonably be expected to result in a Material Adverse Effect and the Company or Leaseco, as the case may be, submits to the Senior Secured Parties a report to such effect; or

    (k) with respect to any Project Contract: (i) a term of such Project Contract is declared unenforceable by a Governmental Authority or such contract is terminated, or (ii) the Company, Leaseco or Funding Corp. shall fail to observe or perform any material term, covenant or agreement contained in such Project Contract, and, in either case, such event would be likely to result in a Material Adverse Effect; or

    (l) a final judgment or judgments for the payment of money in excess of $10 million shall be rendered against the Company, Leaseco or Funding Corp. and shall not be stayed or discharged within thirty (30) days from the date of entry thereof; or

    (m) any Lien granted in the New Indenture or the Security Documents ceases to be a perfected lien to either the Trustee, the Collateral Agent or Colombian Security Agent, as applicable, on all of the Collateral described therein with the priority purported to be created thereby and such cessation has had or could reasonably be expected to have a Material Adverse Effect; provided that the Company or Leaseco, as the case may be, shall have ten (10) days from actual or constructive knowledge thereof to cure any such cessation; or

    (n) an "Event of Default" under any Security Document shall have occurred and be continuing; or

    (o) Emcali shall cease to maintain, directly or indirectly through one or more subsidiaries of which Emcali owns 100%, ownership of at least 88.3% of the aggregate ownership interests in the Company until the Senior Debt is paid in full in Cash.

                       Amended Collateral Agency Agreement

        The Company, Funding Corp., Leaseco, Existing Indenture Trustee, the New Indenture Trustee, the Financial Institution, the Colombian Security Agent and the Collateral Agent will enter into the Amended Collateral Agency Agreement appointing and designating the Collateral Agent as the agent for each of the Senior Secured Parties. The affirmative vote of the Senior Secured Parties holding at least a majority of the Combined Exposure (the "Required Senior Secured Parties") shall be sufficient to direct certain actions of the Collateral Agent, including the exercise of remedies following a Trigger Event (as defined below).

        The following accounts (collectively, the "Project Accounts") inside and outside of Colombia will be established and created for the Collateral Agent:
(i) CSA-TermoEmcali Compensation Account (which includes certain sub-accounts, including the Revenue Sub-Account and the Restoration Sub-Account), (ii) Tranche E Debt Account (which includes certain sub-accounts, including the Tranche E Monthly Installment Sub-Account, Tranche E Cash Surplus For Prepayment Sub-Account and the Tranche E Reserve Sub-Account), (iii) Company Loan Payment Account (which includes certain sub-accounts, including Monthly Installment Sub-Account, Cash Surplus for Prepayment Sub-Account and a Company Loan Reserve Sub-Account, and (iv) Lease Payment Account (which includes the Financing Rent Sub-Account and a Lease Reserve Sub-Account).

Funding and Application of Amounts in the Tranche E Debt Account and Related Sub-Accounts

        Funding of the Tranche E Debt Account

        Subsequent to the Effective Date, the Tranche E Debt Account shall be funded from all sums received by the Company in respect of the Tranche E Debt under the Emcali Restructuring Agreement.

        The Tranche E Monthly Installment Sub-Account of the Tranche E Debt Account shall be funded from amounts received by the Company from the monthly installment payments made in respect to the Tranche E Debt under the Emcali Restructuring Agreement equal to the sum of (x) the monthly principal and interest installment payment due under the Amended Company Loan Agreement, plus
(y) the amount of the monthly Financing Rent due under the Amended and Restated Lease.

        The Tranche E Cash Surplus for Prepayment Sub-Account of the Tranche E Debt Account shall be funded from all sums received by the Company from any Cash Surplus for Prepayment amounts, any initial redemption amounts or any optional prepayments paid in respect of the Tranche E Debt under the Emcali Restructuring Agreement.

        The Tranche E Reserve Sub-Account of the Tranche E Debt Account shall be funded from amounts received by the Company from the monthly installment payments made in respect to the Tranche E Debt under the Emcali Restructuring Agreement that are in excess of the amounts required to be used to fund the Tranche E Monthly Installment Sub-Account of the Tranche E Debt Account.

        Application of Amounts in Tranche E Monthly Installment Sub-Account

        Funds in the Tranche E Monthly Installment Sub-Account of the Tranche E Debt Account shall be transferred within two (2) business days of receipt by the Collateral Agent of a Transfer Certificate in the following order of priority: on a monthly basis, to (i) the Monthly Installment Sub-Account of the Company Loan Payment Account in an amount equal to the monthly principal and interest installment payment due under the Amended Company Loan Agreement (which amount shall equal (A) the interest on the Restructured Senior Secured Notes allocable to the Financial Institution under the Amended Company Loan Agreement which is due or becoming due on the next succeeding Interest Payment Date, plus (B) the principal on the Restructured Senior Secured Notes allocable to the Financial Institution under the Amended Company Loan Agreement which is due or becoming due on the Restructured Senior Secured Notes on the next succeeding Principal Payment Date, plus (C) one-third (1/3) of the interest on the Existing Senior Secured Notes allocable to the Financial Institution under the Amended Company Loan Agreement which is due or becoming due on the next succeeding Interest Payment Date (as defined in the Existing Indenture), plus (D) one-third (1/3) of the principal on the Existing Senior Secured Notes allocable to the Financial Institution under the Amended Company Loan Agreement which is due or becoming due on the Existing Senior Secured Notes on the next succeeding Principal Payment Date (as defined in the Existing Indenture), plus (E) the principal of the TSA Obligations which is due or becoming due under the Amended Company Loan Agreement on the next succeeding TSA Obligations Payment Date), and (ii) the Financing Rent Sub-Account of the Lease Payment Account, an amount equal to the amount of Financing Rent due under the Lease (which amount shall equal (A) the interest on the Restructured Senior Secured Notes allocable to Leaseco which is due or becoming due on the next succeeding Interest Payment Date, plus (B) the principal on the Restructured Senior Secured Notes allocable to Leaseco which is due or becoming due on the Restructured Senior Secured Notes on the next succeeding Principal Payment Date, plus (C) one-third (1/3) of the interest on the Existing Senior Secured Notes allocable to Leaseco which is due or becoming due on the next succeeding Interest Payment Date (as defined in the Existing Indenture), plus (D) one-third (1/3) of the principal on the Existing Senior Secured Notes allocable to Leaseco which is due or becoming due on the Existing Senior Secured Notes on the next succeeding Principal Payment Date (as defined in the Existing Indenture), plus (E) the principal of the Sub-Debt Arrears which is due or becoming due on the Sub-Debt Note on the next succeeding Sub-Debt Payment Date Payment Date); provided, however, that if moneys in the Tranche E Monthly Installment Sub-Account of the Tranche E Debt Account are insufficient on any date to make the payments specified in this subsection, distribution of moneys shall be made (A) ratably to the recipients specified in this subsection, based on the respective amounts owing such recipients, and (B) subject to the TSA Subordination Agreement or the Sub-Debt Subordination Agreement, as applicable, in all respects.

        In the event that the monthly installment payments made in respect of the Tranche E Debt are insufficient to make the monthly principal and interest installment payment due under the Amended Company Loan Agreement or to pay the Financing Rent due under the Lease, in each case as described above, as a result of additional costs or withholdings, the amounts in the Tranche E Reserve Sub-Account shall be transferred to the Tranche E Monthly Installment Sub-Account to compensate for such additional costs or withholdings (without prejudice to the Company's obligations to compensate for such additional costs or withholdings).

        Application of Amounts in Tranche E Cash Surplus for Prepayment Sub-Account

        Upon receipt from time to time by the Collateral Agent of a Transfer Certificate executed by an Authorized Officer of the Company detailing the amounts to be paid, funds in the Tranche E Cash Surplus for Prepayment Sub-Account of the Tranche E Debt Account shall be transferred within two (2) business days of receipt of such Transfer Certificate in the following order of priority: to (i) the Cash Surplus for Prepayment Sub-Account of the Company Loan Payment Account in an amount equal to the Cash Surplus for Prepayment amount, the initial redemption amounts or optional prepayment amount, if any, due under the Amended Company Loan Agreement; and (ii) the Financing Rent Sub-Account of the Lease Payment Account, in an amount equal to the Cash Surplus for Prepayment amount, the initial redemption amounts or optional prepayment amount constituting Financing Rent, if


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any, due under the Amended and Restated Lease Agreement; provided, however, that if moneys in the Cash Surplus for Prepayment Sub-Account of the Tranche E Debt Account are insufficient on any date to make the payments specified in this subsection, distribution of moneys shall be made ratably to the recipients specified in this subsection, based on the respective amounts owing such recipients.

       Application of Amounts in Tranche E Reserve Sub-Account

       Amounts deposited in the Tranche E Reserve Sub-Account of the Tranche E Debt Account shall be a cash collateral reserve to be used in the event that withholding taxes or increased costs applicable to payments received in respect of the Tranche E Debt shall cause payments in respect of the Tranche E Debt to be less than the monthly amounts required to fund the Tranche E Monthly Installment Sub-Account of the Tranche E Debt Account as described above; provided that, at the direction of the Company, amounts deposited into the Tranche E Reserve Sub-Account of the Tranche E Debt Account may be used to make optional pro rata prepayments of the Restructured Senior Secured Notes and the Existing Senior Secured Notes.

       Upon receipt of a Transfer Certificate from the Company detailing the amounts to be paid, funds in the Tranche E Reserve Sub-Account of the Tranche E Debt Account shall be transferred, within two (2) business days of receipt of such Transfer Certificate by the Collateral Agent, on a monthly basis to (i) the Company Loan Reserve Sub-Account of the Company Loan Payment Account and (ii) Lease Reserve Sub-Account of the Lease Payment Account. Such transfer shall be made on a pro rata basis based on the amount of the obligations outstanding under the Amended Company Loan Agreement and the Amended and Restated Lease.

       Flow of Funds from the CSA-TermoEmcali Compensation Account and Related Sub-Accounts

        The Revenue Sub-Account of the CSA-TermoEmcali Compensation Account shall be funded from all sums received by the Company, including, without limitation, all Project Revenues and all System Capacity Charges; provided that the Revenue Sub-Account of the CSA-TermoEmcali Compensation Account shall not be funded by any amounts received by the Company in respect to the Tranche E Debt under the Emcali Restructuring Agreement (which amounts shall be funded into the Tranche E Debt Account as described above). The Company shall be permitted to use the funds in the Revenue Sub-Account of the CSA-TermoEmcali Compensation Account in accordance with the then-current approved Annual Operating Budget, including, without limitation, to pay all amounts owing to (i) the Financial Institution in an amount certified by the Company as the amount then payable as fees or other charges owed to the Financial Institution under the Amended Company Loan Agreement, (ii) the New Indenture Trustee in an amount certified by the Company as the amount then due and payable to the New Indenture Trustee (in its capacity as such) as fees, costs and expenses owed to the New Indenture Trustee under the New Indenture, (iii) the Existing Indenture Trustee in an amount certified by the Company as the amount then due and payable to the Existing Indenture Trustee (in its capacity as such) as fees, costs and expenses owed to the Existing Indenture Trustee under the Existing Indenture, (iv) the Collateral Agent in an amount certified by the Company as the amount then due and payable to the Collateral Agent (in its capacity as such) as fees, costs and expenses owed to the Collateral Agent, and (v) the Colombian Security Agent in an amount certified by the Company as the amount then due and payable to the Colombian Security Agent (in its capacity as such) as fees, costs and expenses owed to the Colombian Security Agent.

        Flow of Funds in the Lease Payment Account and Related Sub-Accounts

        The Financing Rent Sub-Account of the Lease Payment Account shall be funded from moneys transferred from the Tranche E Monthly Installment Sub-Account of the Tranche E Debt Account and the Tranche E Cash Surplus for Prepayment Sub-Account of the Tranche E Debt Account. Upon receipt by the Collateral Agent of a Transfer Certificate executed by an Authorized Officer of Leaseco detailing the amounts to be paid, funds in the Financing Rent Sub-Account shall be transferred as follows:

        (1) with respect to any amounts deposited into the Financing Rent Sub-Account of the Lease Payment Account from the Tranche E Monthly Installment Sub-Account, on a monthly basis, within two (2) business days of receipt of such Transfer Certificate, first, ratably, to the New Indenture Trustee for deposit in the Restructured Senior Secured Notes Note Account in an amount equal to amounts due under the Leaseco Loans in respect of the Restructured Senior Secured Notes (which amount shall equal (x) the interest on the Restructured Senior Secured


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


Notes allocable to Leaseco which is due or becoming due on the next succeeding Interest Payment Date, plus (y) the principal on the Restructured Senior Secured Notes allocable to Leaseco which is due or becoming due on the Restructured Senior Secured Notes on the next succeeding Principal Payment Date); and to the Existing Indenture Trustee for deposit in the Note Account (as defined in the Existing Indenture) in an amount equal to amounts due under the Leaseco Loans in respect of the Existing Senior Secured Notes (which amount shall equal (x) one-third (1/3) of the interest on the Existing Senior Secured Notes allocable to Leaseco which is due or becoming due on the next succeeding Interest Payment Date (as defined in the Existing Indenture), plus (y) one-third (1/3) of the principal on the Existing Senior Secured Notes allocable to Leaseco which is due or becoming due on the Notes on the next succeeding Principal Payment Date (as defined in the Existing Indenture)); second, subject to the Sub-Debt Subordination Agreement, to Leaseco for payment to Birch Power B.V. in an amount equal to the monthly principal installment amount due under the Sub-Debt Note; provided that any amounts paid in respect of the Sub-Debt Note shall be deposited into the Arrears Escrow Account until such time as the aggregate deposits therein equal $3,000,000; and then, for deposit in the Redemption Account pursuant to, and for application in accordance with, the provisions of
Article VI of the New Indenture; and

        (2) with respect to any amounts deposited into the Financing Rent Sub-Account of the Lease Payment Account from the Tranche E Cash Surplus for Prepayment Sub-Account, within two (2) business days of receipt of such Transfer Certificate, to the New Indenture Trustee or, in the case of an optional prepayment of the Existing Senior Secured Notes, to the Existing Indenture Trustee, in an amount equal to amounts due under the Lease and Leaseco Loans.

        The Lease Reserve Sub-Account of the Lease Payment Account shall be funded from moneys transferred from the Tranche E Reserve Sub-Account of the Tranche E Debt Account. Upon receipt by the Collateral Agent of a Transfer Certificate, funds in the Lease Reserve Sub-Account shall be transferred to the Financing Rent Sub-Account of the Lease Payment Account in the amount necessary to make the amounts in the Financing Rent Sub-Account (after receipt of all amounts from the monthly installment payments made in respect to the Tranche E
Debt) equal to the amount of the monthly Financing Rent due under the Lease; provided that, at the direction of the Company, amounts deposited into the Lease Reserve Sub-Account of the Lease Payment Account may be used to make optional pro rata prepayments of the Restructured Senior Secured Notes and the Existing Senior Secured Notes.

        Flow of Funds of the Company Loan Payment Account and Related
Sub-Accounts

        The Monthly Installment Sub-Account of the Company Loan Payment Account shall be funded from moneys transferred from the Tranche E Monthly Installment Sub-Account of the Tranche E Debt Account. Upon receipt by the Collateral Agent of a Transfer Certificate executed by an Authorized Officer of Funding Corp. detailing the amounts to be paid, funds in the Monthly Installment Sub-Account shall be transferred on a monthly basis, within two (2) business days of receipt of such Transfer Certificate, first, ratably, to the New Indenture Trustee for deposit in the Restructured Senior Secured Notes Note Account in an amount equal to amounts due under the Amended Company Loan Agreement in respect of the Restructured Senior Secured Notes (which amount shall equal (x) the interest on the Restructured Senior Secured Notes allocable to the Financial Institution under the Amended Company Loan Agreement which is due or becoming due on the next succeeding Interest Payment Date, plus (y) the principal on the Restructured Senior Secured Notes allocable to the Financial Institution under the Amended Company Loan Agreement which is due or becoming due on the Restructured Senior Secured Notes on the next succeeding Principal Payment Date) and to the Existing Indenture Trustee for deposit in the Note Account (as defined in the Existing Indenture) in an amount equal to amounts due under the Amended Company Loan Agreement in respect of the Existing Senior Secured Notes (which amount shall equal (x) one-third (1/3) of the interest on the Existing Senior Secured Notes allocable to the Financial Institution under the Amended Company Loan Agreement which is due or becoming due on the next succeeding Interest Payment Date (as defined in the Existing Indenture), plus (y) one-third (1/3) of the principal on the Existing Senior Secured Notes allocable to the Financial Institution under the Amended Company Loan Agreement which is due or becoming due on the Existing Senior Secured Notes on the next succeeding Principal Payment Date (as defined in the Existing Indenture)); second, subject to the TSA Subordination Agreement, to the Financial Institution for payment to Birch Power B.V. in an amount equal to the monthly principal installment amount due in respect of the TSA Obligations under the Amended Company Loan Agreement; provided that any amounts paid in respect of the TSA Obligations shall be deposited into the Arrears Escrow Account until such time as the aggregate deposits therein equal $3,000,000; and then, for deposit in the Redemption Account pursuant to, and for application in accordance with the New Indenture.

        The Cash Surplus for Prepayment Sub-Account of the Company Loan Payment Account shall be funded from moneys transferred from the Tranche E Cash Surplus for Prepayment Sub-Account of the Tranche E Debt Account. Upon receipt by the Collateral Agent of a Transfer Certificate executed by an Authorized Officer of Funding Corp. detailing the amounts to be paid, funds in the Cash Surplus for Prepayment Sub-Account shall be transferred, within two (2) business days of receipt of such Transfer Certificate, to the New Indenture Trustee or, in the case of an optional prepayment of the Existing Senior Secured Notes, to the Existing Indenture Trustee in an amount equal to amounts due under the Amended Company Loan Agreement.

        The Company Loan Reserve Sub-Account of the Company Loan Payment Account shall be funded from moneys transferred from the Tranche E Reserve Sub-Account of the Tranche E Debt Account. Upon receipt by the Collateral Agent of a Transfer Certificate, funds in the Company Loan Reserve Sub-Account shall be transferred to the Monthly Installment Sub-Account of the Company Loan Payment Account in the amount necessary make the amounts in the Monthly Installment Sub-Account (after receipt of all amounts from the monthly installment payments made in respect to the Tranche E Debt) equal to the monthly principal and interest installment payment due under the Amended Company Loan Agreement; provided that, at the direction of the Company, amounts deposited into the Company Loan Reserve Sub-Account of the Company Loan Payment Account may be used to make optional pro rata prepayments of the Restructured Senior Secured Notes and the Existing Senior Secured Notes.

        Investment of Monies

        Amounts deposited in certain accounts and funds under the Amended Collateral Agency Agreement, at the written request and direction of Leaseco, shall be invested by the Collateral Agent in Permitted Investments. Such investments shall mature in such amounts and not later than such times as may be necessary to provide monies when needed to make payments from such monies as provided in the Amended Collateral Agency Agreement. Net interest or gain received from such investments shall be applied as provided in the Amended Collateral Agency Agreement. Absent written instructions from Leaseco, the Collateral Agent shall invest the amounts held in the accounts and funds under the Amended Collateral Agency Agreement in Permitted Investments and having a maturity of not greater than ninety (90) days. So long as an outstanding balance shall remain in any of the accounts and funds under the Amended Collateral Agency Agreement, the Collateral Agent shall provide the Obligors and the Colombian Security Agent with monthly statements showing the amount of all receipts, the net investment income or gain received and collected, all disbursements and the amount then available in each such account and fund.

        Application of Casualty Proceeds and Eminent Domain Proceeds

        All Casualty Proceeds and Eminent Domain Proceeds will be deposited into the Restoration Sub-Account. If, following an Event of Loss or Event of Eminent Domain, it is determined that the Facility can be rebuilt, repaired or restored to permit operation thereof on a commercially feasible basis and that the Casualty Proceeds or Eminent Domain Proceeds as determined or confirmed by the Independent Engineer, together with other amounts available to the Obligors, are sufficient for such purpose, an amount equal to the estimate of the total cost of such rebuilding, repair or restoration will be deposited in the Restoration Sub-Account and, except as otherwise provided for in the New Indenture and/or the Existing Indenture under the provision relating to a mandatory redemption of the Restructured Senior Secured Notes or the Existing Senior Secured Notes, as the case may be, any excess will be distributed by the Collateral Agent to the New Indenture Trustee and the Existing Indenture Trustee in respect of the outstanding amount of the Restructured Senior Secured Notes and Existing Senior Secured Notes.

        If a portion of the Facility is not capable of being rebuilt or replaced to permit operation on a commercially feasible basis (or the Casualty Proceeds or Eminent Domain Proceeds, together with any other amounts available to the Company for such rebuilding or replacement, are not sufficient to permit such rebuilding or replacement), the Collateral Agent shall apply all Casualty Proceeds or Eminent Domain Proceeds as follows: first, to the Collateral Agent, the Colombian Security Agent, the Existing Indenture Trustee and the New Indenture Trustee, ratably, in an amount equal to the amounts due in respect of the Collateral Agent Claims and the Trustee Claims, respectively; second, to the Senior Secured Parties, ratably, an amount equal to the unpaid amount of all financing liabilities owed to the Senior Secured Parties; and third, to the Obligors or their successors or assigns or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, any surplus then remaining from such proceeds.

        Trigger Event

        A Trigger Event is defined as the occurrence of an Event of Default and receipt by the Collateral Agent of Senior Creditor Certificates from the Required Senior Secured Parties notifying the Collateral Agent of the occurrence and continuance of such Event of Default and directing the Collateral Agent to exercise remedies under the Security Documents.

        If a Trigger Event shall have occurred and be continuing, and only in such event, upon the written request of the Required Senior Secured Parties, the Collateral Agent shall be authorized to take any and all actions and to exercise any and all rights, remedies and options which it may have under the Security Documents; provided, however, that if a Bankruptcy Event in respect of the Company or Leaseco has caused the Trigger Event, the Collateral Agent shall automatically be authorized to take such action without the written request of the Required Senior Secured Parties. In the event of payment default, the effect of a final judgment of foreclosure shall be deferred until the expiration of the relevant cure period under the Emcali Restructuring Agreement so as to afford Emcali the cure rights set forth in the Emcali Restructuring Agreement.

        Application of Foreclosure Proceeds

        Upon a foreclosure or other exercise of remedies following a Trigger Event, the proceeds of any sale, disposition or other realization upon any or all of the Collateral shall be distributed in the following order of priority (except for (x) amounts held under the New Indenture which shall be distributed by the New Indenture Trustee in accordance with the New Indenture and (y) amounts held under the Existing Indenture which shall be distributed by the Existing Indenture Trustee in accordance with the Existing Indenture): First, to the New Indenture Trustee, Existing Indenture Trustee, the Colombian Security Agent, and the Collateral Agent, ratably, all amounts relating to Collateral Agent Claims and the Trustee Claims; Second, to the Senior Secured Parties, ratably, an amount equal to the unpaid amount of all financing liabilities owed to such Senior Secured Parties by the Obligors; and Third, to the Obligors (or their successors or assigns) or to whomever a court of competent jurisdiction may direct, any surplus remaining after giving effect to clauses First and Second above.

        The proceeds of any sale, disposition or other realization with respect to Collateral held for the benefit of some but not all of the Senior Secured Parties shall be applied to the payment of obligations owed to the parties for whose benefit the specific Collateral was held.

        Limitation on Liability

        All obligations under the Financing Documents are obligations solely of Funding Corp., the Company and/or Leaseco, as the case may be, and the Senior Secured Parties' sole recourse in respect thereof is to such party and its assets. The Senior Secured Parties shall have no claim or recourse with respect thereto to the shareholders or the affiliates, incorporators, stockholders, directors, officers or employees of Funding Corp., the Company, Leaseco, or any of their controlling persons (except against Emcali pursuant to the Emcali Guarantees) by operation of law or otherwise.

                           Amended and Restated Lease

        Leaseco, as lessor, and the Company, as lessee, entered into a financial lease (the "Existing Lease") dated as of December 20, 1996, under which the Company leased certain equipment composing part of the Facility (the "Equipment") from Leaseco. The Equipment under the Existing Lease includes certain combustion and steam turbine generator units and heat recovery steam generators along with assorted supporting systems and equipment, largely of non-Colombian origin. The Existing Lease shall be amended and restated (as so amended and restated, the "Amended and Restated Lease" or "Lease") in connection with the issuance of the Restructured Senior Secured Notes.

Term

        The Lease will terminate on the earlier to occur of (i) December 31, 2019 or (ii) upon the Company's exercise of one of its options to purchase the Equipment as described below.

Rent

        The Company is obligated under the Lease to pay Financing Rent (as defined below). Financing Rent is equal to the amount in United States Dollars equal to all payment obligations (including, without limitation, payment obligations arising from prepayments or redemptions of the Restructured Senior Secured Notes issued under the New Indenture) of Leaseco to (i) Funding Corp. in respect of the Leaseco Loans under the Leaseco Loan Agreement, and (ii) Birch Power B.V. in respect of amounts owing under the Sub-Debt Note (collectively, "Financing Rent"). The Company is not entitled to any suspension or reduction in rent for any reason, including any defect in the Equipment.



Purchase Options

        The Equipment under the Lease is subject to a purchase option by the Company or Emcali upon the expiration of the term of Lease. The purchase option permits the Company (at Emcali's sole option) or Emcali (on behalf of the Company) to purchase the Equipment for $10.00 if the Company has performed all obligations to Leaseco under the Lease.

Emcali Leaseco Guarantee

        The Company's payment obligations with respect to the Lease shall be guaranteed by Emcali pursuant to the terms of the Emcali Leaseco Guarantee. Leaseco's rights to receive payment under the Emcali Leaseco Guarantee shall be assigned to the Collateral Agent for the benefit of the Senior Secured Parties; provided that the application of proceeds of enforcement of such guarantee shall be applied in the following order of priority: first, to the Restructured Senior Secured Notes; second, to the Existing Senior Secured Notes; and then, to the Sub-Debt Arrears.

Dispute Resolution, Governing Law

        Any dispute arising under the Lease will be settled by arbitration under Colombian law in Santiago de Cali, Colombia. The Lease is governed by the laws of Colombia. The Existing Lease was executed in Spanish and the Lease will be executed in Spanish.

                         Amended Company Loan Agreement

        Deutsche Bank Trust Company Americas (the "Financial Institution") has made certain loans to the Company under that certain Loan Agreement, entered into February 7, 1997 (the "Company Loan Agreement"), and shall accept an assignment of the rights and obligations owing to the LOC Banks under the Debt Service Reserve Letter of Credit and Reimbursement Agreement and the Project Contract Letter of Credit and Reimbursement Agreement (such loans and such rights and obligations being hereinafter referred to, collectively, as the "Company Loans"). The aggregate outstanding principal amount of the Company Loans, together with the aggregate outstanding amount of the Leaseco Loans, shall equal the sum of (i) the outstanding principal amount of Existing Senior Secured Notes after closing of the restructuring, plus (ii) the outstanding principal amount of Restructured Senior Secured Notes.

        In addition, the Financial Institution has accepted the assignment of, and the Company has agreed to pay to the Financial Institution, the TSA Obligations (defined below).

        The Company Loan Agreement shall be amended and restated (as so amended and restated, the "Amended Company Loan Agreement") in connection with the issuance of the Restructured Senior Secured Notes. The

Amended Company Loan Agreement shall amend and restate the terms of the Company Loans and include the payment terms of the TSA Obligations. The Financial Institution shall not make any further loans to the Company under the Amended Company Loan Agreement.

        The amount of the Company Loans relating to the Company's share of the outstanding principal amounts of the Existing Senior Secured Notes shall bear interest at a rate per annum equal to 10.125% on the outstanding principal amount thereof, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each, an "Existing Senior Secured Notes Interest Payment Date"). The amount of the Company Loans relating to the Company's share of the outstanding principal amounts of the Restructured Senior Secured Notes shall bear an interest rate on the outstanding principal amount thereof, payable monthly in arrears (each, a "Restructured Senior Secured Notes Interest Payment Date"), at a rate per annum equal to the interest rate applicable from time to time to the Restructured Senior Secured Notes issued under the New Indenture on each Restructured Senior Secured Notes Interest Payment Date. The TSA Obligations shall not bear interest.

        The Company shall repay the Company Loans relating to the Company's share of the outstanding principal amounts of the Restructured Senior Secured Notes to the Collateral Agent for the account of the Financial Institution or Funding Corp., as participant in the Company Loans, as the case may be, in the manner provided in the New Indenture and in such amounts as shall equal the Company's share of principal amounts payable by Funding Corp. to the Holders of the Restructured Senior Secured Notes with respect to the Restructured Senior Secured Notes. In addition, the Company agrees to make other payments to the Collateral Agent for the account of the Financial Institution or Funding Corp., as the case may be, in such manner provided in the New Indenture in an amount equal to the Company's share of amounts payable by Funding Corp. to the Holders of Restructured Senior Secured Notes in respect of the full amount of principal and interest on the Restructured Senior Secured Notes.

        The Company shall repay the Company Loans relating to the Company's share of the outstanding principal amounts of the Existing Senior Secured Notes to the Collateral Agent for the account of the Financial Institution or Funding Corp., as participant in the Company Loans, as the case may be, in the manner provided in the Existing Indenture and in such amounts as shall equal the Company's share of principal amounts payable by Funding Corp. to the Holders of Existing Senior Secured Notes with respect to the Existing Senior Secured Notes. In addition, the Company agrees to make other payments to the Collateral Agent for the account of the Financial Institution or Funding Corp., as the case may be, in such manner provided in the Existing Indenture in an amount equal to the Company's share of amounts payable by Funding Corp. to the Holders of Existing Senior Secured Notes in respect to the full amount of principal and interest on the Existing Senior Secured Notes.

        Subject to the TSA Subordination Agreement, the Company agrees to repay the TSA Obligations by paying to the Collateral Agent for the account of the Financial Institution or Birch Power B.V., as participant in the TSA Obligations, in consecutive monthly installments of principal over the period from the Effective Date through December 31, 2007, provided that any amounts paid in respect of the TSA Obligations shall be deposited into the Arrears Escrow Account until such time as the total deposits in the Arrears Escrow Account equal $3,000,000.

        Payments on the Company Loans and TSA Obligations will be made without deduction for, or on account of, Colombian withholding taxes.

                                 TSA Obligations

        Pursuant to an assignment agreement by and among Birch Power B.V., as assignor, and the Financial Institution, as assignee, the Financial Institution has taken an assignment of all amounts in respect of principal and interest arrears or otherwise owing (collectively, the "TSA Obligations") under the Technical Services Agreement (the "TSA"), which obligations are presently owed to Birch Power B.V. The total amount of the TSA Obligations will be approximately $3.5 million. The TSA Obligations shall not bear interest. The payment terms of the TSA Obligations shall be included in the Amended Company Loan Agreement as described above. Pursuant to the TSA Participation Agreement (as described below), Birch Power B.V. shall purchase a 100% participation in the TSA Obligations and all rights pertaining thereto.

                         Emcali Deutsche Bank Guarantee

        The Company's obligations with respect to the Company Loans and the TSA Obligations shall be guaranteed by Emcali pursuant to the terms of the Emcali Deutsche Bank Guarantee. The Financial Institution's rights to receive payment under the Emcali Deutsche Bank Guarantee shall be assigned to the Collateral Agent for the benefit of the Senior Secured Parties; provided that the application of proceeds of enforcement of such guarantee shall be applied in the following order of priority: first, to the Restructured Senior Secured Notes; second, to the Existing Senior Secured Notes; and then, to the TSA Obligations.

                   Amended and Restated Leaseco Loan Agreement

        Funding Corp. made loans (the "Leaseco Loans") to Leaseco under the Loan Agreement, entered into February 7, 1997 (the "Original Leaseco Loan Agreement"). The proceeds of the Leaseco Loans were used by Leaseco to pay for design and engineering services for the Facility and to purchase equipment to be leased to the Company and incorporated into the Facility. The aggregate outstanding principal amount of the Leaseco Loans, together with the aggregate outstanding amount of the Company Loans, shall equal the sum of (i) the outstanding principal amount of Existing Senior Secured Notes after the closing of the restructuring, plus (ii) the outstanding principal amount of Restructured Senior Secured Notes. The Original Leaseco Loan Agreement shall be amended and restated (as so amended and restated, the "Leaseco Loan Agreement") in connection with the issuance of the Restructured Senior Secured Notes. Funding Corp. shall not make any further loans to Leaseco.

        The amount of the Leaseco Loans relating to Leaseco's share of the outstanding principal amounts of the Existing Senior Secured Notes shall bear interest at a rate per annum equal to 10.125% on the outstanding principal amount thereof, payable quarterly in arrears on each Existing Senior Secured Notes Interest Payment Date. The amount of the Leaseco Loans relating to Leaseco's share of the outstanding principal amounts of the Restructured Senior Secured Notes shall bear an interest rate on the outstanding principal amount thereof, payable monthly in arrears, at a rate per annum equal to the interest rate applicable from time to time to the Restructured Senior Secured Notes issued under the New Indenture on each Restructured Senior Secured Notes Interest Payment Date.

        Leaseco shall repay the Leaseco Loans relating to Leaseco's share of the outstanding principal amounts of the Restructured Senior Secured Notes to the Collateral Agent for the account of Funding Corp. in the manner provided in the New Indenture and in such amounts as shall equal Leaseco's share of principal amounts payable by Funding Corp. to the Holders of Restructured Senior Secured Notes with respect to the Restructured Senior Secured Notes. In addition, Leaseco agrees to make other payments to the Collateral Agent for the account of Funding Corp. in the manner provided in the New Indenture in an amount equal to Leaseco's share of amounts payable by Funding Corp. to the Holders of Restructured Senior Secured Notes in respect of the full amount of principal and interest on the Restructured Senior Secured Notes.

        Leaseco shall repay the Leaseco Loans relating to Leaseco's share of the outstanding principal amounts of the Existing Senior Secured Notes to the Collateral Agent for the account of the Funding Corp. in the manner provided in the Existing Indenture and in such amounts as shall equal Leaseco's share of principal amounts payable by Funding Corp. to the Holders of the Existing Senior Secured Notes with respect to the Existing Senior Secured Notes. In addition, Leaseco agrees to make other payments to the Collateral Agent for the account of Funding Corp. in the manner provided in the Existing Indenture in an amount equal to Leaseco's share of amounts payable by Funding Corp. to the Holders of Existing Senior Secured Notes in respect of the full amount of principal and interest on the Existing Senior Secured Notes.

        Payments on the Leaseco Loans will be made without deduction for, or on account of, Cayman Islands withholding taxes.

                       Birch Power B.V. Subordinated Loan

        Cauca Valley has made a subordinated loan to Leaseco to acquire certain equipment that was leased to the Company. The existing subordinated loan to Leaseco is presently owed to Birch Power B.V. Birch Power B.V. and Leaseco shall amend and restate the existing subordinated loan and all amounts owing thereon (collectively, the "Sub-Debt Arrears") pursuant to the terms of an amended and restated subordinated debt note (the "Sub-Debt

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Note"). The total amount of the Sub-Debt Arrears under the Sub-Debt Note will be approximately $6.1 million. The Sub-Debt Arrears shall not bear interest.

        Subject to the Sub-Debt Subordination Agreement, Leaseco will agree to repay the Sub-Debt Note by paying to the Collateral Agent for the account of Birch Power B.V. in consecutive monthly installments of principal over the period from the Effective Date through December 31, 2007; provided that any amounts paid in respect of the Sub-Debt Note shall be deposited into the Arrears Escrow Account until such time as the total deposits in the Arrears Escrow Account equal $3,000,000.



                  Amended and Restated Participation Agreement

        The participation sold to Funding Corp. in respect of the Company Loan Agreement pursuant to that certain Participation Agreement, dated as of February 7, 1997 (the "Existing Participation Agreement") shall remain in effect and continue to constitute a participation in 100% of the loans made by the Financial Institution under the Amended Company Loan Agreement (the "Original Participation"). The Existing Participation Agreement shall be amended and restated (as so amended and restated, the "Participation Agreement") in connection with the issuance of the Restructured Senior Secured Notes.

        Furthermore, pursuant to the Participation Agreement, the Financial Institution will sell to Funding Corp., and Funding Corp. shall purchase, an undivided 100% participation (the "LOC Participation" and together with the Original Participation, collectively, the "Participation") in the portion of the Company Loan representing the amounts assigned to the Financial Institution by the LOC Banks in respect of the rights and obligations owing to the LOC Banks under the Debt Service Reserve Letter of Credit and Reimbursement Agreement and the Project Contract Letter of Credit and Reimbursement Agreement. The Financial Institution will pay to Funding Corp., in respect of its Participation, an amount equal to 100% of principal and interest which the Financial Institution receives in respect of the Company Loan. All amounts payable in connection with the Company Loan and the Participation shall be paid by the Company to the Collateral Agent for the account of Funding Corp.

                           TSA Participation Agreement

        The Financial Institution will sell to Birch Power B.V. (the "TSA Participant") an undivided participation equal to 100% of the TSA Obligations (the "TSA Participation"). The Financial Institution will pay to the TSA Participant, in respect of its TSA Participation, an amount equal to 100% of principal which the Financial Institution receives in respect of the TSA Obligations.

                     Amended and Restated Leaseco Guarantee

        Leaseco has provided an unconditional guarantee of certain obligations of Funding Corp. pursuant to the terms of that certain Leaseco Guarantee Agreement dated as of February 7, 1997 (the "Original Leaseco Guarantee Agreement"). The Original Leaseco Guarantee shall be amended and restated (as so amended and restated, the "Leaseco Guarantee") in connection with the issuance of the Restructured Senior Secured Notes. The Leaseco Guarantee shall provide for an unconditional guarantee of the obligations of Funding Corp. under the Financing Documents and the Security Documents.

                            RESTRICTIONS ON TRANSFER

        The Restructured Senior Secured Notes being issued in exchange for the Existing Senior Secured Notes pursuant to the Exchange Offer have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

        Each holder tendering its Existing Senior Secured Notes in the Exchange Offer, by its tendering thereof, will be deemed to have acknowledged, represented to and agreed with us as follows:

        (1) It understands and acknowledges that the Restructured Senior Secured Notes being received in exchange for the Existing Senior Secured Notes have not been registered under the Securities Act or any other applicable securities law, and may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, pursuant to an exemption therefrom and in each case in compliance with the conditions for transfer set forth in paragraph (3) below:

        (2) It acknowledges that no person (including the Company, Funding Corp., Leaseco or their representatives or affiliates) has made any representations to it with respect to the Company, Funding Corp. or Leaseco or the offering of any Restructured Senior Secured Notes, other than in this Offering Memorandum and Disclosure Statement, which has been delivered to it and upon which it is relying in making its investment decision with respect to the Restructured Senior Secured Notes. Accordingly, it acknowledges that no representation or warranty is made by the Company, Funding Corp., Leaseco or their representatives or affiliates as to the accuracy or completeness of such materials and it has had access to such financial and other information concerning the Company, Funding Corp. and Leaseco and the Restructured Senior Secured Notes as it has deemed necessary in connection with its decision to acquire any of the Restructured Senior Secured Notes, including an opportunity to ask questions of and request information from the Company, Funding Corp. and Leaseco and their officers and directors.

        (3) It is receiving the Restructured Senior Secured Notes for its own account, or for one or more investor accounts for which it is acting as a fiduciary or agent, in each case for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, subject to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control and subject to its or their ability to resell such Restructured Senior Secured Notes pursuant to Rule 144A, Regulation S or any exemption from registration available under the Securities Act. It agrees on its own behalf and on behalf of any investor account for which it is acquiring the Restructured Senior Secured Notes, and each subsequent holder of the Restructured Senior Secured Notes, by its acceptance thereof will agree, to offer, sell or otherwise transfer such Restructured Senior Secured Notes only
(a) pursuant to a registration statement that has been declared effective under the Securities Act, (b) for so long as the Restructured Senior Secured Notes are eligible for resale pursuant to Rule l44A, to a person it reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on Rule l44A, (c) pursuant to offers and sales to non-U.S. purchasers that occur outside the United States within the meaning of Regulation S under the Securities Act, or
(d) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control. Each acquirer of Restructured Senior Secured Notes acknowledges that Funding Corp. and the New Indenture Trustee, as the case may be, reserve the right prior to any offer, sale or other transfer pursuant to clause (d) above to require the delivery of an opinion of counsel, certifications and/or information satisfactory to Funding Corp. and the New Indenture Trustee ("Trustee" for purposes of the legend below), as the case may be. Each acquirer of Restructured Senior Secured Notes acknowledges that each Restructured Senior Secured Note will contain a legend substantially to the following effect:

               THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM AND IN ANY

        EVENT MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IN ACCORDANCE WITH THE INDENTURE, COPIES OF WHICH ARE AVAILABLE FOR INSPECTION AT THE CORPORATE TRUST OFFICE OF THE TRUSTEE IN NEW YORK CITY.

               EACH HOLDER OF THIS NOTE REPRESENTS TO TERMOEMCALI FUNDING CORP. ("FUNDING CORP.") THAT (A) SUCH HOLDER WILL NOT SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE (WITHOUT THE CONSENT OF FUNDING CORP.) OTHER THAN (I) TO A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION COMPLYING WITH RULE 144A UNDER THE SECURITIES ACT, (II) IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (III) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT, (IV) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (V) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT; PROVIDED THAT ANY TRANSFER PURSUANT TO CLAUSES (III) AND (IV) ABOVE ARE SUBJECT TO THE RECEIPT BY FUNDING CORP. OF AN OPINION OF COUNSEL OR SUCH OTHER EVIDENCE ACCEPTABLE TO FUNDING CORP. THAT SUCH RESALE, PLEDGE OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

               THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE OF THE RESALE RESTRICTIONS REFERRED TO HEREIN AND DELIVER TO THE TRANSFEREE (OTHER THAN A QUALIFIED INSTITUTIONAL BUYER) PRIOR TO THE SALE A COPY OF A NOTICE TO INVESTORS (COPIES OF WHICH MAY BE OBTAINED FROM THE TRUSTEE).

        (4) It acknowledges that Funding Corp. and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements and represents that, with respect to any of the acknowledgements, representations and agreements deemed to have been made by the acquirer of the Restructured Senior Secured Notes as a fiduciary or agent for one or more investor accounts, it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgements, representations and agreements on behalf of each such account.

        (5) The Restructured Senior Secured Notes may not be sold or transferred to, and each acquirer of the Restructured Senior Secured Notes by tendering the Existing Senior Secured Notes for Restructured Senior Secured Notes will be deemed to have represented and covenanted that it is not acquiring nor will it hold the Restructured Senior Secured Notes for or on behalf of, and will not sell or transfer the Restructured Senior Secured Notes to, any pension or welfare plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or another arrangement that is subject to ERISA or Section 4975 of the Internal Revenue Code or any entity whose underlying assets include assets of such a plan or arrangement pursuant to 29 C.F.R. Section 2510.3-101 or otherwise (any such plan, arrangement or entity, a "plan"), except that such an acquisition and holding of Restructured Senior Secured Notes for or on behalf of a pension or welfare plan shall be permitted to the extent such acquisition and holding:

               (a) is made by or on behalf of a bank collective investment fund maintained by the acquirer of Restructured Senior Secured Notes in which no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total assets in such collective investment fund and the conditions of Section III of Prohibited Transaction Class Exemption 91-38 issued by the Department of Labor are satisfied;

               (b) is made by or on behalf of an insurance company pooled separate account maintained by the acquirer of Restructured Senior Secured Notes in which no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total of all assets in such pooled separate account and the conditions of Section III of Prohibited Transaction Class Exemption 90-1 issued by the Department of Labor are satisfied;

               (c) is made on behalf of a plan by (i) an investment advisor registered under the Investment Advisers Act of 1940, as amended, that has as of the last day of its most recent fiscal year total assets under its management and control in excess of $50,000,000 and had stockholders' or partners' equity in excess of $750,000, as shown in its most recent balance sheet prepared in accordance with generally accepted accounting principles, or (ii) a bank as defined in Section 202(a)(2) of the Investment Advisers Act of 1940 with equity capital or net worth in excess of $1,000,000 as of the last day of its most recent fiscal year or (iii) an insurance company that is qualified under the laws of more than one state to manage, acquire or dispose of any assets of a plan, which insurance company has as of the last day of its most recent fiscal year, net worth in excess of $1,000,000 and which is subject to supervision and examination by a state authority having supervision over insurance companies and, in any case, such investment adviser, bank or insurance company is otherwise a qualified professional asset manager, as such term is used in Prohibited Transaction Class Exemption 84-14 issued by the Department of Labor, the assets of such plan when combined with the assets of the other plans established or maintained by the same employer (or affiliate thereof) or employee organization and managed by such investment advisor, bank or insurance company, do not represent more than 20% of the total client assets managed by such investment advisor, bank or insurance company and the conditions of Section I of such exemption are otherwise satisfied;

               (d) is made by or on behalf of a plan which is a governmental plan (as defined in Section 3 of ERISA) that is not subject to the provisions of Title I of ERISA or Section 401 of the Internal Revenue Code;

               (e) is made by or on behalf of an insurance company and no part of the funds to be used to acquire the Restructured Senior Secured Notes constitutes assets of a plan for purposes of Section 406 of ERISA or Section 4975 of the Internal Revenue Code, by reason of Department of Labor Regulations 29 C.F.R. Section 2509.75-2, which regulations are in full force and effect;

               (f) is made by or on behalf of an insurance company using the assets of its general account, the reserves and liabilities for the general account contracts held by or on behalf of any plan, together with any other plans maintained by the same employer (or its affiliates) or employee organization, do not exceed 10% of the total reserves and liabilities of the insurance company's general account (exclusive of separate account liabilities), plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of the insurer, in accordance with Prohibited Transaction Class Exemption 95-60 issued by the Department of Labor, and the other applicable conditions of such exemption are otherwise satisfied;

               (g)    is made by an in-house asset manager within the meaning of
                      Part IV(A) of Prohibited Transaction Class Exemption 96-23 issued by the Department of Labor, and such manager has made or properly authorized the decision of such plan to acquire Restructured Senior Secured Notes, under circumstances such that Prohibited Transaction Class Exemption 96-23 is applicable to the acquisition and holding of such Restructured Senior Secured Notes; or

               (h) would not otherwise constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Internal Revenue Code.

If the Restructured Senior Secured Notes are issued pursuant to the Prepackaged Plan, they may be freely transferred by most recipients thereof, and all resales and subsequent transactions in the new securities will be exempt from registration under federal and state securities laws, unless the holder is an `underwriter' with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of `underwriters':

               (a) persons who purchase a claim against, an interest in, or a claim for administrative expense against this debtor with a view to distributing any security received in exchange for such a claim or interest;

               (b) persons who offer to sell securities offered under a plan for the holders of such securities;

               (c) persons who offer to buy such securities for the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under a distribution agreement; and

               (d) a person who is an `issuer' with respect to the securities as the term `issuer' is defined in Section 2(11) of the Securities Act.

Under Section 2(11) of the Securities Act, an "issuer' includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer.

To the extent that persons deemed to be "underwriters' receive securities pursuant to the prepackaged plan, resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be `underwriters', however, may be able to sell such securities without registration, subject to the provisions of Rule 144 under the Securities Act, which permits the public sale of securities received pursuant to the prepackaged plan by `underwriters', subject to the availability to the public of current information regarding the issuer, volume limitations and certain other conditions.

Whether or not any particulate person would be deemed to be an `underwriter' with respect to any security to be issued pursuant to the prepackaged plan would depend upon various facts and circumstances applicable to that person. Accordingly, we express no view as to whether any person would be an `underwriter' with respect to any security to be issued pursuant to the Prepackaged Plan.

GIVEN THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, WE MAKE NO REPRESENTATION CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE RESTRUCTURED SENIOR SECURED NOTES TO BE DISTRIBUTED PURSUANT TO THE PREPACKAGED PLAN.

                               COLOMBIAN TAXATION

        The following is a general description of certain Colombian tax aspects of the Notes and does not purport to be a comprehensive description of Colombian tax aspects of the Notes. No information is provided regarding the tax aspects of owning, holding or disposing of the Notes under applicable tax laws of any jurisdiction other than Colombia. Noteholders should consult their tax advisors as to the laws of other applicable jurisdictions and the specific tax consequences of acquiring, holding and disposing of the Notes.

        Under Colombian tax law, payments of principal and interest on the Loans and the Notes are not subject to Colombian income tax nor are such payments subject to withholding at source. In addition, capital gains realized on the sale, transfer or other disposition of the Notes are not subject to Colombian income tax or withholding at source. There are no Colombian transfer, inheritance, gift or succession taxes applicable to the Notes.

                          U.S. FEDERAL INCOME TAXATION

AS REQUIRED BY U.S. TREASURY REGULATIONS GOVERNING TAX PRACTICE, YOU ARE HEREBY ADVISED THAT ANY WRITTEN TAX ADVICE CONTAINED HEREIN WAS NOT WRITTEN OR INTENDED TO BE USED (AND CANNOT BE USED) BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE;

THE ADVICE WAS PREPARED TO SUPPORT THE PROMOTION OR MARKETING OF TRANSACTIONS OR MATTERS ADDRESSED BY THE WRITTEN ADVICE; AND

HOLDERS OF EXISTING SENIOR SECURED NOTES REVIEWING THIS DISCUSSION SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES IN THEIR PARTICULAR SITUATIONS OF A DECISION TO EXCHANGE THOSE NOTES FOR RESTRUCTURED SENIOR SECURED NOTES, AS WELL AS ANY CONSEQUENCES UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

        The discussion below addresses the material United States federal income tax consequences of:

        o the exchange of Existing Senior Secured Notes for Restructured Senior Secured Notes pursuant to the Exchange Offer,

        o holding the Restructured Senior Secured Notes received in the exchange, and

        o the adoption of the proposed amendments, waivers and terminations in the case of holders that continue to hold existing notes.

        The discussion is based upon the tax laws in effect on the date hereof, including:

        o the Internal Revenue Code of 1986, as amended, which is referred to in this Offering Memorandum and Disclosure Statement as the "Code",

        o       Treasury Regulations,

        o published administrative interpretations of the Internal Revenue Service, which is referred to in this Offering Memorandum and Disclosure Statement as the "IRS", and

        o       judicial decisions.

        These tax laws are subject to change, possibly on a retroactive basis. The discussion does not purport to consider all aspects of United States federal income taxation that may be relevant to you, as your tax treatment may vary depending on your particular situation. Certain classes of United States holders such as the following may be subject to special rules not discussed below:

        o       insurance companies;

        o       tax-exempt organizations;

        o       employee stock ownership plans;

        o       financial institutions;

        o       brokers;

        o       dealers;

        o       regulated investment companies;

        o       real estate investment trusts;

        o       subchapter S corporations;

        o partnerships or other entities treated as partnerships for United States federal income tax purposes;

        o persons whose functional currency is not the United States dollar;

        o persons who hold existing notes as a hedge or otherwise have hedged the risk of holding existing notes;

        o persons who hold existing notes as part of (or in connection with) a "straddle," "conversion" or other integrated transaction; and

        o persons who use the mark-to-market method of accounting, including traders in securities who so elect.

        In the case of a holder that is a partnership, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding existing notes, you should consult your own tax advisor. In addition, the discussion does not consider the alternative minimum tax or the effect of any applicable foreign, state, local or other tax laws. This discussion assumes that United States holders have held their existing notes as "capital assets" within the meaning of Code Section 1221.

        Where the discussion refers to a United States holder, this means a beneficial owner of existing notes who or which is:

        o an individual who is a citizen or resident of the United States for United States federal income tax purposes;

        o a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof;

        o an estate the income of which is subject to United States federal income taxation regardless of its source; or

        o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

        Where the discussion refers to a "Non-United States holder" this means any holder that is not a United States holder.

Taxation of United States Holders Who Participate in the Exchange

Treatment of the Exchange

        Exchange of Existing Notes for New Notes and Cash. A holder that exchanges Existing Senior Secured Notes with a principal amount of $1,000 for Restructured Senior Secured Notes will acquire Restructured Senior Secured Notes with a principal amount equal to $968.58 and Cash in the amount of $31.42. Such holder also would receive additional Cash payments representing interest for the period from January 11, 2005 to the end of the month prior to the exchange date (based on the assumptions set forth in "SUMMARY - Description of Restructured Senior Secured Notes", that amount would be $3.00 per $1,000 of principal of Existing Senior Secured Notes). Within 10 business days following the closing of the Exchange Offer, such holder would also receive an amount representing a payment of principal on the Restructured Senior Secured Notes (based on the assumptions set forth in "SUMMARY - Description of Restructured Senior Secured Notes", that amount would be $75.41 per $1,000 of principal of Restructured Senior Secured Notes).

        If the exchange of Existing Senior Secured Notes for Restructured Senior Secured Notes is a "recapitalization" you will not recognize any loss on the exchange, and you will recognize gain to the extent of cash received in the exchange. The exchange will qualify as a "recapitalization" only if the Existing Senior Secured Notes and the Restructured Senior Secured Notes constitute "securities" under section 354 of the Code. The term "security" is not defined in the Code or the Treasury Regulations and has not been clearly defined by judicial decisions. The test as to whether a debt instrument is a security involves an overall evaluation of the nature of the debt instrument, the extent of the investor's proprietary interest in the issuer and certain other considerations.

        Although the matter is not free from doubt, taking into account the reasons for the Exchange Offer, the other terms of the Existing Senior Secured Notes and Restructured Senior Secured Notes and the nature of the investment risks borne by United States holders of the Existing Senior Secured Notes and Restructured Senior Secured Notes, both the Existing Senior Secured Notes and Restructured Senior Secured Notes should be treated as securities for United States federal income tax purposes. Accordingly, the exchange of Existing Senior Secured Notes for Restructured Senior Secured Notes should constitute a "recapitalization," you should not recognize any loss on the exchange, and you should recognize gain to the extent you receive Boot (as defined below).

        Even if the exchange is a recapitalization, a holder will be treated as receiving interest in the amount of $3.00 per $1,000 principal amount of Existing Senior Secured Notes (based on the assumptions set forth in "SUMMARY - Description of Restructured Senior Secured Notes") which represents interest on Existing Senior Secured Notes from January 11, 2005 through the end of August 2005. A holder who receives amounts deemed to be interest on the Existing Senior Secured Notes should take such amounts into account as interest in accordance with the holder's usual method of accounting. Generally, amounts attributable to interest which have already been accrued in accordance with such holder's accounting method would not be taxable upon receipt. Holders should consult their own tax advisors as to the taxability of such interest based on their particular circumstances.

        Although not free from doubt, we intend to treat the payment of $75.41 per $1,000 principal amount of Restructured Senior Secured Notes as a payment of principal on the Restructured Senior Secured Notes. Based on the foregoing discussion of the treatment of the transaction as a recapitalization, the payment of $31.42 would be treated as boot ("Boot") to the holders of an Existing Senior Secured Note. Generally, a holder of a Restructured Senior Secured Note would be required to recognize any gain (but not loss) on the exchange of Existing Senior Secured Notes for Restructured Senior Secured Notes to the extent of the Boot received.

        Your tax basis in the Restructured Senior Secured Notes should equal your adjusted tax basis in the Existing Senior Secured Notes, decreased by the amount of Boot and increased by any gain recognized as a result of the receipt of Boot, and further decreased by the amount of the principal payment on the Restructured Senior Notes. Your holding period for the Restructured Senior Secured Notes should include the period that you held your Existing Senior Secured Notes.

        If the Existing Senior Secured Notes or the Restructured Senior Secured Notes were not treated as securities for purposes of Code section 354 and the exchange of Existing Senior Secured Notes for Restructured Senior Secured Notes is a significant modification, then the exchange of Existing Senior Secured Notes for Restructured Senior Secured Notes would be a taxable event. The exchange of a new debt instrument for an existing debt instrument is a "significant modification" if, based on all the facts and circumstances and taking into account all modifications, other than certain specified modifications, the legal rights and obligations under the existing debt instrument are altered in a manner that is "economically significant." Treasury Regulations provide that a change to the maturity date of the notes is not a significant modification if the final payment is made within the lesser of 5 years or a period of time that is 50% of the original term of the Existing Senior Secured Notes. A change in the yield on the notes, which is determined by taking into account any payments made to a holder as consideration for the modification but not any commercially reasonable prepayment penalty, is not a significant modification unless the yield on the Restructured Senior Secured Notes varies from the yield on the Existing Senior Secured Notes by more than the greater of 1/4 of one percent or five percent of the annual yield on the Existing

Senior Secured Notes. A modification that merely adds, deletes or alters customary accounting or financial covenants is not a significant modification.

        The exchange of Existing Senior Secured Notes for Restructured Senior Secured Notes should be treated as a significant modification. Accordingly, if the exchange of Existing Senior Secured Notes for Restructured Senior Secured Notes does not constitute a recapitalization, you would recognize taxable gain or loss equal to the difference between the fair market value of the Restructured Senior Secured Notes plus the amount that would otherwise be Boot and your adjusted tax basis in the Existing Senior Secured Notes. Subject to the applicability of the market discount rules, any gain on the exchange would be capital gain and would be long-term capital gain if you had held the Existing Senior Secured Notes for more than one year. In general, if you acquired the Existing Senior Secured Notes with market discount, any gain realized by you on the exchange would be treated as ordinary income to the extent of the portion of the market discount that accrued while such Existing Senior Secured Notes were held by you, unless you have elected to include market discount in income currently as it accrues. Your tax basis in the Restructured Senior Secured Notes would equal the fair market value of the Restructured Senior Secured Notes you received, and your holding period for the Restructured Senior Secured Notes would begin on the date following the date of the exchange. As described below under "Consequences of Holding New Notes -- Bond Premium, Acquisition Premium and Market Discount," you will be deemed to hold the Existing Senior Secured Notes with market discount if your tax basis in the Existing Senior Secured Notes at the time you acquired the notes (which in most cases would be your purchase price for the notes) was less than the adjusted issue price of the Existing Senior Secured Notes by more than a de minimis amount.

        Fee for Consent to Proposed Amendments. While no stated consent fee is being offered, the Internal Revenue Service might assert that a portion of the consideration you receive in the exchange is a fee for consenting to the proposed amendments. There is no authority directly on point regarding the proper treatment of consent fees. Such a fee likely would be taxable as ordinary income and the computation of gain or loss would be adjusted accordingly. However, we do not believe that any portion of the consideration you receive in the exchange should be treated as a consent fee.


Consequences of Holding New Notes

        Payments of Interest. Amounts paid to you on a Restructured Senior Secured Note, will be includible in your gross income as ordinary interest income in accordance with your usual method of tax accounting to the extent such amounts constitutes "qualified stated interest," as defined below. For this purpose, the Restructured Senior Secured Notes will provide for qualified stated interest at the lowest rate at which interest accrues on the Restructured Senior Secured Notes throughout their term.

        Original Issue Discount. If the issue price of the Restructured Senior Secured Notes is less than their "stated redemption price at maturity" by more than a de minimis amount ( 1/4 of 1 percent of the Restructured Senior Secured Notes' stated redemption price at maturity multiplied by the weighted average maturity), the Restructured Senior Secured Notes will be treated as issued with original issue discount for United States federal income tax purposes.

        The issue price of the Restructured Senior Secured Notes depends on whether a substantial amount of the Restructured Senior Secured Notes or the Existing Senior Secured Notes are treated as "traded on an established market" within the meaning of the applicable Treasury Regulations. If a substantial amount of the Restructured Senior Secured Notes are traded on an established market, the issue price of the Restructured Senior Secured Notes would be their fair market value on the date of the exchange. If the Restructured Senior Secured Notes are not traded on an established market but the Existing Senior Secured Notes are traded on an established market, the issue price of the Restructured Senior Secured Notes would be equal to the fair market value of the Existing Senior Secured Notes for which they are exchanged. If neither the Restructured Senior Secured Notes nor the Existing Senior Secured Notes are traded on an established market, the issue price of the Restructured Senior Secured Notes would be equal to the stated principal amount of the Restructured Senior Secured Notes.

        Notes are traded on an established market if, among other things, at any time during the 60-day period ending thirty (30) days after the issue date:

        o the notes are listed on a national securities exchange, certain designated foreign exchanges or an inter-dealer quotation system sponsored by certain national securities associations,

        o the notes appear on a system of general circulation that provides a reasonable basis to determine fair market value by disseminating recent price quotations of identified brokers, dealers or traders or actual prices of recent sales, or

        o price quotations are readily available from dealers, brokers or traders.

        The stated redemption price at maturity of the Restructured Senior Secured Notes is the sum of all payments due under the Restructured Senior Secured Notes other than payments of "qualified stated interest." The term "qualified stated interest" means stated interest that is unconditionally payable in Cash or in property, other than debt instruments of the issuer, at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

        Based on the foregoing, the Restructured Senior Secured Notes will be issued with original issue discount in an amount equal to the difference between
(a) the sum of the principal amount of the Restructured Senior Secured Note and the sum of all interest payable on the Restructured Senior Secured Notes in excess of the lowest rate with respect to which interest will accrue on the outstanding principal balance of the Restructured Senior Secured Notes throughout the term, and (b) the issue price of the Restructured Senior Secured Notes. In general, you will be required to include original issue discount in gross income under a constant yield method as ordinary income over the term of the Restructured Senior Secured Notes in advance of Cash payments attributable to such income, regardless of whether you are a cash or accrual method taxpayer, and without regard to the timing or amount of any actual payments.

        Bond Premium, Acquisition Premium and Market Discount. If you have a tax basis in a Restructured Senior Secured Note that exceeds the note's stated redemption price at maturity, the Restructured Senior Secured Note has bond premium to the extent of that excess. You generally may elect to amortize the premium using the constant yield to maturity method as a reduction of your interest income from the note. The election to amortize premium on a constant yield to maturity method once made applies to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Premium on a note held by you where such election was not made will decrease the gain or increase the loss otherwise recognized on disposition or retirement of the note.

        If you have a tax basis in a Restructured Senior Secured Note that is more than its issue price but less than its stated redemption price at maturity, you have acquisition premium with respect to such note to the extent of that excess, and you will not include original issue discount on the Restructured Senior Secured Note in income to the extent of the acquisition premium.

        Any United States holder that has a tax basis in a Restructured Senior Secured Note that is less than its issue price will be subject to the market discount rules (unless the amount of excess of the issue price over the basis is less than a specified de minimis amount, in which case market discount is considered to be zero). If a note is purchased with market discount, you may elect (but are not required) to take market discount into income over the remaining life of the note, either on a ratable or economic yield basis. In addition, assuming that the exchange of Existing Senior Secured Notes for Restructured Senior Secured Notes is treated as a recapitalization, you may be required to carry over to the Restructured Senior Secured Note any accrued market discount with respect to the Existing Senior Secured Note to the extent that the accrued market discount was not previously included in income. Because, as discussed above, the issue price of the Restructured Senior Secured Notes is expected to be less than the stated principal amount of the Restructured Senior Secured Notes, you may have all or part of such market discount effectively converted into original issue discount. Any gain recognized on a sale or exchange of a note with market discount is treated as ordinary income to the extent of the market discount accrued to the date of disposition, less any accrued market discount previously reported as ordinary income.

        Sale, Exchange and Retirement of the New Notes Subsequent to the Exchange. The exchange of Restructured Senior Secured Notes for Existing Senior Secured Notes should constitute a recapitalization for U.S.

federal income tax purposes and as such, your tax basis in the Restructured Senior Secured Notes will, in general, be the tax basis of the Existing Senior Secured Notes, as adjusted in connection with the exchange and for the payment of principal on the Restructured Senior Secured Notes, as described above, increased by original issue discount or market discount previously included in income and reduced, but not below zero, by:

        o any amortizable bond premium allowable as a deduction against interest income with respect to the Restructured Senior Secured Note, and

        o any payments you receive on the Restructured Senior Secured Note prior to the sale other than qualified stated interest.

        Upon the sale, exchange, retirement or other disposition of the Restructured Senior Secured Notes, you will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (other than an amount equal to any accrued and unpaid interest which will be treated as a payment of interest for federal income tax purposes) and the adjusted tax basis of the Restructured Senior Secured Notes. Gain or loss realized on the sale, exchange or retirement of the Restructured Senior Secured Notes will generally be treated as United States source gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.


United States Holders of Existing Notes Not Participating in the Exchange Offers

        If you do not participate in the Exchange Offer, or if you participate with respect to less than all of your Existing Senior Secured Notes, you will not be affected with respect to any Existing Senior Secured Notes that you retain unless the proposed amendments are adopted. If the proposed amendments are adopted and you do not participate in the Exchange Offer, you will be affected if the adoption of the amendments results in a "significant modification" of the Existing Senior Secured Notes. In that event, the Existing Senior Secured Notes would be deemed to have been exchanged for Restructured Senior Secured Notes.

        If a significant modification does result, the deemed exchange should qualify as a recapitalization, resulting in no gain or loss to you, but there can be no assurance that the IRS will not take a contrary position. If the exchange constitutes a recapitalization, you generally should not be required to recognize gain or loss but you could be subject to the original issue discount rules and the rules regarding bond premium, and market discount.

        If a significant modification occurs and the resulting deemed exchange is not treated as a recapitalization, you would recognize taxable gain or loss equal to the difference between the fair market value of the notes deemed to have been received in the exchange for the Existing Senior Secured Notes and your adjusted tax basis in the Existing Senior Secured Notes. Subject to the applicability of the market discount rules, any gain on the deemed exchange would be capital gain and would be long-term capital gain if you had held the Existing Senior Secured Notes for more than one year. In general, if you acquired the Existing Senior Secured Notes with market discount, any gain realized by you on the deemed exchange would be treated as ordinary income to the extent of the portion of the market discount that accrued while such Existing Senior Secured Notes were held by you, unless you have elected to include market discount in income currently as it accrues. Your tax basis in the notes deemed to have been received would equal the issue price of such notes, and your holding period would begin on the date following the date of the deemed exchange. As described above under "Consequences of Holding New Notes -- Bond Premium, Acquisition Premium and Market Discount," you will be deemed to hold the Existing Senior Secured Notes with market discount if your tax basis in the Existing Senior Secured Notes at the time you acquired the notes (which in most cases would be your purchase price for the notes) was less than the adjusted issue price of the Existing Senior Secured Notes by more than a de minimis amount.


United States Taxation of Non-United States Holders

        Interest on notes paid to you generally will not be subject to United States income or withholding tax if the interest is not effectively connected with your conduct of a trade or business in the United States. Gain realized on the disposition of Existing Senior Secured Notes or Restructured Senior Secured Notes will generally not be subject to United States federal income tax unless the gain is effectively connected with your conduct of a United States trade or business or you are an individual present in the United States for at least 183 days during the taxable year of disposition and certain other conditions are met.


Backup Withholding and Information Reporting

        The exchange of existing notes by a United States holder pursuant to the Exchange Offer generally will be subject to information reporting requirements. To avoid the imposition of backup withholding, if you are a United States holder, you should complete an IRS Form W-9 which can be obtained at the website of the Internal Revenue Service at www.irs.gov. In addition, you should either:

        o provide your correct taxpayer identification number which, in the case of an individual United States holder, is his or her social security number, and certain other information, or

        o establish a basis for an exemption from backup withholding. Certain holders such as corporations, individual retirement accounts and certain foreign individuals are exempt from these backup withholding and information reporting requirements.

        If the Exchange Agent is not provided with the correct taxpayer identification number or an adequate basis for exemption, a United States holder may be subject to a backup withholding tax on the gross proceeds received in the offers.

        Payments on the Restructured Senior Secured Notes, including original issue discount, and proceeds of sale of the Restructured Senior Secured Notes, also are subject to information reporting requirements, and to backup withholding unless the United States holder is exempt from backup withholding or provides its taxpayer identification number as described above.

        If backup withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is provided to the IRS. The current rate of backup withholding tax is 28%.


Recent Regulations Applicable to Reportable Transactions

        Recently issued Treasury Regulations intended to address potentially tax-motivated transactions require participants in a "reportable transaction" to disclose certain information about the transaction on a disclosure statement in prescribed form attached to its federal income tax return and retain information relating to the transaction. Organizers and sellers of reportable transactions and certain advisors are required to maintain lists identifying the transaction investors and furnish to the IRS upon demand such investor information as well as detailed information regarding the transactions. Whether or not it is in fact tax-motivated, a transaction may be a "reportable transaction" based upon any of several indicia, including:

        o       the existence of confidentiality agreements,

        o       certain indemnity arrangements,

        o       potential for recognizing investment or other losses, or

        o       significant book-tax differences,

one or more of which may be present with respect to or in connection with the exchange. Investors should consult their tax advisors concerning any possible disclosure obligation with respect to their investment and penalties for noncompliance that would apply under current or proposed law, and should be aware that we and other participants in the transaction intend to comply with the disclosure and maintenance requirements under such regulations as they determine apply to them with respect to this transaction.

        YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE OFFERS IN YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF FEDERAL STATE, LOCAL AND FOREIGN TAX LAWS.

                                  LEGAL MATTERS

        The validity of the Restructured Senior Secured Notes will be passed upon for the Company, Funding Corp. and Leaseco by Paul, Hastings, Janofsky and Walker LLP, special counsel to the Company, Leaseco and Funding Corp. Certain matters with respect to certain Project Contracts referred to herein will be passed upon for the Company, Funding Corp. and Leaseco by Posse, Herrera & Ruiz. Certain legal matters relating to matters of Colombian law will be passed upon for the Company and Leaseco by Posse, Herrera & Ruiz.


                             INDEPENDENT ACCOUNTANTS

        The audited financial statements and schedules of Funding Corp., the Company and Leaseco included in this Offering Memorandum and Disclosure Statement have been audited by Deloitte & Touche, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of such firm as experts in giving such reports.